      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998

                                                      REGISTRATION NO. 333-48653
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          REALTRUST ASSET CORPORATION
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                    2855 EAST COTTONWOOD PARKWAY, SUITE 500
                           SALT LAKE CITY, UTAH 84121
             (ADDRESS OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                      JOHN D. FRY, CHIEF EXECUTIVE OFFICER
                          REALTRUST ASSET CORPORATION
                    2855 EAST COTTONWOOD PARKWAY, SUITE 500
                           SALT LAKE CITY, UTAH 84121
                                 (801) 365-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

           CHRISTOPHER A. WILSON, ESQ.                             PETER T. HEALY, ESQ.
        JEFFERS, WILSON, SHAFF & FALK, LLP                        O'MELVENY & MYERS LLP
       18881 VON KARMAN AVENUE, SUITE 1400                          275 BATTERY STREET
             IRVINE, CALIFORNIA 92612                        SAN FRANCISCO, CALIFORNIA 94111
            TELEPHONE: (714) 660-7700                           TELEPHONE : (415) 984-8700
            FACSIMILE: (714) 660-7799                           FACSIMILE: (415) 984-8701

 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------
     TITLE OF EACH CLASS OF       AMOUNT TO BE         PROPOSED MAXIMUM              PROPOSED MAXIMUM              AMOUNT OF
  SECURITIES TO BE REGISTERED     REGISTERED(1)    OFFERING PRICE PER SHARE     AGGREGATE OFFERING PRICE(2)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Units...........................    5,750,000               $16.00                     $ 92,000,000                $27,140.00
Common Stock, par value $.001...    5,750,000                   (3)                              (3)                       (3)
Common Stock Purchase
  Warrants......................    5,750,000                   (3)                              (3)                       (3)
Representative's Warrants.......      172,500               $ 0.01                     $      1,725                $     0.51
Common Stock, par value $.001
  per share, issuable upon
  exercise of Common Stock
  Purchase Warrants(4)..........    5,750,000               $16.00                     $ 92,000,000                $27,140.00
Common Stock, par value $.001
  per share, issuable upon
  exercise of Representative's
  Warrants(4)...................      172,500               $16.00                     $  2,760,000                $   814.20
                                                                                       ------------                ----------
          Total.................                                                       $186,761,725                $55,094.11
=================================================================================================================================


(1) Assumes exercise of an over-allotment option granted to the Underwriters to purchase 750,000 Units.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).
(3) Included in the Units at no additional cost.
(4) This Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of the Common Stock Purchase Warrants and Representative's Warrants. No additional registration fee is included for these shares.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BE COME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 28, 1998


realtrust logo
                                5,000,000 UNITS
                          REALTRUST ASSET CORPORATION
EACH UNIT TO CONSIST OF ONE SHARE OF COMMON STOCK AND ONE STOCK PURCHASE WARRANT

     All of the units (the "Units") offered hereby are being sold by RealTrust Asset Corporation, a newly formed Maryland corporation (the "Company"). Each Unit consists of one share of Company common stock, par value $.001 per share ("Common Stock"), and one warrant to purchase one share of Common Stock (a "Warrant"). The Warrants included with the Units will automatically detach from the Common Stock six months after the closing of this offering (the "Offering"). See "Description of Capital Stock." Each Warrant entitles the holder thereof to purchase one share of Common Stock (a "Warrant Share"), subject to certain anti-dilution adjustments. The Warrants will become exercisable six months after the initial closing of this Offering and will remain exercisable until 5:00 p.m. New York Time on the third anniversary of the date the Warrants first become exercisable, at an exercise price equal to the Price to Public (as set forth below). The Company will elect to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and generally will not be subject to federal taxation on its income to the extent that it distributes its net income to its stockholders and maintains its qualification as a REIT.
                            ------------------------


SEE "RISK FACTORS" COMMENCING ON PAGE 19 FOR MATERIAL RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. THESE RISKS INCLUDE:



- Adoption of the President's 1999 Budget Plan would prohibit a REIT from owning, by vote or value, more than 10% of the stock of a corporation and would require the Company to combine and/or fully divest itself of its interest in CMG Funding Corp., a Delaware corporation and a taxable subsidiary of the Company (the "Taxable Subsidiary"), and to make other significant changes in the Company's operations, which may reduce earnings and distributions.



- The Company has no commitments to purchase specific assets and none of the anticipated net proceeds from the Offering have been allocated to specific investments. Inability to acquire or delays in investing the net proceeds from this Offering will reduce the Company's anticipated income and may have a material adverse effect on its results of operations. The Company will have broad discretion (i) in the allocation of the net proceeds, (ii) in the types and percentages of any type of Mortgage Assets included in its investment portfolio, and (iii) in changing its investment and operating policies and strategies without the consent of the stockholders. Such discretion creates uncertainty for stockholders and could adversely affect results of operations.



- The Company intends to acquire most of its Subprime Mortgage Loans from the Taxable Subsidiary. There can be no assurance that the Taxable Subsidiary will originate and sell to the Company a sufficient quantity of Subprime Mortgage Loans, which may require the Company to acquire Subprime Mortgage Loans from third parties at a higher cost, thereby adversely affecting results of operations.

                                                        (continued on next page)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

====================================================================================================================
                                  PRICE TO PUBLIC           UNDERWRITING DISCOUNT(1)       PROCEEDS TO COMPANY(2)
--------------------------------------------------------------------------------------------------------------------
Per Unit..................               $                             $                             $
--------------------------------------------------------------------------------------------------------------------
Total(3)..................               $                             $                             $
====================================================================================================================

(1) Excludes value of the Warrants to be issued to Stifel, Nicolaus & Company, Incorporated (the "Representative"), to purchase 150,000 shares of Common Stock (172,500 shares of Common Stock if the Underwriters' over-allotment option is exercised) at an exercise price equal to the Price to Public (the "Representative's Warrants"). The Company and certain of its affiliates have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated to be $1,100,000.

(3) The Company has granted the Underwriters an option exercisable within 30 days after the date of this Prospectus to purchase up to 750,000 additional Units on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional Units are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."
                            ------------------------

     The Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of certificates for the Securities will be made
through The Depository Trust Company, on or about                     , 1998.

                           STIFEL, NICOLAUS & COMPANY

                                  INCORPORATED

                , 1998

(continued from previous page)


- The Taxable Subsidiary was organized in April, 1996 and has experienced losses of $1,774,311 and $1,305,866 for fiscal years ended December 31, 1997 and 1996, respectively, and had an accumulated deficit of $1,494,072 as of December 31, 1997. The Company's management of an investment portfolio is a change from the historical operations of the Taxable Subsidiary. The Company will not control the operations of the Taxable Subsidiary. Management of the Company has no experience in managing a REIT, which could adversely affect the Company's results of operations.



- Conflicts of interest arising from the relationships between the Company and each of ContiFinancial Corporation and the Founders may result in decisions regarding the Company and its operations, which may not be in the best interest of the other stockholders or the Company as a whole. The Taxable Subsidiary has agreed to sell 75% of its fixed rate Subprime Mortgage Loans to ContiFinancial Corporation at prices established by ContiFinancial Corporation (or pay a 40 basis point penalty on the principal shortfall). The Company has appointed ContiFinancial Corporation as exclusive placement agent for structured debt offerings at fees which may exceed those offered by third parties. Of the net proceeds of the Offering, $2.0 million will be used to repay the Taxable Subsidiary's working capital debt to ContiFinancial Corporation and $2.2 million will be paid to redeem the Company's preferred stock held by ContiFinancial Corporation.



- The Founders and ContiFinancial Corporation own in the aggregate 20.6% of the Common Stock of the Company outstanding immediately after the closing of the Offering and could exert significant influence over the Company. The Founders will own approximately 68% of the voting stock of the Taxable Subsidiary and will control its operations. Investors in the Offering will not acquire an interest in any entity that controls the Taxable Subsidiary.


- The Company intends to invest in Subprime Mortgage Loans, which are generally subject to higher delinquency and loss rates than Prime Mortgage Loans and no assurance can be given that the Company's underwriting criteria or methods will adequately protect the Company.

- Subprime Mortgage Loans are subject to prepayment risks even during periods of stable or rising interest rates in that Subprime Mortgage Loan borrowers may be able to improve their credit ratings and refinance their Mortgage Loans to benefit from reduced interest rate costs.

- The Company will face substantial competition for Subprime Mortgage Loans, which may adversely affect future performance and results of operations.

- The Company may invest in Mortgage Loans with high loan-to-value ratios and subordinated Mortgage Securities, which are subject to greater loss and credit risks than senior or more adequately collateralized Mortgage Loans.

- The Company intends to invest in Mortgage Securities, which may include interest-only and principal-only Mortgage Securities and non-investment grade Mortgage Securities, which may be subject to a greater risk of loss than investments in senior, investment-grade securities.

- Sudden and significant increases in interest rates may adversely affect the Company's cost of short-term borrowings used to finance the purchase of long-term Mortgage Assets, and may thereby substantially reduce the Company's income or result in losses from operations.

- Declining interest rates may increase prepayment rates and reduce net interest income.

- The Company intends to use hedging strategies, including interest rate swaps and interest rate collars, caps or floors, which have significant transaction costs (and therefore will reduce the Company's overall returns on its investments) and may not be effective in mitigating interest rate and prepayment risks. The Company has no specific hedging policies and generally will have broad discretion in the types of hedging transactions it utilizes.

- The Company intends to borrow against a substantial portion of the market value of its assets (up to approximately 92%) and to maintain a ratio of equity to total assets of approximately 8% to 15%; such leverage is likely to increase the volatility of income and asset value and may result in losses. The Company's governing instruments do not restrict management's ability to leverage the Company's assets.

- Mortgage Loan prepayments may reduce the average lives of certain Mortgage Assets and thereby reduce the Company's operating income.

- Defaults on Mortgage Loans held by the Company may reduce earnings and distributions or result in losses.


- Purchasers of the Units will be subject to immediate and substantial dilution of $4.20 per share prior to exercise of the Warrants and Representative's Warrants or $2.31 per share assuming exercise of the Warrants and Representative's Warrants and may be subject to further and substantial dilution resulting from additional equity offerings in the future.


- Failure to maintain REIT status will subject the Company to corporate-level tax and thereby reduce or eliminate earnings and the amount of cash available for distributions to shareholders.

     See "Underwriting." For purposes of this Prospectus, the Units, the Common Stock, the Warrants and the Warrant Shares are referred to collectively as the "Securities" unless the context indicates otherwise.

     Prior to the closing of the Offering, there has been no public market for the Securities. It is currently estimated that the Price to Public for the Units will be between $14.00 and $16.00 per Unit. See "Underwriting" for information relating to the factors considered in determining the Price to Public. The Company intends to apply for quotation of the Units on the American Stock Exchange under the symbol "RAC.U" The Company intends to apply for quotation of the Common Stock and Warrants on the American Stock Exchange effective on the date the Warrants automatically detach from the Common Stock under the symbols "RAC" and "RAC.WS," respectively. There can be no guarantee that a public market for the Securities will develop or be sustained.

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE UNITS. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS AND PURCHASES IN THE OPEN MARKET, OVER-ALLOTMENTS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY...............................     1
  The Company....................................     1
  Summary Risk Factors...........................     2
  Competitive Advantages.........................     7
  Management.....................................     8
  Business Strategies............................     8
    Marketing and Production Strategy............     8
    Underwriting and Quality Control.............    10
    Loan Sales...................................    10
    Mortgage Investment Portfolio................    10
    Structured Debt Instruments..................    12
    Capital Allocation Guidelines................    12
    Servicing Activities.........................    12
  Structure and Formation Transactions...........    13
    Structure of the Company.....................    13
    Formation Transactions and Post-Closing
      Transactions...............................    13
  Dividend Policy and Distributions..............    16
  The Offering...................................    16
  Conflicts of Interest and Related Party
    Transactions.................................    17
    ContiFinancial Corporation...................    17
    Capstone Investments, Inc. ..................    18
    Control of Taxable Subsidiary................    18
    Formation Transactions.......................    18
    Employment Agreements........................    18

RISK FACTORS.....................................    19
  General........................................    19
  President's 1999 Budget Plan, If Enacted, Would
    Adversely Affect Results of Operations.......    19
  Operation of a New Enterprise Involves
    Uncertainty..................................    20
    Inability to Acquire or Delays in Acquiring
      Mortgage Assets Will Reduce Income to the
      Company....................................    20
    The Taxable Subsidiary May Not Provide
      Sufficient Subprime Mortgage Loans to the
      Company Which May Adversely Affect Results
      of Operations..............................    20
    Limited Operating History of the Company
      Creates Uncertainty About Future Results...    21
    The Management of an Investment Portfolio of
      Mortgage Assets is a Change in
      Operations.................................    21
    Lack of Experience Managing a REIT May
      Adversely Affect Operating Results.........    21
    Loss of Any Key Personnel May Adversely
      Affect Operations..........................    21
    Future Revisions in Investment and Operating
      Policies and Strategies by Board of
      Directors Creates Uncertainty..............    21
    Failure to Raise Additional Capital May
      Adversely Affect Future Growth and Results
      of Operations..............................    22
  Conflicts of Interest May Result in Decisions
    That Do Not Fully Reflect the Stockholders'
    Best Interest................................    22
    Conflicts of Interest With and Dependence
      Upon ContiFinancial Corporation May Not be
      in the Stockholders' Best Interest.........    22
    A Portion of the Net Proceeds From This
      Offering Will Be Used to Retire Debt to and
      Redeem Stock of ContiFinancial
      Corporation................................    23
    Investors Will Have No Voting Control of the
      Taxable Subsidiary.........................    23
    The Founders and ContiFinancial Corporation
      May Exert Influence Over the Company.......    23
  Investments in Subprime Mortgage Loans Involve
    Greater Risk of Loss.........................    23
    Higher Delinquency and Loss Rates on Subprime
      Mortgage Loans May Result in Losses........    23
    Subprime Mortgage Loans May Experience High
      Prepayment Rates Which Reduces Income From
      Operations.................................    24
    Competition in the Subprime Mortgage Lending
      Market May Have a Material Adverse Effect
      on Results of Operations...................    24
  Investments in High LTV Mortgage Loans and
    Subordinated Mortgage Securities Involve
    Greater Risks of Loss........................    25
    Defaults on High Loan-to-Value Mortgage Loans
      May Result in Losses.......................    25
    Subordinated Classes of Mortgage Securities
      Are Subject to Greater Credit Risks Than
      Senior Classes.............................    25
  Interest Rate Fluctuations May Adversely Affect
    Operations and Net Interest Income...........    26
    Interest Rate Mismatches Between Mortgage
      Assets and Borrowings May Result in Reduced
      Income or Losses...........................    26
    Interest Rate Increases May Reduce Mortgage
      Loan Originations and Income...............    27
    Declining Interest Rates May Increase
      Prepayment Rates and Reduce Net Interest
      Income.....................................    27
    Hedging Transactions Limit Gains and May
      Increase Exposure to Losses................    27
    Interest-Only and Principal-Only Mortgage
      Securities Are Subject to Substantial
      Interest Rate and Prepayment Risks Which
      May Adversely Affect Results of
      Operations.................................    28
    The Company Has No Specific Hedging Policies
      and Failure to Appropriately Hedge May
      Adversely Affect Results of Operations.....    28
    Counterparty and Unenforceability Risk in
      Hedging Transactions May Result in
      Losses.....................................    28
    Basis Risk in Hedging Transactions May Result
      in Losses..................................    29
  Borrowing to Finance Investment Portfolio May
    Adversely Affect Results of Operations.......    29
    Leverage Increases Exposure to Loss..........    29
    Inability to Implement Leveraging Strategy
      May Reduce Income or Result in Losses......    30
    Inability to Renew or Replace Maturing
      Borrowings May Result in Losses............    30
    Decline in Market Value of Mortgage Asset May
      Limit the Company's Ability to Borrow or
      Result in Losses...........................    30
    Contingent and Residual Risks in Structured
      Debt Financings May Adversely Affect
      Results of Operations......................    31
    Unavailability of Structured Debt Financing
      May Adversely Affect Results of
      Operations.................................    31
    The Company Depends Upon Several Lenders to
      Finance Operations.........................    31
    Lender Bankruptcy May Result in Losses.......    32
  Risks Relating to Mortgage Lending
    Operations...................................    32
    Default on Mortgage Loans May Result in
      Losses.....................................    32
    Competition for Mortgage Loans From
      Independent Mortgage Brokers and
      Correspondents May Adversely Affect Results
      of Operations..............................    33


                                       (i)

    Commitments to Purchase Mortgage Assets
      Exposes the Company to Interest Rate
      Risk.......................................    33
    Payments to Brokers in Violation of RESPA May
      Result in Adverse Claims...................    33
    Lack of Geographic Diversification Exposes
      the Company to Greater Default Risk........    33
    Inadequate or Ineffective Servicing May
      Increase Delinquency and Default Rates.....    34
    Inability to Sell Mortgage Loans May
      Adversely Affect Results of Operations.....    34
    Legislation and Regulation May Subject the
      Company to Costs of Compliance and Adverse
      Claims For Noncompliance...................    34
    Mortgage Loans Secured By Properties With
      Environmental Problems May Result in
      Liability and Losses.......................    35
    Changes in Economic Conditions May Adversely
      Affect Results of Operations...............    36
  Factors Beyond Control of the Company May
    Affect Performance of the Investment
    Portfolio....................................    36
  Investors Will Incur Immediate and Substantial
    Economic Dilution............................    36
  Future Debt and Equity Offering May Dilute
    Investors....................................    37
  Failure to Develop a Trading Market May Result
    in Depressed Common Stock Price..............    37
  Failure to Maintain REIT Status Would Have
    Adverse Tax Consequences.....................    37
  Failure to Qualify for Exemption From
    Investment Company Act May Adversely Affect
    the Company..................................    38
  Issuances of Preferred Stock May Adversely
    Affect the Value of Common Stock.............    38
  Restrictions on Ownership of Capital Stock
    Could Discourage a Change of Control.........    38

THE COMPANY......................................    40

USE OF PROCEEDS..................................    40

DIVIDEND POLICY AND DISTRIBUTIONS................    41

DIVIDEND REINVESTMENT PLAN.......................    42

DILUTION.........................................    43

CAPITALIZATION...................................    44
REALTRUST ASSET CORPORATION
  PRO FORMA FINANCIAL DATA.......................    44
REALTRUST ASSET CORPORATION
  PRO FORMA BALANCE SHEET (unaudited)............    45
REALTRUST ASSET CORPORATION
  PRO FORMA STATEMENT OF OPERATIONS
  (unaudited)....................................    46

SELECTED FINANCIAL DATA OF REALTRUST ASSET
  CORPORATION AND CMG FUNDING CORP...............    47

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS............    48
  Overview.......................................    48
  Certain Accounting Policies and Procedures.....    48
  Results of Operations..........................    49
  Liquidity and Capital Resources................    50
  Inflation......................................    51
  Year 2000 Compliance...........................    51

BUSINESS.........................................    53
  General........................................    53
  Competitive Advantages.........................    54
  Overview of Subprime Mortgage Market...........    56
  Industry Developments..........................    57
  Mortgage Lending Business......................    58
  Marketing and Production Strategy..............    59
  Underwriting and Quality Control Strategies....    65
  Financing Loans Held for Sale and Investment
    Prior to Structured Debt Financing...........    69
  Information Management Systems.................    71
  Mortgage Investment Portfolio..................    72
  Retained Interests in Structured Debt
    Instruments..................................    73
  Capital and Liquidity Management...............    74
  Capital Allocation Guidelines..................    75
  Servicing Activities...........................    76
  Interest Rate Risk Management..................    78
  Credit Risk Management.........................    80
  Mortgage Loan Prepayments......................    81
  Future Changes in Operating, Investment and
    Accounting Policies..........................    82

MANAGEMENT.......................................    84
  Directors and Executive Officers...............    84
  Key Employees..................................    85
  Terms of Directors and Officers................    86
  Committees of the Board........................    87
  Compensation of Directors......................    87
  Compensation Committee Interlocks..............    87
  Executive Compensation.........................    87
  Stock Option Grants............................    93
  Individual Grants..............................    93

STRUCTURE AND FORMATION TRANSACTIONS.............    94
  Structure of the Company.......................    94
  RealTrust Asset Corporation....................    94
  The Taxable Subsidiary.........................    95
  Formation Transactions and Post-Closing
    Transactions.................................    95

CONFLICTS OF INTEREST AND RELATED PARTY
  TRANSACTIONS...................................    96
  ContiFinancial Corporation.....................    96
  Capstone Investments, Inc......................    98
  Control of Taxable Subsidiary..................    98
  Formation Transactions.........................    98
  Employment Agreements..........................    98

PRINCIPAL STOCKHOLDERS...........................    99

DESCRIPTION OF CAPITAL STOCK.....................   100
  General........................................   100
  Historical Capital Structure...................   100
  Common Stock...................................   100
  Preferred Stock................................   100
  Warrants and Options...........................   101
  Repurchase of Shares and Restriction on
    Transfer.....................................   104
  Limitation of Liability and Indemnification....   106
  Control Share Acquisitions.....................   107
  Business Acquisitions Statutes.................   108
  Transfer Agent and Registrar...................   108

SHARES ELIGIBLE FOR FUTURE SALE..................   109


                                      (ii)

  General........................................   109
  Registration Rights............................   109

FEDERAL INCOME TAX CONSIDERATIONS................   111
  General........................................   111
  Opinion of Counsel.............................   111
  Qualification as a REIT........................   112
  Taxation of the Company........................   115
  Taxation of Taxable Subsidiary.................   115
  Termination or Revocation of REIT Status.......   116
  Taxation of the Company's Stockholders.........   116
  Taxation of Tax-Exempt Entities................   117
  Foreign Investors..............................   118
  Recordkeeping Requirement......................   118
  Backup Withholding.............................   118
  Recent Legislative Proposals...................   119
  State and Local Taxes..........................   119
  ERISA Considerations...........................   119

UNDERWRITING.....................................   120

LEGAL MATTERS....................................   121

EXPERTS..........................................   122

ADDITIONAL INFORMATION...........................   122

GLOSSARY.........................................   123

TABLE OF CONTENTS TO FINANCIAL STATEMENTS........   F-1


                                      (iii)

                               PROSPECTUS SUMMARY


     The summary information below should be read in conjunction with, and is qualified in its entirety by, the detailed information appearing elsewhere in this Prospectus. Capitalized terms used herein shall have the definitive meanings assigned to them in the text below and in the Glossary beginning at page 121.


                                  THE COMPANY


     RealTrust Asset Corporation, a Maryland corporation formed on April 1, 1998 ("RealTrust" or the "Company"), is a specialty finance company engaged in the business of originating, purchasing, selling and servicing mortgage loans secured (i) primarily by first mortgages on single-family residences ("First Lien Mortgage Loans") and (ii) to a much lesser extent by second lien Mortgage Loans ("Second Lien Mortgage Loans"; collectively with First Lien Mortgage Loans, "Mortgage Loans"). RealTrust will own and manage a portfolio composed primarily of First Lien Mortgage Loans that do not conform to one or more of the underwriting criteria of Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA"). Such Mortgage Loans are referred to as "Subprime Mortgage Loans." RealTrust expects to acquire Subprime Mortgage Loans primarily from CMG Funding Corp., a Delaware corporation and RealTrust's taxable subsidiary (the "Taxable Subsidiary"). The Company has entered into a Mortgage Loan Purchase Agreement (the "Purchase Agreement") with the Taxable Subsidiary pursuant to which the Company has the right of first refusal on all Mortgage Loans originated and acquired by the Taxable Subsidiary (except the 75% of fixed-rate Subprime Mortgage Loans required to be sold to ContiFinancial Corporation).


     RealTrust intends to build a portfolio of primarily Subprime Mortgage Loans and securities backed by Mortgage Loans ("Mortgage Securities"; together with Mortgage Loans, "Mortgage Assets") financed with structured debt instruments and reverse repurchase agreements. The portfolio is expected to generate net interest income, which, upon election to be taxed as a real estate investment trust ("REIT"), will not be taxed at the corporate level. RealTrust is now and intends to remain self-advised and self-managed.


     The Taxable Subsidiary has operated a mortgage lending business since April, 1996 and currently originates Mortgage Loans through 14 wholesale and two retail branch offices. The Taxable Subsidiary's mortgage lending operations originate and purchase fixed and adjustable-rate Subprime Mortgage Loans, as well as Mortgage Loans that conform to FHLMC or FNMA underwriting criteria ("Prime Mortgage Loans"). In addition, the Taxable Subsidiary has built a correspondent lending operation that began purchasing Subprime Mortgage Loans in the fourth quarter of 1997. Pursuant to the Purchase Agreement, the Company intends to purchase adjustable-rate Subprime Mortgage Loans originated or acquired by the Taxable Subsidiary, as well as fixed-rate Subprime Mortgage Loans not sold to ContiFinancial Corporation. However, the Company does not intend to purchase Prime Mortgage Loans from the Taxable Subsidiary.



     The Taxable Subsidiary will sell its Prime Mortgage Loans and selected Subprime Mortgage Loans to generate current income and cash flow to partially fund the Company's mortgage lending operations. See "Business -- Industry Developments." For the fiscal quarter ended March 31, 1998, the Taxable Subsidiary had originated or purchased $60.5 million of Subprime Mortgage Loans, including $2.8 million of Subprime Mortgage Loans purchased through its correspondent operations, and originated $91.6 million of Prime Mortgage Loans. RealTrust owns 100% of the preferred stock (representing 95% of the economic interest) of the Taxable Subsidiary but does not control its operations. The Founders own approximately 68% of the voting common stock of the Taxable Subsidiary and, therefore, control its operations. See "Structure and Formation Transactions."



     To date, the Taxable Subsidiary has sold all of its Subprime Mortgage Loan production in whole loan sales for cash. From September 1, 1996 to March 31, 1998, the Taxable Subsidiary sold approximately $150.5 million of Subprime Mortgage Loans, or approximately 54% of all Subprime Mortgage Loan sales during such period, to ContiFinancial Corporation (with its affiliates ContiMortgage Corporation, ContiTrade Services L.L.C., and ContiFinancial Services Corporation, "ContiFinancial Corporation"). Subsequent to the closing of the Offering, the Company, a newly-established entity, will commence building a portfolio of Subprime Mortgage Loans and financed with structured debt. See "Business -- Industry Developments" and

"Risk Factors -- Operation of a New Enterprise Involves Uncertainty." The Taxable Subsidiary will continue to sell certain Mortgage Loans for cash gains, primarily to the Company, but also to third party investors, including the sale of 75% of its fixed-rate Subprime Mortgage Loans to ContiFinancial Corporation. See "Conflicts of Interest and Related Party Transactions."


     RealTrust will elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), beginning with the tax year ending December 31, 1998. Upon such election, RealTrust will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. The Taxable Subsidiary has been and will continue to be taxed as a "C" corporation and, therefore, was subject to tax on any earnings.


     The Company's principal business objectives are to increase earnings per share, to increase cash available for distribution to stockholders and to enhance stockholder value. The Company intends to accomplish these goals primarily by capitalizing on the yields available from investing in Subprime Mortgage Loans compared to Prime Mortgage Loans, and managing the risks of such investments. The Company will derive income from two principal business activities, as follows:



          (i) the management of an investment portfolio of Mortgage Assets which will generate net interest income based upon the difference between the interest earned on its Mortgage Assets and the interest paid on its borrowings used to acquire the Mortgage Assets; and


          (ii) the operation of the Taxable Subsidiary's mortgage origination business, which will generate income from its mortgage lending activities and will supply adjustable-rate Subprime Mortgage Loans for long-term investment through the proposed REIT structure which avoids Federal income tax at the corporate level.


     RealTrust will conduct the investment portfolio operations. Specifically, RealTrust will determine which Mortgage Loans will be held for long-term investment, will establish underwriting guidelines for the Mortgage Loans, will arrange financing for the investment portfolio (including the issuance of structured debt offerings), will administer the capital allocation guidelines and other risk management policies, and will supervise the servicing operations of third-party servicers.



     The Taxable Subsidiary will conduct the mortgage lending operations. The Taxable Subsidiary will establish and maintain the wholesale, retail and correspondent channels of production, will perform all underwriting and quality control processes, will sell all Mortgage Loans that RealTrust does not desire to hold for long-term investment (either through whole loan sales or securitizations) and will maintain all necessary state mortgage lending licenses.



                              SUMMARY RISK FACTORS



     Each prospective purchaser of the Units offered hereby should review the "Risk Factors" beginning on page 18 for a discussion of material risk factors that should be considered before acquiring the Units, including the following:


     - President's 1999 Budget Plan, if Enacted, Would Adversely Affect Results of Operations. Provisions of the President's 1999 Budget Plan would prohibit REITs from owning, by vote or value, more than 10% of the stock of any corporation. If enacted, the 1999 Budget Plan would cause the Company to either combine and/or divest itself of the Taxable Subsidiary and its mortgage lending operations and impair the Company's ability to qualify as a REIT for the fiscal year ending December 31, 1998, subjecting the Company to federal taxation on its income, and thereby reducing or eliminating earnings and cash available for distributions, and may otherwise adversely affect the Company's operations.

     - Inability to Acquire or Delays in Acquiring Mortgage Assets Will Reduce Income to the Company. The Company has not entered into any commitment to purchase Mortgage Assets. There can be no assurance that a sufficient quantity or quality of Mortgage Assets will be provided by the Taxable Subsidiary or otherwise available at all to the Company. The Company's results of operations also may be adversely affected during the period in which it is initially implementing its investment, leveraging and hedging strategies, at which time the Company will likely invest in short-term Mortgage Assets which generally provide a lower rate of return than long-term investments. The Company's inability to acquire quality long-term Mortgage Assets in a sufficient quantity will reduce the Company's income and may adversely affect its results of operations. In addition, management will have broad discretion in the allocation of the net proceeds of this Offering and in the type and percentages of Mortgage Assets included in its investment portfolio. Such discretion further creates uncertainty for stockholders and could result in losses to the Company.


     - The Taxable Subsidiary May Not Provide Sufficient Subprime Mortgage Loans to RealTrust Which May Adversely Affect Results of Operations. The Company intends to acquire most of its Subprime Mortgage Loan Portfolio from the Taxable Subsidiary. If the Taxable Subsidiary is unable to supply a sufficient quantity of Subprime Mortgage Loans, whether as a result of its commitment to sell 75% of its fixed-rate Subprime Mortgage Loans to ContiFinancial Corporation or otherwise, the Company would be forced to acquire Subprime Mortgage Loans from third parties. Such Mortgage Loans may not be available or may be available only at higher costs, adversely affecting the Company's results of operations.


     - Limited Operating History of the Company Creates Uncertainty About Future Results. RealTrust was organized on April 1, 1998 and the Taxable Subsidiary began its operations in April, 1996; as such, the Company has not developed an extensive earnings history. Since its inception, the Taxable Subsidiary has experienced net losses of $1,774,311 and $1,305,866 for the fiscal years ended December 31, 1997 and 1996, respectively, and had an accumulated deficit of $1,494,072 as of December 31, 1997. Accordingly, there is substantial uncertainty regarding the Company's future performance and results of operations.


     - The Management of an Investment Portfolio of Mortgage Assets is a Change in Operations. The Company's plans to invest in and manage a portfolio of Mortgage Assets represent a substantial departure from the Taxable Subsidiary's historic operations and the development of an entirely new business enterprise. The management of an investment portfolio requires the Company's involvement in activities in which the Company has not previously engaged, namely financing with structured debt information, hedging activities and the investment in Mortgage Securities. The Company's management may not have the experience in these particular activities necessary to successfully develop or manage such new and expanded business enterprise.


     - Lack of Relevant Experience Managing a REIT May Adversely Affect Operating Results. The Company's management has had no prior experience in managing a REIT. The Company's results of operation and earnings will be adversely affected if the Company is unable to manage a REIT successfully in the manner described in this Prospectus or otherwise.


     - Loss of Any Key Personnel May Adversely Affect Operations. The Company's operations depend in significant part upon the skills and experience of Messrs. John D. Fry, Terry L. Mott, John P. McMurray and Steven K. Passey. The loss of any such persons could have a material adverse effect on the Company's business. The Company's employment agreements with each of Messrs. John D. Fry, Terry L. Mott, John P. McMurray and Steven K. Passey, and the non-competition provisions thereof, are unlikely to be enforceable by the Company against the employees since state law and public policy generally prohibit forced employment and severely restrict the scope of non-competition provisions. As a result, there can be no assurance that such employees will remain with the Company and that they will not compete after termination.


     - Future Revisions in Investment and Operating Policies and Strategies by Board of Directors Creates Uncertainty. The Board of Directors has established, but generally can waive and modify, the investment and operating policies and strategies of the Company. These policies and strategies do not limit the amount of capital which may be invested in any one type of Mortgage Asset. These changes may have a material adverse effect on the Company's business, results of operations and financial condition.

     - Conflicts of Interest May Result in Decisions That Do Not Fully Reflect the Stockholders' Best Interest. The Company is subject to various potential conflicts of interest arising from its relationship with ContiFinancial Corporation and the Founders. ContiFinancial Corporation may be in a position to exercise significant influence over the Company's operations in that it will beneficially own a substantial portion of the Company's Common Stock (6.9% after this Offering) and because of the Company's dependence on ContiFinancial Corporation for many financial and financial advisory services. The Company has appointed ContiFinancial Corporation as its exclusive placement agent for structured debt offerings at a fee which may be higher than those available from third parties. The Company is unable to quantify, with any degree of reasonable accuracy, the amount of fees which would be paid to ContiFinancial Corporation. Such fees depend on market conditions which cannot be predicted at this time. Further, such fees could be misleading if not placed in the context of the Company's earnings and distributions, which the Company is unable to reasonably calculate at this time. In addition, the Taxable Subsidiary has agreed to sell to ContiFinancial Corporation 75% of its fixed-rate Subprime Mortgage Loan production at prices established by ContiFinancial Corporation (or pay a 40 basis point penalty on the principal shortfall). In addition, $2.0 million of the proceeds from the Offering will be used to retire the Taxable Subsidiary's outstanding balance on a working capital line and $2.2 million of the proceeds will be used to redeem shares of preferred stock held by ContiFinancial Corporation. The Founders and ContiFinancial Corporation also control 100% of the voting stock of the Taxable Subsidiary. Investors in the Offering will not acquire an interest in any entity that controls the Taxable Subsidiary. The Founders and ContiFinancial Corporation will also own approximately 20.6% of the Common Stock of the Company outstanding after the closing of the Offering and can collectively exert substantial influence on its operations. These relationships may create potential conflicts of interest which may result in decisions that do not fully reflect the best interest of the stockholders or the Company as a whole and may materially reduce the Company's earnings and distributions.


     - Higher Delinquency and Loss Rates on Subprime Mortgage Loans May Result in Losses. Subprime Mortgage Loans are made to borrowers who do not qualify for Prime Mortgage Loans, generally as a result of past derogatory credit items. Thus, Subprime Mortgage Loans may result in increased delinquency rates and/or credit losses which could have an adverse effect on the Company's business and results of operations.

     - Subprime Mortgage Loans May Experience High Prepayment Rates Which Reduces Income From Operations. Prepayment rates on Subprime Mortgage Loans may increase even in periods of stable or rising interest rates since subprime borrowers may be able to improve their credit ratings and refinance the Mortgage Loan to reduce their interest rate. Rapid prepayments could reduce the Company's income from operations.


     - Competition in the Subprime Mortgage Lending Market May Have a Material Adverse Effect on Results of Operations. The market for Subprime Mortgage Loans is highly competitive and dynamic. The Company faces competition from numerous institutions, including other mortgage REITs such as NovaStar Financial, Inc. and Hanover Capital Mortgage Holdings, Inc. As the Company expands into particular geographic markets, it will face increasing competition from larger lenders with substantially easier access to capital and other resources than the Company. Continued and increasing competition from new entrants into the market and the changing competitive environment may have a material adverse effect on the Company's financial condition and its future results of operation.


     - Investments in High LTV Mortgage Loans and Subordinated Mortgage Securities Involve Greater Risks of Loss. The Company's current underwriting guidelines allow for the acquisition of Mortgage Loans with up to a 90% loan-to-value ratio ("LTV"), which creates a substantial risk that the Company will not be able to recover full amounts due on its Mortgage Loans in the event the borrower defaults and the Company forecloses and sells the underlying collateral. The Company's planned investments in other subordinated classes of debt are subject to similar risks of loss upon default, which could have a material adverse effect on the Company's business and results of operations.

     - Interest Rate Mismatches Between Mortgage Assets and Borrowings May Result in Reduced Income or Losses. Sudden and significant increases in interest rates may increase the cost of the Company's short-term borrowings more rapidly than the earnings on its long-term Mortgage Assets, and thereby may substantially reduce income from operations and adversely affect the Company's business and its results of operations. In addition, such interest rate increases may also reduce Mortgage Loan originations.

     - Declining Interest Rates May Increase Prepayment Rates and Reduce Net Interest Income. In the event that prepayments on the Company's Mortgage Assets exceed expectations, the Company may (i) lose the opportunity to receive interest at the fully indexed rate, (ii) need to write-off capitalized premium amounts and (iii) be unable to acquire new or replacement Mortgage Assets with similar yields.

     - Hedging Transactions Limit Gains and May Increase Exposure to Losses; Company Has No Specific Hedging Policies. The Company intends to purchase interest rate caps, swaps and other financial instruments such as interest-only Mortgage Securities ("IOs") and principal-only Mortgage Securities ("POs") to mitigate the risk of interest rate fluctuations. Hedging transactions involve costs which costs increase as the period covered by the hedge increases and which increase in periods of rising or volatile interest rates. The Company does not have specific hedging policies and no hedging policy can entirely eliminate interest rate risk. Failure to inappropriately hedge may affect the Company's results of operations. The value of IOs and POs are highly sensitive to fluctuations in prepayment and interest rates, which may adversely affect the Company's results of operations.

     - Counterparty, Unenforceability and Basis Risks in Hedging Transactions May Result in Losses. The Company bears the risk that the counterparty in any hedging transaction will be unable to perform its obligations. Such risk could arise from insufficient documentation, insufficient capacity or authority of the counterparty or from the bankruptcy or insolvency of the counterparty. In addition, the Company will be subject to exposure to differences in price performance between the Company's Mortgage Assets and the hedges. Such risks may result in losses on hedging transactions.

     - Leverage Increases Exposure to Loss. The Company expects to borrow against a substantial portion of the market value of its assets (up to approximately 92%, depending upon the nature of the underlying Mortgage Asset). The Company expects to maintain a ratio of equity to total assets of approximately 10% to 15%. Such ratio may change depending upon market conditions. The Company does not have any limits on the amount of indebtedness. Leverage increases the volatility of income and asset value. Failure to implement the Company's leveraging strategy may result in losses if the return on its Mortgage Assets is less than its borrowing cost and result in reduced profits if the optimal degree of leverage is not achieved.

     -  Inability to Renew or Replace Maturing Borrowings May Result in
        Losses. The Company relies on short-term borrowings to fund acquisitions of long-term Mortgage Assets. Any failure to obtain or renew adequate funding on favorable terms could have a material adverse effect on the Company's operations. In such event, the Company could be required to sell Mortgage Assets under adverse market conditions and incur losses as a result.

     - Defaults on Mortgage Loans May Result in Losses. In the event of a default on any Mortgage Loan held by the Company, the Company will bear the risk of loss of principal and the Mortgage Loan will cease to be eligible collateral for borrowings. To the extent any property collateralizing Mortgage Loans is contaminated by hazardous substances, the Company may bear the costs of cleanup which could result in losses.


     - Lack of Geographic Diversification Exposes the Company to Greater Default Risk. The Mortgage Loans originated by the Taxable Subsidiary in the first quarter of 1998 were predominantly concentrated in the following states: Florida (32.92%), Utah (17.80%), California (14.04%), Georgia (9.43%) and Arizona (5.16%). Lack of geographic diversification may subject the Company to a greater default risk in the event of adverse economic, political, business developments and material hazards.


     - Inadequate or Ineffective Servicing May Increase Delinquency and Default Rates. The Company will initially contract for servicing of its Mortgage Loans by third-party servicers. The Company is subject to risks associated with insufficient or untimely services which may result in increased delinquency and default rates. The Company has entered into a servicing agreement with Advanta which requires the payment of termination fees of $100 per Mortgage Loan serviced by Advanta at the time of termination. As the Company expects to assume responsibility for the servicing of the Mortgage Loans, the corresponding termination fee may increase costs and reduce the Company's net income from operations, if any.



     - Legislation and Regulation May Subject the Company to Costs of Compliance and Claims for Noncompliance. The mortgage lending operations of the Taxable Subsidiary are subject to extensive state and federal laws, regulations, supervision and licensing. The Taxable Subsidiary incurs costs to comply with such laws and regulations and may be subject to regulatory or enforcement actions and private proceedings for non-compliance. The Real Estate Settlement Procedures Act ("RESPA") prohibits certain yield spread premium payments to brokers. While the Taxable Subsidiary has adopted procedures to mitigate the risk of claims for violation of RESPA, the Taxable Subsidiary may be required to change its broker compensation program or be subject to adverse claims.


     - Changes in Economic Conditions May Adversely Affect Results of Operations. The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreasing demand for consumer credit and declining real estate values. Declining real estate values decrease the demand for borrowings and increases the loan-to-value ratios of Mortgage Loans previously made by the Company, thereby impairing collateral coverage and increasing the possibility of a loss in the event of default. Depressed economic conditions also increase the risk of delinquencies, foreclosures and losses. Improving economic conditions, on the other hand, may increase prepayments and lead to further losses. As such, any substantial changes in economic conditions could have a material adverse effect on the Company and its results of operations.


     - Purchasers Will Incur Immediate and Substantial Dilution. Purchasers of the Units offered hereby will be subject to immediate and substantial economic dilution of $4.20 per share (28.0%) prior to exercise of the Warrants and the Representative's Warrants or $2.31 per share (15.4%) if all of the Warrants and the Representative's Warrants are exercised, in the per share net tangible book value of the Common Stock components of such Units (assuming sale of all the Units offered hereby at $15.00 per Unit).


     - Future Debt and Equity Offerings May Dilute Investors. In addition, the Company plans to increase its capital resources in the future through additional offerings of equity and debt securities. Accordingly, purchasers of the Units offered hereby can expect further and substantial dilution of their equity in the future.

     - Failure to Develop a Trading Market May Result in Depressed Common Stock Price. There has not been a public market for the securities prior to this Offering and there can be no assurance that a trading market for the securities will develop immediately after the closing of the Offering or at all. The price of the Units have been determined by the Underwriters and may not reflect the fair value of the Units. As such, there can be no assurance that the price of the Units will not fall below the public offering price. Even if a public market for the Company's securities develops in the future, such market price may not reflect the Company's earnings performance and may be subject to substantial volatility as a result of fluctuations in interest rates and other factors.

     - Consequences of Failure to Maintain REIT Status Would Have Adverse Tax Consequences. If the Company fails to qualify as a REIT in any taxable year, the Company may be subject to federal income tax as a regular, domestic corporation, thereby significantly reducing or eliminating the amount of cash available for distribution to its stockholders. Failure to qualify for REIT status may reduce or eliminate any advantage over non-REIT companies.

     - Restrictions on Ownership of Capital Stock Could Discourage a Change of Control. The Company's Amended and Restated Articles of Incorporation prohibit any person from owning more than 9.8% in value of the capital stock of the Company. Such a restriction on ownership may inhibit market activity and reduce or eliminate any premium that may otherwise have existed on the Securities.

                                 COMPETITIVE ADVANTAGES



     Management believes that the Company will be able to compete effectively against its competitors (including certain "C" corporations and mortgage REITs, see "Risk Factors -- Investments in Subprime Mortgage Loans Involve Greater Risk of Loss -- Competition in the Subprime Mortgage Lending Market May Have a Material Adverse Effect on Results of Operations" as a result of the following factors:



     - The Company's management team has previously built extensive mortgage banking operations which allows the Company to intensively manage the cost and quality of the Mortgage Loans held for investment.



     - The Taxable Subsidiary's Mortgage Loan production franchise and the Company's investment portfolio will focus on Subprime Mortgage Loans.



     - The use of structured debt instruments to finance Mortgage Assets held in the Company's investment portfolio is expected to mitigate interest rate risk.



     - The Company's status as a REIT offers tax advantages by eliminating corporate level Federal income tax.



     - The Company is self-advised and self-managed which limits potential conflicts of interest between the stockholders and management.



     - The Taxable Subsidiary structure affords the Company the ability to sell Mortgage Loans for cash gains when management determines that such sales will provide favorable returns (see "Business -- Industry
        Developments").



     The Company is, however, subject to numerous risks and uncertainties with respect to its operations. Such risks and uncertainties include the following. The Company's management has never managed a REIT and lacks experience in certain activities associated with managing an investment portfolio, including the use of structured debt financing, certain hedging strategies and investing in Mortgage Securities. REITs are subject to numerous asset, income and other tests, the failure of which could result in loss of REIT status. Subprime Mortgage Loans are subject to increased risks of delinquency and default which could result in losses. The use of substantial leverage exposes the Company to increased risk of loss. The Company has no established limits on the amount of debt it may incur. The Company is subject to numerous potential conflicts of interest with each of ContiFinancial Corporation and the Founders. The Founders will own 68% of the voting common stock of the Taxable Subsidiary and, therefore, will control its operations. Provisions of the President's 1999 Budget Plan would prohibit the Company from owning more than 10% of the Taxable Subsidiary's capital stock, requiring significant changes to the currently intended manner of operations. For a description of these and other risks associated with an investment in the Units, see "-- Summary Risk Factors" above.

                                   MANAGEMENT

     The Company will be governed by a Board of Directors comprised of five members, three of whom are not officers or employees of the Company or its affiliates ("Independent Directors"). Day-to-day operations will be conducted by the Company's executive officers. Although the Company's management does not have experience managing or operating a REIT, management does have experience managing taxable entities with similar operations including originating, purchasing, underwriting, and securitizing Mortgage Loans as well as the management of Mortgage Asset portfolios.

     The Company's two primary executive officers, Mr. John D. Fry and Mr. Terry
L. Mott, collectively have extensive experience in building and operating mortgage banking operations in a variety of environments, including building Mortgage Loan production and management teams and creating and implementing policies, budgets and controls. Mr. Fry, Certified Mortgage Banker (CMB), formed the Company in February, 1996 and has been the President, Chief Executive Officer and Chairman of the Board of Directors since inception. Mr. Fry began his mortgage banking career in 1966. From 1989 to 1994, Mr. Fry was Senior Vice President of Wholesale Lending of ComUnity Lending, Inc., a mortgage bank located in San Jose, California. From 1984 to 1989, Mr. Fry was Vice President and Western Division Manager of Goldome Realty Credit Corp., a thrift located in Buffalo, New York. See "Management."

     Mr. Mott has been the Executive Vice President of the Company primarily responsible for Mortgage Loan production and a Director since inception. Mr. Mott began his career in mortgage banking in 1977. From 1980 to 1988, Mr. Mott was the regional Vice President at Fleet Mortgage Corp. where he developed and managed the retail and wholesale mortgage loan production for the western United States. From 1988 to 1994, Mr. Mott was Executive Vice President and served on the executive committee for Medallion Mortgage Company. Mr. Mott left AccuBanc Mortgage, the successor to Medallion Mortgage Company, in December, 1995, to form the Company with Mr. Fry. See "Management."

     In contemplation of the Offering and the proposed business strategy of the Company, the Company has hired additional executive management team members, including Mr. John P. McMurray and Mr. Steven K. Passey. Mr. McMurray joined the Company in February, 1998, as the Executive Vice President of Secondary Marketing and Asset Liability Management. Prior to joining the Company, Mr. McMurray was the President of Keystroke Financial, Inc., a start-up internet mortgage origination company. From 1995 to 1996, Mr. McMurray was Executive Vice President and Director, Risk Management and Capital Markets for Crestar Mortgage Corporation where he was responsible for interest rate and credit risk management, as well as hedging, securitization and loan/securities trading activities. From 1982 to 1995, Mr. McMurray served in various management positions with BancPlus Mortgage Corp., most recently serving as the Senior Vice President, Capital Markets. Mr. McMurray is a Chartered Financial Analyst and a Certified Public Accountant. He received a Master of Science degree in Real Estate from Massachusetts Institute of Technology, a Masters of Business Administration degree from the University of Texas, San Antonio and a Bachelor of Science degree from Trinity University. Mr. Passey joined the Company in October, 1997 as the Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Passey was employed by KPMG Peat Marwick LLP in the financial services area for eight years, most recently as a manager responsible for accounting and audit work for financial services companies. Mr. Passey is a Certified Public Accountant. See "Management."

                              BUSINESS STRATEGIES

MARKETING AND PRODUCTION STRATEGY

     The Taxable Subsidiary acquires or will acquire Mortgage Loans from four sources: (i) its wholesale channel through which Mortgage Loans are acquired from a network of independent wholesale brokers, (ii) its correspondent channel through which closed Mortgage Loans are purchased from other lenders, (iii) its retail channel through which direct originations are obtained from its retail branches, and (iv) to a lesser extent, its bulk acquisitions of Mortgage Loans from other mortgage banks and financial institutions.

     The wholesale channel, which originates Mortgage Loans through independent wholesale brokers, accounted for $115.9 million, or 76.2%, of the Taxable Subsidiary's Mortgage Loan production during the first quarter of 1998. Of the wholesale channel Mortgage Loans originated during the first quarter of 1998, $56.6 million, or 48.8%, were Subprime Mortgage Loans. As of March 31, 1998, the wholesale channel originated Mortgage Loans through 14 branch offices located nationwide. These offices are owned by the Taxable Subsidiary and are staffed with the Taxable Subsidiary's employees, generally between one and 15 loan officers, zero to five underwriters and two to 20 support personnel. The Taxable Subsidiary's believes that the Taxable Subsidiary has been successful in penetrating the broker market by providing prompt, consistent service, which includes (i) response time efficiencies in the purchase process as a result of decentralized underwriting, (ii) direct and frequent contact with brokers through a trained sales force, (iii) competitive pricing, and (iv) a variety of pricing programs and Mortgage Loan products. The Taxable Subsidiary intends to initially increase wholesale Mortgage Loan production through expanded marketing efforts by existing branches and to identify new areas of the United States where it will establish additional wholesale branches. The Taxable Subsidiary intends to continue to increase the percentage of Subprime Mortgage Loans originated through its wholesale channel. The Taxable Subsidiary does not have exclusive arrangements with any wholesale brokers who remain free to sell Mortgage Loans to others.



     The correspondent lending channel acquires closed Subprime Mortgage Loans through a national network of approved Mortgage Loan originators that fund and close each Subprime Mortgage Loan using their own funds and subsequently sell the Mortgage Loans to the Taxable Subsidiary. The correspondent lending channel accounted for $2.8 million, or 1.8%, of the Taxable Subsidiary's Mortgage Loan production during the first quarter of 1998, all of which were Subprime Mortgage Loans. The goal of the correspondent lending channel is to increase the volume of Subprime Mortgage Loan production while maintaining the comprehensive quality control systems currently employed by the wholesale and retail channels of the Taxable Subsidiary. Subprime Mortgage Loans will be purchased from mortgage bankers, commercial bankers and savings and loans on a servicing released basis. Each seller will maintain certain eligibility criteria such as net worth requirements, Mortgage Loan origination experience and warehouse line capability. In October, 1997, the Taxable Subsidiary entered into a letter agreement with Nomura Asset Capital Corporation ("Nomura") to acquire from Nomura Subprime Mortgage Loans and certain non-binding seller relationships between Nomura and several sellers through which Nomura has actively purchased Subprime Mortgage Loans since 1994. See "Business -- Marketing and Production Strategy -- Correspondent Lending." Pursuant to the terms of the letter agreement, the Taxable Subsidiary agreed to purchase certain Subprime Mortgage Loans from Nomura and Nomura agreed to introduce to the Taxable Subsidiary correspondents and sellers from whom Nomura formerly acquired Subprime Mortgage Loans. The Taxable Subsidiary agreed to pay Nomura a fee of 25 basis points to the extent that the Taxable Subsidiary purchases more than $90.0 million of Subprime Mortgage Loans from such correspondents prior to June 30, 1998. The Taxable Subsidiary does not expect to purchase any additional loans from such correspondents until after June 30, 1998 and, therefore, does not expect to pay any additional fees to Nomura under the agreement. Nomura also agreed to provide a $100 million reverse repurchase facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company views the assumption of the Nomura seller relationships as a platform to build and develop the Subprime Mortgage Loans necessary to implement the Company's Mortgage Asset portfolio strategy.



     The retail channel, which originates Mortgage Loans through the direct solicitation of borrowers, accounted for $33.4 million, or 22.0%, of the Taxable Subsidiary's Mortgage Loan production during the first quarter of 1998. Of the Mortgage Loans originated through the retail channels during the first quarter of 1998, $1.2 million, or 3.5%, were Subprime Mortgage Loans. As of March 31, 1998, the retail channel originated Mortgage Loans through two branch offices located in Salt Lake City, Utah and Las Vegas, Nevada. Such offices are staffed with five to 10 loan officers, one underwriter and five to seven support personnel. The retail channel includes traditional marketing activities conducted by retail loan officers, all of whom are commissioned employees of the Taxable Subsidiary, who seek to identify potential borrowers through referral sources and individual sales efforts, as well as high-volume targeted direct mail and telephone solicitation. The Taxable Subsidiary intends to maintain Prime Mortgage Loan production and to focus on increasing Subprime Mortgage Loan production within its existing retail branch offices by staffing each retail office with a minimum of two Subprime Mortgage Loan officers who will utilize direct mail and telephone solicitation methods to generate such Mortgage Loans.


     The Taxable Subsidiary may also acquire a portion of its Mortgage Asset portfolio through occasional bulk acquisitions of Mortgage Asset pools ranging in size from $2.0 million to $50.0 million. The Taxable Subsidiary has made two bulk acquisitions of Mortgage Loans in an aggregate principal amount of $63.1 million.


UNDERWRITING AND QUALITY CONTROL


     The Taxable Subsidiary underwrites all Mortgage Loans originated through its retail and wholesale channels with a staff of in-house underwriters. The Taxable Subsidiary staffs each office with senior underwriters with a minimum of five years experience and trains each underwriter on the Taxable Subsidiary's underwriting policies and procedures at the Taxable Subsidiary's headquarters in Salt Lake City, Utah. The underwriters are permitted to staff retail or wholesale offices after approval by the Chief Credit Officer, and are subject to a 30-day probation, during which their work is closely scrutinized by the Taxable Subsidiary. The Taxable Subsidiary has an extensive, systematized quality control and audit plan currently in place to monitor the quality of the Mortgage Loans originated and purchased, personnel and processes.


LOAN SALES


     The Taxable Subsidiary has historically followed a strategy of selling for cash gains all of its Mortgage Loan originations and purchases through Mortgage Loan sales in which the Taxable Subsidiary disposes of its entire economic interest in the Mortgage Loans (including servicing rights) for a cash price that represents a premium over the principal balance of the Mortgage Loans sold. For the fiscal year ended December 31, 1997, the Taxable Subsidiary sold $477.1 million of Mortgage Loans through whole Mortgage Loan sales transactions. The Taxable Subsidiary did not sell any Mortgage Loans through securitization during this period; however, substantially all of the Mortgage Loans sold during this period were ultimately securitized by the purchasers thereof. Ultimately, the Company plans to build an investment portfolio by retaining selected Subprime Mortgage Loans. The Taxable Subsidiary, however, intends to continue to sell to various Mortgage Loan investors for cash gains, all of its Prime Mortgage Loans, all of its Second Lien Mortgage Loans and certain of its Subprime Mortgage Loans. See "Business -- Industry Developments." The sale of these Mortgage Loans is expected to generate current income and cash flow to partially fund the Taxable Subsidiary's mortgage lending operations. See "Risk Factors -- Risks Relating to Mortgage Lending Operations."


MORTGAGE INVESTMENT PORTFOLIO

     The Company will acquire and manage a portfolio of Mortgage Assets, primarily composed of Subprime Mortgage Loans originated and purchased by the Taxable Subsidiary and financed with structured debt instruments. As with a bank or savings and loan association, the Company's portfolio of Mortgage Assets is expected to generate net income to the extent that the yield on its Mortgage Assets exceeds the overall cost of its borrowings. The Company will attempt to construct a portfolio of Mortgage Assets which will provide a relatively consistent level of net interest income through a variety of interest rate environments. The Company intends to develop and manage this portfolio of Mortgage Assets to maximize net interest income within prescribed risk constraints.

     The Company's Mortgage Assets will be comprised of both whole Subprime Mortgage Loans and Subprime Mortgage Securities. The Company anticipates that such Mortgage Assets will be subject to numerous risks, primarily interest rate risk, credit risk and prepayment risk, among others. The Company has established policies to attempt to manage the risks relating to the use of substantial leverage, interest rate risks, credit risks and prepayment risks associated with its long-term investment in Mortgage Assets. The Board of Directors and management have broad discretion to amend such policies without the consent of the stockholders. See "Risk Factors -- Operation of a New Enterprise Involves Uncertainty -- Future Revisions in Investment and Operating Policies and Strategies by Board of Directors Creates Uncertainty."

     USE OF LEVERAGE

     The Company employs capital allocation guidelines to manage the risks associated with the use of substantial leverage. See "Summary -- Capital Allocation Guidelines."

     CREDIT RISK MANAGEMENT


     The Company attempts to manage credit risk through a number of policies and strategies, including early intervention and aggressive collection servicing techniques. See "Summary -- Servicing Activities." In addition, the Company attempts to mitigate credit risk through its underwriting, appraisal and quality control programs. To manage credit risk, the Company has adopted underwriting guidelines wherein all Mortgage Loans are subjected to a detailed review by Company underwriters. The underwriting guidelines determine maximum LTV ratios that will be accepted (generally not in excess of 90%), which LTVs are expected to provide sufficient protection in the event of default and foreclosure. In addition, the Company requires appraisals by FIRREA-qualified appraisers to determine the LTV. The Taxable Subsidiary purchases loans only from Correspondents who meet minimum net worth requirements ($400,000), and each of whom make extensive representations and warranties regarding Mortgage Loans sold to the Taxable Subsidiary. Upon any breach of such representations or warranties, the Correspondents are required to repurchase the corresponding Mortgage Loan. Finally, the Taxable Subsidiary employs a quality assurance program to monitor the performance of its underwriters as well as Correspondents and brokers which sell Mortgage Loans to the Taxable Subsidiary. See
"Business -- Credit Risk Management."


     INTEREST RATE RISK MANAGEMENT

     To manage interest rate risk, which arises primarily from potential mismatches in the interest rate on the Company's borrowings and those on its Mortgage Assets, the Company has adopted a number of policies. The Company will attempt to structure its liabilities to have interest rate indices and adjustment periods that correspond as closely as possible with the indices and adjustment periods on its Mortgage Assets. The Company also intends to use interest rate caps, swaps and similar instruments to limit, fix or partially offset changes in interest rates on its borrowings. See "Business -- Interest Rate Risk Management" and "Risk Factors -- Interest Rate Fluctuations May Adversely Affect Operations and Net Interest Income." The Company will finance its Mortgage Assets with CMOs which mitigate some interest rate risk. See "Summary -- Structured Debt Financing." No interest rate management strategy can completely insulate the Company from interest rate risks. Moreover, certain provisions of the Code limit the hedging strategies of REITs. See "Risk
Factors -- Interest Rate Fluctuations May Adversely Affect Operations and Net Interest Income -- Hedging Transactions Limit Gains and May Increase Exposure to Losses."

     PREPAYMENT RISK MANAGEMENT

     Prepayments of Mortgage Loans prior to their maturity date generally increase as interest rates decline. Subprime Mortgage Loans may be subject to increased rates of prepayment in stable or rising interest rates if borrowers are able to repair their credit ratings and refinance at lower rates. Prepayment affects the Company in several ways. First, to the extent the Company pays a premium over the outstanding principal balance of the Mortgage Loan, significant unexpected expenses may be recognized upon prepayment. Second, since prepayments tend to accelerate in declining interest rate environments, it may be difficult to replace prepaid Mortgage Loans with Mortgage Loans offering similar yields. Replacement Mortgage Loans may have low introductory rates that would reduce the Company's earnings. The Company attempts to mitigate prepayment rates by acquiring Mortgage Loans that carry prepayment penalties. During the first quarter of 1998, 84.5% of the Taxable Subsidiary's Subprime Mortgage Loans had prepayment fees. The Company also intends to structure into its CMO financing with certain hedging instruments which may mitigate some prepayment risk. The Company further intends to implement procedures for soliciting borrowers who are expected to refinance and prepay. No policies or procedures can fully protect the Company from prepayment risks. See "Risk Factors -- Interest Rate Fluctuations May Adversely Affect Operations and Reduce Net Interest Income -- Declining Interest Rates May Increase Prepayment Rate and Reduce Net Interest Income."

STRUCTURED DEBT INSTRUMENTS

     The Company intends to hold for long-term investment Subprime Mortgage Loans originated or acquired by its mortgage lending operation and to finance such Mortgage Loans with long-term financings through the issuance of structured debt instruments, or collateralized mortgage obligations ("CMOs"). Pursuant to this approach, for accounting purposes, the Mortgage Loans collateralizing any CMO remain on the balance sheet as assets and the debt obligations (i.e., CMOs) appear as liabilities, if such obligations meet the requirements of Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to be accounted for as financings. The Company's retained interest under this approach is reflected by the excess of the assets over the related liabilities on its balance sheet. The Company will recognize net interest income to the extent that the interest rate on the Mortgage Loans collateralizing CMOs exceeds the interest payable to the holders of the CMOs. Unlike other forms of securitization, CMOs are not considered sales of the Mortgage Loans which result in immediate accounting recognition of the expected stream of future income, referred to as "gain on sale." Gain-on-sale securitizations result in income recognition in excess of actual cash received. In the event that the actual income is less than expected at the time of the gain-on-sale securitization, the issuer may be required to restate income or take losses. The Company believes that CMO financing is preferable because it reflects only actual net interest income and reduces the risk of future earnings volatility.

CAPITAL ALLOCATION GUIDELINES


     The Company's goal is to maintain a balance between the under-utilization of leverage, which may diminish returns to stockholders, and the over-utilization of leverage, which could limit the Company's funding alternatives during adverse market conditions. See "Risk Factors -- Borrowing to Finance Investment Portfolio May Adversely Affect Results of
Operations -- Leverage Increases Exposure to Loss." Therefore, the Company has adopted Capital Allocation Guidelines (the "CAG"). The primary factors influencing the Company under circumstances of adverse market conditions are (i) increases in interest rates, and (ii) increases in general market perception of credit risk associated with residential Mortgage Loans. Interest rate increases reduce the market value of the Company's Mortgage Assets and therefore reduce the amount of available financing since financing is dependent on market values. An increase in the perceived credit risk tends to increase the level of over-collateralization required by rating agencies so that the Company can obtain investment grade ratings on its senior classes of structured financings, such as CMOs. Higher levels of over-collateralization reduce the quantity of total financing prospectively available to the Company for a given quantity of Mortgage Loans. The Company's CAG are designed for purposes of sustaining liquidity and funding alternatives during each of these adverse market conditions.


SERVICING ACTIVITIES

     Initially, the Company intends to engage a third-party servicer to service all Mortgage Loans in the Company's investment portfolio while management focuses on Mortgage Loan production, Mortgage Loan processing, asset/liability management, administrative operations and securitization. Such a subservicing agreement will allow the Company to take advantage of the experience of Advanta's servicing staff, their computer and customer service systems and collection procedure. Although there can be no assurances, the Company intends to develop its own servicing capability in order to oversee the performance of its Mortgage Loans more directly and to manage the servicing relationship with its borrowers. The timing of this action will be based on the time required to obtain the personnel and computer systems necessary to properly manage a servicing department capable of servicing over $1.0 billion in Subprime Mortgage Loans.

     The Company currently has a Loan Servicing Agreement with Advanta Mortgage Corp. (the "Advanta Servicing Agreement"). Under the Advanta Servicing Agreement, the Company is obligated to pay Advanta a monthly servicing fee on the declining principal of each Mortgage Loan serviced and a set-up fee for each Mortgage Loan delivered to Advanta for servicing. Upon termination by the Company of this servicing agreement, the Company will be obligated to pay a termination fee equal to $100 per Mortgage Loan then serviced by Advanta, and will incur additional costs incident to such termination. See
"Business -- Servicing Activities." As of March 31, 1998, the Company had an immaterial number and principal amount of

Mortgage Loans under the Advanta Servicing Agreement (five Mortgage Loans with a principal balance of $0.4 million). The Company intends to select the servicer offering the most favorable terms and highest quality services and believes the Advanta Servicing Agreement will not, now or in the future, deter the Company from selecting another servicer.

                      STRUCTURE AND FORMATION TRANSACTIONS

STRUCTURE OF THE COMPANY

     The Company will initially conduct its operations through at least two entities as follows: (i) RealTrust Asset Corporation, a newly formed Maryland corporation which will elect REIT status beginning with the taxable year ending December 31, 1998 (for purposes of this discussion, sometimes referred to as "RealTrust"), and (ii) CMG Funding Corp., a Delaware corporation which will not elect REIT status (for purposes of this discussion, sometimes referred to as the "Taxable Subsidiary"). This structure is designed primarily to permit RealTrust to acquire the ownership of a substantial portion of the economic interest of the Taxable Subsidiary while qualifying for REIT status. See "Federal Income Tax Considerations -- Qualification as a REIT -- Nature of Assets" and "Risk
Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations."

                               [STRUCTURE CHART]

FORMATION TRANSACTIONS AND POST-CLOSING TRANSACTIONS

  FORMATION TRANSACTIONS

     Immediately prior to or upon the closing of this Offering, the following transactions will be consummated (the "Formation Transactions"):

     - As of April 15, 1998, the stockholders of the Taxable Subsidiary have contributed 95% of their capital stock of the Taxable Subsidiary to RealTrust in exchange for shares of capital stock issuable by RealTrust, including the Common Stock and preferred stock (the "Capital Stock");

     - The capital stock of the Taxable Subsidiary will be recapitalized such that RealTrust will own 100% of the non-voting preferred stock representing 95% of the economic interest of the Taxable Subsidiary and the stockholders of the Taxable Subsidiary prior to this Offering (other than ContiFinancial Corporation, the "Founders") (68%) and ContiFinancial Corporation (32%), will own all of the common stock representing five percent of the economic interest of the Taxable Subsidiary (reflecting their respective ownership percentages of the Taxable Subsidiary's entire capital stock);


     - The outstanding shares of preferred stock of RealTrust, owned by ContiFinancial Corporation, John Fry and Terry Mott, and all of the shares of Common Stock of RealTrust held by the Founders and ContiFinancial Corporation will be converted into an aggregate of 1,295,807 shares of Common Stock of RealTrust, par value $.001 per share (the "Common Stock"); except the 410,581 shares of Class B Redeemable Preferred Stock owned by ContiFinancial Corporation which will be redeemed after the closing of this Offering (see "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation" and "Use of Proceeds");

     - The Company will amend its Articles of Incorporation to adopt provisions necessary for qualification as a REIT;

     - The Company will sell 5,000,000 Units in the Offering (assuming no exercise of the Underwriters' over-allotment option); and

     -  The Company will grant the Representative's Warrants.

  POST-CLOSING TRANSACTIONS

     Following the closing of the Offering, the following transactions will be consummated (the "Post-Closing Transactions"):

     -  The Company will elect to be taxed as a REIT;

     - The Company will conduct certain aspects of its mortgage lending operations through the Taxable Subsidiary. The Company will own all of the shares of non-voting preferred stock of the Taxable Subsidiary, which shares shall represent 95% of the economic interest of the Taxable Subsidiary. See "Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations";


     - The Founders will own approximately 68% and ContiFinancial Corporation will own approximately 32% of the voting common stock of the Taxable Subsidiary, which shares shall represent five percent of the economic interest of the Taxable Subsidiary;


     - The Company will redeem the 410,581 shares of Class B Redeemable Preferred Stock held by ContiFinancial Corporation for $2,000,000, plus dividends accrued since January 1, 1998, at the rate of 18% per annum; and

     - In addition to the options to purchase 72,925 shares of Common Stock granted to officers, directors and employees under the 1996 Stock Option Plan, the Company will also grant to officers, directors and employees (including ContiFinancial Corporation) options to purchase an aggregate of 407,569 shares of Common Stock under the 1998 Stock Option Plan (See "Management -- Executive Compensation -- 1998 Stock Option Plan").

  CONSEQUENCES OF FORMATION TRANSACTIONS AND POST-CLOSING TRANSACTIONS

     The consummation of the Formation Transactions and the Post-Closing Transactions will have the following consequences:

     - The purchasers of Units in the Offering will own 79.4% of the outstanding shares of Common Stock (assuming no exercise of the Warrants, the Representative's Warrants, the over-allotment option or outstanding stock options) and will own all of these Warrants, except the Representative's Warrants;


     - The Founders and ContiFinancial Corporation will collectively own 20.6% of the outstanding shares of Common Stock of the Company (assuming no exercise of the Warrants, the Representative's Warrants, the over-allotment option or outstanding stock options);

     - In addition to options granted to officers, directors and employees of the Company to purchase 72,925 shares of Common Stock at exercise prices ranging from $7.33 to $15.00 under the 1996 Stock Option Plan, officers, directors and employees of the Company (including ContiFinancial Corporation) will have options to purchase an aggregate of 407,569 shares of Common Stock, subject to certain vesting provisions, at an exercise price equal to the Price to Public (See "Management -- Executive Compensation -- 1998 Stock Option Plan);

     - The Company will own all of the non-voting preferred stock of the Taxable Subsidiary, which shares will represent 95% of the economic interest of the Taxable Subsidiary; and

     - The Founders will own all of the voting shares of common stock of the Taxable Subsidiary, which stock will represent five percent of the economic value of the Taxable Subsidiary.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     As a REIT, the Company must distribute substantially all of its taxable income to stockholders during each year. See "Dividend Policy and Distributions" and "Federal Income Tax Considerations -- Qualification as a
REIT -- Distributions." The Company expects to declare four regular distributions each year commencing with a pro rata distribution for the quarter ending June, 1998. After the closing of this Offering, the Company intends to adopt a Dividend Reinvestment Plan (the "DRP") that will allow stockholders to have their distributions reinvested automatically in additional shares of Common Stock. Upon adoption of the DRP, each stockholder will be notified in writing of the procedure for enrolling in the DRP. See "Dividend Reinvestment Plan."

                                  THE OFFERING

Units Offered by the Company and Outstanding After This
  Offering(1)...............................................    5,000,000
Common Stock to be Outstanding After the Offering(2)(3).....    6,295,807
Common Stock Purchase Warrants to be Outstanding After the
  Offering(4)...............................................    5,000,000
Common Stock Options Outstanding After the Offering(5)......      480,494
Use of Proceeds..............................  Mortgage Asset acquisition................  $59,375,000
                                               Redemption of ContiFinancial Corporation
                                                 Preferred Stock.........................    2,180,000
                                               Repayment of ContiFinancial Corporation
                                                 Working Capital Debt....................    2,025,000
                                               Repayment of Capstone Note................      850,000
                                               Working Capital...........................    4,220,000
                                                                                           -----------
                                               Net Proceeds..............................  $68,650,000
                                                                                           ===========
American Stock Exchange Symbol
  For the Units.............................................  RAC.U
  For the Common Stock(6)...................................  RAC
  For the Warrants(6).......................................  RAC.WS

---------------
(1) Assumes the Underwriters' over-allotment option to purchase up to 750,000 additional Units is not exercised. Includes Units issuable upon exercise of the option granted to Capstone Investments, Inc. to convert all or any portion of a Convertible Secured Promissory Note into Units of the Company offered hereby at the Price to Public. See "Conflicts of Interest and Related Party Transactions -- Capstone Investments, Inc."

(2) Does not include (i) 5,000,000 shares of Common Stock reserved for issuance upon exercise of the Warrants which will be a part of the outstanding Units (5,750,000 if the over-allotment option is exercised), or (ii) 150,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants (172,500 if the over-allotment option is exercised).

(3) Excludes the 410,581 shares of Class B Redeemable Preferred Stock owned by ContiFinancial Corporation which will be redeemed after the closing of the Offering. See "Conflicts of Interest and Related Party
    Transactions -- ContiFinancial Corporation."

(4) Exercisable at the Price to Public. Excludes the Representative's Warrants. The Warrants shall automatically detach from the Common Stock six months after the closing of the Offering. Also excludes warrants granted to ContiFinancial Corporation which terminate upon the closing of the Offering and excludes warrants to purchase 50,000 shares of Common Stock at the Price to Public granted to Capstone Investments, Inc. See "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation" and
    " -- Capstone Investments, Inc."

(5) Includes options to purchase 42,925 shares of Common Stock at an exercise price of $7.33 per share and options to purchase 30,000 shares at an exercise price of $15.00 per share granted to employees of the Company under the 1996 Stock Option Plan and options to purchase 407,569 shares of Common Stock at an exercise price equal to the Price to Public granted to employees of the Company under the 1998 Stock Option Plan. See "Management -- Executive Compensation -- 1998 Stock Option Plan."

(6) The Common Stock and Warrants will not be separately listed and traded until the Warrants are detachable, six months after the closing of the Offering.

              CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS

CONTIFINANCIAL CORPORATION


     The Taxable Subsidiary and the Company have entered into the following transactions with ContiFinancial Corporation.


     Stock Ownership. Immediately prior to the closing of the Offering, ContiFinancial Corporation will own 546,883 shares of Common Stock, 252,117 shares of Class A Convertible Preferred Stock and 410,581 shares of Class B Redeemable Preferred Stock, which in the aggregate represents approximately 43.0% of the outstanding shares of Capital Stock (approximately 42.0% on a fully diluted basis). Immediately prior to the closing of this Offering, each share of Class A Convertible Preferred Stock, including those owned by ContiFinancial Corporation, will be converted into one share of Common Stock. All of the outstanding shares of Common Stock will be reverse split into an aggregate of 1,295,807 shares of Common Stock. As a result, immediately prior to the closing of the Offering, ContiFinancial Corporation will own 431,418 shares of Common Stock, representing 33.3% of the outstanding shares (32.4% on a fully diluted basis). Upon closing of the Offering, the Company intends to redeem the Class B Redeemable Preferred.

     The redemption price for all shares of the Class B Redeemable Preferred Stock equals the original purchase price of $2,000,000, plus dividends accrued from January 1, 1998 at the rate of 18% per annum, for a total redemption price of $2,180,000, assuming redemption occurs on June 30, 1998. The Class B Redeemable Preferred Stock is also entitled to a liquidation preference of $2,000,000 plus accrued dividends. The Class B Redeemable Preferred Stock is not convertible into Common Stock.

     Agreements to Sell Mortgage Loans. Upon the closing of the Offering until December 31, 2001, the Taxable Subsidiary has agreed to sell to ContiFinancial Corporation not less than 75% of the fixed-rate Subprime Mortgage Loans originated or acquired by the Taxable Subsidiary in each month. The purchase price for such Subprime Mortgage Loans shall be the fair market value as determined by the best published rate sheet at ContiMortgage Corporation, an affiliate of ContiFinancial Corporation. In any month, the Taxable Subsidiary may substitute adjustable-rate Subprime Mortgage Loans for up to 50% of the amount required to be offered for sale to ContiFinancial Corporation. To the extent that the Taxable Subsidiary offers to sell less than 75% of the monthly fixed-rate Subprime Mortgage Loan production, the Taxable Subsidiary has agreed to pay ContiFinancial Corporation a fee equal to 40 basis points multiplied by the amount of the principal shortfall.


     Warehouse, Standby and Working Capital Financing Agreements. The Taxable Subsidiary currently has a warehouse facility with ContiFinancial Corporation in the principal amount of $50.0 million and a working capital facility in the maximum principal amount of $2.0 million. As of March 31, 1998, the Taxable Subsidiary had outstanding borrowings under such lines of $40.3 million and $2.0 million, respectively. The Company anticipates that, immediately after the closing of this Offering, the Company will advance to the Taxable Subsidiary an amount sufficient to repay all amounts borrowed under the working capital facility. See "Use of Proceeds." The Taxable Subsidiary may continue to finance the acquisition of Mortgage Loans under the warehouse facility. Although the Taxable Subsidiary anticipates that it will be able to obtain financing on terms more favorable than those provided by the warehouse facility after the closing of the Offering, the Taxable Subsidiary believes that the warehouse facility is currently on terms not less favorable to the Taxable Subsidiary than those available from independent third parties in arm's-length transactions.


     Warrants to Purchase Capital Stock. The Taxable Subsidiary has granted to ContiFinancial Corporation two warrants to purchase shares of common stock. If the amount of principal and interest due under the working capital facility is not repaid in full by January 1, 1999, the first warrant allows ContiFinancial Corporation to purchase, for a nominal amount, shares of common stock representing up to five percent of the outstanding shares (on a fully diluted basis) of the Taxable Subsidiary. If the Company repays in full the working capital facility, the warrant is not exercisable and automatically terminates. The Company anticipates that the working capital facility will be repaid upon closing of the Offering from the net proceeds thereof. See "Use of Proceeds."


     The Taxable Subsidiary has also granted ContiFinancial Corporation a warrant to purchase, for a nominal amount, shares of common stock representing one percent of the outstanding shares (on a fully diluted basis) for each quarter ending prior to the closing of the Offering in which the Taxable Subsidiary does not attain at least 90% of its pre-tax net income target. Such warrant automatically expires and may not be exercised by ContiFinancial Corporation after the closing of the Offering. The Taxable Subsidiary has established the pre-tax net income targets.


     Structured Debt Placement Agent/Underwriter. Until December, 2001, the Company has appointed ContiFinancial Corporation as its exclusive placement agent for structured debt offerings and other securitizations and has agreed to pay to ContiFinancial Corporation a fee of 25 basis points of the principal amount of any such structured debt public offering and 50 basis points of the gross proceeds of any such structured debt private offering. These fees are payable to ContiFinancial Corporation for financial advisory services to be rendered pursuant to the Investment Banking Services Agreement and will not be reduced by any fees payable or paid to others, including the underwriters, the placement agent or to other agents or advisors, if any, in connection with any structured debt offering. Such combined fees may exceed those available from a single third party. See "Conflicts of Interest and Related Party
Transactions -- ContiFinancial Corporation" and "Risk Factors -- Conflicts of Interest May Result in Decisions That Do Not Fully Reflect the Stockholders' Best Interests."

CAPSTONE INVESTMENTS, INC.


     In March, 1998 and April, 1998, the Taxable Subsidiary borrowed an aggregate $850,000 from Capstone Investments, Inc., a Nevada corporation, evidenced by a Convertible Secured Promissory Note (the "Note") bearing simple interest at 9% per annum. The Note matures upon the earlier of (i) January 1, 1999 or (ii) the closing of the Offering. Interest on the Note is payable monthly and principal is payable upon maturity. Capstone Investments, Inc. has the option to convert all or any portion of the Note into Units of the Company offered hereby at the Price to Public. In addition, the Company has granted Capstone Investments, Inc. warrants to purchase 50,000 shares of Common Stock at a price equal to the Price to Public. See "Conflicts of Interest and Related Party Transactions -- Capstone Investments, Inc."


CONTROL OF TAXABLE SUBSIDIARY

     Although RealTrust will be entitled to 95% of the economic benefits of the Taxable Subsidiary, it will not own any voting securities. All voting securities will be owned by the Founders and ContiFinancial Corporation. As a result, the Founders and ContiFinancial Corporation can conduct the affairs of the Taxable Subsidiary in a manner that may not be in the best interests of the Stockholders of RealTrust. See "Risk Factors -- Conflicts of Interest May Result in Decisions That Do Not Fully Reflect the Stockholders' Best Interests."

FORMATION TRANSACTIONS

     The Formation Transactions that will occur on or prior to the closing of the Offering will benefit the Founders of the Company. See "Structure and Formation Transactions."

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Fry, Mott, McMurray and Passey. Such employment agreements will provide for an initial term of five years for Messrs. Fry and Mott and three years for Messrs. McMurray and Passey, among other benefits. See "Management -- Executive Compensation -- Employment Agreements."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following material risk factors should be carefully considered in evaluating the Company and its business before purchasing any of the Units offered hereby. This Prospectus contains forward-looking statements which are indicated by the words "may," "will," "expect," "anticipate," "continue," "believe," "intend," and similar expressions. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within the Prospectus generally. Actual results may differ materially from those described in the forward-looking statements as a result of the risks and uncertainties set forth below and within the Prospectus generally.

GENERAL

     The Company's mortgage lending operations conducted through CMG Funding Corp., a Delaware corporation (the "Taxable Subsidiary" or "CMG Funding Corp.") and the proposed management of a portfolio of Mortgage Assets involve numerous risk factors, many of which overlap. For example, the risks associated with changes in interest rates affect the mortgage lending business (e.g., by impacting the level of Mortgage Loan originations) as well as the Mortgage Asset portfolio business (e.g., by impacting the value of the Mortgage Assets and the prepayment rate and, hence, the rate of amortization of premium and discount). In addition, both of the Company's lines of business are subject to risks generally impacting the Company as a whole, such as loss of REIT status for tax purposes. See "-- Failure to Maintain REIT Status Would Have Adverse Tax Consequences."

     The reader is cautioned, however, that the risk factors must be read in their entirety for a full understanding of the Company's risk profile. It should be noted that many of the risk factors discussed below apply to both lines of business in different ways which could have offsetting effects on the Company's combined businesses.

PRESIDENT'S 1999 BUDGET PLAN, IF ENACTED, WOULD ADVERSELY AFFECT RESULTS OF OPERATIONS


     Certain provisions in the President's 1999 Budget Plan, if enacted, would adversely affect both the Company's ability to conduct operations through the Taxable Subsidiary and the Company's ability to qualify as a REIT for the fiscal year ended December 31, 1998. The President's 1999 Budget Plan, as presented to Congress on February 2, 1998, contains several provisions which affect REITs. One such provision, if enacted, could have a potentially adverse effect on the way that the Company intends to operate its mortgage conduit operations. That provision would prohibit a REIT from owning, by vote or value, more than 10% of the stock of another corporation. The rules currently in place for REIT compliance limit (i) a REIT to owning less than 10% of the outstanding voting securities of another corporation and (ii) the value of a REIT's ownership of the securities of any one issuer to less than five percent of the value of the REIT's assets. See "Federal Income Tax Considerations -- Qualification as a
REIT -- Nature of Assets." By limiting a REIT's ownership of the securities of another corporation to 10% of the value of the issuing corporation, the proposal, if enacted, would force the Company to divest itself of most of the preferred stock of the Taxable Subsidiary that the Company currently owns or terminate activities in the Taxable Subsidiary that would be prohibited activities by a REIT, including, but not limited to, the origination of Mortgage Loans for sale. In such an event the Company would not receive the dividends that the Company expects to earn from the Taxable Subsidiary, which could have a material adverse effect on the Company's net earning (loss) after such divestiture. See "Business -- Industry Developments" and "Federal Income Tax Considerations -- Recent Legislative Proposals." In addition, in the event the Taxable Subsidiary could no longer engage in Mortgage Loan sales, the Taxable Subsidiary would be unable to fulfill its contractual obligation to sell certain fixed-rate Mortgage Loans to ContiFinancial Corporation. See "Certain Transactions -- ContiFinancial Corporation." If the Taxable Subsidiary fails to sell to ContiFinancial Corporation 75% of the Company's fixed-rate Mortgage Loan production, the Taxable Subsidiary would have to pay ContiFinancial Corporation a fee equal to 40 basis points multiplied by the principal amount of the shortfall. Such payment may reduce the earnings and distributions of the Company.

     In addition, if the 1999 Budget Plan is adopted with a retroactive date of application which is after the effective date of a quarterly REIT test date, the Company would not be able to qualify as REIT for 1998. See "Business -- Industry Developments." As a result, the Company would be taxed as a "C" corporation for 1998, and would be subject to corporate level tax on all of its net earnings. In such an event, the anticipated dividends and distributions of the Company would be materially reduced.

     Further, the 1999 Budget Plan, if adopted as proposed, would result in the recognition by the Company of tax on the built-in gain on its assets. Under current law, a "C" corporation may be acquired by or converted into a REIT on a tax-free basis. If the REIT makes the appropriate election, the tax on the built-in gain (the difference between (a) the purchase price for the "C" corporation or the fair market value of the "C" corporation's stock and (b) the adjusted tax basis of the "C" corporation's assets) would only be imposed if the REIT disposed of an asset of the acquired corporation within 10 years after the acquisition of the "C" corporation. The 1999 Budget Plan proposes to treat the acquisition of a "C" corporation by a REIT as a taxable liquidation by the "C" corporation to its shareholders followed by a deemed contribution of the "C" corporation's assets to the REIT. Such treatment would result in corporate level tax to the "C" corporation in the amount of the built-in gain on the "C" corporation's assets followed by shareholder level tax to the extent that the value of the assets deemed distributed from the "C" corporation to its shareholders exceeds the shareholders' tax basis in their stock in the "C" corporation. The 1999 Budget Plan proposes that such changes would first be effective for years beginning after January 1, 1999.

     Adoption of the 1999 Budget Plan could have a material adverse effect on the Company's operations and profitability. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income tax consequences of such qualification, which may reduce or eliminate the Company's competitive advantage over non-REIT competitors. See "Federal Income Tax Considerations -- Qualification as a REIT" and "Federal Income Tax Considerations -- Taxation of the Company."

OPERATION OF A NEW ENTERPRISE INVOLVES UNCERTAINTY

 INABILITY TO ACQUIRE OR DELAYS IN ACQUIRING MORTGAGE ASSETS WILL REDUCE INCOME TO THE COMPANY

     As of the date of this Prospectus, the Company has not entered into commitments to purchase any specific Mortgage Assets. The Company's income and its ability to make distributions to its stockholders will depend upon its ability to acquire investments on acceptable terms and at favorable spreads over the Company's borrowing costs. The Company expects that a significant portion of its portfolio of Mortgage Assets will be originated or otherwise made available to it through the Taxable Subsidiary. See "-- President's 1999 Budget Plan, If Effected, Would Adversely Affect Results of Operations." There can be no assurance, however, that a sufficient quantity or quality of Mortgage Assets will be provided by the Taxable Subsidiary or will be otherwise available to the Company. The Company presently intends to fully invest the net proceeds of this Offering in Mortgage Assets within 12 months after the closing of the Offering. The Company's results of operations may be adversely affected during the period in which the Company is initially implementing its investment, leveraging and hedging strategies, because during this time the Company may be primarily investing in short-term investments in Mortgage Securities which are expected to provide a lower net return than the Company expects to achieve from its long-term investments in Subprime Mortgage Loans. See "Use of Proceeds." To the extent that the Company is unable to acquire and maintain a sufficient volume of Subprime Mortgage Loans, the Company's income and, thus, the Company's ability to make distributions to its stockholders, will be adversely affected.


  THE TAXABLE SUBSIDIARY MAY NOT PROVIDE SUFFICIENT SUBPRIME MORTGAGE LOANS TO THE COMPANY


  WHICH MAY ADVERSELY AFFECT RESULTS OF OPERATIONS



     The Company intends to acquire most of its Subprime Mortgage Loan Portfolio from the Taxable Subsidiary. If the Taxable Subsidiary is unable to supply a sufficient quantity of Subprime Mortgage Loans, whether as a result of its commitment to sell 75% of its fixed-rate Subprime Mortgage Loans to ContiFinancial Corporation or otherwise, the Company would be forced to acquire Subprime Mortgage Loans from third parties. Such Mortgage Loans may not be available or may be available only at higher costs, adversely affecting the Company's results of operations.


 LIMITED OPERATING HISTORY OF THE COMPANY CREATES UNCERTAINTY ABOUT FUTURE
 RESULTS

     The Taxable Subsidiary began mortgage lending operations in April, 1996 and RealTrust was formed on April 1, 1998. Accordingly, the Company has not yet developed an extensive earnings history or experienced a wide variety of interest rate or market conditions. Although the Taxable Subsidiary has grown its Mortgage Loan origination volume significantly since the beginning of operations, there can be no assurances that it will be able to successfully operate its business as described in this Prospectus. Therefore, the Taxable Subsidiary's historical operating performance may be of limited relevance in predicting future performance.

     Further, the Taxable Subsidiary has experienced net losses of $1,774,311 and $1,305,866 for the fiscal years ended December 31, 1997 and 1996, respectively, and had an accumulated deficit of $1,494,072 as of December 31, 1997.

 THE MANAGEMENT OF AN INVESTMENT PORTFOLIO OF MORTGAGE ASSETS IS A CHANGE IN OPERATIONS

     The Company's earnings will depend primarily upon management's ability to acquire and manage a portfolio of Mortgage Assets, which is a new and unproven business for the Company. The past experience of the officers and directors of the Company may not be sufficient for the successful management of an investment portfolio of Mortgage Assets. Specifically, management of an investment portfolio entails certain activities not previously engaged in by the Company, such as the issuance of structured debt financing, the purchase of Mortgage Securities, the retention of subordinated classes of Mortgage Securities and certain hedging activities. Therefore, there can be no assurance that the Company will be able to successfully develop or manage its new business operations. The past performance of the Taxable Subsidiary may not be indicative of future results.

 LACK OF EXPERIENCE MANAGING A REIT MAY ADVERSELY AFFECT OPERATING RESULTS

     None of the officers or directors have managed a REIT. See
"Management -- Directors and Executive Officers." There can be no assurance that the Company will be able to successfully manage a REIT in the manner described in this Prospectus or in compliance with the Code. The Company's results of operation and earnings will be adversely affected if the Company is unable to manage a REIT successfully in the manner described in this Prospectus and in compliance with the Code. See "-- Failure To Maintain REIT Status Would Have Adverse Tax Consequences."

 LOSS OF ANY KEY PERSONNEL MAY ADVERSELY AFFECT OPERATIONS


     The Company's operations will depend heavily upon the contributions of Messrs. John D. Fry, Terry L. Mott, John McMurray and Steven K. Passey, each of whom may be difficult to replace. There can be no assurance that they will remain in the Company's employ. The loss of any of these individuals could have a material adverse effect upon the Company's business and results of operations. See "Management -- Executive Compensation -- Employment Agreements." The Company's employment agreements with each of Messrs. Fry, Mott, McMurray and Passey, and the non-competition provisions thereof, are unlikely to be enforceable by the Company against the employees since state law and public policy generally prohibit forced employment and severely restrict the scope of non-competition provisions. As a result, there can be no assurance that such employees will remain with the Company and that they will not compete after termination.


 FUTURE REVISIONS IN INVESTMENT AND OPERATING POLICIES AND STRATEGIES BY BOARD OF DIRECTORS CREATES UNCERTAINTY

     Management has established the Company's investment and operating policies and strategies as set forth in this Prospectus. However, these policies and strategies may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Independent Directors, without stockholder approval. Ultimately, these changes may have a material adverse effect on the Company's business, results of operations or financial condition.

 FAILURE TO RAISE ADDITIONAL CAPITAL MAY ADVERSELY AFFECT FUTURE GROWTH AND RESULTS OF OPERATIONS

     To implement fully the Company's strategy to rapidly grow a portfolio of Mortgage Assets, the Company will be required to raise capital in addition to the capital raised in this Offering. Accordingly, the Company expects to increase its capital resources by making additional offerings of equity and debt securities, which may include classes of preferred stock, Common Stock, commercial paper, medium-term notes, mortgage-backed obligations and senior or subordinated debt. There can be no assurances that such additional capital resources will be available on terms acceptable to the Company. Further, there can be no assurance that the Company will successfully or economically raise the capital required to implement its business plan. If the Company is unable to raise sufficient capital or raise capital on favorable terms, the Company's business, results of operation and financial condition may be materially adversely affected.

CONFLICTS OF INTEREST MAY RESULT IN DECISIONS THAT DO NOT FULLY REFLECT THE STOCKHOLDERS' BEST INTEREST

 CONFLICTS OF INTEREST WITH AND DEPENDENCE UPON CONTIFINANCIAL CORPORATION MAY NOT BE IN THE STOCKHOLDERS' BEST INTEREST


     The Company is subject to various potential conflicts of interest arising from its relationship with ContiFinancial Corporation. See "Conflicts of Interest and Related Party Transactions." In summary, immediately prior to the Offering, ContiFinancial Corporation (a) will beneficially own 32.2% (on a fully diluted basis) of the outstanding Common Stock of the Company, (b) will beneficially own all of the Class B Redeemable Preferred, (c) until December, 2001, will have the right to purchase not less than 75% of the fixed rate Subprime Mortgage Loans originated or acquired by the Taxable Subsidiary at a price determined by the best published rates of ContiFinancial Corporation, (d) will have lent the Taxable Subsidiary substantial funds under the warehouse credit facility ($40.3 million at March 31, 1998), (e) may beneficially own warrants to purchase additional shares of the Common Stock, and (f) will have the right to be the Company's exclusive placement agent for all structured debt offerings and other securitizations for a fee. See "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation."


     As a stockholder, ContiFinancial Corporation may be in a position to exercise significant direct and indirect influence over the affairs of the Company. Consequently, ContiFinancial Corporation may be able to influence the election of certain members of the Board of Directors.


     In addition, in light of the Company's or the Taxable Subsidiary's dependence upon ContiFinancial Corporation for many financial and financial advisory services, the Company may act in a manner which does not fully reflect the best interests of all of the Company's stockholders. For example, the Taxable Subsidiary may elect to retain certain of its credit facilities with ContiFinancial Corporation when credit facilities from others third parties may be obtained at a lower cost. Moreover, if the fees payable to ContiFinancial Corporation are higher than those required by other third parties, the Company's earnings and distributions to stockholders may be materially reduced.



     Further, pursuant to an Investment Banking Services Agreement, until December, 2001, the Company has appointed ContiFinancial Corporation as its exclusive placement agent for structured debt offerings and other securitizations and has agreed to pay a placement agent fee of 25 basis points of the principal amount of any such structured debt on public offerings and 50 basis points of the gross proceeds of any such private offering. Such fees are payable to ContiFinancial Corporation for financial advisory services to be rendered and will not be reduced by any fees payable or paid to others, including the underwriters, placement agent or to other agents or advisors, if any, in connection with any structured debt offering. If the fees payable to ContiFinancial Corporation are higher than those available from other third parties, the Company's earnings and distributions may be materially reduced. See "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation." The Company is unable to quantify, with any degree of reasonable accuracy, the amount of fees which would be paid to ContiFinancial Corporation. Such fees depend on market conditions which cannot be predicted at this time. Further, such fees could be misleading if not placed in the context of the Company's earnings and distributions, which the Company is unable to accurately calculate at this time with any degree of certainty.


     In an effort to mitigate the foregoing potential conflicts of interest, the Company has implemented policies and procedures which require, among other things, that each decision that implicates a conflict of interest must be approved by a majority of the Independent Directors. However, there can be no assurance that the Company's policies or procedures will be successful in eliminating the influence of such conflicts and, thus, the Company may take courses of action which fail to fully represent the best interests of all stockholders of the Company.

 A PORTION OF THE NET PROCEEDS FROM THIS OFFERING WILL BE USED TO RETIRE DEBT TO AND REDEEM STOCK OF CONTIFINANCIAL CORPORATION

     The Taxable Subsidiary has obtained a working capital credit facility from ContiFinancial Corporation in the maximum principal amount of $2.0 million. See "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation." Any outstanding principal balance and accrued interest under this facility ($2.0 million as of March 31, 1998) is expected to be retired with a portion of the net proceeds of the Offering. In addition, $2.2 million of the net proceeds of the Offering will be used to redeem the outstanding shares of Class B Redeemable Preferred Stock held by ContiFinancial Corporation (which was issued in exchange for $2.0 million of working capital debt). Thus, ContiFinancial Corporation will receive a portion of the net proceeds from the Offering as repayment of debt.

  INVESTORS WILL HAVE NO VOTING CONTROL OF THE TAXABLE SUBSIDIARY

     The Company will own 95% of the economic value of the Taxable Subsidiary, but will not own any voting securities. In fact, all voting power will be held by the Founders and ContiFinancial Corporation. As a result, the Company will not control the management or operations of the Taxable Subsidiary. Therefore, the Founders and ContiFinancial Corporation, and not the Company, will own or control the voting stock of the Taxable Subsidiary and, thus, may direct the business and operations of the Taxable Subsidiary in a manner inconsistent with the best interests of the Company and its stockholders.

 THE FOUNDERS AND CONTIFINANCIAL CORPORATION MAY EXERT INFLUENCE OVER THE
 COMPANY

     The Founders and ContiFinancial Corporation will beneficially own or have a right to control approximately 20.6% of the outstanding shares of Common Stock of the Company (assuming no exercise of the Warrants, the Representative's Warrants, the Underwriter's over-allotment option or options granted under the 1996 and 1998 Stock Option Plans). As stockholders, the Founders and ContiFinancial Corporation could exert significant influence over corporate actions requiring stockholder approval.

INVESTMENTS IN SUBPRIME MORTGAGE LOANS INVOLVE GREATER RISK OF LOSS

 HIGHER DELINQUENCY AND LOSS RATES ON SUBPRIME MORTGAGE LOANS MAY RESULT IN
 LOSSES

     A large portion of the Company's Mortgage Loans are made to borrowers who do not qualify for Mortgage Loans from conventional Mortgage Loan lenders. For the year ended December 31, 1997, approximately 2.73% and 0.57% of the Company's Subprime Mortgage Loan purchases and originations were comprised of Mortgage Loans made to borrowers graded "C" or "C-" respectively, the Company's two lowest credit grade classifications. See "Business -- Underwriting and Quality Control Strategies." No assurances can be given that the Company's underwriting criteria or methods will afford adequate protection against the higher risks associated with Mortgage Loans made to Subprime Mortgage Loan borrowers. The failure of the Company to adequately address the risk of Subprime Mortgage Loan lending would have a material adverse impact on the Company's results of operations, financial condition or business prospects.

     Credit risks associated with Subprime Mortgage Loans may be relatively greater than those associated with Prime Mortgage Loans. Certain of the important differences between Subprime Mortgage Loans and Prime Mortgage Loans include the applicable loan-to-value ratios ("LTV"), the credit and income histories of the borrowers, the documentation required for approval of the borrowers, the types of properties securing the Mortgage Loans, Mortgage Loan sizes and the borrowers' occupancy status with respect to the related mortgaged property. As a result of these and other factors, the interest rates charged on Subprime Mortgage Loans are often higher than those charged for Prime Mortgage Loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for Subprime Mortgage Loans as compared to Prime Mortgage Loans and could have an adverse effect on the Company to the extent that the Company invests in such Mortgage Loans or Mortgage Securities secured by such Mortgage Loans.

 SUBPRIME MORTGAGE LOANS MAY EXPERIENCE HIGH PREPAYMENT RATES WHICH REDUCES INCOME FROM OPERATIONS


     Rapid prepayments of Mortgage Loans in the Company's investment portfolio adversely affects the Company's income and distributions to stockholders. See "-- Interest Rate Fluctuations May Adversely Affect the Company's Investments and Results of Operations -- Declining Interest Rates May Increase Prepayment Rates and Reduce Net Interest Income." Since there is less information and historical data than exists for Prime Mortgage Loans, there is uncertainty about prepayment rates on Subprime Mortgage Loans.



     Prepayment rates on Subprime Mortgage Loans may increase even in periods when interest rates are stable or rising since subprime borrowers may be able to improve their credit ratings and refinance their Mortgage Loans to reduce the interest rate. The Company intends to minimize the effect of rapid prepayment by investing in Mortgage Loans with prepayment penalties. However, not all Subprime Mortgage Loans will have prepayment penalties. Ultimately, increasing prepayment rates could materially reduce income from operations.


 COMPETITION IN THE SUBPRIME MORTGAGE LENDING MARKET MAY HAVE A MATERIAL ADVERSE EFFECT ON RESULTS OF OPERATIONS


     As an originator and purchaser of Subprime Mortgage Loans, the Company will face intense competition, primarily from commercial banks, savings and loans, other independent mortgage lenders and certain other mortgage REITs and specialty finance companies. Such competitors include other mortgage REITs, including Novastar Financial, Inc., and Hanover Capital Mortgage Holdings, Inc. As the Company expands into particular geographic markets across the nation, it will face competition from lenders with established positions in these locations. Many of the Company's competitors in the financial services business are substantially larger and have more capital and other resources than the Company. In addition, competition can take place on various other levels, including convenience in obtaining a Mortgage Loan, service, marketing, origination channels and pricing. Failure to be competitive on these levels could have a material adverse effect on the Company's results of operations.


     Additionally, the Subprime Mortgage Loan market is currently undergoing substantial changes. There are new entrants into the market, which is a changing competitive environment. Furthermore, certain large national finance companies and Prime Mortgage Loan originators have announced their intention to adapt their Prime Mortgage Loan origination programs by allocating resources to the origination of Subprime Mortgage Loans. Certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Company and to target customers similar to those that the Company targets. For example, FHLMC has announced its intention to make a secondary marketplace for Subprime Mortgage Loans originated by certain financial institutions. The entrance of these and other potential competitors into the Company's markets could have a material adverse effect upon the Company's results of operations and financial condition. In particular, the increasing level of capital resources being devoted to Subprime Mortgage Loan lending may increase the competition among lenders to originate or purchase Subprime Mortgage Loans and result in either (i) reduced interest rates and, thus, compressed spreads on such Mortgage Loans compared to present levels, which would decrease potential profit margins, or (ii) revised underwriting standards permitting higher loan-to-value ratios on properties securing Subprime Mortgage Loans, which would increase the risk of loss in the event of default. There can be no assurance that the Company will be able to compete successfully in this market environment and any failure in this regard could have a material adverse effect on the Company's results of operations and financial condition.

INVESTMENTS IN HIGH LTV MORTGAGE LOANS AND SUBORDINATED MORTGAGE SECURITIES INVOLVE GREATER RISKS OF LOSS

 DEFAULTS ON HIGH LOAN-TO-VALUE MORTGAGE LOANS MAY RESULT IN LOSSES

     The Company's current underwriting guidelines allow for the acquisition of Mortgage Loans with up to a 90% loan-to-value ratio ("LTV"). See
"Business -- Underwriting and Quality Control Strategies." The higher the LTV, the greater the risk that the Company may be unable to recover full amounts due on its Mortgage Loans in the event the borrower defaults and the Company forecloses and sells the underlying collateral. The failure of the Company to adequately address the risk of high LTV Mortgage Loan products could have a material adverse effect on the Company's results of operations and financial condition.

  SUBORDINATED CLASSES OF MORTGAGE SECURITIES ARE SUBJECT TO GREATER CREDIT RISKS THAN SENIOR CLASSES

     The Company expects its investment portfolio to include Mortgage Securities acquired from third parties, including "first loss" classes of subordinated Mortgage Securities. A "first loss" class is the most subordinated class of securities and is the first to bear the loss upon a default on the underlying Mortgage Loans. Subordinated Mortgage Securities are subject to special risks than more senior classes, including a substantially greater risk of loss of principal and non-payment of interest. While the market value of most subordinated interest classes tend to react less to fluctuations in interest rate levels than more senior classes, the market values of subordinated Mortgage Securities tend to be more sensitive to changes in economic conditions than more senior classes. As a result of these and other factors, subordinated Mortgage Securities generally are not actively traded, are more difficult to pledge as collateral for borrowings and may not provide the holders thereof with liquidity.

     Additionally, the yield to maturity on subordinated Mortgage Securities of the type that the Company intends to acquire will be extremely sensitive to the default and loss experience of the underlying mortgage pass-through securities or pools of whole loans securing or backing a series of Mortgage Securities and the timing of any such defaults or losses. Because the subordinated Mortgage Securities of the type the Company intends to acquire generally have no credit support, to the extent there are realized losses on the Mortgage Loans collateralizing such classes, the Company may recover less than the full amount, if any, of its initial investment in such subordinated Mortgage Securities.

     Further, the subordination of Mortgage Securities to more senior classes may adversely affect the yield on such Mortgage Securities even if realized losses are not ultimately allocated to such classes. On any payment date, interest and principal are paid on the more senior classes before interest and principal are paid with respect to the unrated or non-investment grade credit support classes. Typically, interest deferred on these credit support classes is payable on subsequent payment dates to the extent funds are available, but such deferral may not itself bear interest. Such deferral of interest will affect adversely the yield on the Mortgage Securities.

     Finally, the Mortgage Securities that the Company retains from its structured debt financings may be subordinated Mortgage Securities that are not supported by credit enhancements, are not investment grade and have limited liquidity. To the extent third parties have been contracted to provide the credit enhancement, the Company is dependent in part upon the creditworthiness and the ability of the insurer to pay claims and the timeliness of reimbursement in the event of a default on the underlying obligations. The insurance coverage for various types of losses is limited in amount and, consequently, losses in excess of the limitation would be borne by the Company. Credit enhancements on non-investment grade Mortgage Securities are less likely to fully absorb the losses from mortgage defaults which tend to be significantly higher for non-investment grade Mortgage Securities as compared to investment grade Mortgage Securities. Non-investment grade Mortgage Securities are also generally less liquid than investment grade securities. Accordingly, to the extent that the Company invests in non-investment grade securities, it will be subject to greater credit and liquidity risks the consequences of which may result in losses and adversely affect results of operations.

INTEREST RATE FLUCTUATIONS MAY ADVERSELY AFFECT OPERATIONS AND NET INTEREST
INCOME

 INTEREST RATE MISMATCHES BETWEEN MORTGAGE ASSETS AND BORROWINGS MAY RESULT IN REDUCED INCOME OR LOSSES

     A substantial portion of all Mortgage Assets are expected to have adjustable rates or are fixed initially, but have interest rate indices that will adjust at some point in the future. Interest rates on the Company's borrowings are, and generally will be, based on short-term indices. To the extent any of the Company's Mortgage Assets are financed with borrowings bearing interest based on, or varying with, an index different from that used for the related Mortgage Assets, so-called "basis" interest rate risk will arise. In such event, if the index used for the Mortgage Assets is a "lagging" index (such as the 11th District Cost of Funds) that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, the Company's net interest income will be adversely affected in periods of increasing market interest rates.

     Additionally, the Company's adjustable-rate Mortgage Assets will be subject to periodic rate adjustments which may be more or less frequent than the increases or decreases in rates borne by the borrowings or financings utilized by the Company. Accordingly, in a period of increasing interest rates, the Company could experience a decrease in net interest income or a net loss because the interest rates on borrowings could adjust faster than the interest rates on the Company's adjustable-rate Mortgage Loans ("ARMs") or Mortgage Assets backed by ARMs. Moreover. ARMs are typically subject to periodic and lifetime interest rate caps which limit the amount an ARMs interest rate can change during any given period. The Company's borrowings will not be subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, the Company could also experience a decrease in net interest income or a net loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation while the interest rates on the Company's ARMs and Mortgage Assets backed by ARMs would be limited by caps. Furthermore, some ARMs may be subject to periodic payment caps that result in some portion of the interest accruing on the ARM being deferred and added to the principal outstanding. This could result in receipt by the Company of less cash income on its ARMs than the debt service that the Company is required to pay on the related borrowings, which will not have such payment caps. The Company expects that the net effect of these factors, all other factors being equal, will be to lower the Company's net interest income or cause a net loss during periods of rapidly rising market interest rates (but not necessarily in an environment of gradually rising market interest rates), which could negatively impact the level of dividend distributions and the market price of the Common Stock.

     The Company acquires the majority of its Mortgage Assets at a premium over face amount. For financial reporting purposes, these premiums are amortized as an adjustment to the yield of the acquired Mortgage Asset. During periods of decreasing interest rates, borrowers are more likely to refinance Mortgage Loans. As Mortgage Loans are prepaid, premiums may be amortized faster than originally expected. Sudden declines in interest rates may increase prepayments, which would cause a significant portion of premiums to be amortized, resulting in a significant negative impact on net interest income or result in a net loss. Although many of the Mortgage Loans originated by the Company have penalties for prepayment, certain Mortgage Loans originated and Mortgage Loans acquired from third-party correspondents may not have prepayment penalties, thereby increasing the Company's exposure to prepayment risks.

     Changes in anticipated prepayment rates of Mortgage Assets could affect the Company in several adverse ways. A portion of the ARMs acquired by the Company will have been recently originated and will still bear initial interest rates which are lower than their "fully-indexed" rates (the applicable index, plus a margin). In the event that such an ARM is prepaid faster than anticipated, such as prior to or soon after the time of adjustment to a fully-indexed rate, the Company will have experienced an adverse effect on its net interest income during the time it held such ARM (compared with holding a fully-indexed ARM) and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the ARM. In addition, the faster than anticipated prepayment of any Mortgage Asset that had been purchased at a premium by the Company would generally result in a faster than anticipated write-off of any remaining capitalized premium amount and consequent reduction of the Company's net interest income by such amount.

 INTEREST RATE INCREASES MAY REDUCE MORTGAGE LOAN ORIGINATIONS AND INCOME

     A substantial or sustained increase in interest rates could adversely affect the ability of the Company to originate and purchase Mortgage Loans and would reduce the interest rate differential between newly originated Mortgage Loans and the pass-through rate on Mortgage Loans that are financed. Historically, interest rate increases have resulted in a reduction in the level of re-financed Mortgage Loan originations. In such event, the Company's origination volume may significantly decrease, prohibiting the Company from acquiring or originating sufficient new Mortgage Loans to replace those Mortgage Loans that are prepaid. In periods of declining production, the Company may be required to purchase Mortgage Assets in the secondary market at higher costs, thereby reducing earnings and income.

  DECLINING INTEREST RATES MAY INCREASE PREPAYMENT RATES AND REDUCE NET INTEREST INCOME

     Prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments of ARMs and Mortgage Assets backed by ARMs usually can be expected to increase when mortgage interest rates fall below the then-current interest rates on such ARMs and decrease when mortgage interest rates exceed the then-current interest rate on the ARMs, although such effects are not predictable. Prepayment experience also may be affected by the geographic location of the property securing the Mortgage Loans, the assumability of the Mortgage Loans, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on certain ARMs may be affected by the ability of the borrower to convert an ARM to a fixed-rate Mortgage Loan and by conditions in the fixed-rate Mortgage Loan market. If the interest rates on ARMs increase at a rate greater than the interest rates on fixed-rate Mortgage Loans, prepayments on ARMs may tend to increase. In periods of fluctuating interest rates, interest rates on ARMs may exceed interest rates on fixed-rate Mortgage Loans, which may tend to cause prepayments on ARMs to increase at a rate greater than anticipated. Mortgage Securities backed by Mortgage Loans are often structured so that certain classes are provided protection from prepayments for a period of time. However, in a period of extremely rapid prepayments, during which earlier-paying classes may be retired faster than expected, the protected classes may receive unscheduled payments of principal earlier than expected and would have average lives that, while longer than the average lives of the earlier-paying classes, would be shorter than originally expected. The Company will seek to minimize prepayment risk through a variety of means, including structuring a diversified portfolio of Mortgage Assets with a variety of prepayment characteristics, originating and investing in Mortgage Assets with prepayment prohibitions and penalties, investing in certain Mortgage Security structures which have prepayment protection, and balancing Mortgage Assets purchased at a premium with Mortgage Assets purchased at a discount. In addition, the Company may in the future purchase IOs as part of its hedging strategy. However, no strategy can completely insulate the Company from prepayment risks arising from the effects of interest rate changes.

 HEDGING TRANSACTIONS LIMIT GAINS AND MAY INCREASE EXPOSURE TO LOSSES

     The Company follows an asset/liability management strategy intended to protect against interest rate changes and prepayments. See "Business
 -- Interest Rate Risk Management." Nevertheless, developing an effective asset/liability management strategy is complex and no strategy can completely insulate the Company from risks associated with interest rate changes and prepayments. In addition, there can be no assurance that the Company's hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition. Hedging typically involves costs, including transaction costs, which increase dramatically as the period covered by the hedge increases and which also increase during periods of rising and volatile interest rates. The Company may increase its hedging activity, and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased. Moreover, federal tax laws applicable to REITs may substantially limit the Company's ability to engage in certain asset/liability management transactions. Such federal tax laws may prevent the Company from effectively implementing particular hedging strategies that the Company determines, absent such restrictions, would best insulate the Company from the risks associated with changing interest rates and prepayments. See "Federal Income Tax Considerations -- Taxation of the Company."

 INTEREST-ONLY AND PRINCIPAL-ONLY MORTGAGE SECURITIES ARE SUBJECT TO SUBSTANTIAL INTEREST RATE AND PREPAYMENT RISKS WHICH MAY ADVERSELY AFFECT RESULTS OF OPERATIONS.

     The Company may invest a portion of its assets in interest-only Mortgage Securities ("IOs") and principal-only Mortgage Securities ("POs"), which are subject to substantial interest rate and related risks, in conjunction with its other hedging activities. IOs represent investments in the interest payments from a pool of Mortgage Loans, whereas POs represent investments in the principal payments from a pool of Mortgage Loans. The returns from IOs and POs are subject to significant prepayment risks. To the extent that the average prepayment rate on a pool of Mortgage Loans is higher than expected, the IOs issued on such pool will generate less interest income than IOs issued on pools of Mortgage Loans with lower prepayment rates. As interest rates decline, prepayment rates will generally increase and thereby reduce the stream of income which can be generated through an investment in IOs. Conversely, POs benefit from higher prepayment rates since the holders are entitled to receive such prepayments. The present value of the cash flow generated from POs will generally decline in the event that prepayments are slower than expected. In addition, rising interest rates will negatively impact the present value of the future cash flows from both IOs and POs. Accordingly, any such fluctuations in interest rates or prepayment rates may reduce or eliminate the effectiveness of hedging strategies using IOs and POs, and thereby may have an adverse effect on the Company's results of operations.

 THE COMPANY HAS NO SPECIFIC HEDGING POLICIES AND FAILURE TO APPROPRIATELY HEDGE MAY ADVERSELY AFFECT RESULTS OF OPERATIONS

     The Company intends to purchase interest rate caps, interest rate swaps and other appropriate financial instruments to mitigate the risk of the interest cost of its variable rate liabilities increasing at a faster rate than the earnings on its Mortgage Assets during a period of rising rates. In this way, the Company intends generally to hedge as much of the interest rate risk as management determines is in the best interests of the Company given the cost of such hedging transactions and the need to maintain the Company's status as a REIT. In this regard, the amount of income the Company may earn from its hedging is subject to limitation under the REIT provisions of the Code. The Company may hedge the risk of its borrowing costs on its liabilities increasing faster than its income, due to the effect of the periodic and lifetime caps on its Mortgage Assets, through the acquisition of (i) Qualified REIT Assets, such as interest-only REMIC regular interests, that function in a manner similar to hedging instruments, (ii) Qualified Hedges, the income from which qualifies for the 95% income test, but not the 75% income test for REIT qualification purposes, and (iii) other hedging instruments, whose income qualifies for neither the 95% income test nor the 75% income test. See "Federal Income Tax Considerations -- Qualification as a REIT -- Sources of Income." The latter form of hedging may be accomplished through the Taxable Subsidiary. See
"Business -- Industry Developments," "Business -- Interest Rate Risk Management" and "Federal Income Tax Considerations -- Taxation of the Company." The Company's policies do not contain specific requirements as to the percentage or amount of interest rate risks which the Company is required to hedge. The Board of Directors will, from time to time, review the extent and effectiveness of hedging transactions conducted by the Company. The Company may attempt to increase its overall yield by saving the cost of acquiring and carrying hedging instruments by not hedging certain periodic interest rate adjustments when the Company determines, based on all relevant facts, that bearing such risk is advisable and does not present an unacceptable risk. However, there can be no assurance that the Company's estimation of the risks will be accurate and failure to hedge appropriately may effect the Company's results of operations.

 COUNTERPARTY AND UNENFORCEABILITY RISK IN HEDGING TRANSACTIONS MAY RESULT IN LOSSES

     Hedging instruments are not always traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record-keeping, financial responsibility or segregation of customer funds and positions. Hedging transactions subject the Company to risks that the counterparty will be unable or unwilling to perform its obligations. Such risks could result from insufficient documentation, insufficient capacity or authority of a counterparty and unenforceability in the event of bankruptcy or insolvency. If a hedging transaction entered into by the Company was determined to be unenforceable, the Company could incur unrecoverable losses from such transaction. The business failure of a counterparty with which the Company has entered into a hedging transaction will most likely result in a default. Default by a party with which the Company has entered into a hedging transaction may result in the loss of unrealized profits and force the Company to cover its resale commitments, if any, at their then current market price. Although generally the Company will seek to reserve for itself the right to terminate its hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the counterparty, and the Company may not be able to enter into an offsetting contract in order to cover its risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and the Company may be required to maintain a position until exercise or expiration which could result in losses.

  BASIS RISK IN HEDGING TRANSACTIONS MAY RESULT IN LOSSES

     To the extent the Company utilizes a derivatives transaction to hedge another position, such transaction will also subject the Company to basis or correlation risk. Basis or correlation risk refers to the exposure of a transaction or portfolio to the differences in the price performance of the derivatives it contains and their hedges. If the Company enters into a transaction in which an instrument and its hedge are not perfectly correlated, changes in applicable indices or other price movements will result in a change (which could include a loss) in the market value of the combined hedge position. The Company does not have any policies limiting the amount of derivatives used for hedging transactions which increases uncertainty for stockholders.

BORROWING TO FINANCE INVESTMENT PORTFOLIO MAY ADVERSELY AFFECT RESULTS OF OPERATIONS

  LEVERAGE INCREASES EXPOSURE TO LOSS

     The Company's operations are expected be highly leveraged. The Company expects to borrow against a substantial portion of the market value of its assets (up to approximately 92%, depending upon the nature of the underlying Mortgage Assets). The Company generally expects to maintain a ratio of equity capital to book value of total assets of approximately 8% to 15%. The actual ratio may be higher or lower from time to time depending upon market conditions and other factors deemed relevant by management, subject to the review of the Board of Directors. The Company's Amended and Restated Articles of Incorporation and Bylaws do not limit the amount of indebtedness the Company can incur, and management will have the discretion to deviate from or change its indebtedness policy at any time, without consent from or notice to the Company's stockholders. See "-- Operations of a New Enterprise Involves
Uncertainty -- Future Revisions in Investment and Operating Policies and Strategies by Board of Directors Creates Uncertainty." The Company intends to finance its acquisition of Mortgage Assets through the net proceeds of the Offering and by borrowing against or "leveraging" its investment portfolio. The Company will leverage primarily with reverse repurchase agreements, securitizations of its Mortgage Loans and secured and unsecured borrowings.

     Leverage increases the volatility in the Company's income and the value of its investment portfolio of Mortgage Assets. The Company will leverage its investment portfolio only when there is an expectation that it will enhance returns; however, there can be no assurance that the Company's use of leverage will prove to be beneficial or advantageous to the Company, relative to the Company's risks. Moreover, there can be no assurance that the Company will be able to meet its debt service obligations. The Company's ability to meet its debt service obligations will depend upon the Company's receipt of sufficient income from its Mortgage Assets investment portfolio. In the event of a mismatch in interest rates between the Company's borrowings and the yield on its Mortgage Assets investment portfolio or other reductions in cash flow, including without limitation reductions resulting from payment defaults on the Company's Mortgage Assets, the Company may not have sufficient cash flow to meet its debt service obligations.

     A substantial portion of the Company's borrowings are expected to be in the form of securitizations and reverse repurchase agreements. If the value of the Mortgage Assets pledged to secure such borrowings were to decline, the Company would be required to post additional collateral in order to reduce the amount borrowed or suffer forced sales of its collateral. If sales were made at prices lower than the carrying value of the collateral, the Company would experience additional losses. If the Company is forced to liquidate its Mortgage

Assets, there can be no assurance that it will be able to maintain compliance with the REIT provisions of the Code regarding asset and source of income requirements. See "-- Failure to Maintain REIT Status Would Have Adverse Tax Consequences."

 INABILITY TO IMPLEMENT LEVERAGING STRATEGY MAY REDUCE INCOME OR RESULT IN
 LOSSES

     The Company employs a financing strategy to increase the size of its Mortgage Asset portfolio by borrowing a substantial portion (which may vary depending upon the mix of the Mortgage Assets in the Company's portfolio and the application of the Company's Capital Allocation Guidelines with respect to such mix of Mortgage Assets) of the market value of its Mortgage Assets. If the returns on the Mortgage Assets purchased with borrowed funds fail to cover the cost of its borrowings, the Company will experience net interest losses. In addition, through increases in haircuts (i.e., the equity capital required by a lender or purchaser to finance the Company's Mortgage Assets), decreases in the market value of the Company's Mortgage Assets, increases in interest rate volatility, availability of financing in the market, circumstances then applicable in the lending market and other factors, the Company may not be able to achieve the degree of leverage it believes to be optimal, which may cause the Company to be less profitable than it might be otherwise.

 INABILITY TO RENEW OR REPLACE MATURING BORROWINGS MAY RESULT IN LOSSES

     The ability of the Company to achieve its investment objectives depends not only on its ability to borrow money in sufficient amounts and on favorable terms, but also on the Company's ability to renew or replace on a continuous basis its maturing short-term borrowings. The Company's business strategy relies on warehouse facilities and short-term reverse repurchase agreements to fund Mortgage Loan originations and purchases. See "Business -- Capital and Liquidity Management." In the event the Company is not able to renew or replace maturing borrowings, the Company could be required to sell Mortgage Assets under adverse market conditions and could incur losses as a result. See "Business -- Industry Developments." In addition, in such event, the Company may be required to terminate hedge positions, which could result in further costs to the Company. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of Mortgage Assets in which the Company's Mortgage Loan portfolio is concentrated will reduce the market value of the Mortgage Assets, which would likely cause lenders to require additional collateral. At the same time, the market value of the Mortgage Assets in which the Company's liquid capital is invested may have decreased. A number of such factors in combination may cause difficulties for the Company, including a possible liquidation of a major portion of the Company's Mortgage Asset portfolio at disadvantageous prices with consequent losses, which could have a material adverse effect on the Company and its solvency.

 DECLINE IN MARKET VALUE OF MORTGAGE ASSET MAY LIMIT THE COMPANY'S ABILITY TO BORROW OR RESULT IN LOSSES

     A decline in the market value of the Company's portfolio of Mortgage Assets may limit the Company's ability to borrow or result in lenders initiating margin calls (i.e., requiring a pledge of cash or additional Mortgage Assets to re-establish the ratio of the amount of the borrowing to the value of the collateral). This remains true despite effective hedging against such fluctuations because the hedging instruments may not be part of the collateral securing the collateralized borrowings. Additionally, it may be difficult to realize the full value of the hedging instrument when desired for liquidity purposes due to the applicable REIT provisions of the Code. See "Federal Income Tax Considerations -- Qualification as a REIT -- Sources of Income -- The 95% Test." The Company could be required to sell Mortgage Assets under adverse market conditions in order to maintain liquidity. See "Business -- Industry Developments." Such sales may be effected by management when deemed by it to be necessary in order to preserve the capital base of the Company. If these sales were made at prices lower than the amortized cost of the Mortgage Assets, the Company would experience additional losses. A default by the Company under its collateralized borrowings could also result in a forced liquidation of collateral, including any cross-collateralized assets, and resulting in a loss equal to the difference between the value of the collateral and the amount borrowed.

 CONTINGENT AND RESIDUAL RISKS IN STRUCTURED DEBT FINANCINGS MAY ADVERSELY AFFECT RESULTS OF OPERATIONS

     In connection with any structured debt financings the Company may undertake, the Company will be required to repurchase or substitute Mortgage Loans in the event of a breach of representation or warranty made by the Company. While the Company may have recourse to the sellers of Mortgage Loans it purchases, there can be no assurance of the sellers' abilities to honor their obligations to the Company. Likewise, in connection with any whole loan sales made by the Company, the Company will enter into agreements with the purchaser thereof, which generally will require the Company to repurchase or substitute Mortgage Loans in the event of a breach of a representation or warranty made by the Company to the Mortgage Loan purchaser, any misrepresentation during the Mortgage Loan origination process or, in some cases, upon any fraud or default on such Mortgage Loans. The remedies available to a purchaser of Mortgage Loans from the Company may be generally broader than those available to the Company against the sellers of such Mortgage Loans. If a purchaser enforces its remedies against the Company, the Company may not be able to enforce on a cost-effective basis whatever remedies the Company may have against its sellers. During the period of time that the Mortgage Loans are held by the Company, the Company is subject to the various business risks associated with the lending business, including borrower default, foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of Mortgage Loans held for sale to potential purchasers. To the extent the Company maintains an interest in structured debt financings backed by Mortgage Loans it acquires or originates, the Company retains some degree of prepayment, credit, default and interest rate risk.

     In addition, borrowers, purchasers of the Company's Mortgage Loans, monoline insurance carriers and trustees in any structured debt financing undertaken by the Company may make claims against the Company arising from (i) alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company, including appraisers, (ii) incomplete documentation, and (iii) failure by the Company to comply with various laws and regulations applicable to its business. Any claims asserted in the future may result in liabilities or legal expenses that could have a material adverse effect on the Company's results of operations, financial conditions and business prospects.

 UNAVAILABILITY OF STRUCTURED DEBT FINANCING MAY ADVERSELY AFFECT RESULTS OF OPERATIONS

     The Company intends to pool and finance through structured debt financing a substantial portion of the Mortgage Loans it acquires or originates. The Company may be required in such financings to continue to bear some risk of loss on the underlying Mortgage Loans. Adverse changes in the structured debt financing market could impair the Company's ability to originate, acquire and finance Mortgage Loans through financings on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations or financial condition. In addition, in order to gain access to the structured debt financing market, the Company may rely upon credit enhancements provided by one or more monoline insurance carriers. Any substantial reductions in the size or availability of the structured debt financing market for the Company's Mortgage Loans, or the unwillingness of insurance companies to provide credit enhancement for the Company's Mortgage Securities could have a material adverse effect upon the Company's results of operations or financial condition.

  THE COMPANY DEPENDS UPON SEVERAL LENDERS TO FINANCE OPERATIONS


     The Company and the Taxable Subsidiary finance substantially all of the Mortgage Loans which they originate or acquire through interim financing facilities, including its warehouse credit line and reverse repurchase agreements. See "Business -- Capital and Liquidity Management." In the case of the Taxable Subsidiary, these borrowings historically have been repaid with the proceeds received by the Company through Mortgage Loan sales. See "-- Presidents 1999 Budget Plan, If Enacted Would Adversely Affect Results of Operation." The Taxable Subsidiary is currently dependent upon ContiFinancial Corporation and Nomura Asset Capital Corporation to provide the primary credit facilities for its Mortgage Loan originations and acquisitions. For a description of the terms of the Taxable Subsidiary's arrangements and agreements with ContiFinancial Corporation and Nomura Asset Capital Corporation, see "Business -- Marketing and Production Strategy -- Correspondent Lending -- Initial Correspondent Platform" and "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation." Any failure to renew or obtain adequate funding under these financing arrangements, or any substantial reduction in the size of, or pricing in, the market for the Taxable Subsidiary's Mortgage Loans, could have a material adverse effect on the Company's operations. Furthermore, the Company would not be able to hold a large volume of Mortgage Loans pending structured debt financing, and, therefore, would have to curtail its Mortgage Loan production or sell Mortgage Loans either through whole loan sales or through smaller structured debt financing, potentially having a material adverse effect on the Company's results of operations. Upon the sale of Mortgage Loans, the Company would terminate the hedge positions associated with such Mortgage Loans, which could result in further costs to the Company. A sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of Mortgage Assets being held by the Company will reduce the market value of the Mortgage Assets, which may cause lenders to require additional collateral. A number of such factors in combination may cause difficulties for the Company, including a possible liquidation of a major portion of the Company's Mortgage Assets at disadvantageous prices, which can cause additional losses and could have a material adverse effect on the Company and its solvency.


  LENDER BANKRUPTCY MAY RESULT IN LOSSES

     Additionally, in the event of a bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under such agreements without delay. Conversely, in the event of the bankruptcy of a party with whom the Company had a reverse repurchase agreement, the Company might experience difficulty recovering the collateral subject to such agreement if the agreement were repudiated by the bankrupt lender and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and recoveries, if and when received, and may be substantially less than the damages actually suffered by the Company. Although the Company has, and intends to continue to, enter into reverse repurchase agreements with several different parties and has developed policies to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third-party risks.

RISKS RELATING TO MORTGAGE LENDING OPERATIONS

  DEFAULT ON MORTGAGE LOANS MAY RESULT IN LOSSES

     Prior to completing a structured debt financing with respect to any Mortgage Assets, the Company generally does not intend to obtain credit enhancements such as mortgage pool or special hazard insurance for its Mortgage Loans, other than Federal Housing Association ("FHA") insurance, Veterans Association ("VA") guarantees and private mortgage insurance, in each case relating only to individual Mortgage Loans. Accordingly, during the time it holds such Mortgage Loans for which third-party insurance is not obtained, the Company will be subject to risks of borrower defaults, bankruptcies and special hazard losses that are not covered by standard hazard insurance (including, without limitation, those occurring from earthquakes or floods). In the event of a default on any Mortgage Loan held by the Company, including, without limitation, resulting from declining property values and worsening economic conditions, among other factors, the Company would bear the risk of loss of principal to the extent of any deficiency between the market value of the underlying real property, plus any payments from an insurer or guarantor, and the amount owing on the Mortgage Loan. Defaulted Mortgage Loans would also cease to be eligible collateral for borrowings and would have to be financed by the Company out of other funds until ultimately liquidated, resulting in increased financing costs and reduced net income or a net loss.

     Many of the risks of holding Subprime Mortgage Loans and retaining, after structured debt financing, a portion of the credit risk derived therefrom reflect the risks of investing directly in the real estate securing the underlying Mortgage Loans. This may be especially true in the case of a relatively small or less diverse pool of Subprime Mortgage Loans. In the event of a default on the underlying Mortgage Loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the Mortgage Loan encumbering the property and, if the Company takes title to the property, upon liquidation of the property. Factors such as title or the property's physical condition (including environmental considerations) may make a third-party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related Mortgage Loans. Foreclosure laws in various states may protract the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Moreover, certain Mortgage Loan borrowers may become subject to bankruptcy proceedings, preventing the Company from immediately liquidating the underlying real property. In each of the foregoing cases, the amount and timing of amounts due to the Company may be materially adversely affected.

 COMPETITION FOR MORTGAGE LOANS FROM INDEPENDENT MORTGAGE BROKERS AND CORRESPONDENTS MAY ADVERSELY AFFECT RESULTS OF OPERATIONS


     The Taxable Subsidiary depends upon independent Mortgage Loan brokers and correspondent lenders for a portion of its originations and purchases of new Mortgage Loans. The Taxable Subsidiary has not entered into any exclusive arrangements with independent brokers or correspondent lenders, who thus remain free to sell Mortgage Loans to others. The Taxable Subsidiary competes with many other purchasers for the correspondents' business based on pricing, service, loan fees, costs and other factors. The Taxable Subsidiary's competitors also seek to establish relationships with brokers and correspondents. The Taxable Subsidiary's future results may become more exposed to fluctuations in the volume and cost of acquiring its Mortgage Loans resulting from, among other things, competition from other prospective purchasers of such Mortgage Loans.


  COMMITMENTS TO PURCHASE MORTGAGE ASSETS EXPOSES THE COMPANY TO INTEREST RATE RISK


     The Taxable Subsidiary may issue commitments obligating it to purchase a specific aggregate principal amount of Mortgage Assets from time to time during the commitment term. As of the date of this Prospectus, the Taxable Subsidiary has not entered into any commitments to purchase specific Mortgage Assets but may do so if management believes the offered price is favorable and such commitment does not expose the Company to excessive risk. From the date the price for the Mortgage Assets to be acquired by the Taxable Subsidiary is determined and the date of delivery of such Mortgage Assets occurs, interest rates on borrowings of the type to be used to finance the purchase of such Mortgage Assets may rise. If the interest rates on the Mortgage Assets do not rise by a corresponding amount and the Taxable Subsidiary's hedge, if any, against the commitments does not perform as expected, the Taxable Subsidiary will nonetheless be required to purchase such Mortgage Assets and such Mortgage Assets may produce a lower than anticipated net earnings or a net loss, which could have a material adverse effect upon the Taxable Subsidiary's results of operations.


  PAYMENTS TO BROKERS IN VIOLATION OF RESPA MAY RESULT IN ADVERSE CLAIMS


     Class action lawsuits have been filed against a number of mortgage lenders alleging that such lenders have violated the Federal Real Estate Settlement Procedures Act ("RESPA") by making certain payments to independent brokers. These lawsuits have generally been filed on behalf of a purported nationwide class of borrowers and allege that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by RESPA, and are therefore illegal. In Culpepper v. Inland Mortgage Corporation, U.S. Court of Appeals for the 11th Circuit, 1998 U.S. App. LEXIS 274 (January 9,
1998), the Court of Appeals determined that the payment of yield spread premiums was an illegal referral fee. The Taxable Subsidiary has adopted disclosure requirements for brokers as suggested by the Mortgage Bankers Association. While the Taxable Subsidiary has been advised that such disclosure may mitigate the risk of claims, the Culpepper decision may require the Taxable Subsidiary to change its broker compensation programs or subject it to material monetary judgments or other penalties. Any such changes or penalties may have a material adverse effect on the Taxable Subsidiary's results of operations, financial condition or business prospects.


  LACK OF GEOGRAPHIC DIVERSIFICATION EXPOSES THE COMPANY TO GREATER DEFAULT RISK


     The Company seeks geographic diversification of the properties underlying its Mortgage Assets and has originated Mortgage Loans in more than 25 states. Nevertheless, properties underlying such Mortgage Assets may be located in the same or a limited number of geographical regions. The loans originated by the Taxable

Subsidiary in 1997 were predominantly concentrated in the following states:
Florida (23.0%), Utah (17.92%), Georgia (11.66%), California (11.33%), Colorado (5.55%) and New York (5.02%). To the extent that properties underlying such Mortgage Assets are located in the same geographical region, such Mortgage Assets may be subject to a greater risk of default than other comparable, geographically dispersed Mortgage Assets in the event of adverse economic, political or business developments and natural hazard risks in such region and, ultimately, the ability of property owners to make payments of principal and interest on the underlying Mortgage Loans.


  INADEQUATE OR INEFFECTIVE SERVICING MAY INCREASE DELINQUENCY AND DEFAULT RATES

     Initially, the Company intends to contract for the servicing of all Mortgage Loans it originates, purchases and holds to maturity with a third-party mortgage servicer pursuant to an interim servicing agreement. See
"Business -- Servicing Activities." In addition, a third-party mortgage servicer will subservice each structured debt financing of the Company's Mortgage Loans pursuant to a related pooling and servicing agreement and a corresponding subservicing agreement between the Company and the third-party servicer. As with any external service provider, the Company is subject to risks associated with insufficient or untimely services. Many of the Company's borrowers will require notices and reminders to keep their Mortgage Loans current and to prevent delinquencies and foreclosures. Any failure of the subservicer to adequately service the Company's Mortgage Loans could cause a substantial increase in the Company's delinquency or foreclosure rates, which could adversely effect the Company's ability to access equity or debt capital resources. Ultimately, inadequate or ineffective servicing could have a material adverse effect on the Company's results of operations, financial condition and business prospects.

     Additionally, the Company has entered into a servicing agreement with Advanta which requires the Company to pay certain termination or transfer penalties, fees and costs in the event the Company terminates such servicing agreement without cause or transfers the servicing of any Mortgage Loans serviced thereunder to another servicer. The Company will be subject to a fee equal to $100 per Mortgage Loan upon termination of the servicing agreement. The payment of such a termination fee may reduce the Company's earnings and amounts available for distribution to stockholders. See "Business -- Servicing Activities -- Advanta Servicing Agreement."

 INABILITY TO SELL MORTGAGE LOANS MAY ADVERSELY AFFECT RESULTS OF OPERATIONS


     The Taxable Subsidiary plans to sell certain Mortgage Loans (primarily fixed-rate Subprime Mortgage Loans, Prime Mortgage Loans and Second Lien Mortgage Loans) to secondary market purchasers. See "-- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations" and
"Business -- Industry Developments." The Company's ability to manage its Mortgage Loan portfolio according to its plan necessitates the existence of purchasers for such Mortgage Loans. Any such difficulty may have a material adverse effect on the Company's results of operations, financial condition or business prospects.


 LEGISLATION AND REGULATION MAY SUBJECT THE COMPANY TO COSTS OF COMPLIANCE AND ADVERSE CLAIMS FOR NONCOMPLIANCE


     Members of Congress and government officials from time to time have suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of Mortgage Loan or principal amount. Since many of the Taxable Subsidiary's Mortgage Loans will be made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax-deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for the Mortgage Loans offered by the Taxable Subsidiary.



     The Taxable Subsidiary's business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and will be subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Regulated matters include, without limitation, Mortgage Loan origination marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, certain rights of rescission on Mortgage Loans, closing and servicing Mortgage Loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Mortgage Loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Activities as a lender are also subject to various federal laws including the Truth in Lending Act ("TILA"), the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), the Home Mortgage Disclosure Act ("HMDA") and the Debt Collection Practices Act and the Fair Credit Reporting Act. TILA and Regulation Z, issued under TILA, as amended, contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel certain credit transactions. TILA further imposes disclosure, underwriting and documentation requirements on Mortgage Loans, known as "Section 32 loans," which are Mortgage Loans with (i) total points and fees upon origination in excess of 8% of the Mortgage Loan amount or (ii) an annual percentage rate of more than 10% higher than comparably maturing United States Treasury securities. The Taxable Subsidiary is also required to comply with the ECOA, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B interpreting ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a Mortgage Loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970, as amended, requires the lender to supply the applicant with the name and address of the reporting agency.



     The Taxable Subsidiary will also be subject to the RESPA and will be required to file an annual report with the Department of Housing and Urban Development ("HUD") pursuant to the HMDA. The Taxable Subsidiary will also be subject to the rules and regulations of, and examinations by, GNMA, HUD and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing Mortgage Loans. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or Mortgage Loan repurchases, certain rights of rescission for Mortgage Loans, class action lawsuits and administrative enforcement actions. There can be no assurance that the Taxable Subsidiary will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for the Taxable Subsidiary.



     The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and certain of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which the Taxable Subsidiary is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to the Taxable Subsidiary's compliance with the applicable laws and regulations. As a mortgage lender, the Taxable Subsidiary will be subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.


  MORTGAGE LOANS SECURED BY PROPERTIES WITH ENVIRONMENTAL PROBLEMS MAY RESULT IN LIABILITY AND LOSSES

     Certain properties securing Mortgage Loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that the Company is forced to foreclose on a defaulted Mortgage Loan on such a property, the Company may be subject to environmental liabilities regardless of whether the Company was responsible for the contamination. While the Company intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any such property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Company's ownership or after a sale thereof to a third-party. If such hazardous substances are discovered on a property, the Company may be required to remove those substances or sources and clean-up the property. The Company may also be liable to tenants and other users of neighboring properties. In addition, the Company may find it difficult or impossible to sell the property prior to or following any such clean-up. Any exposure to environmental liability could have a material adverse effect on the Company's results of operations or financial condition.

  CHANGES IN ECONOMIC CONDITIONS MAY ADVERSELY AFFECT RESULTS OF OPERATIONS


     The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the LTVs of Mortgage Loans owned by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on borrowers who are unable or unwilling to obtain Mortgage Loans from conventional mortgage sources, the actual rates of delinquencies, foreclosures and losses on Subprime Mortgage Loans could be higher under adverse economic conditions than those experienced in the conventional mortgage lending industry. Any sustained period of such increased delinquencies, foreclosures and losses would adversely affect the pricing of the Taxable Subsidiary's Mortgage Loan sales, the rate paid to investors and the over-collateralization required on the Taxable Subsidiary's long-term financing or whole loan sales. On the other hand, the Company faces certain risks related to an improving economy, including, but not limited to, the risk that during times of falling interest rates borrowers tend to prepay their Mortgage Loans. See "-- Interest Rate Fluctuations May Adversely Affect Operations and Net Interest Income -- Declining Interest Rates May Increase Prepayment Rates and Reduce Net Interest Income."


FACTORS BEYOND CONTROL OF THE COMPANY MAY AFFECT PERFORMANCE OF THE INVESTMENT PORTFOLIO


     Although the Company hedges certain aspects of its interest rate risk, the results of the Company's Mortgage Assets portfolio operation is affected by various factors, many of which are difficult to predict or are beyond the control of the Company. The performance of the Company's Mortgage Assets portfolio depends on, among other things, the level of net interest income generated by the Company's Mortgage Assets, the market value of such Mortgage Assets, credit losses on Mortgage Assets held and the supply of, and demand for, such Mortgage Assets. The Company's net interest income varies primarily as a result of changes in short-term interest rates, borrowing costs and prepayment rates, the behavior of which involve various risks and uncertainties as set forth below. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the Mortgage Assets, the geographic location of the properties securing the Mortgage Loans included in or underlying the Mortgage Assets, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's activities, the operating results of the Company depend, in large part, upon the ability of the Company to effectively manage its interest rate and prepayment risks while maintaining its status as a REIT. See "-- Interest Rate Fluctuations May Adversely Affect Operations and Net Interest Income" and "Borrowing to Finance Investment Portfolio May Adversely Affect Results of Operations."


INVESTORS WILL INCUR IMMEDIATE AND SUBSTANTIAL ECONOMIC DILUTION

     The Price to Public of the Units offered hereby is higher than the net tangible book per share of the Common Stock. Because prior purchasers of Common Stock paid less than the Price to Public, purchasers of the Units offered hereby will be subject to immediate and substantial economic dilution in the net tangible book value attributable to the Common Stock included as a component of the Units purchased by them of $2.12 per share (assuming the sale of 5,000,000 Units offered hereby at $15.00 per Unit).

FUTURE DEBT AND EQUITY OFFERINGS MAY DILUTE INVESTORS

     The Company expects in the future to increase its capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, Common Stock, commercial paper, medium-term notes, mortgage-backed obligations and senior or subordinated debt. See "-- Operation of a New Enterprise Involves Uncertainty -- Failure to Raise Additional Capital May Adversely Affect Future Growth and Results of Operations." All debt securities and classes of preferred stock will be senior to the Common Stock in the event of a liquidation of the Company. Additional equity offerings may dilute the equity of stockholders of the Company or reduce the price of shares of the Company's Common Stock, or both. The Company is unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

FAILURE TO DEVELOP A TRADING MARKET MAY RESULT IN DEPRESSED COMMON STOCK PRICE

     There has not been a public market for the Securities prior to the Offering. Accordingly, there can be no assurance that a liquid trading market for the Securities offered hereby will develop or, if developed, that the market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate his investment in the Company. The Price to Public was determined by the Company and the Underwriter. See "Underwriting." There can be no assurance that the price of the Units in the public market after the closing of the Offering will not be lower than the Price to Public. While there can be no assurance that a market for the Company's Securities will develop, the Company intends to apply for listing of the Units, the Common Stock and the Warrants on the American Stock Exchange.

     If a public market for the Securities exists, it is likely that the market price of the Securities will be influenced by any variation between the net yield on the Company's Mortgage Assets and prevailing market interest rates. However, earnings will not necessarily be greater in high interest rate environments than in low interest rate environments. Moreover, in periods of high interest rates, the net earnings of the Company, and, therefore, the dividend yield on the Common Stock, may be less attractive compared with alternative investments, which could negatively impact the price of the Securities. If the anticipated or actual net yield on the Company's Mortgage Assets declines or if prevailing market interest rates rise, thereby decreasing the positive spread between the net yield on such investments and the cost of the Company's borrowings, the market price of the Securities may be adversely affected.

FAILURE TO MAINTAIN REIT STATUS WOULD HAVE ADVERSE TAX CONSEQUENCES

     The Company intends, for the fiscal year ending December 31, 1998, and all times thereafter, to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain its qualification as a REIT for federal income tax purposes, the Company must satisfy certain tests with respect to the sources of its income, the nature and diversification of its assets, the amount of its distributions to stockholders and the ownership of its Capital Stock. See "Federal Income Tax Considerations -- Qualification as a REIT -- Distributions." If the Company fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, the Company would be subject to federal income tax as a regular, domestic corporation for four subsequent years, and its stockholders would be subject to tax in the same manner as stockholders of such a corporation. Distributions to stockholders in any year in which the Company fails to qualify as a REIT, including the fiscal year 1998, would not be deductible by the Company in computing its taxable income. As a result, the Company could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available for distribution to its stockholders. Further, the Company could also be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

FAILURE TO QUALIFY FOR EXEMPTION FROM INVESTMENT COMPANY ACT MAY ADVERSELY AFFECT THE COMPANY

     The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under the current interpretation of the staff of the Commission, in order to qualify for this exemption, the Company must maintain at least 55% of its assets directly in Mortgage Loans, qualifying Pass-Through Certificates and certain other qualifying interests in real estate. In addition, unless certain Mortgage Assets owned by the Company represent all the certificates representing economic interests issued with respect to an underlying pool of Mortgage Loans, such Mortgage Assets may be treated as securities separate from the underlying Mortgage Loans and, thus, may not qualify as Qualifying Interests for purposes of the 55% safe harbor. Therefore, the Company's ownership of certain Mortgage Assets may be limited by the provisions of the Investment Company Act. If the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on the Company.

ISSUANCES OF PREFERRED STOCK MAY ADVERSELY AFFECT THE VALUE OF COMMON STOCK

     Subject to the limitations set forth in the Amended and Restated Articles of Incorporation, the Board of Directors is authorized to reclassify any of the unissued shares of authorized capital stock into a class or classes of preferred stock. The issuance of additional preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. The additional preferred stock, if issued, could have a preference on dividend payments over the Common Stock which could affect the ability of the Company to make dividend distributions to the holders of Common Stock. Further, the shares of preferred stock may be entitled to preferential liquidation, voting and other rights which could have a material adverse effect on the value of the Company's other Securities.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK COULD DISCOURAGE A CHANGE OF CONTROL

     In order that the Company may meet the requirements for qualification as a REIT at all times, the Amended and Restated Articles of Incorporation prohibit any person from acquiring or holding, directly or indirectly, shares of Capital Stock in excess of 9.8% in value of the aggregate of the outstanding shares of Capital Stock or in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company. For this purpose, the term "ownership" is defined in accordance with REIT provisions of the Code and the constructive ownership provisions of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. Under such rules, for example, certain types of entities such as widely-held corporations may hold in excess of the 9.8% limit because shares held by such entities are attributed to such entities' stockholders. Conversely, shares of Capital Stock owned or deemed to be owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in the Amended and Restated Articles of Incorporation if, under certain circumstances, shares owned by others (such as family members) are attributed to such individual. See "Federal Income Tax Considerations -- Qualification as a REIT -- Ownership of Stock." The Amended and Restated Articles of Incorporation further prohibit (i) any person from beneficially or constructively owning shares of Capital Stock that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (ii) any person from transferring shares of Capital Stock if such transfer would result in shares of Capital Stock being owned by fewer than 100 persons.

     Subject to certain limitations, the Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT provisions of the Code, the Board of Directors may waive the ownership limitations for and at the request of certain purchasers in this Offering. The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Capital

Stock and Warrants to receive a premium for their Securities that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of Capital Stock.


     In addition, the provisions of the Amended and Restated Articles and Bylaws of the Company which stagger the Board of Directors into three classes, require advance notification of stockholder proposals and require a supermajority vote to remove directors may also have the effect of delaying, deterring or preventing take over attempt thereby reducing the price of the Common Stock. Further, the provisions of Maryland law which restrict business acquisitions by certain beneficial owners of stock and owners of "control shares" also have the effect of delaying, deterring or preventing a takeover attempt or change in control that might be beneficial to stockholders or result in a premium over their prevailing market prices. See "Description of Capital Stock -- Control Share Acquisitions" and "-- Business Acquisitions Statutes" and "Management -- Terms of Directors and Officers."


     Further, the employment agreements with Messrs. Fry, Mott and McMurray provide for severence payments of three times their respective and bonus compensation upon termination following a "Change in Control," as defined therein. Such provisions would result in minimum payments to Messrs. Fry, Mott and McMurray of $750,000, $600,000 and $600,000, respectively, which may also defer or prohibit takeover attempts.

                                  THE COMPANY


     RealTrust Asset Corporation is a newly formed Maryland corporation incorporated on April 1, 1998. The Taxable Subsidiary, CMG Funding Corp., was organized in February, 1996 as a mortgage banking company and is located in Salt Lake City, Utah. The Taxable Subsidiary now has 16 branch offices located in 13 states which originated or purchased approximately $507.4 million in single-family residential Mortgage Loans during the calendar year ended December 31, 1997 and $152.1 million during the first quarter of 1998.


     The Company intends to avail itself of the federal income tax advantages of electing REIT status for the tax year ending December 31, 1998, subject to the discussion under "Business -- Industry Developments" and "Risk
Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations." As a REIT, the Company must distribute to its stockholders on a pro rata basis each year an amount equal to 95% of its taxable income before deduction of dividends paid and excluding net capital gain, plus
(ii) 95% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less (iii) any "excess noncash income." See "Federal Income Tax Considerations -- Qualification as a REIT." The Company intends to make distributions to its stockholders in amounts sufficient to meet these 95% distribution requirements. In any year in which the Company qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. See "Federal Income Tax Considerations."

     The Company will manage a portfolio of Mortgage Assets. In addition, the Company conducts a mortgage lending business through the Taxable Subsidiary. See "Business -- Industry Developments" and "Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations." The Company owns all of the issued and outstanding shares of non-voting preferred stock of the Taxable Subsidiary which entitles the Company to 95% of the economic value of the Taxable Subsidiary. The Founders of the Company own all of the issued and outstanding shares of voting common stock of the Taxable Subsidiary which entitle them to voting control but only five percent of the economic value of the Taxable Subsidiary. The Taxable Subsidiary will not be consolidated with the Company for accounting purposes because the Company will not own any of the Taxable Subsidiary's voting common stock and, thus, the Company will not control the Taxable Subsidiary.

     As a REIT, the Company will be self-advised and self-managed. Management of the Company conducts the day-to-day operations of the Company, subject to the direction of the Board of Directors. The Company's offices are located at 2855 East Cottonwood Parkway, Suite 500, Salt Lake City, Utah 84121, and its telephone number is (801) 365-3000.

                                USE OF PROCEEDS


     The net proceeds of the Offering, assuming a Price to Public of $15.00 per Unit, are estimated to be $68,650,000 ($79,112,500 if the Underwriters' over-allotment option is exercised). The net proceeds will be used to acquire a portfolio of Mortgage Assets, to fund the origination and purchase of Mortgage Loans through the Taxable Subsidiary's mortgage lending operation, to expand the Mortgage Loan production capacity, to repay the outstanding balance on the working capital credit facility from ContiFinancial Corporation ($2.0 million as of March 31, 1998), to redeem shares of Class B Redeemable Preferred Stock held by ContiFinancial Corporation ($2.2 million), to repay the Convertible Secured Promissory Note to Capstone Investments, Inc. ($850,000), and for general working capital and other corporate purposes. Any proceeds resulting from the exercise of the Underwriters' over-allotment option will be entirely used to purchase Mortgage Assets which have not been identified. Pending the use of the net proceeds of the Offering for such purposes, the net proceeds will be invested in Mortgage Assets acquired in the secondary mortgage market. The Company intends to increase its investment in Mortgage Assets by borrowing against existing Mortgage Assets and using the loan proceeds to acquire additional Mortgage Assets. The Company's borrowings generally will be secured by the Mortgage Assets owned by the Company. Until the Company has fully implemented this financing strategy and increased its Mortgage Asset investments to the desired level, the net earnings on the Company's portfolio of Mortgage Assets are expected to be lower than would be the case if the investment strategy were fully implemented promptly after the closing of the Offering.

     The following table sets forth certain information concerning the estimated use of the gross proceeds of the Offering:

                                                                           PERCENTAGE OF
                                                              AMOUNT        TOTAL FUNDS
                                                            -----------    -------------
Estimated Offering Expenses:
     Underwriting Discount(1).............................  $ 5,250,000          7.0%
     Offering Expenses(2).................................    1,100,000          1.5
Funding of Mortgage Loan Originations and Purchases of
  Mortgage Assets(3)......................................   59,375,000         79.2
Repayment of ContiFinancial Corporation's Working Capital
  Debt(4).................................................    2,025,000          2.7
Repayment of Capstone Note(5).............................      850,000          1.1
Redemption of Preferred Stock and Accrued Dividends(4)....    2,180,000          2.9
Working Capital and Other Corporate Purposes..............    4,220,000          5.6
                                                            -----------        -----
Gross Offering Proceeds(6)................................  $75,000,000        100.0%
                                                            ===========        =====

---------------
(1) The underwriting discount is seven percent, plus Representative's Warrants to acquire, at the Price to Public, a number of Warrant Shares equal to three percent of the number of Units sold (including those sold pursuant to the over-allotment option).

(2) This amount consists of estimated legal, accounting, printing and other expenses of this Offering, and organizational expenses, which have been or will be paid by the Company.

(3) See "Business."

(4) See "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation."

(5) See "Conflicts of Interest and Related Party Transactions -- Capstone Investments, Inc."

(6) Assumes no exercise of the Underwriter's over-allotment option.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     Commencing with the 1998 fiscal year, the Company generally intends to distribute substantially all of its taxable income each year (which does not ordinarily equal net income as calculated in accordance with GAAP) to its stockholders so as to comply with the REIT provisions of the Code. The Company intends to make distributions quarterly. Any taxable income remaining after the distribution of the final regular quarterly distribution each year will be distributed together with the first regular quarterly dividend payment of the following taxable year or in a special distribution distributed prior thereto. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the taxable income of the Company, the financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations -- Qualification as a REIT -- Distributions."

     Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of such distributions may be designated by the Company as capital gain or may constitute a tax-free return of capital. The Company will annually furnish to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains, or return of capital. For a discussion of the Federal income tax treatment of distributions by the Company, see "Federal Income Tax Considerations -- Taxation of the Company's Stockholders."

                           DIVIDEND REINVESTMENT PLAN

     The Company will, after the closing of the Offering, adopt a dividend reinvestment plan ("DRP") for stockholders who wish to reinvest their distributions in additional shares of Common Stock. The DRP will be administered by American Securities Transfer & Trust Incorporated which will maintain records, prepare and send out statements to all participants, provide safe-keeping for the shares purchased under the DRP and perform other duties related to the DRP. Generally, under a DRP, dividends paid with respect to shares of Capital Stock are automatically invested in additional shares of Common Stock at a discount to the then current market price. Such discount will be determined, from time to time, by the Board of Directors consistent with the REIT provisions of the Code. The DRP will also allow each stockholder to make additional investments in Common Stock by contributing cash to the DRP administrator (up to a specified maximum). Upon adoption of the DRP, each stockholder will be notified in writing of the procedure for enrolling in the DRP.

                                    DILUTION

     As of April 1, 1998, there were 1,295,807 shares of the Company's Common Stock outstanding, having a net tangible book value per share of Capital Stock of approximately $1.19. Net tangible book value per share represents the amount of the Company's total tangible assets less its total liabilities, divided by the number of shares of its Capital Stock outstanding. On a pro forma basis after giving effect to the Formation Transactions (other than the issuance and sale of the Units offered hereby) and the Post-Closing Transactions, the net tangible book value of the Company was $1,540,728 (the net book value of the CMG Funding Corp. capital stock being contributed).


     After giving effect to the net proceeds from the sale of Units offered hereby at the Price to Public of $15.00 per Unit, assuming no exercise of the Underwriters' over-allotment option, the pro forma net tangible book value of the Company as of April 1, 1998 would have been $68,010,728 or $10.80 per share. This represents a dilution of $4.20 per share to new investors purchasing Units at $15.00 per Unit. If the Warrants and the Representative's Warrants were exercised, the pro forma net tangible book value of the Company as of April 1, 1998 would be $145,260,728 or $12.69 per share.



                                                                     PER SHARE
                                                                     ---------
Price to Public per Unit.................................             $15.00
     Dilution attributable to underwriting discount and
       offering expenses.................................   (1.27)
     Dilution attributable to Formation Transactions and
       Post-Closing Transactions.........................   (2.93)
                                                                       (4.20)
                                                           ------     ------
Book value per share after underwriting discount and
  offering expenses, Formation Transactions..............              10.80
                                                                      ======
     Accretion attributable to exercise of the Warrants
       and Representative's Warrants(1)..................    1.89
                                                           ------
Book value per share after accretion for Warrants and
  Representative's Warrants..............................             $12.69
                                                                      ======


------------

(1) Exercise of the Warrants and Representative's Warrants is entirely at the discretion of the holders of such Warrants and the Company cannot compel such holders to exercise. Therefore, there can be no assurance that the Warrant's or Representative's Warrants will ever be exercised or that the book value of the Company will increase.


     The following table summarizes, on a pro forma basis as of April 1, 1998, after giving effect to the Formation Transactions, the difference between the existing stockholders and the investors in the Offering with respect to the number of shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option, the Warrants or the Representative's Warrants) purchased from the Company, the total consideration paid and the average price per share:

                                      SHARES OF THE COMPANY      TOTAL CONSIDERATION
                                      ----------------------    ----------------------    AVERAGE PRICE
                                        NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                                      ----------    --------    -----------    -------    -------------
Existing stockholders...............  1,295,807       20.6%     $ 1,540,728(1)    2.0%       $ 1.19
New investors(2)....................  5,000,000       79.4       75,000,000      98.0         15.00
                                      ---------      -----      -----------     -----
     Total..........................  6,295,807      100.0%     $76,540,728     100.0%
                                      =========      =====      ===========     =====

---------------
(1) Reflects the capital contributions to CMG Funding Corp. by each of the Founders and ContiFinancial Corporation, and includes the $2.0 million paid by ContiFinancial Corporation for its 410,581 shares of Class B Redeemable Preferred Stock in December, 1997, which will be redeemed after the closing of the Offering for the purchase price plus accrued dividends at 18% per annum, for a total price of $2.18 million, assuming redemption occurs on June 30, 1998.

(2) Assumes no exercise of the Warrants, the warrants granted to Capstone Investments, Inc., the Representative's Warrants or the Underwriters' over-allotment option.

                                 CAPITALIZATION

     The table below sets forth the capitalization of the Company, as of April 1, 1998 and as adjusted to reflect the issuance of the Units offered in the Offering at a Price to Public of $15.00 per Unit and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                                                                       PRO FORMA
                                                              APRIL 1, 1998    --------------------------
                                                              -------------        AS             AS
                                                                 ACTUAL        ADJUSTED(1)    ADJUSTED(2)
                                                              -------------    -----------    -----------
STOCKHOLDERS' EQUITY:
     Class A Convertible Preferred Stock, par value $0.001
       per share; 1,263,472 shares authorized; no shares
       issued and outstanding; As adjusted: 1,263,472 and
       5,000,000 shares authorized; 852,891 and no shares
       issued and outstanding...............................     $   --        $       --     $        --
     Class B Redeemable Preferred Stock, par value $.001;
       410,581 shares authorized; no shares issued and
       outstanding; As adjusted: 410,581 and no shares
       issued and outstanding, respectively.................         --               410              --
     Common Stock, par value $.001 per share; 2,810,455
       authorized; 66 shares issued and outstanding; As
       adjusted: 100,000,000 shares authorized; 1,295,807
       and 6,295,807 shares issued and outstanding,
       respectively.........................................        -0-             1,296           6,296
     Additional paid-in capital.............................      1,000         1,540,022      68,004,432
                                                                 ------        ----------     -----------
          Total Stockholders' Equity........................     $1,000        $1,541,728     $68,010,728
                                                                 ======        ==========     ===========

---------------
(1) Gives effect to the shares of RealTrust Capital Stock issued to Founders and ContiFinancial Corporation in the Formation Transactions. Total Stockholders' Equity reflects 95% of the stockholders' equity of CMG Funding Corp. as of March 31, 1998.

(2) Assumes the sale of 5,000,000 Units in the Offering and that none of the Underwriters' over-allotment option, the Warrants, the warrants granted to Capstone Investments, Inc. or the Representative's Warrants are exercised. After deducting the underwriting discount of seven percent and estimated offering expenses of $1,100,000 payable by the Company. Excludes all options granted to officers, directors and employees of the Company pursuant to the 1996 Stock Option Plan and the 1998 Stock Option Plan. See
    "Management -- Executive Compensation -- 1996 Stock Option Plan" and
    "-- 1998 Stock Option Plan."

                          REALTRUST ASSET CORPORATION

                            PRO FORMA FINANCIAL DATA

     The following pro forma balance sheet has been prepared based on the historical audited April 1, 1998 balance sheet of RealTrust Asset Corporation. The unaudited pro forma balance sheet gives effect to the formation transactions, which will occur upon the effective date of this Offering. See "Structure and Formation Transactions." Upon completion of the Formation Transactions, RealTrust intends to invest substantially all of the net proceeds of the Offering in Qualified REIT Assets, which Qualified REIT Assets will comprise the investment portfolio. The investment portfolio is expected to generate in excess of 95% of RealTrust's gross revenues. The balance of RealTrust's gross revenues is expected to be generated from its equity investment in CMG Funding Corp. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes to be reasonable under the circumstances. This pro forma information is for illustrative purposes only and should not be viewed as a projection or forecast of RealTrust's performance. The pro forma balance sheet does not purport to represent RealTrust's actual financial position had such events occurred on the aforementioned dates. Such pro forma information should be read in conjunction with RealTrust's financial statements and the notes relating hereto included elsewhere herein.

     RealTrust is a recently formed Maryland corporation, which will elect to be taxed as a REIT. CMG Funding Corp. is a Delaware corporation, established in 1996. RealTrust will account for its investment in CMG Funding Corp. on the equity method of accounting.

                          REALTRUST ASSET CORPORATION

                            PRO FORMA BALANCE SHEET
                                  (UNAUDITED)


                                                                                  AT APRIL 1, 1998
                                                              --------------------------------------------------------
                                                                            INCREASE       INCREASE
                                                              HISTORICAL   (DECREASE)     (DECREASE)        PRO FORMA
                                                              ----------   ----------     -----------      -----------
                           ASSETS
                                                                                           68,650,000(2)
                                                                                           (2,180,000)(3)
                                                                                           (2,875,000)(4)
Cash........................................................    $1,000                         (1,000)(5)  $63,595,000
Receivable due from CMG Funding Corp. ......................                                2,875,000(4)     2,875,000
Investment in CMG Funding Corp. ............................        --      1,540,728(1)                     1,540,728
                                                                ------     ----------     -----------      -----------
TOTAL ASSETS................................................    $1,000      1,540,728      66,469,000      $68,010,728
                                                                ======     ==========     ===========      ===========

                    STOCKHOLDERS' EQUITY
Class A Convertible Preferred Stock, par value $.001;
  1,263,472 shares authorized, no shares outstanding; As
  adjusted: 1,263,472 and 5,000,000 shares authorized,
  852,891 and no shares outstanding,                                              853(1)
  respectively..............................................    $   --           (853)(6)                  $        --
Class B Redeemable Preferred Stock, par value $.001; 410,581 shares authorized, no shares outstanding; As adjusted:
  410,581 and no shares authorized; 410,581 and no shares
  outstanding, respectively.................................        --            410(1)         (410)(3)           --
Common Stock, par value $.001; 4,484,508 shares authorized;
  66 shares outstanding; As adjusted: 4,484,508 and
  100,000,000 shares                                                            1,547(1)        5,000(2)         6,296
  authorized; 66 and 6,295,807 shares outstanding,
    respectively............................................        --           (251)(6)  (2,179,590)(3)
Additional paid-in capital..................................     1,000      1,537,918(1)  (68,645,000)(2)   68,004,432
                                                                                1,104(6)       (1,000)(5)
                                                                ------     ----------     -----------      -----------
TOTAL STOCKHOLDERS' EQUITY..................................    $1,000      1,540,728      66,469,000      $68,010,728
                                                                ======     ==========     ===========      ===========


---------------
(1) Reflects 95% of the book value of CMG Funding Corp. as of March 31, 1998 ($1,539,021) resulting from the CMG Funding Corp. stockholders' contribution of 95% of their capital stock of CMG Funding Corp. in exchange for shares of RealTrust Asset Corporation Capital Stock. RealTrust's investment will be reflected at cost (which is determined to be 95% of the net book value of CMG Funding Corp.). Even though RealTrust will generally have no right to control the affairs of CMG Funding Corp. because the preferred stock owned in CMG Funding Corp. is nonvoting, management believes that RealTrust has the ability to exert significant influence over CMG Funding Corp. and, therefore, the investment in CMG Funding Corp. will be accounted for on the equity method. Some of the factors considered in determining the use of the equity method of accounting were: (a) RealTrust will have the ability to exercise significant influence over CMG Funding Corp. through management,
    (b) substantially all of the economic benefit in CMG Funding Corp. will flow to RealTrust, (c) CMG Funding Corp. will perform it's activities primarily for RealTrust, (d) RealTrust and CMG Funding Corp. will have common board of director members and officers, (e) the views of RealTrust's management influence the operations of CMG Funding Corp., and (f) RealTrust will be able to obtain the financial information from CMG Funding Corp. that is needed to apply the equity method of accounting to its investment in CMG Funding Corp.

(2) Reflects the estimated net proceeds ($68,650,000) from the offering assuming no exercise of the Underwriters' over-allotment option at an assumed public offering price of $15.00 per Unit.

(3) Reflects the redemption of ContiFinancial Corporation's 410,581 shares of Class B Redeemable Preferred Stock plus dividends accrued since January 1, 1998 at the rate of 18% per annum. See "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation."

(4) Reflects the repayment of the $2,000,000 working capital credit facility with ContiFinancial Corporation plus $25,000 in accrued interest and repayment of the $850,000 owed to Capstone Investments, Inc. See "Conflicts of Interest and Related Party Transactions." All amounts necessary to repay the obligations to ContiFinancial Corporation and Capstone Investments, Inc. are advanced to the Taxable Subsidiary and reflected as a receivable therefrom.

(5) Reflects the redemption of the original 66 shares of RealTrust at the close of the Offering, which were issued solely for the organization of RealTrust.

(6) Reflects the conversion of Class A Convertible Preferred Stock on a one-for-one basis into Common Stock. RealTrust Common Stock is reverse split at a ratio of approximately .54 shares for 1 prior to the closing of the Offering.

                          REALTRUST ASSET CORPORATION

                       PRO FORMA STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                1997(1)
                                                              ------------
Equity in net loss of CMG Funding Corp. ....................  $(1,598,789)
                                                              -----------
Net loss....................................................  $(1,598,789)
                                                              ===========
Loss per share:(2)
  Basic.....................................................  $     (1.23)
                                                              -----------
  Diluted...................................................  $     (1.23)
                                                              -----------

---------------

(1) Pro forma net loss represents 95% of CMG Funding Corp.'s net loss for the year ended December 31, 1997 ($1,774,311), reduced by interest expense on subordinated debt ($91,375), which debt was converted to Common Stock during 1997. The Company anticipates that the operations of the Taxable Subsidiary will continue to be the origination and sale of Mortgage Loans for cash and that the Taxable Subsidiary's results of operations may be material to the Company's financial statements.


(2) Shares used in the calculation of loss per share reflect shares issued in the Formation Transactions of RealTrust (1,295,807 shares) and for this calculation are assumed to have been outstanding for the entire year of 1997.

             SELECTED FINANCIAL DATA OF REALTRUST ASSET CORPORATION
                             AND CMG FUNDING CORP.

REALTRUST ASSET CORPORATION

     RealTrust was organized and capitalized on April 1, 1998, with $1,000. Operations have not commenced as of the date of this Prospectus. The balance sheet of RealTrust, which has been audited by KPMG Peat Marwick, LLP, independent auditors, and the report thereon, are included elsewhere in this Prospectus. RealTrust is not acquiring any of the operating assets of CMG Funding Corp. However, RealTrust will acquire, in the Formation Transactions, all of the preferred stock of CMG Funding Corp.

CMG FUNDING CORP.


     The following selected financial data are derived from the audited financial statements of CMG Funding Corp. as of December 31, 1997 and 1996, and for the year ended December 31, 1997, and the period February 7, 1996 (date of inception) to December 31, 1996, respectively, and from unaudited financial information as of and for the three months ended March 31, 1998 and 1997. Such selected financial data should be read in conjunction with the audited financial statements of CMG Funding Corp. as of December 31, 1997 and 1996, and for the year ended December 31, 1997, and the period February 7, 1996 (date of inception) to December 31, 1996, respectively, which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors, whose report appears elsewhere in this Prospectus. In the opinion of management, the unaudited information reflects all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of such financial information for those periods. Results for the three months ended March 31, 1998 are not necessarily indicative of results for the year ending December 31, 1998.



                                                  THREE MONTHS ENDED                                PERIOD FROM
                                                       MARCH 31,                                  FEBRUARY 7, 1996
                                               -------------------------      YEAR ENDED       (DATE OF INCEPTION) TO
                                                  1998          1997       DECEMBER 31, 1997     DECEMBER 31, 1996
                                               -----------   -----------   -----------------   ----------------------
                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues:
  Interest...................................  $ 1,723,714   $   218,321      $ 3,756,870           $   621,601
  Gain-on-sale of mortgage loans, net........    1,971,551       644,701        5,967,647               446,771
  Mortgage servicing fees....................        1,886        37,028           38,826                    --
  Other......................................      269,296            68          269,248                92,063
                                               -----------   -----------      -----------           -----------
          Total revenues.....................    3,966,447       900,118       10,032,591             1,160,435
                                               -----------   -----------      -----------           -----------
Expenses:
  Salaries and Employee Benefits.............    1,436,698       596,768        4,474,357               390,018
  General Operating..........................    1,096,294       606,731        4,313,236             1,285,156
  Interest...................................    1,133,174       400,558        2,965,685               731,519
  Other......................................        7,658        15,184           53,624                59,608
                                               -----------   -----------      -----------           -----------
          Total expenses.....................    3,673,824     1,619,241       11,806,902             2,466,301
                                               -----------   -----------      -----------           -----------
  Income (loss) before income taxes..........      292,623      (719,123)      (1,774,311)           (1,305,866)
  Income taxes...............................       20,460            --               --                    --
                                               -----------   -----------      -----------           -----------
  Net income (loss)..........................  $   272,163   $  (719,123)     $(1,774,311)          $(1,305,866)
                                               ===========   ===========      ===========           ===========
BALANCE SHEET DATA:
Cash and cash equivalents....................  $ 1,018,527   $   651,327      $   708,962           $   272,308
Mortgage loans held for sale.................   53,306,731    16,504,558       54,451,067            24,147,713
Other assets.................................    4,094,189     1,259,039        3,707,274               938,031
                                               -----------   -----------      -----------           -----------
          Total assets.......................  $58,419,447   $18,414,924      $58,867,303           $25,358,052
                                               ===========   ===========      ===========           ===========
Warehouse and revolving working capital lines
  of credit..................................  $54,715,517   $16,762,751      $55,603,021           $23,996,471
Other liabilities............................    2,082,111     1,737,165        1,802,051             1,227,450
          Total liabilities..................   56,797,628    18,499,916       57,405,072            25,223,921
Stockholders' equity.........................    1,621,819       (84,992)       1,462,231               134,131
                                               -----------   -----------      -----------           -----------
          Total liabilities and stockholders'
            equity...........................  $58,419,447   $18,414,924      $58,867,303           $25,358,052
                                               ===========   ===========      ===========           ===========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     As further discussed in other sections of this Prospectus, RealTrust is a Maryland corporation formed on April 1, 1998 and has not conducted any operations to date. As a result of the Formation Transaction, RealTrust will own 100% of the non-voting preferred stock of CMG Funding Corp. which entitles RealTrust to receive 95% of any dividends paid by CMG Funding Corp. RealTrust accounts for its ownership of CMG Funding Corp. using the equity method. The following discussion of financial condition and results of operations relates to the operations of CMG Funding Corp.


     CMG Funding Corp. has operated as a specialty finance company primarily engaged in originating, purchasing, selling and servicing Prime Mortgage Loans and Subprime Mortgage Loans. CMG Funding Corp. funded its first Mortgage Loans in April, 1996. Prior to the closing of the Offering, the Taxable Subsidiary generated revenue from the following activities: (i) Mortgage Loan origination fees, (ii) cash gains from the sale of Mortgage Loans, (iii) servicing income, and (iv) interest income from Mortgage Loans prior to their sale. The Taxable Subsidiary has generated profits since August, 1997; however, prior to such time, the Taxable Subsidiary's monthly expenses exceeded monthly revenue. Such expenses were primarily to support rapid expansion of its wholesale and retail branch network, and included salaries and benefits, general operating expenses and debt service, among other expenses. Included in these expense categories are the cost of certain computer and other equipment, the purchase and creation of software systems and customary office costs which were expensed in the current period.



     After the closing of the Offering, the business focus of the Company will be to generate income from the net interest earned on a portfolio of Mortgage Assets. In undertaking this new business, the Company has five principal strategies: (i) to continue to increase the Taxable Subsidiary's Mortgage Loan originations through high levels of service to independent brokers and borrowers in its wholesale and retail channels, (ii) to expand the Taxable Subsidiary's correspondent mortgage lending activities, (iii) to convert from selling the Taxable Subsidiary's entire Mortgage Loan production to building a portfolio of Subprime Mortgage Loans, (iv) through the Taxable Subsidiary to sell certain Mortgage Loans for cash gains (see "Business -- Industry Developments"), and (v) to elect to be taxed as a REIT under the Code beginning with the tax year ending December 31, 1998.



     Until December, 2001, CMG Funding Corp. is required to sell certain Mortgage Loans to ContiFinancial Corporation. See "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation." All such sales are sold servicing released in cash transactions. Since ContiFinancial Corporation acquires the Mortgage Loans with all servicing rights, CMG Funding Corp. does not pay any servicing fees; all such fees are paid out of the interest collected on the Mortgage Loans by the owner thereof. RealTrust estimates that the amount of Mortgage Loans to be sold to ContiFinancial Corporation will not materially impair its ability to acquire a portfolio of Subprime Mortgage Loans because the adjustable-rate Subprime Mortgage Loans (and remaining 25% of fixed-rate) will be sufficient to acquire the intended portfolio. See "Risk Factors -- Presidents's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations." There can be no assurance that the Company's strategies can be successfully implemented or that such strategies will result in improved revenues and earnings.


CERTAIN ACCOUNTING POLICIES AND PROCEDURES

  TAXABLE INCOME AND GAAP INCOME

     Income calculated for tax purposes ("taxable income") differs from income calculated according to generally accepted accounting principles ("GAAP income") for various reasons. Income from interest earned in Mortgage Loans differs for purposes of taxable income and GAAP income because each uses a different method to calculate the rate of amortization of the premium or discount when Mortgage Assets are acquired at a price above or below the stated principal amount of the Mortgage Loans. Credit losses differ for purposes of tax and GAAP methods of accounting because GAAP requires the Company to take credit provisions in order to build a credit allowance whereas only actual credit losses are deducted in calculating taxable income.

General and administrative expenses differ due to differing treatment of leasehold amortization and other items. However, interest expense is calculated in the same manner for GAAP and tax purposes.


     These distinctions are important to the Company's stockholders since distributions are based on taxable income. The Company generally will not pay Federal taxes so long as it meets the REIT provisions of the Code and distributes dividends to stockholders in an amount equal to its taxable income. See "Federal Income Tax Considerations -- Qualification as a REIT."


  TAXABLE INCOME AND DIVIDENDS


     RealTrust intends to declare and pay distributions equal to its taxable income over time. In general, the Company expects to declare a quarterly distributions per share of Capital Stock which would result in the distribution of most or all of the taxable income earned in that quarter. See "Dividend Policy and Distributions" and "Risk Factors -- Operation of a New Enterprise Involves Uncertainty -- Limited Operating History of the Company Creates Uncertainty About Future Results" and "Federal Income Tax Considerations."


RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997



     Net income for the three months ended March 31, 1998 was $272,163 as compared to a net loss of $(719,123) for the same period in 1997. Net income before income taxes was $292,623 for the three months ended March 31, 1998 as compared to a loss before income taxes of $(719,123) for the first three months of 1997.



     Total revenues for the first three months of 1998 was $3,966,447, an increase of 340.7% from total revenues of $900,118 for the first three months of 1997. Approximately 43% and 50% of the total revenue increase was attributable to the increase in revenues generated by interest income and net gain-on-sale of mortgage loans held for sale, respectively. The increase in interest income and net gain-on-sale of mortgage loans held for sale is a result in the increase in volume of Mortgage Loans mainly in Subprime Mortgage Loans. During the first three months of 1998, Subprime Mortgage Loan production increased $46.0 million or 316.6% from $14.5 million for the first three months of 1997 to $60.5 million for the same period in 1998. Prime Mortgage Loan production increased $38.1 million or 71.4% from $53.4 million for the first three months of 1997 to $91.6 million for the first three months of 1998.



     Total expenses for the first three months of 1998 were $3,673,824 as compared to $1,619,241 for the same period in 1997, an increase of $2,054,583, or 126.9%. Salaries and employee benefits increased by $839,930 or 140.7% in the first three months of 1998, as compared to the same period in 1997. The majority of the increase in salaries and employee benefits related to normal merit increases from 1997 to 1998, and an increase of 76 employees or 71.0% from 107 for the first quarter 1997 as compared to 183 for the same period in 1998, as a result of four additional branches operating during the first three months of 1998 compared to 1997.



     General operating expense increased from $606,731 during the first three months of 1997 to $1,096,294 during the first three months of 1998, a $489,563 increase. Approximately 20% of this increase was related to cost associated with an increased number of branches in 1998 compared to 1997 (i.e. rent, telephone office expense, etc.)



     Interest expense was $1,133,174 for the first three months of 1998 as compared to $400,558 during the same period in 1997. The increase in interest expense was a result of the increased usage of the warehouse and revolving working capital lines of credit (average credit balance for the first three months of 1998 and 1997 was $55.2 million and $20.4 million, respectively).

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD FEBRUARY 7, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996



     For the year ended December 31, 1997, the net loss of CMG Funding Corp. was $(1,774,311) as compared to $(1,305,866) for the period from February 7, 1996 (date of inception) to December 31, 1996. For the year ended December 31, 1997, revenues were $10,032,591 as compared to $1,160,435 for the period from February 7, 1996 (date of inception) to December 31, 1996, an increase of 764.6% from total revenues. For the year ended December 31, 1997, net gain-on-sale of mortgage loans was $5,967,647 as compared to $446,771 for the period from February 7, 1996 (date of inception) to December 31, 1996, an increase of 1,235.7%. For the year ended December 31, 1997, interest income was $3,756,870 as compared to $621,601 for the period from February 7, 1996 (date of inception) to December 31, 1996. Revenues, net gain-on-sale of mortgage loans and interest income all increased as a result of increased Mortgage Loan production with an emphasis on higher profit margin Subprime Mortgage Loans as compared to Prime Mortgage Loans.



     Total expenses for the year ended December 31, 1997 was $11,806,902 as compared to $2,466,301 for the period from February 7, 1996 (date of inception) to December 31, 1996, an increase of $9,340,601 or 378.7%. Salaries and employee benefits expenses increased by $4,084,339 or 1,047.2% for the year ended December 1997 as compared to the period from February 7, 1996 (date of inception) to December 31, 1996. General operating expenses increased from $4,313,236 for the year ended December 31, 1997 as compared to $1,285,156 for the period from February 7, 1996 (date of inception) to December 31, 1996. Salaries and benefits and general operating expenses increased as a result of opening branches outside the Mountain West region and the accompanying corporate support staff.


     For the year ended December 31, 1997, interest expense was $2,965,685 as compared to $731,519 for the period from February 7, 1996 (date of inception) to December 31, 1996. Interest expense increased as a result of increased warehouse lines of credit and working capital borrowings required as a result of increased Mortgage Loan production.


     As of December 31, 1997, mortgage loans held for sale amounted to $54,451,067 as compared to $24,147,713 as of December 31, 1996. Mortgage loans held for sale increased as a result of increased production.


LIQUIDITY AND CAPITAL RESOURCES

     Prior to July 31, 1997, CMG Funding Corp.'s principal need for capital resulted from the expansion of its wholesale and retail branches and the need to fund originations of Mortgage Loans. Such capital was provided by contributions from the Founders and from the sale of preferred stock and subordinated debt to ContiFinancial Corporation. CMG Funding Corp. has a limited amount of cash on hand to fund operations. CMG Funding Corp. requires access to short-term warehouse and credit facilities to fund the acquisition of Mortgage Loans. Sales of Mortgage Loans provide cash to support the needs of CMG Funding Corp. pending closing of this Offering. As of March 31, 1998, CMG Funding Corp. had borrowed approximately $40.3 million under its warehouse facility and $2.0 million under its working capital facility with ContiFinancial Corporation. As of December 31, 1997, ContiFinancial Corporation had converted $2.0 million of the working capital facility into preferred stock.

     CMG Funding Corp. has financed, and until the closing of the Offering CMG Funding Corp. will finance, the origination and acquisition of Mortgage Loans in its mortgage lending operations through warehouse facilities and reverse repurchase facilities from several banks and financial institutions. At March 31, 1998, CMG Funding Corp. had committed warehouse facilities and reverse repurchase facilities of $150.0 million from ContiFinancial Corporation ($50.0 million) and Nomura Asset Capital Corporation ($100.0 million). Such warehouse and reverse repurchase facilities expire on January 1, 1999 and June 30, 1998, respectively, and are currently at various interest rates ranging from London Inter-Bank Offered Rate ("LIBOR") plus 1.1% to LIBOR plus 3.25%, depending on the nature of the Mortgage Loans collateralizing the applicable borrowing. Both agreements contain customary and usual negative covenants.

     In March, 1998 and April, 1998, the Taxable Subsidiary borrowed an aggregate $850,000 from Capstone Investments, Inc., a Nevada corporation, evidenced by a Convertible Secured Promissory Note (the "Note") bearing simple interest at 9% per annum. The Note matures upon the earlier of (i) January 1, 1999 or (ii) the closing of the Offering. Interest on the Note is payable monthly and principal is payable upon maturity. Capstone Investments, Inc. has the option to convert all or any portion of the Note into Units of the Company offered hereby at the Price to Public. In addition, the Company has granted Capstone Investments, Inc. warrants to purchase 50,000 shares of Common Stock at a price equal to the Price to Public. See "Conflicts of Interest and Related Party Transactions -- Capstone Investments, Inc."


     RealTrust is dependent upon the closing of the Offering for the capital necessary to fund the acquisition of, and long-term investment in, its Mortgage Asset portfolio. RealTrust will also require additional warehouse and reverse repurchase facilities and will need to arrange structured debt financing. Management believes that such facilities are readily available from various counterparties and has entered into negotiations for such facilities. No commitments have been received to date. The Company will require additional capital offerings to continue the proposed growth of the Mortgage Asset portfolio. Additional capital may not be available on terms satisfactory to management or at all. If so, the Company would be limited in achieving asset growth beyond the Mortgage Assets acquired with the net proceeds of the Offering. See "Risk Factors -- Operation of a New Enterprise Involves Uncertainty -- Failure to Raise Additional Capital May Adversely Affect Future Growth and Results of Operations."

     Neither RealTrust nor CMG Funding Corp. has made any commitments for material capital expenditures and has no long-term debt obligations, except the obligations (i) to repay ContiFinancial Corporation's working capital facility before January 1, 1999, (ii) to redeem ContiFinancial Corporation's Class B Preferred Stock and (iii) to repay Capstone's Convertible Secured Promissory Note. See "Conflicts of Interest and Related Party Transactions." All of such long-term obligations are expected to be repaid with the net proceeds of the Offering.

INFLATION

     The financial statements and notes thereto presented herein have been prepared in accordance with GAAP, which require the measurements of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased costs of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company's operations are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Inflation affects the Company's operations, however, primarily through its effect on interest rates, which normally increase during periods of high inflation and decrease during periods of low inflation. During periods of increasing interest rates, demand for Mortgage Loans and a borrower's ability to qualify for mortgage financing in a transaction may be adversely affected.

YEAR 2000 COMPLIANCE

     The Company will rely upon a significant number of computer software programs and operating systems in conducting its operations, including software purchased from third-party vendors and internally developed programs. To the extent that these software applications contain source code that is unable to correctly interpret the upcoming calendar year "2000," some level of modification or even possible replacement of such source code or applications will be necessary. The Company has received written confirmation from its primary software vendors that their applications are Year 2000 compliant or will be before December 31, 1998. Additionally, the Company is creating or revising all internally developed software to be Year 2000 compliant. Given the information known at this time, it is currently not anticipated that these "Year 2000" costs will have any material adverse impact on the Company's business, financial condition or results of operations.

     The Company is, however, dependent on vendor compliance to some extent, for example third party services. The Company is requiring its systems and software vendors to represent that the services and products provided are, or will be, Year 2000 compliant, and contemplate a program of testing compliance. Although no assurances can be provided regarding compliance by third-party vendors, the Company does not expect that noncompliance by any such vendors will have a material adverse effect on the Company's operations. In the event of noncompliance by any such vendor, the Company believes that alternative vendors will be available to the Company.

                                    BUSINESS
GENERAL


     RealTrust Asset Corporation, a Maryland corporation formed on April 1, 1998 ("RealTrust" or the "Company"), is a specialty finance company engaged in the business of originating, purchasing, selling and servicing mortgage loans secured (i) primarily by first mortgages on single-family residences ("First Lien Mortgage Loans") and (ii) to a much lesser extent by second lien Mortgage Loans ("Second Lien Mortgage Loans"; collectively with First Lien Mortgage Loans, "Mortgage Loans"). RealTrust will own and manage a portfolio composed primarily of First Lien Mortgage Loans that do not conform to one or more of the underwriting criteria of Federal Home Loan Mortgage Corporation ("FHLMC") and Federal National Mortgage Association ("FNMA"). Such Mortgage Loans are referred to as "Subprime Mortgage Loans." RealTrust expects to acquire Subprime Mortgage Loans primarily from CMG Funding Corp., a Delaware corporation and RealTrust's taxable subsidiary (the "Taxable Subsidiary"). The Company has entered into a Mortgage Loan Purchase Agreement (the "Purchase Agreement") with the Taxable Subsidiary pursuant to which the Company has the right of first refusal on all Mortgage Loans originated and acquired by the Taxable Subsidiary (except the 75% of fixed-rate Subprime Mortgage Loans required to be sold to ContiFinancial Corporation).



     RealTrust intends to build a portfolio of primarily Subprime Mortgage Loans and securities backed by Mortgage Loans ("Mortgage Securities"; together with Mortgage Loans, "Mortgage Assets") financed with structured debt instruments and reverse repurchase agreements. The portfolio is expected to generate net interest income, which, upon election to be taxed as a real estate investment trust ("REIT"), will not be taxed at the corporate level. RealTrust is now and intends to remain self-advised and self-managed.



     The Taxable Subsidiary has operated a mortgage lending business since April, 1996 and currently originates Mortgage Loans through 14 wholesale and two retail branch offices. The Taxable Subsidiary's mortgage lending operations originate and purchase fixed and adjustable-rate Subprime Mortgage Loans, as well as Mortgage Loans that conform to FHLMC or FNMA underwriting criteria ("Prime Mortgage Loans"). In addition, the Taxable Subsidiary has built a correspondent lending operation that began purchasing Subprime Mortgage Loans in the fourth quarter of 1997. Pursuant to the Purchase Agreement, the Company intends to purchase adjustable-rate Subprime Mortgage Loans originated or acquired by the Taxable Subsidiary, as well as fixed-rate Subprime Mortgage Loans not sold to ContiFinancial Corporation. However, the Company does not intend to purchase Prime Mortgage Loans from the Taxable Subsidiary.



     The Taxable Subsidiary will sell its Prime Mortgage Loans and selected Subprime Mortgage Loans to generate current income and cash flow to partially fund the Company's mortgage lending operations. See "Business -- Industry Developments." For the fiscal quarter ended March 31, 1998, the Taxable Subsidiary had originated or purchased $60.5 million of Subprime Mortgage Loans, including $2.8 million of Subprime Mortgage Loans purchased through its correspondent operations, and originated $91.6 million of Prime Mortgage Loans. RealTrust owns 100% of the preferred stock (representing 95% of the economic interest) of the Taxable Subsidiary but does not control its operations. The Founders own approximately 68% of the voting common stock of the Taxable Subsidiary and, therefore, control its operations. See "Structure and Formation Transactions."



     To date, the Taxable Subsidiary has sold all of its Subprime Mortgage Loan production in whole loan sales for cash. From September 1, 1996 to March 31, 1998, the Taxable Subsidiary sold approximately $150.5 million of Subprime Mortgage Loans, or approximately 54% of all Subprime Mortgage Loan sales during such period, to ContiFinancial Corporation (with its affiliates ContiMortgage Corporation, ContiTrade Services L.L.C., and ContiFinancial Services Corporation, "ContiFinancial Corporation"). Subsequent to the closing of the Offering, the Company, a newly-established entity, will commence building a portfolio of Subprime Mortgage Loans and financed with structured debt. See "Business -- Industry Developments" and "Risk Factors -- Operation of a New Enterprise Involves Uncertainty." The Taxable Subsidiary will continue to sell certain Mortgage Loans for cash gains, primarily to the Company, but also to third party investors, including the sale of 75% of its fixed-rate Subprime Mortgage Loans to ContiFinancial Corporation. See "Conflicts of Interest and Related Party Transactions."

     RealTrust will elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), beginning with the tax year ending December 31, 1998. Upon such election, RealTrust will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. The Taxable Subsidiary has been and will continue to be taxed as a "C" corporation and, therefore, was subject to tax on any earnings.



     The Company's principal business objectives are to increase earnings per share, to increase cash available for distribution to stockholders and to enhance stockholder value. The Company intends to accomplish these goals primarily by capitalizing on the yields available from investing in Subprime Mortgage Loans compared to Prime Mortgage Loans, and managing the risks of such investments. The Company will derive income from two principal business activities, as follows:



          (i) the management of an investment portfolio of Mortgage Assets which will generate net interest income based upon the difference between the interest earned on its Mortgage Assets and the interest paid on its borrowings used to acquire the Mortgage Assets; and



          (ii) the operation of the Taxable Subsidiary's mortgage origination business, which will generate income from its mortgage lending activities and will supply adjustable-rate Subprime Mortgage Loans for long-term investment through the proposed REIT structure which avoids Federal income tax at the corporate level.



     RealTrust will conduct the investment portfolio operations. Specifically, RealTrust will determine which Mortgage Loans will be held for long-term investment, will establish underwriting guidelines for the Mortgage Loans, will arrange financing for the investment portfolio (including the issuance of structured debt offerings), will administer the capital allocation guidelines and other risk management policies, and will supervise the servicing operations of third-party servicers.



     The Taxable Subsidiary will conduct the mortgage lending operations. The Taxable Subsidiary will establish and maintain the wholesale, retail and correspondent channels of production, will perform all underwriting and quality control processes, will sell all Mortgage Loans that RealTrust does not desire to hold for long-term investment (either through whole loan sales or securitizations) and will maintain all necessary state mortgage lending licenses.


COMPETITIVE ADVANTAGES

  EXPERIENCED MANAGEMENT TEAM

     The Company's two primary executive officers, John D. Fry and Terry L. Mott, collectively have extensive experience in building and operating mortgage banking operations in a variety of environments, including building Mortgage Loan production and management teams, and creating and implementing policies, budgets and controls. Mr. Fry, CMB, formed the Company in February, 1996 and has been the President, Chief Executive Officer and Chairman of the Board since inception. Mr. Mott has been the Executive Vice President of the Company primarily responsible for Mortgage Loan production and a Director since inception. Mr. Fry began his mortgage banking career in 1966. From 1984 to 1989, Mr. Fry was the Vice President and Western Division Manager of Goldome Realty Credit Corp., located in Buffalo, New York. From 1989 to 1994, served as the Senior Vice President of Wholesale Lending of ComUnity Lending, Inc., in San Jose, California. Mr. Mott began his career in mortgage banking in 1977. From 1980 to 1988, Mr. Mott was the regional Vice President at Fleet Mortgage Corp. where he developed and managed the retail and wholesale production for the western United States. From 1988 to 1994, Mr. Mott was the Executive Vice President and served on the executive committee for Medallion Mortgage Company. Mr. Mott left AccuBanc Mortgage, the successor to Medallion Mortgage Company, in December, 1995 to form the Company with Mr. Fry.

     In contemplation of the Offering and the proposed business strategy of the Company, the Company has hired additional executive management team members, including John P. McMurray and Steven K. Passey. Mr. McMurray joined the Company in February, 1998, as the Executive Vice President of Secondary Marketing and Asset Liability Management. Prior to joining the Company, Mr. McMurray was the President of Keystroke Financial, Inc., a start-up internet mortgage origination company. From 1995 to 1996, Mr. McMurray was the Executive Vice President and Director, Risk Management and Capital Markets for Crestar Mortgage Corporation where he was responsible for interest rate and credit risk management, as well as hedging, securitization and loan/securities trading activities. From 1982 to 1995, Mr. McMurray served in various management positions with BancPlus Mortgage Corp., most recently serving as the Senior Vice President, Capital Markets. Mr. McMurray is a Chartered Financial Analyst and a Certified Public Accountant. Mr. McMurray received a Master of Science degree in Real Estate from Massachusetts Institute of Technology, a Masters of Business Administration degree from the University of Texas, San Antonio and a Bachelor of Science degree from Trinity University. Mr. Passey joined the Company in October, 1997 as the Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Passey was in the financial services area at KPMG Peat Marwick LLP for eight years, most recently as a manager responsible for accounting and audit work for financial companies. Mr. Passey is a Certified Public Accountant and received a Bachelor of Science degree in accounting from the University of Utah.


  FOCUS ON SUBPRIME MORTGAGE LOANS



     The Company will to focus its Mortgage Asset portfolio on Subprime Mortgage Loans. Subprime Mortgage Loans are generally secured by substantial equity in the underlying property, but are made to borrowers who have impaired or limited credit profiles or higher debt-to-income ratios than traditional mortgage lenders allow. Subprime Mortgage Loan borrowers also include individuals who, due to self-employment or other circumstances, have difficulty verifying their income, and may be individuals who prefer the prompt and personalized service provided by the Company. These types of borrowers are generally willing to pay higher origination fees and interest rates than those charged by conventional lending sources. One important consideration in underwriting Subprime Mortgage Loans is the nature and value of the collateral securing the Mortgage Loans. The Company believes that the amount of equity required in the real estate securing the Mortgage Loans, together with the fact that a substantial majority of the Mortgage Loans originated or purchased by the Company are secured by borrowers' primary residences, reduces the risks inherent in Subprime lending. See "Risk Factors -- Investments in Subprime Mortgage Loans Involve Greater Risk of Loss." Subprime Mortgage Loans are generally associated with higher risks of delinquency and foreclosure, and are more likely to result in losses due to underwriting guidelines which permit an LTV ratio of up to 90%. See "Risk Factors -- Investments in Subprime Mortgage Loans Involve Greater Risk of Loss."


  STRUCTURED DEBT INSTRUMENTS

     The Company intends to finance adjustable-rate Subprime Mortgage Loans held in its investment portfolio through structured debt instruments, where the emphasis is on earning net interest income over time. This leverage strategy allows the Company to take full advantage of its REIT status. Moreover, the Company's Mortgage Asset investment portfolio which will be financed with structured debt instruments will allow it to produce income not subject to Federal income tax at the corporate level. Thus, distributions to stockholders will be generated from net interest income, rather than through fully taxable gain-on-sale income in REMIC transactions. The accounting for gain-on-sale REMIC transactions presents as current income the present value of expected future cash flows from the Mortgage Loans sold. Actual income is subject to revision if actual losses, interest rates and prepayment experience differ from the assumed levels.

  ADVANTAGES OF REIT TAX STATUS

     As a REIT, the Company will generally pass through earnings to stockholders without Federal income tax at the corporate level. Thus, the Company expects higher net earnings available to holders of Capital Stock than traditional mortgage lending institutions which are subject to Federal income tax.

  CORPORATE GOVERNANCE WHICH LIMITS POTENTIAL CONFLICTS OF INTEREST


     RealTrust and the Taxable Subsidiary will be a vertically integrated organization, which is self-advised and self-managed. The Company is structured to minimize the potential conflicts of interest between the mortgage lending operation and the Mortgage Asset portfolio management operation. Such conflicts can arise in REITs where the incentives and interests of management are dependent on the size of the Mortgage Loan portfolio rather than on return on equity or stockholder returns. Such conflicts are common in entities which are externally advised and which have management contracts or structures where management's compensation is not directly related to the Company's performance or return to stockholders. The Company's primary management incentive programs are dependent on return on equity (the incentive bonus plan, one-half of which is paid in Common Stock of the Company and the other half of which is paid in cash) and stock price appreciation (stock option plans). See
"Management -- Executive Compensation." However, the Company will be subject to certain potential conflicts of interest because the voting control of the Taxable Subsidiary is held by the Founders (who collectively own approximately 68% of the voting common stock) and other conflicts of interest arising from transactions with ContiFinancial Corporation. See "Risk Factors -- Conflicts Of Interest May Result in Decisions That Do Not Fully Reflect the Stockholders' Best Interest."


     In an effort to mitigate the foregoing potential conflicts of interest, the Company has implemented policies and procedures which require, among other things, that each decision that implicates a potential conflict of interest must be approved by a majority of the Independent Directors. However, there can be no assurance that the Company's policies or procedures will be successful in eliminating the influence of such conflicts and, thus, the Company may take courses of action which fail to fully represent the best interests of all stockholders of the Company.


  LOAN SALES FOR CASH GAINS



     The Company's wholesale, retail and correspondent channels originate and purchase Prime and Subprime, fixed- and adjustable-rate Mortgage Loans. The Company plans to build its Mortgage Asset portfolio primarily by retaining selected Subprime Mortgage Loans originated and purchased by the Taxable Subsidiary. The remaining Mortgage Loans will be sold for cash gains to various mortgage investors. See "Business -- Industry Developments." The Taxable Subsidiary expects to sell all of the Prime Mortgage Loans and certain of the Subprime Mortgage Loans and Second Lien Mortgage Loans originated through its wholesale and retail channels. The Taxable Subsidiary intends to sell its entire economic interest in these Mortgage Loans and does not intend to hold residual interests. The sale of these Mortgage Loans is expected to generate substantial current income and cash flow to fund, in part, the mortgage lending operations. See "Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations" and "Risk Factors -- Operation of a New Enterprise Involves Uncertainty."


OVERVIEW OF SUBPRIME MORTGAGE MARKET

     According to Inside Mortgage Finance Publications, Inc., for the years 1995 through 1997, the residential Mortgage Loan market generated annual Mortgage Loan volume in excess of $630.0 billion per year. The majority of these originations (approximately 80% to 90%) were Prime Mortgage Loans. The remaining balance of 10% to 20% (approximately $85.0 to $150.0 billion) of the originations were Subprime Mortgage Loans.

     Based on its experience originating Subprime Mortgage Loans, the Company believes there is strong national demand by borrowers for Subprime Mortgage Loans. Across the country, many borrowers have suffered dislocation and temporary unemployment, resulting in negative entries on their credit reports. Erratic market and economic conditions and other factors have resulted in high ratios of debts to assets and high levels of credit card and other installment debt for these individuals. In addition, more borrowers are choosing to become self-employed. The Company believes these circumstances create an attractive market for Subprime Mortgage Loans.

     One of the significant differences between the Prime Mortgage Loan and the Subprime Mortgage Loan markets has been the comparative dependence upon the overall level of interest rates. Generally, the

Subprime Mortgage Loan market's historical performance has been less sensitive to interest rate changes. This is evident by the growth in Subprime Mortgage Loan originations from 1993 through 1995. While the Prime Mortgage Loan market experienced a decline in originations of more than 40% during that period, due primarily to an increase in interest rates, Mortgage Loan originations in the Subprime Mortgage Loan market continued to grow at an annual rate of 10% to 15% over the same three-year period.


     According to Inside Mortgage Finance Publications, Inc., the estimated size of the Subprime Mortgage Loan originations in 1997 was approximately $124.5 billion. Historically, the Subprime Mortgage Loan market has been a highly fragmented niche market dominated by local brokers with direct ties to investors who owned and serviced this relatively higher margin, riskier product. Although there have recently been several new entrants into the Subprime Mortgage Loan business, the Company believes the Subprime Mortgage Loan market is still highly fragmented, with no single competitor having more than a 5.6% market share by volume for the year-ended December 31, 1997. The growth and profitability of the Subprime Mortgage Loan market, the demise of numerous depository financial institutions in the late 1980s which had served this market, and reduced profits and Mortgage Loan volume at traditional financial institutions have together drawn new participants and capital to the Subprime Mortgage Loan market. The Subprime Mortgage Loan market requires more business judgment from underwriters in evaluating borrowers with previous credit problems. Subprime Mortgage Loan lending is also more capital intensive than the Prime Mortgage Loan market due to the fact that the securitization function requires a higher level of credit enhancement which must be provided by the issuer in the form of over-collateralization or subordination.



     Based on its recent experience in the Subprime Mortgage Loan market, the Company believes that the Subprime Mortgage Loan market will continue to grow, due in part to the following reasons: (i) growth in the number of existing homeowners with negative entries on their credit reports; (ii) growth in the number of immigrants with limited credit histories who are in the prime home buying ages of 25 to 34; (iii) growth in the number of self-employed individuals who have sources of income which are inconsistent and difficult to document;
(iv) growth in consumer debt levels which are causing many borrowers to have higher debt/income ratios; and (v) growth in consumer bankruptcy filings, which cause borrowers to be classified as Subprime Mortgage Loan borrowers.


INDUSTRY DEVELOPMENTS

     The President's tax proposals contained in the 1999 Budget Plan released by the Treasury Department on February 2, 1998 (the "1999 Budget Plan") include several provisions that could adversely affect REITs. The 1999 Budget Plan has been submitted to the Ways and Means Committee of the U.S. House of Representatives (the "Ways and Means Committee") for review, which held its first hearing on February 25, 1998, but has not taken any action to date. See "Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations."

     Several industry and trade organizations representing REITs and mortgage bankers, including the National Association of Real Estate Investment Trusts and The Mortgage Bankers Association have expressed their opposition to those provisions of the 1999 Budget Plan which affect REITs. However, despite such opposition, the 1999 Budget Plan may be adopted as proposed.

     In summary, the 1999 Budget Plan proposes to prohibit a REIT from owning, by vote or value, more than 10% of the capital stock of any corporation. Such proposal is intended to prevent REITs from conducting through a taxable subsidiary any business which would be prohibited by the REIT itself. If adopted, such proposal would require the Company to change the nature of its ownership in the Taxable Subsidiary and the manner in which it conducts its business.

     If adopted, the 1999 Budget Plan would require that RealTrust either (i) acquire all of the capital stock of the Taxable Subsidiary and convert it into a Qualified REIT Subsidiary, or (ii) divest itself of the preferred stock of the Taxable Subsidiary. To convert the Taxable Subsidiary into a Qualified REIT Subsidiary would require the Taxable Subsidiary to comply with all of the income and assets tests for a REIT. While the active origination of Mortgage Loans in itself does not violate any of the income or assets tests for maintaining REIT status, the Service could attempt to treat the income from frequent sales of Mortgage Loans as subject to the

100% tax on income from prohibited transactions. Rather than pay the prohibited transaction tax, the Company would likely curtail production of the Mortgage Loans it does not intend to retain in its investment portfolio. See "Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations."

MORTGAGE LENDING BUSINESS


     The Taxable Subsidiary originated its first Mortgage Loans in April, 1996. Since its inception, the Taxable Subsidiary's Mortgage Loan origination volume has increased significantly. The following table describes the Taxable Subsidiary's Mortgage Loan production volume by quarter since the third quarter of 1996:


                       QUARTERLY MORTGAGE LOAN PRODUCTION
                             (dollars in thousands)

                                                      WHOLESALE              RETAIL         CORRESPONDENT         TOTAL
                                                  ------------------   ------------------   -------------   ------------------
                 QUARTER ENDED                     PRIME    SUBPRIME    PRIME    SUBPRIME     SUBPRIME       PRIME    SUBPRIME
                 -------------                    -------   --------   -------   --------     --------      -------   --------
March 31, 1998..................................  $59,331   $56,564    $32,223    $1,170       $ 2,778      $91,555   $ 60,512
December 31, 1997...............................   46,008    68,480     34,628     3,816        63,132       80,636    135,428(1)
September 30, 1997..............................   41,313    59,226     32,614     5,502             0       73,927     64,728
June 30, 1997...................................   25,716    27,439     26,811     4,784             0       52,527     32,223
March 31, 1997..................................   33,513    12,456     19,913     2,068             0       53,426     14,524
December 31, 1996...............................   43,277    14,687     22,055     1,918             0       65,332     16,605
September 30, 1996..............................   46,806     5,500     14,374       941             0       61,180      6,441

---------------
(1) Includes $63.1 million of Subprime Mortgage Loans originated through the correspondent channel, which production channel is expected to be fully reactivated only after closing of the Offering.


     The Taxable Subsidiary has demonstrated its ability to successfully expand its mortgage lending operations while implementing policies and controls. The Taxable Subsidiary's accomplishments to date include:



     - Operating a wholesale channel which, as of March 31, 1998, consisted of 14 branch offices in 13 states that originated $146.6 million of Prime Mortgage Loans and $167.6 million of Subprime Mortgage Loans for the year ended December 31, 1997 ($59.3 million and $56.6 million, respectively, for the quarter ended March 31, 1998);


     - Developing and staffing a correspondent channel which produced $63.1 million of Subprime Mortgage Loans for the fourth quarter of 1997 and $2.8 million of Subprime Mortgage Loans in the first quarter of 1998;

     - Operating a retail channel which, as of March 31, 1998, consisted of two branch offices (Salt Lake City, Utah and Las Vegas, Nevada) that originated $114.0 million of Prime Mortgage Loans and $16.2 million of Subprime Mortgage Loans for the year ended December 31, 1997 ($32.2 million and $1.2 million, respectively, for the quarter ended March 31,
        1998);

     -  Becoming licensed to conduct mortgage lending in 27 states;

     - Preparing policies and procedures for underwriting, selling and brokering Mortgage Loans, quality control, and asset management;

     - Obtaining $150.0 million in warehouse financing facilities from ContiFinancial Corporation and Nomura Asset Capital Corporation;

     - Establishing Mortgage Loan sales relationships with Mortgage Loan investors;

     - Creating its management information system to monitor and analyze operations and financial performance; and

     - Establishing a servicing relationship as the Company builds its own servicing infrastructure.

MARKETING AND PRODUCTION STRATEGY

  GENERAL


     The Taxable Subsidiary acquires or will acquire Mortgage Loans from four sources: (i) its wholesale channel, through which Mortgage Loans are acquired from a network of independent wholesale brokers, (ii) its correspondent channel, through which closed Mortgage Loans are purchased from other lenders, (iii) its retail channel, through which direct originations are obtained from its retail branches, and (iv) to a lesser extent, its bulk acquisitions of Mortgage Loans from other mortgage banks and financial institutions.


  WHOLESALE CHANNEL


     The wholesale channel, which originates Mortgage Loans through independent loan brokers, accounted for $115.9 million, or 76.2%, of the Taxable Subsidiary's Mortgage Loan production during the first quarter of 1998. As of March 31, 1998, the wholesale channel originated Mortgage Loans through 14 branch offices located in Atlanta, Boca Raton, Denver, Green Bay, Honolulu, Kansas City, Las Vegas, Newport Beach, Phoenix, Portland, Richmond, Sacramento, Salt Lake City and Spokane. Such offices are owned by the Taxable Subsidiary and are staffed with Taxable Subsidiary employees, generally between one and 15 loan officers, zero to five underwriters and two to 20 support personnel.



     Wholesale originations of Mortgage Loans involve a network of unaffiliated mortgage brokers that will offer the Taxable Subsidiary's Mortgage Loan products. Such mortgage brokers are generally unable or unwilling to acquire and hold Mortgage Loans. Typically, either brokers do not have the capital necessary to obtain warehousing facilities or they prefer or require the cash generated from Mortgage Loan sales to sustain operations. The Taxable Subsidiary generally acquires Mortgage Loans in the wholesale channel at a lower cost than acquisitions of Mortgage Loans either through bulk purchases or purchases of securities in the secondary mortgage market. During the 12 months preceding March 31, 1998, the Taxable Subsidiary has purchased Mortgage Loans from more than 600 mortgage brokers and banks on a non-exclusive basis.



     The Taxable Subsidiary provides prompt, consistent service, which includes
(i) a quick response time in the Mortgage Loan purchase process as a result of decentralized underwriting, (ii) direct and frequent contact with brokers through a trained sales force, (iii) competitive pricing, and (iv) a variety of pricing programs and Mortgage Loan products.



     One of the most important factor in attracting and retaining Mortgage Loan originations from independent brokers is an efficient Mortgage Loan processing system. The Taxable Subsidiary staffs each wholesale branch with an experienced underwriter. By locating underwriters in branch offices, the Taxable Subsidiary avoids delays resulting from the need to ship the Mortgage Loan applications to a central processing site, as is frequently the case with the Taxable Subsidiary's competitors. The Taxable Subsidiary can generally underwrite and approve wholesale Mortgage Loan purchases within 24 hours after receipt of a completed file.



     The Taxable Subsidiary trains its loan officers, account executives and branch managers in its Mortgage Loan products and processes. Such personnel then maintain regular contact with independent brokers through scheduled sales visits and telephone calls. Regular and frequent contact with high-volume producers results in greater broker loyalty and more consistent production.


     The Company has a pricing model that takes into account changing market conditions and is designed to allow the Company to purchase Mortgage Loans at competitive prices that maintain adequate profit margins. After its election of REIT status, the Company anticipates that it will offer more competitive pricing relative to tax-paying competitors as a result of the elimination of Federal income tax at the corporate level.

     The following table sets forth selected information relating to the Taxable Subsidiary's wholesale Mortgage Loan originations during the periods shown:


                                                           FOR THE QUARTER ENDED
                       ----------------------------------------------------------------------------------------------
                       MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,   DECEMBER 31,   SEPTEMBER 30,
                         1998          1997           1997          1997       1997          1996           1996
                       ---------   ------------   -------------   --------   ---------   ------------   -------------
SUBPRIME:
Principal balance (in
  thousands).........   $56,564      $68,480         $59,226      $27,439     $12,456      $14,687         $ 5,500
Average principal
  balance per
  Mortgage Loan (in
  thousands).........   $   100      $   104         $   111      $   100     $   100      $    96         $    98
Principal Balance:
  Fixed-rate (in
     thousands)......   $13,255      $18,079         $23,421      $10,677     $ 6,124      $ 8,162         $ 2,124
  ARMs (in
     thousands)......   $43,309      $50,401         $35,805      $16,762     $ 6,332      $ 6,525         $ 3,376
Combined weighted
  average initial
  loan-to-value
  ratio..............     79.67%       80.41%          79.24%       77.26%      79.13%       78.19%          79.03%
Percent of First Lien
  Mortgage Loans.....     98.89%       99.11%          97.65%       97.24%      92.95%       94.04%          96.31%
Percent of Mortgage
  Loans with prepay
  protection.........     85.33%       93.07%          91.37%       79.24%      46.16%       37.18%          37.98%
Property securing
  Mortgage Loans:
  Owner occupied.....     91.48%       95.34%          96.55%       91.04%      99.36%       93.17%          97.51%
  Non-owner
     occupied........      8.52%        4.66%           3.45%        8.96%       0.64%        6.83%           2.49%
PRIME:
Principal Balance (in
  thousands).........   $59,331      $46,008         $41,313      $25,716     $33,513      $43,277         $46,806


     The Taxable Subsidiary initially intends to increase wholesale Mortgage Loan production through expanded marketing efforts by existing branches. Such marketing efforts are intended to obtain greater percentages of production by independent brokers who already sell to the Taxable Subsidiary. The Taxable Subsidiary intends to continue to increase the percentage of Subprime Mortgage Loans originated through its wholesale channel. The Company also intends to identify new areas of the United States within which to establish wholesale branches, if such areas are generating significant Subprime Mortgage Loan production.


  CORRESPONDENT LENDING


     In addition to the wholesale and retail operations, the Taxable Subsdiary has formed a correspondent lending channel which is specifically directed at the acquisition of Subprime Mortgage Loans. The correspondent lending channel acquires closed Subprime Mortgage Loans through a national network of approved Mortgage Loan originators ("Correspondents") that fund and close each Subprime Mortgage Loan using their own funds and, subsequently, sell the Mortgage Loans to the Taxable Subsidiary.



     Correspondent Lending Objective. The goal of the correspondent lending channel is to expand Subprime Mortgage Loan production while maintaining the comprehensive quality control approach employed by the wholesale and retail channels of the Taxable Subsidiary. Correspondents will originate Subprime Mortgage Loans to underwriting guidelines prepared or approved by the credit risk personnel of the Company and administered by the Taxable Subsidiary. In addition, the correspondent lending channel provides approved

Correspondents with the Taxable Subsidiary's operational guidelines to control pricing, delivery and funding of Subprime Mortgage Loans into the program.



     The correspondent lending channel will purchase Subprime Mortgage Loans from mortgage bankers, commercial bankers and savings institutions on a servicing released basis. Each Correspondent will maintain certain eligibility criteria such as net worth requirements, an unqualified auditor opinion from a nationally recognized or Taxable Subsidiary-approved accounting firm, mortgage origination experience, quality control procedures and warehouse line capability, among other requirements. Also, Correspondents make certain representations and warranties with respect to, among other things, the Subprime Mortgage Loans, the financial condition of the borrowers, the adequacy of disclosure, first payment default and premium recapture.



     Sales and delivery of Subprime Mortgage Loans to the correspondent lending channel will be conducted in two ways: (i) on a best efforts, loan-by-loan flow basis and (ii) bulk purchases. For flow delivery, daily pricing is provided by the secondary marketing department of the Taxable Subsidiary and the Correspondent may lock in Mortgage Loan purchase prices through the toll free commitment desk. Subprime Mortgage Loans identified for purchase by the Taxable Subsidiary are either re-underwritten by the Taxable Subsidiary or by independent contractors engaged by the Taxable Subsidiary, or subject to a post-purchase quality control audit to assure guideline and documentation conformity. This flow method of acquisition is a major target for the Taxable Subsidiary primarily because of the lower cost of acquisition. Alternatively, the Taxable Subsidiary intends to acquire Subprime Mortgage Loans from these and other Correspondents in bulk purchases that range from $1.0 million to $50.0 million in principal amount. Depending on Mortgage Loan and pool characteristics, such as weighted average coupon ("WAC"), weighted average loan-to-value ("WLTV"), weighted average maturity ("WAM"), prepayment penalties and pool size, the premiums paid for bulk purchase can range between 50 to 200 basis points above those paid on a flow basis. Despite the higher cost, bulk acquisitions enable economies-of-scale and may provide the Taxable Subsidiary with market arbitrage opportunities.



     Initial Correspondent Platform. In October, 1997, the Taxable Subsidiary entered into a letter agreement with Nomura Asset Capital Corporation ("Nomura") to acquire from Nomura Subprime Mortgage Loans and certain non-binding Correspondent relationships between Nomura and several Correspondents through which Nomura has actively purchased Subprime Mortgage Loans since 1994. Through October, 1997, Nomura has purchased over $1.75 billion of Subprime Mortgage Loans through its Subprime Mortgage Loan conduit operations. The letter agreement required the Taxable Subsidiary to purchase certain Subprime Mortgage Loans directly from Nomura, which Subprime Mortgage Loans the Taxable Subsidiary acquired during the fourth quarter of 1997. The letter agreement also required Nomura to introduce the Taxable Subsidiary to certain of the Correspondents formerly selling Subprime Mortgage Loans to Nomura. Such relationships are not contractually binding on the Correspondents, who remain free to sell to others. However, the Taxable Subsidiary commenced purchasing Subprime Mortgage Loans from many of such Correspondents in 1997. The Taxable Subsidiary acquired $2.8 million of Subprime Mortgage Loans through such Correspondents during the first quarter of 1998.



     The Taxable Subsidiary pre-paid Nomura an initial fee of $225,000 which represented a fee of 25 basis points for the first $90 million of Mortgage Loans to be acquired from Nomura Correspondent relationships. To the extent that the Taxable Subsidiary purchases more than $90.0 million of Subprime Mortgage Loans from such correspondents before June 30, 1998, the Taxable Subsidiary has agreed to pay Nomura a fee equal to 25 basis points of the principal amount of such purchases. The Company does not expect to acquire any additional Mortgage Loans from such Correspondents until after June 30, 1998 and, therefore, no additional fees will be paid to Nomura under this letter agreement. In connection therewith, Nomura also provides to the Taxable Subsidiary a $100.0 million reverse repurchase facility for a period of one year. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." The Taxable Subsidiary has also agreed to allow Nomura to participate as co-underwriter in any public offering of securities backed by fixed-rate Subprime Mortgage Loans financed through such facility during the term of the financing facility.

     The Taxable Subsidiary views the assumption of the Nomura correspondent relationships and subsequent pipeline as a platform to build and develop the correspondent production necessary to implement the Company's Mortgage Asset portfolio strategy. The Taxable Subsidiary intends to expand the correspondent lending channel by developing relationships with additional correspondents who can accumulate and sell pools of Mortgage Loans in sizes ranging from $500,000 to $5.0 million. The Taxable Subsidiary believes that such relationships can provide attractive Subprime Mortgage Loans at prices that meet the Company's business plan objectives. However, Given the capital intensive nature of correspondent lending, the Taxable Subsidiary will not fully utilize its correspondent lending operations until after the closing of this Offering.



     The following table sets forth selected information relating to the Taxable Subsidiary's correspondent Mortgage Loan originations during the period shown:


                                                         FOR THE QUARTER ENDED
                                                       -------------------------
                                                       MARCH 31,    DECEMBER 31,
                                                         1998           1997
                                                       ---------    ------------
SUBPRIME:
Principal balance (in thousands).....................   $ 2,778       $63,132
Average principal balance per Mortgage Loan (in
  thousands).........................................   $   139       $   114
Principal Balance:
  Fixed-rate (in thousands)..........................   $   589       $20,259
  ARMs (in thousands)................................   $ 2,189       $42,873
Combined weighted average initial LTV ratio..........     81.53%        76.78%
Percent of First Lien Mortgage Loans.................    100.00%        96.30%
Percent of Mortgage Loans with prepay protection.....     90.41%        22.80%
Property securing Mortgage Loans:
  Owner occupied.....................................     92.07%        96.04%
  Non-owner occupied.................................      7.93%         3.96%
PRIME:
Principal balance (in thousands).....................   $     0       $     0


     The Taxable Subsidiary is preparing to manage the increased Subprime Mortgage Loan volume that is anticipated to be generated by the correspondent lending channel upon the closing of the Offering. The Taxable Subsidiary has entered into contractual relationships with industry-recognized vendors who will provide operational services to support the additional Mortgage Loan production. The Taxable Subsidiary will contract with a third-party due diligence underwriter and a bonded custodian for the review of legal documentation. The Taxable Subsidiary will also contract with a third-party servicer to service the increased volume of Mortgage Loans expected to be acquired through the correspondent channel.


  RETAIL CHANNEL


     The retail channel, which originates primarily Prime Mortgage Loans through the direct solicitation of borrowers, accounted for $33.4 million, or 22.0%, of the Taxable Subsidiary's Mortgage Loan production during the first quarter of 1998. As of March 31, 1998, the retail channel originated Mortgage Loans through branch offices located in Salt Lake City, Las Vegas and Phoenix. Such offices are staffed with five to 10 loan officers, one underwriter and five to seven support personnel. The retail channel includes traditional marketing activities conducted by retail loan officers, who seek to identify potential borrowers through referral sources and individual sales efforts, as well as high-volume targeted direct mail and telephone solicitation. By creating a direct relationship with the borrower, retail lending generally creates a more sustainable Mortgage Loan origination franchise and provides the Taxable Subsidiary with greater control over the lending process. For Mortgage Loans originated in the retail channel, the Taxable Subsidiary also receives the origination fees paid by the borrower which offset the higher costs of retail lending and may contribute to increased profitability. In addition, the Company believes that the Taxable Subsidiary is able to maintain the highest quality control over Mortgage Loans originated through its retail branches.

     The following table sets forth selected information relating to the Taxable Subsidiary's retail Mortgage Loan originations during the periods shown:


                                                           FOR THE QUARTER ENDED
                       ----------------------------------------------------------------------------------------------
                       MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,   DECEMBER 31,   SEPTEMBER 30,
                         1998          1997           1997          1997       1997          1996           1996
                       ---------   ------------   -------------   --------   ---------   ------------   -------------
SUBPRIME:
Principal balance (in
  thousands).........   $ 1,170      $ 3,816         $ 5,502      $ 4,784     $ 2,068      $ 1,918         $   941
Average principal
  balance per
  Mortgage Loan (in
  thousands).........   $   117      $    89         $    79      $    71     $    52      $    68         $   157
Principal Balance:
  Fixed-rate (in
     thousands)......   $   122      $ 1,496         $ 2,490      $ 2,134     $ 1,447      $ 1,232         $   434
  ARMs (in
     thousands)......   $ 1,048      $ 2,320         $ 3,012      $ 2,650     $   621      $   686         $   507
Combined weighted
  average initial
  LTV................     70.46%       75.88%          74.44%       73.40%      73.17%       75.16%          73.75%
Percent of First Lien
  Mortgage Loans.....     89.59%       82.39%          79.02%       74.34%      62.66%       80.01%          89.58%
Percent of Mortgage
  Loans with prepay
  protection.........     30.05%       57.53%          64.09%       64.72%      30.05%       22.29%          10.12%
Property securing
  Mortgage Loans:
  Owner occupied.....     87.78%       95.34%          89.42%       98.44%     100.00%      100.00%         100.00%
  Non-owner
     occupied........     12.22%        4.78%          10.58%        1.56%       0.00%        0.00%           0.00%
PRIME:
Principal Balance (in
  thousands).........   $32,223      $34,628         $32,614      $26,811     $19,913      $22,055         $14,374


     The Company believes that targeted direct mail and telephone campaigns offer opportunities to increase Subprime Mortgage Loan originations within the Taxable Subsidiary's existing retail branch offices. The Taxable Subsidiary intends to staff each retail office with a minimum of two Subprime Mortgage Loan officers who will utilize direct mail and telephone solicitation methods to generate Subprime Mortgage Loans. The Taxable Subsidiary intends to focus on growing production within its existing retail branch offices utilizing such origination methods rather than opening new retail branch offices in the immediate future.


  BULK PURCHASES


     The Taxable Subsidiary may initially acquire a portion of its Mortgage Asset portfolio through bulk acquisitions due to the fact that this channel generally allows the Taxable Subsidiary the opportunity to invest the net proceeds of the Offering more quickly than the other channels. Bulk purchases of Mortgage Loan pools ranging from $2.0 million to $50.0 million may be acquired from large originators or from mortgage conduits. Bulk acquisitions of Mortgage Loans will be conducted by the same personnel that manage the correspondent channel. Although similar in process, the bulk acquisition process differs from the correspondent channel in that Correspondents have generally established regular selling relationships with the Taxable Subsidiary and may even have Taxable Subsidiary underwriting personnel on the Correspondent's premises. Bulk sellers have no such continuing relationship. This method of acquiring Mortgage Loans provides the lowest profit margin to the Taxable Subsidiary. During periods in which access to growth capital is limited, the Taxable Subsidiary will tend to reduce its bulk purchases of Mortgage Loans in order to allow for greater wholesale, retail and correspondent volume to be acquired. Through March 31, 1998, the Taxable Subsidiary has made two bulk acquisitions in an aggregate amount of $69.1 million.


  MORTGAGE LOAN PRODUCTS


     The Taxable Subsidiary offers a broad variety of Mortgage Loan products through its wholesale, retail and correspondent channels. Such products include both Subprime Mortgage Loans for long-term investment by the Taxable Subsidiary and Prime Mortgage Loans held for sale to investors. The Taxable Subsidiary's Mortgage Loan products currently include:


     -  Six month LIBOR indexed ARMs;

     -  Two and three year LIBOR indexed ARMs;

     -  One, three, five and seven year CMT indexed ARMs;

     -  15, 20 and 30 year fixed-rate First and Second Lien Mortgage Loans;

     -  30 year amortizing balloon Mortgage Loans; and

     -  Jumbo fixed-rate and adjustable-rate Mortgage Loans.

  PRICING OF MORTGAGE LOANS


     The Company will set purchase prices for the Mortgage Loans it acquires from the mortgage lending operations of the Taxable Subsidiary based on prevailing market conditions. Different prices will be established for the various types of Mortgage Loans, commitment periods and types of commitments (mandatory or best efforts). The Taxable Subsidiary's standard pricing is based on the anticipated price it will receive upon sale or financing of the Mortgage Loans, the anticipated interest spread realized during the accumulation period, the targeted profit margin and the anticipated issuance, credit enhancement and ongoing administrative costs associated with such sale or financing. Alternatively, such pricing may be based on the anticipated cost of financing such Mortgage Loans to maturity plus the anticipated associated costs. The Taxable Subsidiary is able to acquire Subprime Mortgage Loans at attractive prices due to the high level of service delivered to Mortgage Loan brokers, borrowers and Correspondents.


     Following the issuance of a specific pricing commitment, the Company will be subject to the risk of interest rate fluctuations and will enter into hedging transactions to diminish such risk. Hedging transactions may include mandatory or optional forward sales of Mortgage Loans or Mortgage Securities, mandatory or optional sales of futures and other financial futures transactions. The nature and quantity of hedging transactions will be determined by the management of the Company based on various factors, including market conditions and the expected volume of Mortgage Loan purchases. See "-- Interest Rate Risk Management" and "Risk Factors -- Interest Rate Fluctuations May Adversely Affect Operations and Net Interest Income -- The Company Has No Specific Hedging Policies and Failure to Appropriately Hedge May Adversely Affect Results of Operations" and
"-- Hedging Transactions Limit Gains and May Increase Exposure to Losses."

  STATE LICENSES


     The Taxable Subsidiary has applied for and is licensed to conduct mortgage banking operations in 31 states (including certain states which do not have formal licensing requirements or in which the Taxable Subsidiary is exempt from registration): Arizona, Arkansas, California, Colorado, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Minnesota, Missouri, Montana, Nebraska, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, Oregon, South Carolina, South Dakota (wholesale only), Tennessee, Texas, Utah, Virginia, Washington, Wisconsin and Wyoming. Registration is pending in Illinois and Michigan.

UNDERWRITING AND QUALITY CONTROL STRATEGIES

  UNDERWRITING GUIDELINES


     The Taxable Subsidiary has created a comprehensive underwriting manual for use by its Correspondents as well as its internal staff. Generally, the underwriting standards have been prepared in accordance with the financing requirements of the rating agencies under the guidance of the Chief Credit Officer. The Taxable Subsidiary's quality assurance guidelines provide for various tests of the Mortgage Loans to be performed both before and after purchase.



     The Taxable Subsidiary underwrites all Mortgage Loans originated through its retail and wholesale channels with a staff of in-house underwriters. The Taxable Subsidiary staffs each office with a senior underwriter with a minimum of five years experience. In larger offices, the Taxable Subsidiary may hire junior underwriters with more limited experience to work directly with the senior underwriters. Upon being hired by the Taxable Subsidiary, the underwriter undergoes an intensive three day training of the Taxable Subsidiary's underwriting policies and procedures at the Taxable Subsidiary's headquarters in Salt Lake City. After the underwriter is trained to the satisfaction of the Chief Credit Officer, the new underwriter is then placed at a retail or wholesale office. New underwriters are subject to a 30-day probation, during which their work is more closely scrutinized by the Taxable Subsidiary.

     The following is a general guideline of the eligibility criteria expected to be adopted by the Taxable Subsidiary after the closing of the Offering:


                          UNDERWRITING GUIDELINES (1)
                           FIRST LIEN MORTGAGE LOANS


                         A+ RISK (2)          A RISK           A- RISK            B RISK            C RISK           C- RISK
                       ----------------  ----------------  ----------------  ----------------  ----------------  ----------------
Existing mortgage      No 30-day late    Maximum one       Maximum two       Maximum three     Maximum four      Maximum of two
  history............  payments within   30-day late       30-day late       30-day late       30-day and two    90-day late
                       last 12 months;   payment and no    payments and no   payments and one  60-day late       payments and one
                       one 30-day late   60-day late       60-day late       60-day late       payments and      120-day late
                       payment in last   payments within   payments within   payment within    maximum of one    payment, there
                       24 months; must   last 12 months;   last 12 months;   last 12 months;   90-day late       may be a current
                       be current at     must be current   not required to   not required to   payment within    notice of
                       application       at application    be current at     be current at     last 12 months;   default; not
                       time.             time.             application       application       not required to   required to be
                                                           time.             time.             be current at     current at
                                                                                               application       application
                                                                                               time.             time.
Other credit(3)......  No open           No open           Minor derogatory  Prior defaults    Significant       Significant
                       collections       collection        items allowed;    acceptable; not   prior defaults    defaults
                       accounts or       accounts or       not more than     more than $1,500  acceptable;       acceptable; open
                       charge-offs       charge-offs.      $500 in open      in open           generally, not    charge-offs or
                       within last 12    Generally must    collection        collection        more than $2,500  collection
                       months.           be paid through   accounts or       accounts or       in open           amounts may
                                         funding not       charge-offs open  charge-offs open  collection        remain open
                                         exceeding $300.   after funding.    after funding.    accounts or       after funding.
                                                                                               charge-offs open
                                                                                               after funding.
Bankruptcy filings...  Generally, no     Chapter 7 must    Chapter 7 must    Generally, no     Generally, no     Bankruptcy,
                       bankruptcy or     have been         have been         bankruptcy or     bankruptcy or     notice of sale
                       notice of         discharged at     discharged at     notice of         notice of         filings, notice
                       default filings   least two years   least two years   default filings   default filings   of default
                       in last three     prior; Chapter    prior; Chapter    in last two       in last 18        filing or
                       years.            13 must have      13 must have      years. Chapter    months. One year  foreclosure
                                         been discharged   been discharged   13 allowed at     seasoning for     permitted on a
                                         at least one      at least one      least one year    Chapter 13 with   case by case
                                         year prior.       year prior.       prior with        reestablished     basis.
                                                                             reestablished     credit.           Generally, one
                                                                             credit.                             year seasoning
                                                                                                                 for Chapter 7
                                                                                                                 and notices of
                                                                                                                 default. No
                                                                                                                 seasoning for
                                                                                                                 Chapter 13 paid
                                                                                                                 at funding.
Debt service to        45%               50%               50% or less       50% or less       55% or less       60% or less
  income ratio.......
Maximum loan-
  to-value ratio: (4)
  Owner occupied:      95%               90%               90%               85%               80%               70%
  single family......
  Owner occupied:      90%               90%               90%               85%               80%               70%
  condo/two-to-four
  unit...............
  Non-owner            90%               85%               80%               75%               70%               65%
  occupied...........


---------------

(1) The letter grades applied to each risk classification reflect the Taxable Subsidiary's internal standards and do not necessarily correspond to the classifications used by other mortgage lenders. "LTV" means loan-to-value ratio. With respect to "A" through "C" credit grades, the combined LTV of all Mortgage Loans secured by any property is permitted to be up to 100%, with the first lien Mortgage Loan at the percentages indicated.


(2) On A+ product Private Mortgage Insurance ("PMI") is obtained on LTV's above 90% with 30% coverage; and 25% coverage from 85.01 to 90%; no PMI is required for 85% LTV or less.

(3) Liens, judgments, collections and other garnishments not affecting title are not considered.

(4) The maximum LTV set forth in the table is for borrowers providing full documentation. The LTV is reduced five percent for stated and limited documentation and 10% for non-owner applications.

     The following table sets forth information concerning the Taxable Subsidiary's principal balance of fixed-rate and adjustable-rate Mortgage Loan originations by borrower risk classification for the periods shown:


            MORTGAGE LOAN PRODUCTION BY BORROWER RISK CLASSIFICATION

                                                                               FOR THE         FOR THE
                                                                              YEAR ENDED    PERIOD ENDED
                                                  MARCH 31,    MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                                    1998          1997           1997          1996(1)
                                                  ---------   ------------   ------------   -------------
PRIME:
  Percent of total purchases and origination....    60.21%       78.63%         51.27%          86.68%
  Combined weighted average initial
     loan-to-value ratio........................    77.62%       79.53%         79.28%          79.34%
  Weighted average interest rate:
     Fixed-rate.................................     7.41%        8.13%          7.97%           8.32%
     ARMs.......................................     6.01%        6.74%          6.64%           6.94%
     Margin-ARMs................................     2.76%        2.75%          2.78%           1.00%
SUBPRIME:
"A"-Risk Grade:
  Percent of total purchases and origination....    26.95%       12.71%         29.36%           9.16%
  Combined weighted average initial
     loan-to-value ratio........................    80.46%       82.24%         80.12%          78.40%
  Weighted average interest rate:
     Fixed-rate.................................    10.46%       11.06%         10.54%          10.96%
     ARMs.......................................     9.74%        9.62%          9.90%           9.29%
     Margin-ARMs................................     5.90%        5.90%          6.25%           5.52%
"B" Risk Grade:
  Percent of total purchases and origination....     7.35%        6.32%          7.48%           2.95%
  Combined weighted average initial
     loan-to-value ratio........................    79.11%       75.14%         75.30%          78.19%
  Weighted average interest rate:
     Fixed-rate.................................    11.16%       10.95%         11.02%          11.19%
     ARMs.......................................    10.36%        9.87%         10.41%           9.74%
     Margin-ARMs................................     6.63%        6.48%          6.67%           6.32%
"C" Risk Grade:
  Percent of total purchases and origination....     3.01%        1.97%          2.73%           0.54%
  Combined weighted average initial
     loan-to-value ratio........................    74.48%       72.18%         71.20%          77.31%
  Weighted average interest rate:
     Fixed-rate.................................    12.32%       12.04%         11.55%          12.12%
     ARMs.......................................    11.14%       10.29%         11.14%          10.52%
     Margin-ARMs................................     6.85%        6.37%          6.94%           6.66%
"C"- Risk Grade:
  Percent of total purchases and origination....     0.32%        0.43%          0.57%           0.08%
  Combined weighted average initial
     loan-to-value ratio........................    66.24%       59.55%         62.54%          61.62%
  Weighted average interest rate:
     Fixed-rate.................................        0%       14.53%         13.16%          13.86%
     ARMs.......................................    12.28%       13.50%         12.06%            n/a
     Margin-ARMs................................     7.18%        8.88%          7.03%            n/a
Unclassified (2)................................     2.16%        0.00%          8.59%           0.59%

---------------
(1) For the period from February, 1996 (inception) to December 31, 1996.

(2) Includes certain Mortgage Loans which the Taxable Subsidiary sold to third-party investors without determining the credit classification.


  GEOGRAPHIC DIVERSIFICATION


     Although the Taxable Subsidiary does not have specific policies or targets regarding geographic diversification of its Mortgage Loans, close attention will be paid to geographic diversification in managing the

Taxable Subsidiary's credit risk. While there will initially be some geographic concentration in Mortgage Loans originated though the correspondent acquisition channel, over time the Taxable Subsidiary plans to diversify its credit risk by selecting target markets through both the wholesale and correspondent channels. The Taxable Subsidiary believes that one of the best tools for managing credit risk is to diversify the markets in which the Taxable Subsidiary originates and purchases Mortgage Loans.



     Currently, the Mortgage Loans originated by the Taxable Subsidiary are geographically concentrated in Florida, Utah, Georgia and California. However, as newly established retail and wholesale branches increase production, geographic diversification will naturally occur. The following table sets forth aggregate dollar amounts (in thousands) and the percentage of all Subprime Mortgage Loans originated or purchased by the Taxable Subsidiary by state for the periods shown:


               GEOGRAPHIC DISTRIBUTION OF SUBPRIME MORTGAGE LOANS
                             (Dollars in thousands)


                                                                                          FOR THE         FOR THE
                                                                                         YEAR ENDED      YEAR ENDED
                                                              MARCH 31,    MARCH 31,    DECEMBER 31,    DECEMBER 31,
                                                                1998         1997           1997          1996(1)
                                                              ---------    ---------    ------------    ------------
Arizona.....................................................   $ 3,125      $   948       $  5,634        $   260
  Percent of total for period...............................      5.16%        6.53%          2.28%          1.13%
California..................................................     8,493          585         27,970              0
  Percent of total for period...............................     14.04%        4.03%         11.33%          0.00%
Colorado....................................................     1,892        2,158         13,695          2,817
  Percent of total for period...............................      3.13%       14.86%          5.55%         12.22%
Florida.....................................................    19,921            0         56,779              0
  Percent of total for period...............................     32.92%        0.00%         23.00%          0.00%
Georgia.....................................................     5,704            0         28,794              0
  Percent of total for period...............................      9.43%        0.00%         11.66%          0.00%
Hawaii......................................................     1,495            0          4,239              0
  Percent of total for period...............................      2.47%        0.00%          1.72%          0.00%
Idaho.......................................................       854          317          2,277            460
  Percent of total for period...............................      1.41%        2.18%          0.92%          2.00%
Illinois....................................................       144            0          5,750              0
  Percent of total for period...............................      0.24%        0.00%          2.33%          0.00%
Kansas......................................................       296           80          1,642              0
  Percent of total for period...............................      0.49%        0.55%          0.67%          0.00%
Massachusetts...............................................         0            0          2,213              0
  Percent of total for period...............................      0.00%        0.00%          0.90%          0.00%
Montana.....................................................         0          145          1,003            279
  Percent of total for period...............................      0.00%        1.00%          0.41%          1.21%
New York....................................................         0            0         12,393              0
  Percent of total for period...............................      0.00%        0.00%          5.02%          0.00
Nevada......................................................     1,735          791          8,904            759
  Percent of total for period...............................      2.87%        5.45%          3.61%          3.29%
Oregon......................................................     1,968          358          7,041             80
  Percent of total for period...............................      3.25%        2.46%          2.85%          0.35%
Utah........................................................    10,773        8,639         44,244         17,584
  Percent of total for period...............................     17.80%       59.48%         17.92%         76.30%
Virginia....................................................       458            0          2,159              0
  Percent of total for period...............................      0.76%        0.00%          0.87%          0.00%
Washington..................................................     1,146          308          5,946            709
  Percent of total for period...............................      1.89%        2.12%          2.41%          3.08%
Wisconsin...................................................       910            0          4,713              0
  Percent of total for period...............................      1.50%        0.00%          1.91%          0.00%
Other States Combined (10 states)...........................     1,596          195         11,507             98
  Percent of total for period...............................      2.64%        1.34%          4.66%          0.43%
                                                               -------      -------       --------        -------
        Total...............................................   $60,512      $14,524       $246,904        $23,046
                                                               =======      =======       ========        =======


  COLLATERAL APPRAISAL


     The Taxable Subsidiary's underwriting standards are also intended to assess the value of the mortgaged property and to evaluate the adequacy of such property as collateral for the Mortgage Loan. All of the

Mortgage Loans originated by the Taxable Subsidiary's wholesale and retail channels, and purchased by the Taxable Subsidiary through Correspondents will be appraised by qualified independent appraisers. Such appraisers inspect and appraise the subject property and verify that such property is in acceptable condition. Following each appraisal, the appraiser prepares a report which includes a market value analysis based on recent sales of comparable homes in the area, and when deemed appropriate, replacement cost analysis based on the current cost of constructing a similar home. The Taxable Subsidiary intends to use only Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") licensed appraisers as part of its approval process. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and must be on forms acceptable to FNMA and FHLMC. It is anticipated that substantially all Mortgage Loans purchased through Correspondents will be subject to a second full appraisal or appraisal review prior to purchase by the Taxable Subsidiary. The Taxable Subsidiary has a formal review process for all appraisers, verifies licenses annually and conducts new appraisals under its Quality Control Program.


  QUALITY CONTROL PROGRAM


     The Taxable Subsidiary has an extensive, systemized quality control and audit plan currently in place. Each month, the Taxable Subsidiary randomly selects 10% to 15% of all Mortgage Loans, including 10% from each branch and product type (with at least one per month from each) to review. Representations and information from each Mortgage Loan are verified against a checklist of over 60 items. Among such verifications are completeness of the Mortgage Loan documents, additional scrutiny of the borrower's credit report, employment and salary re-verifications (or tax return scrutiny if the borrower is self-employed), closer scrutiny of the appraisal, general review of the legal and closing documents, verification of the owner occupancy status (if applicable) and a re-evaluation of the creditworthiness of the borrower. Each discrepancy is given a grade based on its severity, from inadvertent, non-impairing errors to a guideline violation requiring immediate action against the borrower and the broker. Additionally, 10% of all Mortgage Loans selected for review each month are further selected for closer scrutiny, including a new appraisal and a new credit report ordered from different agencies. To date, all quality control has been performed by the Taxable Subsidiary itself; however, it may outsource some or all of these functions in the future. The Taxable Subsidiary will not, however, outsource any pre-closing quality control.


  CORRESPONDENT ELIGIBILITY REQUIREMENTS


     Closed Mortgage Loans purchased by the Taxable Subsidiary will be originated by various mortgage bankers and other mortgage lenders. Correspondents are required to meet certain performance requirements established by the Taxable Subsidiary before they are eligible to participate in the Taxable Subsidiary's Correspondent program and must submit to periodic reviews by the Taxable Subsidiary to ensure continued compliance with these requirements. The Taxable Subsidiary's current criteria for Correspondent participation generally include a tangible net worth of at least $400,000. In addition, Correspondents are required to have comprehensive loan origination quality control procedures and must be approved and in good standing with HUD, among other criteria. Each Correspondent is expected to enter into an agreement that provides for recourse by the Taxable Subsidiary against the Correspondent in the event of any material breach of a representation or warranty made by the Correspondent with respect to Mortgage Loans sold to the Taxable Subsidiary or any fraud or misrepresentation during the Mortgage Loan origination process. There is no assurance that such requirements will be applicable in the future.


FINANCING LOANS HELD FOR SALE AND INVESTMENT PRIOR TO STRUCTURED DEBT FINANCING


     The Taxable Subsidiary will finance its Mortgage Loan originations and purchases through interim financing facilities such as bank warehouse credit lines and reverse repurchase agreements. As of March 31, 1998, the Taxable Subsidiary had committed warehouse lines and reverse repurchase facilities in place totaling $150.0 million with Nomura Asset Capital Corporation and ContiFinancial Corporation. A reverse repurchase agreement is a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, with the price differential constituting interest on the borrowing. The Taxable Subsidiary is currently in negotiations with dealer firms for additional reverse repurchase facilities to fund production prior to long-term financing. However, no such facility is in place.



     The Taxable Subsidiary's Subprime Mortgage Loan lending operation will be a capital intensive business. Depending on the type of Mortgage Loan product originated, the production channel and the financing source, the amount of capital required as a percentage of the balance of Mortgage Loans originated may range from two percent to eight percent. See "-- Capital and Liquidity Management -- Capital Allocation Guidelines." For illustration purposes only, a hypothetical monthly Mortgage Loan volume of $25.0 million would equate to a capital requirement of $500,000 to $1.75 million per month, respectively and a hypothetical monthly volume of $50.0 million would equate to $1.0 to $3.5 million per month, respectively. Due to the capital intensive nature of this business, the Company's Subprime Mortgage Loan lending will be operated through the Taxable Subsidiary. Operating though the Taxable Subsidiary would give the Company the flexibility to sell its Mortgage Loan production as whole loans or in the form of pass-through Mortgage Securities in the event it encountered restrictions in accessing the capital markets in order to fund its Subprime Mortgage Loan lending operation. See " -- Industry Developments" and "Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations." The Company intends to raise the required capital in order to implement its preferred strategy of realizing the income from adjustable Subprime Mortgage Loans through net interest income. The Company intends to sell certain Mortgage Loans, which are expected to be Prime and fixed-rate Subprime Mortgage Loans.


  LOAN SALES


     The Taxable Subsidiary has historically followed a strategy of selling for cash gains all of its Mortgage Loan originations and purchases through Mortgage Loan sales in which the Taxable Subsidiary disposes of its entire economic interest in the Mortgage Loans (including servicing rights) for a cash price that represents a premium over the principal balance of the Mortgage Loans sold. See "-- Industry Developments" and "Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations." For the fiscal year ended December 31, 1997, the Taxable Subsidiary sold $477.1 million of Mortgage Loans through whole Mortgage Loan sales transactions. The Taxable Subsidiary did not sell any Mortgage Loans through securitization during this period; however, substantially all of the Mortgage Loans sold during this period were ultimately securitized by the purchasers thereof.


     The Company plans to build its Mortgage Asset investment portfolio by retaining Subprime Mortgage Loans originated and purchased by its mortgage operations. Prime Mortgage Loans, certain Subprime Mortgage Loans and Second Lien Mortgage Loans originated and purchased by the Taxable Subsidiary, will, however, be sold for cash gains to various mortgage investors. The sale of these Mortgage Loans is expected to generate current income and cash flow to fund in part the mortgage lending operations.


     The Taxable Subsidiary seeks to maximize its revenue on whole Mortgage Loan sales by closely monitoring institutional purchasers' requirements and focusing on originating or purchasing the types of Mortgage Loans that meet those requirements and for which institutional purchasers tend to pay higher premiums.



     Whole Mortgage Loan sales are made on a non-recourse basis pursuant to a purchase agreement containing customary representations and warranties by the Taxable Subsidiary based upon the underwriting criteria applied by the Taxable Subsidiary and the origination process. The Taxable Subsidiary, therefore, may be required to repurchase or substitute Mortgage Loans in the event of a breach of its representations and warranties. In addition, the Company sometimes commits to repurchase or substitute a Mortgage Loan if a payment default occurs within the first month following the date the Mortgage Loan is funded, unless other arrangements are made between the Taxable Subsidiary and the purchaser. The Taxable Subsidiary is also required in some cases to repurchase or substitute a Mortgage Loan if the Mortgage Loan documentation is alleged to contain fraudulent misrepresentations made by the borrower.

INFORMATION MANAGEMENT SYSTEMS


     The Taxable Subsidiary has established, and continues to enhance, information gathering and reporting systems to monitor and analyze virtually every aspect of the mortgage lending business. The Taxable Subsidiary employs a combination of commercially available and internally developed software to process and track each Mortgage Loan in the Taxable Subsidiary's system from application to closing and sale.



     Management reviews Mortgage Loan production data on a daily basis. The Taxable Subsidiary's systems provide management with detailed reports on all material aspects of the business, including Mortgage Loan processing, underwriting, funding, secondary marketing and accounting. Such reports include Mortgage Loan production to date (i) by branch, (ii) by loan type, (iii) by geographic location of the property, (iv) by pre-payment penalty, and (v) by LTV.



     The Management Information Systems Department is structured into two teams:
Hardware/Software Support and Development. The Hardware/Software Support team has built the client server network operating on a Windows NT platform. The backbone of the Taxable Subsidiary information system is a wide area network ("WAN") employing high speed lines to each of its retail and wholesale branch offices, with the exception of the Hawaii branch which connects to the WAN via the internet. In addition, construction of a Taxable Subsidiary intranet site is underway. The intranet site is expected to permit video-teleconferencing between all Taxable Subsidiary sites, enabling face-to-face Company meetings and on-going procedural training, and will enable the Taxable Subsidiary's underwriting and other manual guidelines to be available on-line, with instantaneous updates as management refines or changes any provision.



     The development team has focused on building a Microsoft-standard network of software solutions. The Taxable Subsidiary's accounting system, Accuity, built by State of the Art Software, allows management to generate a vast number of reports focusing on: (i) costs of origination or acquisition of Mortgage Loans; (ii) pricing and timing of secondary sales by investor, loan type and other factors; (iii) funding and usage of warehouse lines; and (iv) monthly and year-to-date accounting statements. The integration of the management information system is ongoing and is expected to link all of the Mortgage Loan production and processing to both treasury and secondary marketing functions, permitting management to plan and better monitor Mortgage Loan fundings and subsequent sales. The Taxable Subsidiary believes that the integration of its information and accounting systems will offer efficiency and information advantages over those of certain of its competitors.



     The Taxable Subsidiary is dedicated to building and maintaining an integrated, leading edge information environment. The Taxable Subsidiary has been selected by several software providers as a beta-site for several advancements in their current software systems. Both Interlinq, the manufacturer of MortgageWare (the Taxable Subsidiary's loan processing, underwriting and funding software) and State of the Art Software have requested the Taxable Subsidiary's participation in an advisory capacity for current and future development of certain of their products. One innovation which is currently in testing will enable management to determine the status of any Mortgage Loan in any branch in virtually real time.



     The fundamental integration of the Taxable Subsidiary's information systems will enable the asset-liability manager to monitor and report on all Mortgage Loans by asset class, age and credit rating, to relate such positions to the Taxable Subsidiary's hedge positions at any given time, permitting management to instantaneously determine a net value of assets and hedges. Sophisticated analytics including option-adjusted spreads, price sensitivity, time-basis change, residual cash flow analysis, and simulations will be performed on an independent software model, utilizing the Taxable Subsidiary's asset and hedging position data.



     The Taxable Subsidiary maintains a secure computing environment. The file server is located in a locked central room. All external data lines are monitored for intrusive activity and internal access if granted by administrator security clearance only. A routine onsite/offsite backup procedure is maintained to enable rapid recovery in the event of a catastrophic event. Accounting records are protected on a period-by-period basis, and are entered on write-once, read-only compact discs which are stored in a protected off-site location.

MORTGAGE INVESTMENT PORTFOLIO

     The Company will acquire and manage a portfolio of Mortgage Assets, primarily comprised of Subprime Mortgage Loans originated and acquired by the Taxable Subsidiary and financed with structured debt instruments. As with a bank or savings and loan association, the Company's Mortgage Asset portfolio is expected to generate net income to the extent that the yield on its Mortgage Assets exceeds the overall cost of its borrowings. The Company will attempt to construct a portfolio which will provide a relatively consistent level of net interest income through a variety of interest rate environments. The Company will acquire and manage this portfolio of Mortgage Assets to maximize net interest income within prescribed risk constraints. See "Risk
Factors -- Interest Rate Fluctuations May Adversely Affect Operations and Net Interest Income."

     The Company's strategy will be to earn a relatively attractive risk-adjusted return on equity by originating and purchasing Subprime Mortgage Loans for investment in the Mortgage Loan portfolio. Management's expectation is that the highest long-term risk adjusted return on equity will be earned through investing its capital in the residual class of long-term financings of Subprime whole Mortgage Loans originated through its Mortgage Loan acquisition channels.

     The Company will not acquire residuals and has not and generally will not acquire first loss subordinated bonds rated below BBB, or Mortgage Securities rated below B. The Company could indirectly retain the subordinate class from Mortgage Loans securitized by the Taxable Subsidiary. The Company may acquire IOs or POs to assist in the hedging of prepayment or other risks. In addition, as discussed above, the Company may create a variety of different types of assets, including the types mentioned in this paragraph, through the normal process of CMO financing of the Company's own Mortgage Assets. In no event will the Company (exclusive of its Taxable Subsidiaries) acquire or retain any REMIC residual interest that may give rise to excess inclusion income as defined under
Section 860E of the Code. Generally, excess inclusion income may be recognized by the holder of a REMIC residual (or a residual from a taxable mortgage pool) to the extent income from the residual exceed 120% of the long-term applicable federal interest rate. Excess inclusion income may be taxed as unrelated business taxable income to certain tax-exempt entities. Excess inclusion income realized by the Taxable Subsidiary is not passed through to stockholders of the Company. See "Risk Factors -- Interest Rate Fluctuations May Adversely Affect Operations and Net Interest Income -- Hedging Transactions Limit Gains and May Increase Exposure to Losses" and "Federal Income Tax Considerations -- Taxation of Tax-Exempt Entities."

     The Company will review each Mortgage Asset to be acquired to assess its expected return, credit and liquidity risk, financing costs, the quality of the issuer and the expected prepayment rate. The Company has developed a financial model to evaluate each potential Mortgage Asset's impact upon the Mortgage Loan portfolio as a whole. The Company will regularly monitor its purchases of Mortgage Assets and the income from such Mortgage Assets, including income from its hedging strategies, so as to ensure at all times that it maintains RealTrust's qualification as a REIT and RealTrust's exempt status under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Company has engaged qualified accountants and tax experts to assist it in developing appropriate accounting systems and testing procedures, and to conduct quarterly compliance reviews designed to assist RealTrust in assuring compliance with the REIT provisions of the Code and to ensure RealTrust's exempt status under the Investment Company Act. See "Federal Income Tax
Considerations -- Qualification as a REIT" and "Risk Factors -- Failure to Qualify for Exemption from Investment Company Act May Adversely Affect the Company."

  TYPES OF MORTGAGE ASSETS

     The Company's Mortgage Assets will be comprised of Mortgage Loans and Mortgage Securities.

     Mortgage Loans. The Company expects to retain primarily Subprime Mortgage Loans, all of which are secured by first mortgages or deeds of trust on single-family (one-to-four-units) residences. A substantial portion of the Subprime Mortgage Loans originated and purchased by the Company are expected to meet the long-term investment requirements of the Company. Those Mortgage Loans which the Company does not intend to hold to maturity will be offered for sale by the Taxable Subsidiary to various investors, including national private mortgage conduit programs in the secondary mortgage market. See
"Business -- Industry

Developments" and Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations."

     Subprime single-family Mortgage Loans are single family Mortgage Loans that do not qualify in one or more respects for purchase by FNMA or FHLMC. The Company expects that a majority of the Subprime Mortgage Loans it purchases will be Subprime because generally they vary in certain other respects from the requirements of such programs including the requirements relating to creditworthiness of the borrowers or they have original principal balances which exceed the requirements for FHLMC or FNMA programs.

     The Company may invest a small portion of its assets in Prime Mortgage Loans, including FHA Loans or VA Loans, which qualify for inclusion in a pool of Mortgage Loans guaranteed by GNMA. Under current regulations, the maximum principal balance allowed on conforming Mortgage Loans ranges from $227,150 ($321,900 for Mortgage Loans secured by properties located in either Alaska or Hawaii) for one-unit to $436,600 ($618,675 for Mortgage Loans secured by properties located in either Alaska or Hawaii) for four-unit residential loans. The Company may also retain Subprime Mortgage Loans.

     The Company expects to hold primarily ARMs. The interest rate on an ARM is typically tied to an index (such as LIBOR or the interest rate on United States Treasury Bills), and is adjustable periodically at various intervals, typically from one month to one year. Such Mortgage Loans are typically subject to lifetime interest rate caps and periodic interest rate and/or payment caps. The Company anticipates that the majority of the Mortgage Loans will have lifetime interest rate caps of six percent over the initial Mortgage Loan interest rate, although some Mortgage Loans may have lifetime interest rate caps of as high as seven percent or as low as five percent over such initial rate. The Company expects the Mortgage Loans to have periodic interest rate caps of either one percent every six months or two percent per year. Lifetime and periodic interest rate caps are a function of market and competitive factors and are, therefore, subject to change from the levels anticipated herein. A portion of the Subprime Mortgage Loans may be fixed-rate Mortgage Loans.

     The Company may obtain credit enhancements such as mortgage pool or special hazard insurance for its Mortgage Loans, in addition to private mortgage insurance when specified by its underwriting criteria. Accordingly, during the time it holds Mortgage Loans, the Company will be subject to risks of borrower defaults, fraud and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any Mortgage Loan held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between (i) the net proceeds from liquidation of the mortgage collateral and any related insurance or guarantee and (ii) the principal amount of the Mortgage Loan.


     Mortgage Securities. The Company plans to purchase Mortgage Securities in the capital markets. These Mortgage Securities generally have a higher level of liquidity than the Mortgage Loans to be acquired or originated and are expected to provide a relatively stable flow of interest income with relatively low levels of credit risk compared to such Mortgage Loans. The Mortgage Securities to be acquired by the Company will be backed by a pool of ARMs. These Mortgage Securities entitle the holder to receive a pass-through of principal and interest payments on the underlying pool of Mortgage Loans and will be guaranteed by the Federal government sponsored agencies or issued by certain private institutions. Mortgage Securities issued by private institutions are usually, but not always, rated by one of the major rating services. The Company may, from time to time, invest in Mortgage Securities that are not investment grade. See "Risk Factors -- Investments in High LTV Mortgage Loans and Subordinated Mortgage Securities Involve Greater Risk of Loss." The Company may also acquire IOs and POs in conjunction with its hedging activities. See "Risk Factors -- Interest Rate Fluctuations May Adversely Affect Operations and Net Interest Income -- Interest-Only and Principal-Only Mortgage Securities Are Subject to Substantial Interest Rate and Prepayment Risks Which May Adversely Affect Results of Operations." The Company does not intend to invest in any unregistered Mortgage Securities.


RETAINED INTERESTS IN STRUCTURED DEBT INSTRUMENTS

     The Company intends to hold for long-term investment Subprime Mortgage Loans produced by its mortgage lending operation and to finance such Subprime Mortgage Loans with long-term financings through the issuance of CMOs. Under this approach, for accounting purposes, the Mortgage Loans collateralizing any CMO remain on the balance sheet as assets and the debt obligations (i.e., CMOs) appear as liabilities. The Company's retained interest under this approach is reflected by the excess of the assets over the related liabilities on the balance sheet. The resulting stream of expected "spread" income will be recognized over time through the proposed tax-advantaged REIT structure. Other forms of financing may also be employed from time to time under which a "sale" of interests in the Mortgage Loans will be reflected and gain or loss reflected for accounting purposes at the time of sale. Under this form, only the net retained interest in the securitized Mortgage Loans will remain on the balance sheet. Such sales will be made through the Taxable Subsidiaries. See "-- Interest Rate Risk Management."

     The Company expects that its retained interests in its long-term financing, regardless of the form used, will be subordinated to the classes of securities issued to investors in such securitizations with respect to losses of principal and interest on the underlying Mortgage Loans. Accordingly, any such losses incurred on the underlying Mortgage Loans will be applied first to reduce the remaining amount of the Company's retained interest, until reduced to zero. Thereafter, any further losses would be borne by the investors or the insurers in such securitizations rather than the Company.

     The Company may also use financing as a tool to transfer some of the interest rate risk of the Mortgage Loan collateral to the CMO bondholder and credit risk to monoline bond insurers. Financing structures may include floating-rate debt classes with life caps. The life cap structured in the bond class pays down with the collateral, reducing the basis risk inherent in other hedging strategies. The Company may pay a monoline bond insurer a monthly fee to assume a portion of the credit risk in a pool of Mortgage Loans. The monoline insurer would also require the issuer to retain a portion of the credit risk and over-collateralize a particular pool of Mortgage Loans. The Company will structure its financing so as to avoid the attribution of any excess inclusion income to the Company's stockholders. See "Federal Income Tax
Considerations -- Taxation of the Company's Stockholders."

     Proceeds from such financing will be available to support new Mortgage Loan originations. The Company's CMOs are expected to reduce the Company's interest rate risk on assets held for long-term investment. CMOs are permanent financing and are not subject to a margin call if a rapid increase in rates would reduce the value of the underlying mortgages. The Company plans to finance the retained interests in its CMOs through a combination of equity and secured debt financings, including reverse repurchase agreements.

     Neither the Amended and Restated Articles of Incorporation nor the Bylaws of the Company impose any limitations on the Company's ability to incur borrowings, either secured or unsecured. See "Risk Factors -- Borrowing to Finance Investment Portfolio May Adversely Affect Results of Operations."

CAPITAL AND LIQUIDITY MANAGEMENT

  CAPITAL ALLOCATION GUIDELINES

     The Company's goal is to maintain a balance between the under-utilization of leverage, which may diminish returns to stockholders, and over-utilization of leverage, which could limit the Company's funding alternatives during adverse market conditions. Therefore, the Company has adopted Capital Allocation Guidelines (the "CAG"). The Board will review the actual amount of leverage on a quarterly basis for purposes of ensuring that the Company is in compliance with the CAG. The CAG are intended to keep the Company leveraged as follows: (i) by matching the amount of leverage with the current perceived risk of the Company's assets, and (ii) by retaining excess capital to provide for market conditions that may substantially alter or increase the market's general assessment of perceived risk for those Mortgage Assets.

     The primary factors influencing the Company's liquidity under circumstances of adverse market conditions are increases in interest rates and increases in the general market perception of credit risk associated with residential Mortgage Loans. Interest rate increases reduce the market value of the Company's Mortgage Assets and, therefore, reduce the quantity of financing that is dependent on market values. Any increase in the credit risk as perceived by rating agencies tends to increase the quantity of over-collateralization required by rating agencies to award various investment grade ratings to the senior classes of structured financings such as CMOs. Increased over-collateralization requirements reduce the quantity of total financing prospectively available to the Company because the excess collateral implied by the rate of over-collateralization required on the CMO must be financed by the Company's equity rather than by the CMO.

     To estimate the quantity of capital required for such adverse circumstances, management has simulated capital requirements under adverse conditions whereby interest rates increased instantaneously by 200 basis points and foreclosure frequencies increased by over 77% above those currently estimated as required to support a AAA rating on the senior class of CMOs issued by the Company. To estimate the amount of capital required to support assets financed by repurchase agreements, management used an option-adjusted pricing framework and a sophisticated mortgage prepayment and pricing model. To estimate the amount of potential over-collateralization for CMOs, the Company employed a general rule that determines the amount of over-collateralization based on the potential loss severity per Mortgage Loan and the rate of foreclosure frequency. In general, over-collateralization equals potential loss severity times foreclosure frequency. Applying this general rule to future CMOs, the 4.5% rate of over-collateralization equates to a potential loss severity of 40% with a foreclosure frequency of 11.25% (i.e., 40% X 11.25% = 4.5%). The CAG are to be structured to allow for a substantial increase in the foreclosure frequency to 20% providing the capability to continue CMO issuance under circumstances of a required eight percent over-collateralization (i.e., 40% X 20% = 8%).

     The following table depicts CAG requirements by asset/liability combination under currently expected financing requirements and under adverse market conditions.

                         CAPITAL ALLOCATION GUIDELINES

                                                                 (a)          (b)
                                                                           INCREMENT     (c) = a+b
                                                                          REQUIRED BY      TOTAL
                                                              REQUIRED      ADVERSE         CAG
                ASSET/LIABILITY COMBINATION                   EQUITY(1)    MARKET(2)    REQUIRED(3)
                ---------------------------                   ---------   -----------   -----------
Subprime Mortgage Loans Financed by CMOs....................    4.50%        3.50%         8.00%
Subprime Mortgage Loans Financed by Reverse Repurchase
  Agreements................................................    5.00%        3.78%         8.78%
Mortgage Securities Financed by Reverse Repurchase
  Agreements................................................    3.00%        4.99%         7.99%

---------------
(1) "Required equity" is the expected amount of equity required by a typical financing alternative for the types of Mortgage Assets held by the Company. There is some variation in the equity requirements from time to time, and across the spectrum of specific negotiated terms. From the lender or debt investor's perspective, the required equity represents an incremental value secured by the financing agreement to which the lender or debt investor may immediately recognize through collateral liquidation to cover liquidation costs on the collateral should the debt obligor be unable to perform under the terms of the financing agreement.

(2) "Increment Required by Adverse Market" is the amount of excess capital retained by the Company for each type of asset/liability combination in the CAG for purposes of sustaining liquidity and funding alternatives during adverse market conditions. The stress test conditions are a 200 basis point increase in interest rates and an increase in foreclosure frequencies to 20%.

(3) "Total CAG Required" is the sum of the amount of equity required in various forms of financing alternatives and the increment required to sustain these resources under adverse conditions.

     Implementation of the CAG. The Company will implement the CAG under a two-dimensional framework that considers the net market value of the Mortgage Asset portfolio equity and the potential total over-collateralization in terms of Mortgage Loan principal balance that may be required under adverse conditions. By sustaining the net excess market value required by the CAG, the Company will possess the ongoing capacity to finance its Mortgage Assets. By tracking requirements for structured financings, the Company will maintain an updated expectation for the required equity component of prospective transactions.

     Portfolio Financed with Reverse Repurchase Agreements. Each quarter the Company marks to market its Mortgage Securities carried as available-for-sale. This process is accomplished by obtaining market quotes from third parties, including dealers that make markets in Mortgage Assets similar in nature to the Company's and from mortgage banking concerns currently engaged in the business of originating Mortgage Assets similar to those held by the Company. Market values are then computed for the Company's assets using those market quotes along with the Company's internally established assumptions related to prepayments, losses, discount rates, and interest rate volatility. The market value for all financing used by the Company, net of the market value of hedges in place as of the valuation date, is then deducted from the current market value of the Mortgage Assets. The remainder, which is the theoretical market value of equity, is then compared to the weighted average amount required by the CAG as of the date of market valuation and actual required equity as established by the financing agreements then in place. If the theoretical market value of equity is less than required by the CAG, management of the Company must prepare a plan for presentation and approval by the Board of Directors to bring capital to the required level.

     Portfolio Financed with CMOs. Each quarter the Company will solicit updates on the required over-collateralization from dealers and rating agencies for the various types of Mortgage Assets the Company holds and produces. Should the required equity increase substantially, the Company will evaluate at that time the necessity for increasing the total capital allocation required for the Company's net asset/liability position in light of the historical performance of transactions in place to date and other financing vehicles then available to the Company.

SERVICING ACTIVITIES

     Mortgage servicing represents the contractual right to receive a portion of the interest payments (typically 25 to 50 basis points) of a Mortgage Loan in exchange for the performance of certain services, including collection, foreclosure, recordkeeping, disbursement of principal and interest to the investor and payment of taxes and insurance. Mortgage Loan servicing also includes the loss mitigation activities of contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremediated defaults. The Company will acquire Subprime Mortgage Loans with the servicing rights retained.

     Until the Company develops internal servicing capabilities, the Company will rely upon third-party servicers. The Company has entered into a subservicing agreement with Advanta pursuant to which Advanta will provide subservicing for the Company while management focuses on Mortgage Loan production, Mortgage Loan processing, asset/liability management, administrative operations and securitization. The Company is also in discussions with other third-party servicers and intends to select the servicer offering the most favorable terms.

     Third party servicing will allow the Company to take advantage of the experience of the servicer's staff, computer and customer service systems and collection procedure. Eventually, the Company intends to develop its own servicing capability in order to oversee the performance of its Mortgage Loans more directly and to manage the servicing relationship with its borrowers. The timing of this action will be based on the completion of construction of the personnel and computer systems necessary to properly manage a servicing department capable of servicing over $1.0 billion in Subprime Mortgage Loans. While management expects that the income from its servicing activities will exceed its cost of servicing, the primary reason for servicing Mortgage Loans on which the Company has credit risk exposure is as a loss mitigation strategy.

  EARLY INTERVENTION, ASSET MANAGEMENT, AGGRESSIVE COLLECTION AND LOSS MITIGATION TECHNIQUES

     The Company intends to emphasize the use of early intervention, asset management, aggressive collection and loss mitigation techniques in its servicing process to minimize losses on its whole loans and to preserve the value of its residual interest in its CMO financings. The collections policy for Subprime Mortgage Loans will be designed (i) to curtail payment problems by establishing early customer contact to communicate payment expectations and by maintaining frequent customer contact to emphasize the priority of Mortgage Loan repayment and (ii) to identify payment problems sufficiently early to permit the Company to quickly address delinquency problems and, when necessary, to act to preserve equity in a pre-foreclosure property.

     With respect to Subprime Mortgage Loans, the Company will implement strict servicing procedures. All mortgage payments are due on the first day of the month. Late payment fees will accrue on the earliest day permitted by state law. The late payment fees on Subprime Mortgage Loans will be the maximum allowable under applicable state law. The subservicer will assign a counselor to each borrower immediately upon closing of each Subprime Mortgage Loan who will alert the borrowers of the Company's strict enforcement procedures and legal remedies available upon nonpayment. The subservicer will generally mail payment coupons as a monthly reminder to borrowers, enforce the late period and file notice of default by the end of the grace period. See "-- Overview of Subprime Mortgage Market."

  ADVANTA SERVICING AGREEMENT

     Although the Company may select another servicer after the closing of the Offering, the Company had as of March 31, 1998 a servicing agreement with Advanta (the "Advanta Servicing Agreement"). As of March 31, 1998, Advanta did not service a material number or principal amount of Mortgage Loans (five Mortgage Loans with an aggregate principal balance of $0.4 million). Under the Advanta Servicing Agreement, the Company is obligated to pay Advanta a monthly servicing fee on the declining principal balance of each Mortgage Loan serviced and a set-up fee for each Mortgage Loan delivered to Advanta for servicing. Advanta is required to pay all expenses related to the performance of its duties under the Advanta Servicing Agreement. Further, Advanta is required to make advances of taxes and required insurance premiums that are not collected from borrowers with respect to any Mortgage Loan, only if it determines that such advances are recoverable from the borrower, insurance proceeds or other sources with respect to such Mortgage Loan. If such advances are made, Advanta generally will be reimbursed prior to the Company receiving the remaining proceeds. Advanta also will be entitled to reimbursement by the Company for expenses incurred by it in connection with the liquidation of defaulted Mortgage Loans and in connection with the restoration of mortgaged property. If claims are not made or paid under applicable insurance policies or if coverage thereunder has ceased, the Company will suffer a loss to the extent that the proceeds from liquidation of the mortgaged property, after reimbursement of Advanta's expenses in the sale, are less than the principal balance of the related Mortgage Loan.

     Advanta is entitled to retain any late payment charge and assumption fees collected in connection with the Mortgage Loans. Advanta receives any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds. Under the Advanta Servicing Agreement, Advanta is generally required to remit all principal and interest scheduled to be collected from borrowers during the prior monthly reporting period generally no later than the eighteenth day of each month.

     Under the Advanta Servicing Agreement, if the Company terminates such agreement without cause or transfers the servicing of any amount of the Mortgage Loans serviced by Advanta to another servicer, the Company must pay Advanta certain penalties, fees and costs, including a termination fee of $100 per Mortgage Loan. Depending on the size of the Company's Mortgage Loan portfolio serviced by Advanta, at any point in time, the termination or transfer penalties that the Company will be obligated to pay Advanta may be substantial. As of March 31, 1998, the termination fee pursuant to the Advanta Servicing Agreement would have been immaterial and the Company does not anticipate that such termination fee will, now or in the future, deter the Company from selecting another servicer.

  DELINQUENCY AND DEFAULT DATA



     To date, the Taxable Subsidiary has sold its Mortgage Loans to investors servicing-released. That is, the purchaser of the Mortgage Loan obtains all rights to collect payments on the Mortgage Loan. As a result, the Taxable Subsidiary does not maintain any delinquency or default data; however, ContiFinancial Corporation, the largest purchaser of the Taxable Subsidiary's Subprime Mortgage Loans, provides the Company with quarterly reports setting forth the delinquency and default rates on Mortgage Loans purchased from the Taxable Subsidiary. The following table sets forth the delinquency and default information provided to the Taxable Subsidiary by ContiFinancial Corporation from inception to February 28, 1998:



           QUARTER                                      PERCENT OF
              OF                                        DELINQUENT
         ORIGINATION                                 MORTGAGE LOANS(1)
        --------------                               -----------------
1996
        3rd Quarter                                         0.00%
        4th Quarter                                         4.77%
1997
        1st Quarter                                        11.24%
        2nd Quarter                                         4.84%
        3rd Quarter                                         6.07%
        4th Quarter                                         2.94%
1998
        1st Quarter (through February 28)                   0.00%


---------------


(1) Determined on the basis of principal balance of delinquent Mortgage Loans compared to the aggregate principal balance of all Mortgage Loans purchased by ContiFinancial Corporation and still outstanding.



     Since July, 1996, ContiFinancial Corporation has charged-off one Mortgage Loan acquired from the Taxable Subsidiary. Such charged-off loan resulted in a loss of $9,896, or 9.83% of the principal balance of such Mortgage Loan.



     The delinquency and default data provided above is not compiled or verified by the Taxable Subsidiary, and reflects only a portion of the Mortgage Loans sold by the Taxable Subsidiary. Therefore, the Company cannot confirm the accuracy of the data, which may not reflect the performance of Mortgage Loans sold to other investors. Further, the low level of delinquencies of Mortgage Loans originated in recent quarters is directly attributable to the nominal amount of time such Mortgage Loans have been outstanding. The Taxable Subsidiary and the Company expect that delinquency rates will increase as such Mortgage Loans mature.


INTEREST RATE RISK MANAGEMENT

     The Company is subject to interest rate risk to the extent that the interest rates on the Company's liabilities (i.e., reverse repurchase agreements and CMOs) reprice more frequently, or on a different basis, than the interest rates on the Company's Mortgage Assets. To mitigate this risk, the Company will follow a strict interest rate risk management program managed by the Company's Asset/Liability Manager, who has extensive experience in mortgage banking and interest rate risk management for other financial institutions prior to his employment with the Company. The Company's interest rate risk management program will be formulated with the intent to mitigate the potential adverse effects resulting from interest rate adjustment limitations on its Mortgage Assets and the differences between the interest rate adjustment indices and interest rate adjustment periods of its Mortgage Assets and related borrowings.

     The Company's interest rate risk management program will encompass a number of procedures. First, the Company will structure the liabilities of the Company to have interest rate indices and adjustment periods that, on an aggregate basis, correspond as closely as practicable to the interest rate adjustment indices and interest rate adjustment periods of the Mortgage Assets. In addition, the Company intends to structure its borrowing agreements to have a range of different maturities (although substantially all will have maturities of less than one year). As a result, the Company expects to be able to adjust the average maturity of its borrowings on an ongoing basis by changing the mix of maturities as borrowings come due and are renewed. In this way, the Company will attempt to minimize any differences between interest rate adjustment periods of Mortgage Assets and related borrowings.

     The Company intends to use interest rate caps, interest rate swaps and similar instruments to attempt to limit, fix or partially offset changes in interest rates associated with its borrowings and changes in the value of its Mortgage Assets. In a typical interest rate cap agreement, the cap purchaser makes an initial lump sum cash payment to the cap seller in exchange for the seller's promise to make cash payments to the purchaser on fixed dates during the contract term if prevailing interest rates exceed the rate specified in the contract. In this way, the Company intends generally to hedge as much of the interest rate risk arising from lifetime rate caps on its Mortgage Assets and from periodic rate and/or payment caps as the Company determines is in the best interests of the stockholders of the Company, given the cost of such hedging transactions and the need to maintain RealTrust's status as a REIT. See "Federal Income Tax Considerations -- Qualification as a REIT -- Sources of Income." The Company may also, to the extent consistent with its compliance with the REIT provisions of the Code, buy and sell financial futures contracts, options and trade forward contracts as a hedge against future interest rate changes; however, the Company will not acquire such instruments unless the Company is exempt from the registration requirements of the Commodities Exchange Act or otherwise complies with the provisions of that Act.

     The Company also considers its use of CMOs as a component of its interest rate management strategy. CMOs address two of the problems caused by rapid changes (primarily increases) in interest rates, margin calls and the potential for negative interest spread on a Mortgage Loan. A rapid increase in interest rates may cause the value of the Company's collateral used to secure reverse repurchase agreements to decline, thereby forcing a "margin call" in which the Company would be required to pledge additional collateral in order to support the reverse repurchase agreement. When the Company is fully leveraged, all of its assets may be encumbered as part of different financing arrangements, and the only response to a margin call will be to sell Mortgage Assets. Selling Mortgage Assets during periods of rapidly increasing interest rates may result in the Company receiving a lower purchase price than may otherwise be received. CMOs do not allow the investor the right to exercise a margin call, and in periods of rapidly rising rates, the financing remains in place.

     Another risk of rapidly rising interest rates is that the lifetime caps on the Mortgage Loans are exceeded by the level of short-term rates (or the cost of reverse repurchase agreements). To protect against this risk, the Company may imbed an interest rate cap into the CMO structure which will approximately match the interest rate cap on the underlying pool of Mortgage Assets. This structure is not available to be imbedded within the Company's warehouse or reverse repurchase agreements. While the purchase of a separate cap is available through financial market intermediaries, the use of imbedding the cap in the CMO structure may be preferred due to the fact that the Company is always evenly matched within the Mortgage Assets of the CMO structure and, as Mortgage Assets are paid down, the Company always retains a cap over the entire balance of the Mortgage Assets.


     The Company believes that it can implement a cost-effective interest rate risk management program to provide a level of protection against interest rate risks. However, an effective hedging strategy is complex, and no hedging strategy can completely insulate the Company from interest rate risks. Moreover, as noted above, certain of the Federal income tax requirements limit the Company's ability to fully hedge its interest rate risks. The Company intends to monitor carefully, and may have to limit, its hedging strategies to assure that it does not realize excessive hedging income or hold hedging Mortgage Assets having excess value in relation to total Mortgage Assets, which would result in the Company's disqualification as a REIT or, in the case of excess hedging income, the payment of a penalty tax for failure to satisfy certain REIT income tests under the Code, provided such failure was for reasonable cause. See "Federal Income Tax Considerations -- Qualification as a REIT -- Sources of Income." The Company may elect to conduct a portion of its interest rate risk management operations through the Taxable Subsidiary. See "Risk
Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations."


     In addition, hedging involves transaction and other costs, and such costs increase as the level of protection and period covered by the hedging transaction increases. Hedging transaction costs also increase in periods of rising or extremely volatile interest rates. See "Risk Factors -- Interest Rate Fluctuations May Adversely Affect Operations and Net Interest Income -- Hedging Transactions Limit Gains and May Increase Exposure to Losses." Therefore, management does not believe it will be cost effective to hedge all of its adjustable-rate indebtedness and other interest rate risk. Further, certain losses on hedging activities would be capital losses and would not be deductible to offset ordinary income. In such a situation, the Company would have incurred an economic loss of capital that would not be deductible to offset the ordinary income from which dividends must be paid.

CREDIT RISK MANAGEMENT

     To limit its risk both of default and of loss on the sale of foreclosed property, the Company has instituted the following policies as part of its overall credit policy. These policies are currently being followed in the origination of Mortgage Loans.


          Underwriting Policies. Initially, all Mortgage Loans submitted by correspondents and brokers will be fully underwritten or re-underwritten by the Taxable Subsidiary. All Mortgage Loans will be subject to a detailed review of the underwriting decision prior to purchase.



          LTV Limitations. The Company has determined maximum LTV ratios that will be accepted depending upon the credit rating and other risk factors assigned to the Mortgage Loans. (See "-- Underwriting and Quality Control Strategies.") These LTV ratios are expected to provide significant protection to the Company in the event of foreclosure, as well as provide the borrower with a strong incentive to protect the Mortgage Loan from being foreclosed.



          Appraisal Review Requirements. The Taxable Subsidiary intends to generally require a review appraisal for each Mortgage Loan prior to purchase. The Taxable Subsidiary intends to use only FIRREA qualified appraisals and must be on forms acceptable to FNMA and/or FHLMC as part of its approval process. Additionally, appraisals for Mortgage Loans being considered at the 90% LTV ratio and those Mortgage Loans randomly selected as part of quality control will be reviewed by designated underwriters. The Taxable Subsidiary intends to use only FIRREA qualified appraisers as part of its approval process. All appraisals are required by the Taxable Subsidiary to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and must be on forms acceptable to FNMA and FHLMC.


          Repurchase Requirements. Mortgage Loans will be acquired through Correspondents who have entered into an agreement requiring repurchase of Mortgage Loans found to breach any of a comprehensive list of representations and warranties included in the applicable correspondent agreement. Such warranties include failure by the borrower to make the first payment, fraud in any of the Mortgage Loan documents, and errors in the processing or underwriting of the Mortgage Loan.


          Selection and Approval of Correspondents. Correspondents are subject to a thorough analysis, including checking of references and review of financial statements, before submission to an executive committee of the Taxable Subsidiary for approval. The Company will generally require its Correspondents to maintain a minimum net worth of $400,000 in order to ensure their ability to meet repurchase requirements.



          Pre-purchase Quality Assurance Program. The Taxable Subsidiary will continue to implement the thorough quality assurance procedures currently in use, which generally include verifications of Mortgage Assets and employment and obtaining an independent credit report prior to the purchase of the Mortgage Loans. The post-purchase quality control is administered by one full-time employee and one contract person focusing on quality control and assurance, who are under the oversight of the Chief Executive Officer. The Taxable Subsidiary intends to increase this staff as required by the level of origination volume.


     The Company will establish Mortgage Loan loss allowances on the balance sheet in advance of anticipated losses. Such allowances are expected to be sufficient to absorb losses from the sale of foreclosed properties, as well as operating expenses related to delinquencies and foreclosures and carrying costs of

Mortgage Loans in default. Management believes that actual losses will not be commensurate with the delinquency rates, however, due to two factors: (i) Subprime Mortgage Loan borrowers tend to be late on payments from time to time without going to foreclosure, thus inflating the delinquency rates, and (ii) the lower LTV ratios tend to result in reduced losses on the sale of foreclosed real estate. Management believes its allowance for Mortgage Loan loss policies should result in adequate coverage for losses while maintaining net yields, although actual experience may be more or less than management's allowance.

MORTGAGE LOAN PREPAYMENTS

     Mortgage Loans are generally paid in full prior to the maturity date of the note which is typically 30 years from the date of the note. Prepayment rates are affected by several factors, the most important of which is the change in prevailing interest rates. Mortgage Loans will typically be prepaid more rapidly in periods of declining interest rates as borrowers refinance to reduce monthly payments. In periods of increasing interest rates, Mortgage Loan prepayment rates will generally decline. Another factor which affects prepayment rates, although to a less significant degree, is the level of home sales activity, which generally increases when home prices are rising. Prepayment rates may also be affected by changes in the borrower's credit rating or circumstances following origination. Borrowers with improving credit may elect to prepay the Mortgage Loans to take advantage of the lower rates associated with their higher credit grades, even in periods of stable or rising interest rates. Conversely, borrowers with deteriorating credit may be unable to take advantage of declining interest rates as a result of their deteriorating credit.

     Prepayments affect the Company in several ways. First, the amortization of premiums or discounts related to the acquisition of the Mortgage Loans will be affected by the speed of prepayment. Amortization of such premiums or discounts is accounted for by the interest method by which the expense or income recognition occurs on the basis of a fixed yield over the expected life of the Mortgage Loan. The amortization of this premium or discount is included in the interest income recognized each period. This method requires the use of assumptions as to the timing of prepayments. Significant deviations in the actual prepayment rate from the assumed rate may cause the Company to recognize greater amortization expense for the period, and thereby reduce net interest income. The Company's financial expectations assume a certain level of prepayments. Actual prepayment speeds may accelerate to the point that the return on equity earned from a given Mortgage Loan acquisition is less than expected, and could even become negative. Second, prepayment of Mortgage Loans will require that Mortgage Loans be acquired to replace those that have been prepaid. The Mortgage Loans acquired may be at low introductory rates (i.e., "teaser rates") which may negatively impact the Company's earnings until the rates on these Mortgage Loans reprice to the full margin over the respective index (the "fully indexed" rate). Third, hedging instruments may have been purchased to protect against interest rate changes related to Mortgage Loans which may have prepaid more rapidly than anticipated, resulting in excess coverage. Conversely, if the Mortgage Loans prepay more slowly than anticipated, the Company may have less hedging coverage than planned, and may have to acquire additional coverage. The Company's use of the CMO financing structure may have these types of hedging instruments imbedded within them, and be structured in order to better match the hedge and the Mortgage Loans. See "Risk Factors -- Interest Rate Fluctuations May Adversely Affect Operations and Net Interest Income -- Hedging Transactions Limit Gains and May Increase Exposure to Losses."

     As an additional hedge against the risk of rapid prepayments, the Company will offer ARM programs which carry a prepayment penalty. The borrower will be required to pay a significantly higher starting interest rate and margin to eliminate the prepayment penalty. Prepayment penalties are subject to market and competitive factors and may, therefore, be subject to reduction or elimination. State laws may also restrict the Company's ability to collect prepayment penalties. As an additional protection against the negative financial impact of Mortgage Loan prepayments, the Company intends to adopt as soon as practicable after the closing of the Offering policies and guidelines for its servicing operations that will attempt to focus on borrowers that have an incentive to refinance. The Company expects to implement a program to recapture those Mortgage Loans by soliciting these borrowers directly rather than losing them to another mortgage lender. The negative impact of the amortization of the premium on these Mortgage Loans is expected to be somewhat mitigated by the fact that the refinancing of these Mortgage Loans will be at a price at or near par.

FUTURE CHANGES IN OPERATING, INVESTMENT AND ACCOUNTING POLICIES

     The Board of Directors has established the investment, accounting and operating policies and strategies set forth in this Prospectus. The Board of Directors has the power to modify or waive such policies and strategies, such as the mortgage investment policies, the leverage policies and the counterparty credit policies, without the consent of stockholders, to the extent that the Board Directors determine that such modification or waiver is in the best interests of stockholders. However, if such modification or waiver relates to the relationship of, or any transaction between, the Company and ContiFinancial Corporation or any other Affiliated Person (as such term is defined in the Glossary), the approval of a majority of the Independent Directors is also required. Among other factors, developments in the market which affect the operating policies and strategies mentioned herein or which change the Company's assessment of the market may cause the Board of Directors to revise the Company's policies and strategies.

                             [ORGANIZATIONAL CHART]

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their positions are as follows:

                NAME                              POSITIONS                      CLASS OF DIRECTOR
                ----                              ---------                      ------------------
        John D. Fry, CMB      Chairman of the Board and Chief Executive Officer         III
        Terry L. Mott         Executive Vice President and Director                      II
        John P. McMurray,     Executive Vice President of Secondary Marketing
          CFA, CPA            and Asset Liability Management
        Steven K. Passey,     Senior Vice President and Chief Financial Officer
          CPA
        Carter E. Jones       Independent Director                                       II
        Jeff K. Thredgold*    Independent Director                                        I
        Daniel W. Campbell*   Independent Director                                        I

---------------
* To be appointed upon the closing of the Offering.

     Information regarding the business background and experience of the Company's directors and executive officers follows:

     JOHN D. FRY, CMB, age 59, has been the President, Chief Executive Officer and Chairman of the Board of the Company since inception in February, 1996. During 1995, Mr. Fry commenced preparations for the organization of the Company. From 1989 to 1994, Mr. Fry commenced the Subprime Mortgage Loan operations of ComUnity Lending, Inc., a mortgage bank located in San Jose, California. From 1984 to 1989, Mr. Fry was Vice President and Western Division Manager of Goldome Realty Credit Corp., a thrift in Buffalo, New York. Mr. Fry received the "Certified Mortgage Banker" (CMB) designation from the Mortgage Bankers Association of America in 1990 and his Bachelor of Science degree in Real Estate Finance and Economics from Brigham Young University.

     TERRY L. MOTT, age 48, is the Executive Vice President of the Company and serves on the Board of Directors. Mr. Mott joined Mr. Fry in December, 1995, to form the Company. From 1988 to 1995, Mr. Mott was an Executive Vice President of Medallion Mortgage Company. Upon the sale of Medallion Mortgage Company to AccuBanc Mortgage in 1994, Mr. Mott became an Executive Vice President at AccuBanc Mortgage, where he supervised both retail and wholesale branches. From 1980 to 1988, Mr. Mott was employed with Fleet Mortgage Corp. where he developed and managed the retail and wholesale production for the western United States. Mr. Mott began his career in mortgage banking in 1977.

     JOHN P. MCMURRAY, CFA, CPA, age 40, joined the Company in February, 1998, as the Executive Vice President of Secondary Marketing and Asset Liability Management. Prior to joining the Company, Mr. McMurray was the President of Keystroke Financial, Inc., a start-up internet mortgage origination company. From 1995 to 1996, Mr. McMurray was the Executive Vice President and Director, Risk Management and Capital Markets for Crestar Mortgage Corporation where he was responsible for interest rate and credit risk management, as well as hedging, securitization and loan/securities trading activities. From 1982 to 1995, Mr. McMurray served in various management positions with BancPlus Mortgage Corp., most recently serving as the Senior Vice President, Capital Markets. Mr. McMurray is a Chartered Financial Analyst (CFA) and a Certified Public Accountant (CPA). He received a Master of Science degree in real estate from Massachusetts Institute of Technology, a Masters of Business Administration degree from the University of Texas, San Antonio and a Bachelor of Science degree from Trinity University.

     STEVEN K. PASSEY, CPA, age 36, is the Senior Vice President and the Chief Financial Officer of the Company. Mr. Passey joined the Company in October, 1997, after eight years with KPMG Peat Marwick LLP ("KPMG"). As a manager at KPMG, Mr. Passey's responsibilities included managing audits within the financial services area, including the mortgage banking industry. Mr. Passey received his Bachelor of Science degree in Accounting from the University of Utah and is a Certified Public Accountant (CPA).

     CARTER E. JONES, age 55, is an Independent Director of the Company. Since 1990, Mr. Jones has been a Senior Vice President of EVEREN Securities, Inc., where he specializes in management of client assets. Mr. Jones has previously served as a member of the Board of Directors and operating committee for EVEREN Securities, Inc. From 1987 to 1990, Mr. Jones was Executive Vice President, Chief Operating Officer and a member of the Board of Directors and the Executive Committee for Boettcher & Company in Denver.

     JEFF K. THREDGOLD, age 46, will become an Independent Director upon the closing of the Offering. Mr. Thredgold is the President and Chief Executive Officer of Thredgold Economic Associates, LLC, and Economic Consulting and Professional Speaking Company based in Salt Lake City, Utah. Mr. Thredgold's career includes 23 years with KeyCorp, one of the nation's largest financial services companies, with assets of nearly $70 billion, where he served as the Senior Vice President and Chief Economist. Mr. Thredgold appears regularly on CNBC-TV and CNN, and is quoted frequently in The Wall Street Journal, USA Today, Investor's Business Daily, Fortune and Business Week. Mr. Thredgold is also a monthly contributor for the national publication, Blue Chip Financial Forecasts and writes a weekly economic and financial newsletter entitled The Tea Leaf.

     DANIEL W. CAMPBELL , age 43, will become an Independent Director upon the closing of the Offering. Mr. Campbell is currently a Managing General Partner of EsNet, Ltd., a limited partnership engaged in the business of owning, leasing, managing and developing commercial properties and investing in companies with high growth potential. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation. From 1979 to 1992, Mr. Campbell was an Associate and then Partner at Price Waterhouse, where he serviced the worldwide accounting and consulting needs of multi-national Fortune 500 companies.

KEY EMPLOYEES

     WAYNE A. MOLL, age 50, is Senior Vice President and Chief Credit Officer. Mr. Moll has a diverse career experience in loan operations, credit management, business development, underwriting, lending, loan sales, quality control, appraising and personnel management. His background includes 30 years in the lending industry, most recently as the Senior Vice President of Fairfield Mortgage from 1995 through 1996. He was employed as the Vice President and Regional Manager at Colonial Bancorp from 1994 to 1995, and as the Vice President and Chief Underwriter at Medallion Mortgage Company from 1990 to 1994.

     VICTOR R. CALANDRA, age 38, is the Senior Vice President in charge of Correspondent lending. Mr. Calandra has over 12 years experience in the mortgage banking business. Mr. Calandra was formerly a Vice President for Nomura Securities International ("Nomura") in the fixed income and structured finance department. At Nomura, Mr. Calandra established nationwide correspondent relationships with sellers to Nomura's conduit and was responsible for the marketing and sale of securities and whole loans acquired through Nomura's home equity loan conduit.

     PATRICK W. CROGHAN, age 38, is the Senior Vice President, Wholesale Production for the eastern United States. His responsibilities include recruiting, expanding and supervising wholesale branch operations for both Prime and Subprime Mortgage Loan origination. Mr. Croghan has over 10 years of experience in mortgage banking, all of which has been in loan production. Prior to joining the Company, he was a Regional Vice President for AccuBanc Mortgage and Medallion Mortgage.

     KENT G. BILLS , age 32, is the Senior Vice President, Wholesale Production for the western United States and the Secretary of the Company. Mr. Bills was previously a Vice President with Security National Mortgage Corporation from 1995 through 1996. Prior to joining Security National Mortgage Corporation, he was a Vice President at ComUnity Lending, Inc. in charge of the Company's wholesale lending operations from 1989 through 1995.

     WILLIAM J. REED, age 49, is the Senior Vice President, Information Systems. Mr. Reed's primary responsibilities include managing the MIS department, including software and hardware support for the Company's WAN and the development of a company-wide integrated software network. Mr. Reed was previously Senior Product Analyst at Interlinq Software, where he was the lead designer for the MortgageWare Secondary Marketing System. Prior to that he was the Vice President, Secondary Marketing at Commercial Center Bank, where he established their correspondent purchase program, and the Executive Vice President at Government Mortgage Corporation, where he established their secondary marketing department. Mr. Reed has more than 14 years experience in mortgage and mortgage-related industries.

     SHAUNA L. REIMANN, age 42, is the Senior Vice President in charge of Retail Lending. Ms. Reimann has over 20 years of experience in all facets of loan production and operations, including processing, shipping, warehousing, underwriting, correspondent lenders and retail originations. She was elected President of the Utah Mortgage Bankers Association in 1993 and has served on the Board of Governors for seven years. Prior to joining the Company, she served as Regional Vice President, Retail Production for AccuBanc and Medallion Mortgage Companies.

TERMS OF DIRECTORS AND OFFICERS

     After the Offering, the Company's Board of Directors will consist of five persons (as such number may be changed by the Board of Directors from time to time by resolution) and is divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number of directors as possible. Mr. Fry is a Class III Director, Mr. Mott and Mr. Jones are Class II Directors. Upon closing of this Offering, Mr. Thredgold and Mr. Campbell will serve as Class I Directors. Class I, Class II and Class III directors will stand for reelection at the annual meetings of stockholders held in 1999, 2000 and 2001, respectively. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The Company intends to maintain the composition of the Board of Directors so that there will be no more than seven directors, with a majority of Independent Directors at all times after the closing of the Offering, each of whom shall serve on the Audit and/or Compensation Committees. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by election of the Board of Directors or the stockholders, with the director so elected to serve until the next annual meeting of stockholders (if elected by the Board of Directors) or for the remainder of the term of the director being replaced (if elected by the stockholders). Any newly-created directorships or decreases in directorships are to be assigned by the Board of Directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause and then only by vote of a majority of the combined voting power of stockholders entitled to vote in the election for directors.

     The Amended and Restated Articles of Incorporation may be amended by the vote of a majority of the combined voting power of stockholders, provided that amendments to the article dealing with directors may only be amended if it is advised by at least two-thirds of the Board of Directors and approved by vote of at least two-thirds of the combined voting power of stockholders. The effect of the foregoing and other provisions in the Company's Amended and Restated Articles of Incorporation, which restrict stock ownership to 9.8% in value of the aggregate of the outstanding shares of Capital Stock or in excess of 9.8% of the aggregate of the outstanding shares of the Company's Common Stock, as well as the control share and business acquisitions statutes under Maryland law, may discourage takeover attempts and make attempts by stockholders to change management more difficult. Prospective investors are encouraged to review the Amended and Restated Articles of Incorporation and Bylaws in their entirety. See "Description of Capital Stock -- Repurchase of Shares and Restrictions on Transfer," "-- Control Share Acquisitions" and "-- Business Acquisitions Statutes."

     The Bylaws of the Company provide that, except in the case of a vacancy, a majority of the members of the Board of Directors will at all times be Independent Directors. Independent Directors are defined as directors who are not officers or employees of the Company or any affiliate or subsidiary of the Company. Vacancies occurring on the Board of Directors among the Independent Directors may be filled by a vote of a majority of the remaining directors, including a majority of the remaining Independent Directors. Officers are elected annually and serve at the discretion of the Board of Directors. There are no family relationships between the executive officers or directors.

COMMITTEES OF THE BOARD

  AUDIT COMMITTEE.

     The Company has established an Audit Committee composed of three Independent Directors. The Audit Committee will make recommendations concerning the engagement of independent auditors, review with the independent auditors the plans and results of the audit engagement, approve professional services provided by the independent auditors, review the independence of the independent auditors, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

  COMPENSATION COMMITTEE.

     The Company has established a Compensation Committee composed of two Independent Directors and John Fry, Chairman of the Board. The Compensation Committee will determine the compensation of the Company's executive officers.

  OTHER COMMITTEES.

     The Board of Directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the Board of Directors.

COMPENSATION OF DIRECTORS

     The Company pays Independent Directors of the Company $10,000 per year plus $500 for each meeting attended in person. Independent Directors of the Company also receive automatic stock options pursuant to the Company's Stock Option Plan. See "-- Executive Compensation -- 1998 Stock Option Plan -- Automatic Grants to Independent Directors." In addition, each Independent Director will be granted options to purchase 5,000 shares of Common Stock at the Price to Public upon the closing of the Offering. In addition, each Independent Director will receive options to purchase 2,500 shares of Common Stock at the fair market value of the Common Stock on the day after each annual meeting of stockholders. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No Director who is an employee of the Company will receive separate compensation for services rendered as a Director.

COMPENSATION COMMITTEE INTERLOCKS

     No interlocking relationship exists between the Company's Board of Directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The objective of the Compensation Committee in constructing the compensation packages of the Company is to align the interests of management as closely as possible with those of the stockholders. This is accomplished by basing a large percentage of senior management's compensation on the profitability of the Company (measured by return on stockholders' equity or "ROE") and the Common Stock price.

  BASE COMPENSATION

     The base compensation packages for Messrs. Fry, Mott, McMurray and Passey for 1996 and 1997 has been and for 1998 will be as follows pursuant to the terms of their employment agreements (described below), unless subsequently amended by the Compensation Committee:

                                                                                            LONG TERM COMPENSATION
                                                                             ----------------------------------------------------
                                                                                                                      ALL OTHER
                                                                                       AWARDS              PAYOUTS   COMPENSATION
                                          ANNUAL COMPENSATION(1)             ---------------------------   -------   ------------
                                 -----------------------------------------                   SECURITIES
                                                              OTHER ANNUAL    RESTRICTED     UNDERLYING     LTIP
  NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(2)   COMPENSATION   STOCK AWARDS   OPTIONS/SARS   PAYOUTS
  ---------------------------    ----   --------   --------   ------------   ------------   ------------   -------
John D. Fry....................  1996   $ 32,500   $    -0-      $ -0-           $-0-         $   -0-        $-0-      $   -0-
  Chairman of the Board and      1997   $172,500   $    -0-      $ -0-           -0-              -0-        -0-           -0-
  Chief Executive Officer        1998   $250,000   $       (3)   $ -0-           -0-          126,874        -0-        12,000(4)
Terry L. Mott..................  1996   $ 16,000   $    -0-      $ -0-           -0-              -0-        -0-           -0-
  Executive Vice President and   1997   $138,997   $107,834      $ -0-           -0-              -0-        -0-           -0-
  Director                       1998   $200,000   $       (5)   $ -0-           -0-           39,537        -0-           -0-
John P. McMurray...............  1996   $    -0-   $    -0-      $ -0-           -0-              -0-        -0-           -0-
  Executive Vice President of    1997   $    -0-   $    -0-      $ -0-           -0-              -0-        -0-           -0-
  Secondary Marketing and        1998   $200,000   $ 40,000(6)   $ -0-           -0-           30,000        -0-           -0-
  Asset Liability Management
Steven K. Passey...............  1996   $    -0-   $    -0-      $ -0-           -0-              -0-        -0-           -0-
  Senior Vice President and      1997   $ 22,195   $    -0-      $ -0-           -0-            5,399        -0-           -0-
  Chief Financial Officer        1998   $120,000   $       (7)   $ -0-           -0-            5,000        -0-           -0-

---------------
(1) The base compensation packages for 1998 and thereafter will be as presented for the three- or five-year term of their employment agreements (described below), unless subsequently amended by the Compensation Committee.

(2) For the fiscal year ended December 31, 1997. For 1998 and beyond, subject to the Bonus Incentive Plan.

(3) Pursuant to his employment agreement, Mr. Fry will receive 33% of the annual bonus payable under the Bonus Incentive Compensation Plan (the "Annual Bonus").

(4) Representing a monthly car allowance of $1,000.

(5) Pursuant to his employment agreement, Mr. Mott will receive 20% of the Annual Bonus.

(6) For 1998, payable upon closing of the Offering. For 1999 and thereafter, Mr. McMurray will receive 20% of the Annual Bonus.

(7) Pursuant to his employment agreement, Mr. Passey will receive 7% of the Annual Bonus.

  BONUS INCENTIVE COMPENSATION PLAN

     Upon closing of the Offering, a Bonus Incentive Compensation Plan will be established for certain executive and key officers of the Company and its subsidiaries. The annual bonus pursuant to the Bonus Incentive Compensation Plan (the "Annual Bonus") will be paid one-half in cash and one-half in shares of Common Stock, annually, following receipt of the audit for the related fiscal year. This program will award bonuses annually to those officers out of a total pool determined by stockholder ROE as follows:

ROE(1) IN EXCESS OF BASE RATE(2) BY:   ANNUAL BONUS AS PERCENT OF AVERAGE NET WORTH(3) OUTSTANDING
------------------------------------   -----------------------------------------------------------
Zero or less                                                       0%
Greater than 0% but less than 6%                     10% * (Actual ROE - Base Rate)
Greater than 6%                                        (10% * 6%) + 15% * (Actual
                                                         ROE - (Base Rate + 6%))

---------------
(1) "ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing (i) the Company's monthly Net Income (adjusted to an annual rate) by (ii) its Average Net Worth for such month. For such calculations, the "Net Income" of the Company means the net income or net loss of the Company determined according to GAAP, after deducting any dividends paid or payable with respect to preferred stock and before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the Bonus Incentive Compensation Plan, and is not related to the actual distributions received by stockholders. The bonus payments will be made before any income distributions are made to stockholders.

(2) "Base Rate" is the average for each month of the 10-Year U.S. Treasury Rate, plus 4%.

(3) "Average Net Worth" for any month means the arithmetic average of the sum of
    (i) the net proceeds from all offerings of equity securities by the Company since formation including exercise of warrants and stock options and pursuant to the DRP (but excluding any offerings of preferred stock subsequent to the Offering), after deducting any underwriting discounts and commissions and other expenses and costs relating to the Offering, plus (ii) the Company's retained earnings (without taking into account any losses incurred in prior fiscal years, after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.

     Of the amount so determined, one-half will be deemed contributed to the total pool in cash and the other half deemed contributed to the total pool in the form of shares of Common Stock, with the number of shares to be calculated based on the average price per share during the preceding year. Pursuant to their respective employment agreements, the Company has agreed to pay to Messrs. Fry, Mott, McMurray and Passey an aggregate of 70% of the Annual Bonus. See
"-- Executive Compensation -- Base Compensation." The remaining Annual Bonus will be distributed as determined by the Board of Directors or the Compensation Committee.

  EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Fry, Mott, McMurray and Passey. The employment agreements with Mr. Fry and Mr. Mott provide for a five-year term through December, 2002, and the employment agreements with Mr. McMurray and Mr. Passey provide for a three-year term through December, 2000. Each of the employment agreements will be automatically extended for an additional year at the end of the initial term and each annual renewal, unless either party provides a prescribed prior written notice to the contrary. Each employment agreement provides for the annual base salary set forth in the compensation table above and for participation by the subject officer in the Bonus Incentive Compensation Plan. Each employment agreement provides for the subject officer to receive his annual base salary and bonus compensation to the date of the termination of employment by reason of death, disability or resignation and to receive base compensation to the date of the termination of employment by reason of a termination of employment for cause, as defined in the agreement. The employment agreements of Messrs. Fry, Mott and McMurray also provide for Messrs. Fry, Mott and McMurray to receive, if Messrs. Fry, Mott and McMurray are terminated without cause after a "Change in Control" of the Company as such term is defined in the agreement, an amount, 50% payable immediately and 50% payable in monthly installments over the succeeding 12 months, equal to three times their respective combined maximum base salary and actual bonus compensation for the preceding year, subject in each case to a maximum amount of one percent of the Company's book equity value (exclusive of valuation adjustments) but in no case less than three times their respective base compensation. In addition, all outstanding options granted to the subject officer under the 1998 Stock Option Plan shall immediately vest. "Change of Control" for purposes of the agreements would include a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, changes in the identity of a majority of the members of the Board of Directors of the Company (other than due to the death, disability or age of a director) or acquisitions of more than 25% of the combined voting power of the Company's capital stock, subject to certain limitations. If the Company terminates any officer's employment without cause, or, with respect to Mr. Fry, if he resigns for "good reason," the officer receives a severance amount. The severance amount, which varies from six-months' base salary to one-year's full base and bonus compensation, is payable immediately, subject in each case to a maximum amount of one percent of the Company's book value (exclusive of valuation adjustments). If the officer resigns for any other reason, there is no severance payment. Each of the officers is prohibited from competing with the Company for a period of two years following any termination of employment, except upon termination by the Company without cause.


     The employment agreements, and the non-competition provisions thereof, are unlikely to be enforceable by the Company against the employees since state law and public policy generally prohibit forced employment and severely restrict the scope of non-competition provisions. As a result, there can be no assurance that such employees will remain with the Company and that they will not compete after termination.


  1996 STOCK OPTION PLAN

     The Board of Directors adopted CMG Funding Corp.'s 1996 Stock Option Plan (the "1996 Stock Option Plan") pursuant to which options to purchase an aggregate of 226,905 shares of CMG Funding Corp.'s common stock (prior to the reverse stock split described below) can be granted to officers, directors and employees, and to consultants, vendors, customers and others expected to provide significant services to CMG Funding Corp. or its subsidiaries. Upon closing of the Offering, the Company will adopt CMG Funding Corp.'s 1996 Stock Option Plan and will convert such options into options to purchase Company Common Stock. If an option granted under the 1996 Stock Option Plan expires or terminates, the shares subject to any unexercised portion of that option will again become available for the issuance of further options under the applicable plan. Options may be granted under the 1996 Stock Option Plan which are intended to qualify as "incentive stock options" under Section 422 of the Code ("ISOs") or, alternatively, as stock options which will not so qualify ("NQSOs"). The plans will terminate on December 16, 2006, and no more options may be granted under the 1996 Stock Option Plan once it has been terminated. The Board or a committee designated by the Board is empowered to determine the terms and conditions of each option granted under the 1996 Stock Option Plan. However, the exercise price of an ISO cannot be less than the fair market value of the Common Stock on the date of grant (110% if granted to an employee who owns 10% or more of the Common Stock), and the exercise price of an NQSO option cannot be less than 85% of the fair market value on the date of grant. No option can have a term in excess of ten years (five years if granted to an employee owning 10% or more of the Common Stock), and no ISO can be granted to anyone other than a full-time employee of the Company or its subsidiaries. As of the date hereof, options to purchase 79,500 shares of CMG Funding Corp. common stock at an exercise price of $3.96 per share have been granted under the 1996 Stock Option Plan. Such options will be reverse split and converted into options to purchase 42,925 shares of Company Common Stock upon the closing of the Offering at an exercise price of $7.33 per share. In addition, options to purchase 30,000 shares (post-split) at an exercise price of $15.00 per share have been granted under the 1996 Stock Option Plan.

  1998 STOCK OPTION PLAN

     General. The Company's 1998 Stock Option Plan (the "1998 Stock Option Plan") provides for the grant of ISOs and NQSOs.

     Purpose. The 1998 Stock Option Plan is intended to provide a means of performance-based compensation in order to attract and retain qualified personnel and to afford additional incentive to others to increase their efforts in providing significant services to the Company.

     Administration. The 1998 Stock Option Plan will be administered by the Compensation Committee, which shall be comprised of the two Independent Directors and John D. Fry. Independent Directors are eligible to receive only NQSOs pursuant to automatic grants of stock options discussed below.

     Options and Awards. Stock options granted under the 1998 Stock Option Plan will become exercisable in accordance with the terms of grant made by the Compensation Committee. Awards will be subject to the terms and restrictions of the awards made by the Compensation Committee. Stock option and award recipients shall enter into a written stock option agreement with the Company. The Compensation Committee has discretionary authority to select participants from among eligible persons and to determine at the time a stock option or award is granted when and in what increments shares covered by the stock option or award may be purchased or will vest and, in the case of options, whether it is intended to be an ISO or a NQSO provided, however, that certain restrictions applicable to ISOs are mandatory, including a requirement that ISOs not be issued for less than 100% of the then fair market value of the Common Stock (110% in the case of a grantee who holds more than 10% of the outstanding Common Stock) and a maximum term of 10 years (five years in the case of a grantee who holds more than 10% of the outstanding Common Stock). Fair market value means as of any given date, with respect to any stock option or award granted, at the discretion of the Board of Directors or the Compensation Committee, (i) the closing sale price of the Common Stock on such date as reported in the Western Edition of the Wall Street Journal or (ii) the average of the closing price of the Common Stock on each day of which it was traded over a period of up to 20 trading days immediately prior to such date, or
(iii) if the Common Stock is not publicly traded (e.g., prior to an initial public offering), the fair market value of the Common Stock as otherwise determined by the Board of Directors or the Compensation Committee in the good faith exercise of its discretion.

     Vesting of Options and Awards. The Stock Options granted under the 1998 Stock Option Plan shall vest on the following terms. For each annual period over a five-year period that the Company delivers a total return (stock price appreciation, warrant value, appreciation and dividends) to investors in the Offering equal to or exceeding 20%, one-third of the stock options will vest, until all such stock options have vested. Alternatively, if at any time prior to the end of the five-year period the total return to investors equals or exceeds 100%, all of the stock options will vest.

     For purposes of calculating the returns to such investors, the term "fiscal period" will refer to each of five periods, the first commencing with the last closing of the Offering and ending on December 31, 1999, and each succeeding fiscal period extending for 12 months and ending on each December 31. The term "return" for each fiscal period will mean the sum of (on a per share of Capital Stock basis) (a) all cash dividends paid during (or declared with respect to) such fiscal period per share of Common Stock, (b) any increase or decrease in the price per share of Common Stock during such fiscal period, measured by using the price per share of Capital Stock to investors in the Offering, and using the average public trading price during the last 90 days of each succeeding fiscal period for such succeeding periods, and (c) any increase or decrease in the price per Warrant during such fiscal period, determined in the same manner as in
(b) above. For purposes of the fiscal period 20% return test, the total return for a given period will be equal to the sum of (a), (b) and (c) will all be measured from the beginning of the first fiscal period. The amount of that "return" will then be measured as a percentage of the investors' investment in the Units (on a per share of Capital Stock basis) without regard to timing of receipt of dividends or timing of increases in per share or per Warrant prices.

     Automatic grants of stock options to the Independent Directors vest 25% on the anniversary date in the year following the date of the grant and 25% on each anniversary date thereafter.

     Eligible Persons. Officers and directors and employees of the Company and other persons expected to provide significant services to the Company are eligible to participate in the 1998 Stock Option Plan. ISOs may be granted to the officers and key employees of the Company. NQSOs may be granted to the directors, officers, key employees, agents and consultants of the Company or any of its subsidiaries.

     Under current law, ISOs may not be granted to any director of the Company who is not an employee, or to directors, officers and other employees of entities unrelated to the Company. No options may be granted under the 1998 Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 25% of the outstanding shares of equity stock of the Company.

     Shares Subject to the Plan. Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the 1998 Stock Option Plan authorizes the grant of stock options to purchase an aggregate of up to 456,667 shares of the Company's Common Stock. If an option granted under the 1998 Stock Option Plan expires or terminates, the shares subject to any unexercised portion of such Stock Option will again become available for the issuance of further stock options under the 1998 Stock Option Plan. The maximum number of shares covered by the 1998 Stock Option Plan will increase (from and after such time as the number of outstanding shares of Common Stock exceeds the number of shares outstanding after this Offering) to 10% of the Company's total outstanding shares at any time.

     Term of the Plan. Unless previously terminated by the Board of Directors, the 1998 Stock Option Plan will terminate on April 1, 2008, and no options may be granted under the 1998 Stock Option Plan thereafter, but existing options remain in effect until the options are exercised or terminated by their terms.

     Term of Options. Each stock option must terminate no more than ten years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own an excess of 10% of the combined voting power of the Company's outstanding equity stock). Stock options may be granted on terms providing for exercise either in whole or in part at any time or times during their restrictive terms, or only in specified percentages at stated time periods or intervals during the term of the stock option.

     Option Exercise. The exercise price of any stock option granted under the 1998 Stock Option Plan is payable in full in cash, or its equivalent as determined by the Compensation Committee. The Company may make loans available to option holders to exercise stock options evidenced by a promissory note executed by the option holder and secured by a pledge of Common Stock with fair value at least equal to the principal of the promissory note unless otherwise determined by the Compensation Committee.

     Automatic Grants to Independent Directors. Each Independent Director of the Company is automatically granted NQSOs to purchase 5,000 shares of Common Stock upon becoming a director of the Company, and is also automatically granted NQSOs to purchase 2,500 shares of Common Stock the day after each annual meeting of stockholders upon re-election to or continuation on the Board. Such automatic grants of stock options vest 25% on the anniversary date in the year following the date of the grant and 25% on each anniversary date thereafter. The exercise price for such automatic grants of stock options is the fair market value of the Common Stock on the date of grant, and is required to be paid in cash.

     Amendment and Termination of Stock Option Plan. The Board of Directors may, without affecting any outstanding stock options, from time to time revise or amend the 1998 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may, without stockholder approval, increase the number of shares subject to the 1998 Stock Option Plan, modify the class of participants eligible to receive options granted under the 1998 Stock Option Plan or extend the maximum option term under the 1998 Stock Option Plan.

     Outstanding Options. Under the Company's 1998 Stock Option Plan, options to acquire 407,569 shares will be granted upon closing of this Offering. Of these stock options, 15,000 will be granted to the three Independent Directors and will vest 25% on the closing of this Offering and 25% on each anniversary of such date thereafter. All stock options granted to employees and directors upon closing of this Offering are exercisable at the Price to Public. The 1998 Stock Option Plan provides that, in connection with any reorganization, merger, consolidation, recapitalization, stock split or similar transaction, the Compensation Committee shall appropriately adjust the number of shares of Common Stock subject to outstanding Stock Options and the total number of shares for which stock options may be granted under the Plan.

STOCK OPTION GRANTS

     The following table sets forth information concerning all stock options granted during 1997 and to date in 1998 to each member of the Board of Directors and Executive Officers.

                               INDIVIDUAL GRANTS

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                                   AT
                                                                                         ASSUMED ANNUAL RATES OF
                                                                                                  STOCK
                                                                                            APPRECIATION FOR
                                 PERCENT OF TOTAL OPTIONS   EXERCISE PLAN                      OPTION TERM
                                   GRANTED TO EMPLOYEES     OR BASE PICE               ---------------------------
        NAME            GRANT       DURING THE YEAR(1)        ($/SHARE)       DATE        5% ($)        10% ($)
        ----           -------   ------------------------   -------------   --------   ------------   ------------
John D. Fry..........  126,874             36.4%               $   (2)      04/01/98    $1,196,856     $3,033,067
Terry L. Mott........   39,537             11.4%               $   (2)      04/01/98    $  372,969     $  945,177
John P. McMurray.....   30,000*             8.6%               $15.00       04/01/98    $  283,003     $  717,184
Steven K. Passey.....    5,399*             1.6%               $ 7.33       10/27/97    $   24,888     $   63,072
                         5,000              1.4%               $   (2)      04/01/98    $   47,167     $  119,531
Carter E. Jones......    5,000              1.4%               $   (2)      04/01/98    $   47,167     $  119,531
Jeff K. Thredgold....    5,000              1.4%               $   (2)      04/01/98    $   47,167     $  119,531
Daniel W. Campbell...    5,000              1.4%               $   (2)      04/01/98    $   47,167     $  119,531

---------------
 *  Granted under the 1996 Stock Option Plan.

(1) Calculation of the percentages excludes Stock Options to purchase 126,667 shares of the Company's Common Stock granted to ContiFinancial Corporation in April, 1998.

(2) Exercise price equals the Price to Public.

                      STRUCTURE AND FORMATION TRANSACTIONS

     The following discussion is qualified in its entirety by the description of the potential effects of the 1999 Budget Plan set forth above under "Business -- Industry Developments."

STRUCTURE OF THE COMPANY

     Initially, the Company will conduct its operations through at least two entities, (i) RealTrust Asset Corporation, a newly-formed Maryland corporation that will elect REIT status (for purposes of this discussion, sometimes referred to as "RealTrust"), and (ii) CMG Funding Corp., a Delaware corporation, that will not elect REIT status (for purposes of this discussion, sometimes referred to as the "Taxable Subsidiary"). See "Business -- Industry Developments." The structure is designed primarily to permit RealTrust to acquire the ownership of 95% of the economic interest of the Taxable Subsidiary (including the right to 95% of all dividend distributions) while qualifying for REIT status. See "Federal Income Tax Considerations -- Qualification as a REIT -- Nature of Assets."

REALTRUST ASSET CORPORATION

     RealTrust Asset Corporation will acquire a portfolio of Mortgage Assets using the net proceeds of the Offering and the net proceeds of borrowings and structured debt vehicles. It is anticipated that RealTrust's assets will consist primarily of Mortgage Assets and the preferred stock of the Taxable Subsidiary.

     On April 15, 1998, the Founders contributed shares of CMG Funding Corp. preferred stock and common stock for shares of Capital Stock of RealTrust, while retaining a portion of their shares of the Taxable Subsidiary common stock. The shares of the Taxable Subsidiary capital stock held by RealTrust were then recapitalized into shares of non-voting preferred stock, such that RealTrust owned all of the non-voting preferred stock of the Taxable Subsidiary representing 95% of the economic interest. The shares of voting common stock of the Taxable Subsidiary retained by the Founders represent five percent of the economic interest. RealTrust will not control the Taxable Subsidiary. Accordingly, the purchase of Units in the Offering will not own an interest in any entity that control the Taxable Subsidiary. See "Risk Factors -- Conflicts of Interest May Result in Decisions That Do Not Fully Reflect the Stockholders' Best Interests -- Investors Will Have No Voting Control of the Taxable Subsidiary."

     RealTrust will conduct the investment portfolio operations of the Company. Specifically, RealTrust will determine which Mortgage Loans will be held for long-term investment, will establish underwriting guidelines for the Mortgage Loans, will arrange financing for the investment portfolio (including the issuance of structured debt offerings), will administer the capital allocation guidelines and other risk management policies, and will supervise the servicing operations of third-party servicers.

     For 1998 and thereafter, RealTrust intends to qualify and elect to be taxed as a REIT. As a REIT, RealTrust generally will not be taxed on its earnings to the extent that such earnings are distributed as dividends to its stockholders. See "Dividend Policy and Distributions" and "Federal Income Tax
Considerations -- Taxation of the Company."

     RealTrust owns all of the preferred stock of the Taxable Subsidiary, representing 95% of the economic interest thereof, but will generally have no right to control the affairs of the Taxable Subsidiary (other than to approve certain fundamental transactions such as mergers, consolidations, sales of all or substantially all of the assets, and voluntary liquidation) because the preferred stock is non-voting. Instead, the Founders and ContiFinancial Corporation, as the holders of all of the common stock of the Taxable Subsidiary, control the operations and affairs of the Taxable Subsidiary. See "Risk Factors -- Conflicts of Interest May Result in Decisions That Do Not Fully Reflect the Stockholders' Best Interests -- Conflicts of Interest with and Dependence Upon ContiFinancial Corporation May Not Be in the Stockholders' Best Interests." This ownership structure is required because, as a REIT, RealTrust generally may not own more than 10% of the voting securities of any other issuer. See "Federal Income Tax Considerations -- Qualification as a REIT -- Nature of Assets" and "Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect

Results of Operations." Accordingly, the purchasers of the Units in the Offering will not own an interest in any entity that controls the Taxable Subsidiary.

THE TAXABLE SUBSIDIARY

     The Taxable Subsidiary is taxable as a "C" corporation. The Taxable Subsidiary will not be making a REIT election. The Taxable Subsidiary will perform those tasks and engage in those lines of business that would result in a loss of REIT status or the imposition of taxation if RealTrust were to engage in them. In particular, the Taxable Subsidiary will originate, sell and service Mortgage Loans and will serve as a source of Mortgage Loans for RealTrust. See "Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations."

     The Taxable Subsidiary will conduct the mortgage lending operations of the Company. The Taxable Subsidiary will establish and maintain the wholesale, retail and correspondent channels of production, will perform all underwriting and quality control processes, will sell all Mortgage Loans that RealTrust does not desire to hold for long-term investment (either through whole loan sales or securitizations) and will maintain all necessary state mortgage lending licenses.

     The Taxable Subsidiary will make dividend distributions to the extent consistent with RealTrust's qualification as a REIT. For purposes of receiving dividends, there is no difference between a share of the preferred stock of the Taxable Subsidiary and a share of the common stock of the Taxable Subsidiary so that the preferred stock of the Taxable Subsidiary will have no dividend rate or preference over the common stock of the Taxable Subsidiary. Instead, dividend distributions by the Taxable Subsidiary will be made in the same amount per share of the preferred stock and common stock of the Taxable Subsidiary.

FORMATION TRANSACTIONS AND POST-CLOSING TRANSACTIONS

  FORMATION TRANSACTIONS

     Immediately prior to or upon the closing of this Offering, the following transactions (the "Formation Transactions") will be consummated:

     - As of April 15, 1998, the stockholders of the Taxable Subsidiary have contributed 95% of their capital stock of the Taxable Subsidiary to RealTrust in exchange for shares of RealTrust Capital Stock;

     - The capital stock of the Taxable Subsidiary will be recapitalized such that RealTrust will own non-voting preferred stock representing 95% of the economic interest of the Taxable Subsidiary and the Founders and ContiFinancial Corporation will own common stock representing five percent of the economic interest of the Taxable Subsidiary (reflecting their respective percentage ownership of the Taxable Subsidiary's entire capital stock);

     - The outstanding shares of preferred stock of RealTrust, owned by ContiFinancial Corporation, John Fry and Terry Mott, and all of the shares of Common Stock of RealTrust held by the Founders and ContiFinancial Corporation will be converted into an aggregate of 1,295,807 shares of Common Stock of RealTrust, par value $.001 per share (the "Common Stock"); except the 410,581 shares of Class B Redeemable Preferred Stock owned by ContiFinancial Corporation which will be redeemed after the closing of the Offering (see "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation" and "Use of Proceeds");

     - The Company will amend its Articles of Incorporation to adopt provisions necessary for qualification as a REIT;

     - The Company will sell 5,000,000 Units in this Offering (assuming no exercise of the Underwriters' over-allotment option); and

     -  The Company will grant the Representative's Warrants.

  POST-CLOSING TRANSACTIONS

     Following the closing of the Offering, the following transactions will be consummated (the "Post-Closing Transactions"):

     -  The Company will elect to be taxed as a REIT;

     - The Company will conduct certain aspects of its mortgage lending operations through the Taxable Subsidiary. The Company will own all of the shares of non-voting preferred stock of the Taxable Subsidiary, which shares shall represent 95% of the economic interest of the Taxable Subsidiary. See "Risk Factors -- President's 1999 Budget Plan, If Enacted, Would Adversely Affect Results of Operations";


     - The Founders will own approximately 68% and ContiFinancial Corporation will own approximately 32% of the voting common stock of the Taxable Subsidiary, which shares shall represent five percent of the economic interest of the Taxable Subsidiary;


     - The Company will redeem the 410,581 shares of Class B Redeemable Preferred Stock held by ContiFinancial Corporation for $2,000,000, plus dividends accrued since January 1, 1998, at the rate of 18% per annum; and

     - In addition to the options to purchase 72,925 shares of Common Stock granted to officers, directors and employees under the 1996 Stock Option Plan, the Company will also grant to officers, directors and employees (including ContiFinancial Corporation) options to purchase an aggregate of 407,569 shares of Common Stock under the 1998 Stock Option Plan.

 CONSEQUENCES OF FORMATION TRANSACTIONS AND POST-CLOSING TRANSACTIONS

     The consummation of the Formation Transactions and the Post-Closing Transactions will have the following consequences:

     - The purchasers of Units in the Offering will own 79.4% of the outstanding shares of Common Stock (assuming no exercise of the Warrants, the Representative's Warrants, the over-allotment option or outstanding stock options) and will own all of the Warrants, except the Representative's Warrants;

     - The Founders and ContiFinancial Corporation will collectively own 20.6% of the outstanding shares of Common Stock outstanding (assuming no exercise of the Warrants, the Representative's Warrants, the over-allotment option or outstanding stock options);

     - In addition to options granted to officers, directors and employees of the Company to purchase 72,526 shares of Common Stock at exercise prices ranging from $7.33 to $15.00, officers, directors and employees of the Company and ContiFinancial Corporation will be granted options to purchase an aggregate of 407,569 shares of Common Stock, subject to certain vesting provisions, at an exercise price equal to the Price to Public;

     - The Company will own all of the non-voting preferred stock of the Taxable Subsidiary, which shares will represent 95% of the economic interest of the Taxable Subsidiary; and

     - The Founders and ContiFinancial Corporation will own all of the voting shares of common stock of the Taxable Subsidiary, which stock will represent five percent of the economic value and voting control of the Taxable Subsidiary.

              CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS

CONTIFINANCIAL CORPORATION


     The Taxable Subsidiary and the Company have entered into the following transactions with ContiFinancial Corporation:


     Stock Ownership. Immediately prior to the closing of the Offering, ContiFinancial Corporation will own 546,883 shares of Common Stock, 252,117 shares of Class A Convertible Preferred Stock and 410,581 shares of Class B Redeemable Preferred Stock, which in the aggregate represents approximately 43.0% of the outstanding shares of Capital Stock (approximately 42.0% on a fully diluted basis). Immediately prior to the closing of this Offering, each share of Class A Convertible Preferred Stock, including those owned by ContiFinancial Corporation, will be converted into one share of Common Stock. All of the outstanding shares of Common Stock will be reverse split into an aggregate of 1,295,807 shares of Common Stock. As a result, immediately prior to the closing of the Offering, ContiFinancial Corporation will own 431,418 shares of Common Stock, representing 33.3% of the outstanding shares (32.4% on a fully diluted basis). Upon closing of the Offering, the Company intends to redeem the Class B Redeemable Preferred.

     The redemption price for all shares of the Class B Redeemable Preferred Stock equals the original purchase price of $2,000,000, plus dividends accrued from January 1, 1998 at the rate of 18% per annum, for a total redemption price of $2,180,000, assuming redemption occurs on June 30, 1998. The Class B Redeemable Preferred Stock is also entitled to a liquidation preference of $2,000,000 plus accrued dividends. The Class B Redeemable Preferred Stock is not convertible into Common Stock.

     Agreements to Sell Mortgage Loans. Upon the closing of the Offering until December 31, 2001, the Taxable Subsidiary has agreed to sell to ContiFinancial Corporation not less than 75% of the fixed rate Subprime Mortgage Loans originated or acquired by the Taxable Subsidiary in each month. The purchase price for such Subprime Mortgage Loans shall be the fair market value for such Mortgage Loans as determined by the best published rate sheet at ContiMortgage Corporation, an affiliate of ContiFinancial Corporation. In any month, the Taxable Subsidiary may substitute adjustable-rate Subprime Mortgage Loans for up to 50% of the amount required to be offered for sale to ContiFinancial Corporation. To the extent that the Taxable Subsidiary offers to sell less than 75% of the monthly fixed rate Subprime Mortgage Loan production, the Taxable Subsidiary has agreed to pay ContiFinancial Corporation a fee equal to 40 basis points multiplied by the amount of the principal shortfall.


     Warehouse, Standby and Working Capital Financing Agreements. The Taxable Subsidiary currently has a warehouse facility with ContiFinancial Corporation in the principal amount of $50.0 million and a working capital facility in the maximum principal amount of $2.0 million. As of March 31, 1998, the Taxable Subsidiary had outstanding borrowings under such lines of $40.3 million and $2.0 million, respectively. The Company anticipates that, immediately after the closing of this Offering, the Taxable Subsidiary will repay all amounts borrowed under the working capital facility. See "Use of Proceeds." The Taxable Subsidiary may continue to finance the acquisition of Mortgage Loans under the warehouse facility. Although the Taxable Subsidiary anticipates that it will be able to obtain financing on terms more favorable than those provided by the warehouse facility after the closing of the Offering, the Taxable Subsidiary believes that the warehouse facility is currently on terms not less favorable to the Taxable Subsidiary than those available from independent third parties in arm's-length transactions.



     Warrants to Purchase Capital Stock. The Taxable Subsidiary has granted to ContiFinancial Corporation two warrants to purchase shares of common stock. If the amount of principal and interest due under the working capital facility is not repaid in full by January 1, 1999, the first warrant allows ContiFinancial Corporation to purchase, for a nominal amount, shares of common stock representing up to five percent of the outstanding shares (on a fully diluted basis) of the Taxable Subsidiary. If the Taxable Subsidiary repays in full the working capital facility, the warrant is not exercisable and automatically terminates. The Taxable Subsidiary anticipates that the working capital facility will be repaid upon closing of the Offering from the net proceeds thereof. See "Use of Proceeds."


     The Taxable Subsidiary has also granted ContiFinancial Corporation a warrant to purchase, for a nominal amount, shares of common stock representing one percent of the outstanding shares (on a fully diluted basis) for each quarter ending prior to the closing of the Offering in which the Taxable Subsidiary does not attain at least 90% of its pre-tax net income target. Such warrant automatically expires and may not be exercised by ContiFinancial Corporation after the closing of this Offering. The Taxable Subsidiary has established the pre-tax net income targets.

     Structured Debt Placement Agent/Underwriter. Until December 2001, the Company has appointed ContiFinancial Corporation as its exclusive placement agent for structured debt offerings and other securitizations and has agreed to pay to ContiFinancial Corporation a fee of 25 basis points of the principal amount of any such structured debt public offering and 50 basis points of the gross proceeds of any such structured debt private offering. These fees are payable to ContiFinancial Corporation for financial advisory services to be rendered pursuant to an Investment Banking Services Agreement and will not be reduced by any fees payable or paid to others, including the underwriters, the placement agent or to other agents or advisors, if any, in connection with any structured debt offering. Such combined fees may exceed those available from a single third party. See "Risk Factors -- Conflicts of Interest, May Result in Decisions That Do Not Fully Reflect the Stockholders' Best Interest."

CAPSTONE INVESTMENTS, INC.


     In March, 1998 and April, 1998, the Taxable Subsidiary borrowed an aggregate of $850,000 from Capstone Investments, Inc., a Nevada corporation, the sole shareholders of which are David and Sarah Ferradino, who are Founders. The loan is evidenced by a Convertible Secured Promissory Note (the "Note") bearing simple interest at 9% per annum and maturing upon the earlier of the following to occur: (i) January 1, 1999, or (ii) the completion of the Offering. The Note is secured by a pledge of Company Common Stock by certain of the Founders. Upon completion of this Offering, Capstone Investments, Inc. will have the option to convert all or any portion of the Note into a number of Units offered in the Offering. The number of Units will be determined by dividing the amount to be converted by the Price to Public. The Company also has granted Capstone warrants to purchase 50,000 shares of the Company's Common Stock. The warrants have an exercise price equal to the Price to Public and expire three years from their grant date. The Company believes that the terms of the Note and warrants are no less favorable to the Company than those available from an independent third party in an arm's-length transaction.


CONTROL OF TAXABLE SUBSIDIARY

     Although RealTrust will be entitled to 95% of the economic benefits of the Taxable Subsidiary, it will not own any voting securities. All voting securities will be owned by the Founders and ContiFinancial Corporation. As a result, the Founders and ContiFinancial Corporation can conduct the affairs of the Taxable Subsidiary in a manner that may not be in the best interests of the stockholders of RealTrust. See "Risk Factors -- Conflicts of Interest May Result in Decisions That Do Not Fully Reflect the Stockholders' Best Interests."

FORMATION TRANSACTIONS

     The Formation Transactions that will occur on or prior to the closing of the Offering will benefit the Founders of the Company. The Post-Closing Transactions will occur on or after the closing of the Offering. See "Structure and Formation Transactions."

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Fry, Mott, McMurray and Passey. Such employment agreements will provide for an initial term of five years for Messrs. Fry and Mott and three years for Messrs. McMurray and Passey, among other benefits. See "Management -- Executive Compensation -- Employment Agreements." During the term of the employment agreements, each of such employees has agreed not to compete with the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 1, 1998, adjusted to give effect to the Formation Transactions, of: (i) each of the Company's directors and executive officers, (ii) each person who beneficially owns more than five percent of the outstanding shares of Capital Stock, and (iii) all directors and officers of the Company as a group. Unless otherwise indicated, the address of each named beneficial owner is the same as that of the Company's principal executive office located at 2855 East Cottonwood Parkway, Suite 500, Salt Lake City, Utah 84121.


                                                                    PERCENTAGE OF SHARES OF COMMON
                                         NUMBER OF SHARES              STOCK BENEFICIALLY OWNED
                                          OF COMMON STOCK       ---------------------------------------
                NAME                   BENEFICIALLY OWNED(1)    BEFORE OFFERING    AFTER OFFERING(1)(2)
                ----                   ---------------------    ---------------    --------------------
ContiFinancial Corporation(3)........         431,418                33.3%                 6.9%
  277 Park Avenue
  New York, NY 10172
John D. Fry..........................         392,798                30.3%                 6.2%
Terry L. Mott........................         122,406                 9.4%                 1.9%
David and Sara Ferradino(4)..........         106,641                 7.9%                 1.7%
  1601 North Rancho Drive
  Las Vegas, NV 89106
John P. McMurray(5)..................          30,000                 2.3%                    *
Steven K. Passey(6)..................           5,399                    *                    *
All executive officers and directors
  as.................................         520,603                40.2%                 8.3%
  a group (4 persons)


---------------
 *   Less than one percent.

(1) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all Common Stock owned by it. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this Prospectus have been exercised. None of the outstanding options to acquire Common Stock of the Company are exercisable within 60 days of this Prospectus.

(2) Assuming no exercise of outstanding Warrants or the Representative's
    Warrants.

(3) Excludes 410,581 shares of Class B Redeemable Preferred Stock which the Company intends to redeem upon the closing of this Offering. See "Conflicts of Interest and Related Party Transactions -- ContiFinancial Corporation."


(4) Includes warrants to purchase 50,000 shares of Common Stock exercisable at a price per share equal to the Price to Public which are immediately exercisable. Excludes 56,667 Units in the Offering issuable upon conversion of the $850,000 convertible note Capstone Investments, Inc.



(5) Includes options to purchase 30,000 shares of Common Stock exercisable at $15.00 per share granted under the 1996 Stock Option Plan which are immediately exercisable.



(6) Includes options to purchase 5,399 shares of Common Stock exercisable at $7.33 per share granted under the 1996 Stock Option Plan which are immediately exercisable.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the closing of the Offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, of which 6,295,807 will be outstanding and 5,000,000 shares of preferred stock, none of which will be outstanding.

HISTORICAL CAPITAL STRUCTURE

     Prior to the closing of this Offering and the consummation of the Formation Transactions (see "Structure and Formation Transactions"), the Company was authorized to issue 4,484,508 shares of Common Stock, of which 1,546,983 were outstanding, 1,263,472 shares of Class A Convertible Preferred Stock, of which 852,891 were outstanding and 410,581 shares of Class B Redeemable Preferred Stock, all of which were outstanding. In addition, the Company had granted options to purchase 79,500 shares of Common Stock at an exercise price of $3.96 per share and options to purchase 30,000 shares at an exercise of $15.00 per share. As a result of the Formation Transactions, the outstanding shares of Class A Convertible Preferred Stock will be converted on a one-for-one basis into shares of Common Stock and such shares of Class A Convertible Preferred Stock will be cancelled. The total number of outstanding shares of Common Stock, including the options granted under the 1996 Stock Option Plan, at such time will be 2,469,374. The Common Stock will then be reverse split at a ratio of approximately .54 shares for 1 immediately prior to the closing. As a result of such split, the number of shares owned by the Founders, including shares issuable upon exercise of the options granted under the 1996 Stock Option Plan but excluding the Class B Redeemable Preferred Stock, after this Offering will be 1,368,732 shares. Immediately after the closing, the Class B Redeemable Preferred Stock will be redeemed for $2,000,000, plus accrued dividends.

     The following summary of the respective rights of the Common Stock and the preferred stock is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation.

COMMON STOCK

  VOTING

     Each holder of Common Stock is entitled to one vote for each share of record on each matter submitted to a vote of holders of Capital Stock of the Company. The Company's Amended and Restated Articles of Incorporation do not provide for cumulative voting and, accordingly, the holders of a majority of the outstanding shares of Capital Stock have the power to elect all directors to be elected each year.

     Annual meetings of the stockholders of the Company will be held, and special meetings may be called by any member of the Board of Directors, by the President or generally by stockholders holding at least 20% of the outstanding shares of Capital Stock entitled to be voted at the meeting. The Amended and Restated Articles of Incorporation of the Company may be amended in accordance with Maryland law, subject to certain limitations set forth in the Amended and Restated Articles of Incorporation.

  DIVIDENDS; LIQUIDATION; OTHER RIGHTS

     The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock will share ratably in all assets of the Company remaining after the payment of liabilities and after payment of the liquidation preference of any shares or series of preferred stock that may be issued. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to shares of Common Stock.

PREFERRED STOCK

     The Company's Board of Directors is authorized by the charter to fix or alter the rights, preferences, privileges and restrictions of any series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares outstanding). As the terms of the preferred stock can be fixed by the Board of Directors without shareholder action, the Board of Directors may issue preferred stock with terms calculated to defeat a proposed takeover of the Company or to make the removal of management more difficult. The Board of Directors, without shareholder approval, could issue preferred stock with dividend, voting, conversion and other rights which could adversely affect the rights of the holders of Common Stock. The Company's Board of Directors currently has no plans to issue shares of preferred stock in the Company. See "Risk Factors -- Issuances of Preferred Stock May Adversely Affect the Value of Common Stock."


WARRANTS AND OPTIONS

     Under the 1996 Stock Option Plan, the Company has granted options to purchase an aggregate of 79,500 shares at an exercise price of $3.96 per share. As a result of the reverse stock split described in "Structure and Formation Transactions," such options will be converted into options to purchase a total of 42,925 shares of Common Stock at an exercise price of $7.33 per share. In addition, the Company has granted options to purchase 30,000 shares (post-split) of Common Stock at an exercise price of $15.00 per share. All of such options are immediately exercisable.

     Under the 1998 Stock Option Plan, the Company will issue options to purchase a total of 407,569 shares of Common Stock at a price equal to the Price to Public. None of such options are currently exercisable, and are subject to the vesting provisions set forth in the Company's 1998 Stock Option Plan. See "Management -- Executive Compensation -- 1998 Stock Option Plan."

     Each Unit consists of one share of Common Stock and one Warrant. Prior to automatic separation of the related Warrant, the Units will be represented by the Common Stock, which will bear an endorsement representing beneficial ownership of the related Warrants on deposit with the Warrant Agent (as defined below) as custodian for the registered holders of the Common Stock. Prior to automatic separation, transfer of a share of Common Stock to which the related Warrant has not been exercised will also constitute transfer of a holder's beneficial interest in the related Warrant. The Warrants to be issued to the Representative will be evidenced by a Warrant Certificate at the time initially issued. The Warrants are exercisable beginning six months following the closing of this Offering and will remain exercisable until 5:00 p.m. Eastern Time on the third anniversary of the date the Warrants first become exercisable (the "Expiration Date"), at an exercise price equal to the Price to Public per share. At 5:00 p.m. Eastern Time on the Expiration Date the Warrants will become wholly void and of no value.

     The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") dated as of the date of this Prospectus between the Company and the warrant agent (the "Warrant Agent"). The Company's stock transfer agent, American Securities Transfer & Trust Incorporated, will initially act as Warrant Agent. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement including the definitions therein of certain terms used below. A copy of the proposed form of Warrant Agreement is available from the Company upon request and is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information.".

     Each Warrant, when exercised, will entitle the holder thereof to receive one share (subject to certain adjustments) of Common Stock at an exercise price equal to the Price to Public (the "Exercise Price").

     Initial delivery of the Securities from the Company to the Underwriters is expected to occur through the book-entry facilities of The Depository Trust Company ("DTC"). See "-- Book Entry Issuance" below. Thereafter, a beneficial owner of such book-entry Securities (a "Beneficial Owner") will be entitled to receive physical delivery of certificates representing its Securities only in accordance with procedures established among DTC and its Direct and Indirect Participants (as defined below), and in accordance with procedures, if any, established between the Beneficial Owner and the Direct or Indirect Participant through which the Beneficial Owner holds an interest in the Securities.

     The Warrants, held in certificated form, may be exercised by surrendering to the Warrant Agent the definitive Warrant Certificate evidencing such Warrants, with the accompanying form of election to purchase properly completed and executed, together with payment of the exercise price which initially equals the Price to Public, subject to adjustment (the "Exercise Price").

     Warrants held in book-entry form may be exercised only in accordance with procedures established among DTC and its Direct and Indirect Participants. Pursuant thereto, a Beneficial Owner wishing to exercise a Warrant shall give notice, through its Participant, to the Warrant Agent, and shall effect delivery of the Warrant by causing the Direct Participant to transfer the Participant's interest in the Warrant, on DTC's records, to the Warrant Agent. The requirement for physical delivery of the Warrant Certificate in connection with the exercise thereof will be deemed satisfied when the ownership rights in the Warrant are transferred by Direct Participants on DTC's records and followed by a book-entry credit of the tendered Warrant to the Warrant Agent's account.

     Payment of the Exercise Price may be made (a) in the form of cash or by certified or official bank check payable to the order of the Company, or (b) by surrendering additional Warrants or shares of Common Stock for cancellation to the extent the Company may lawfully accept shares of Common Stock, with the value of such shares of Common Stock for such purpose to equal the average trading price of the Common Stock during the 10 trading days preceding the date surrendered and the value of the Warrants to equal the difference between the value of a share of Common Stock and the Exercise Price, or (c) pursuant to such other payment procedures as may be established by the Warrant Agent from time to time in accordance with the Warrant Agreement. Upon surrender of the Warrant Certificate and payment of the Exercise Price and any other applicable amounts, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder or its DTC Participant, stock certificates or DTC book-entry positions representing the number of whole shares of Common Stock or other securities or property to which such holder is entitled. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

     Both (a) the initial sale of the Warrants, and (b) the issuance of the underlying shares of Common Stock upon exercise of the Warrants, have been registered by the Company under the Securities Act of 1933, as amended, pursuant to the Registration Statement of which this Prospectus is a part. The Company has applied to have the Warrants approved for listing on the American Stock Exchange. If a market for the Warrants develops, a Warrant holder may choose to sell the Warrants instead of exercising them. There can be no assurance that the American Stock Exchange, or any other market, will list the Warrants or that a market for the Warrants will develop or continue.

     No fractional shares of Common Stock will be issued upon exercise of the Warrants. The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. The holders of the Warrants not yet exercised are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the affairs of the Company.

     Additionally, in March, 1998, the Company granted warrants to purchase 50,000 shares of Common Stock to Capstone Investments, Inc. ("Capstone"), in connection with Capstone's $850,000 loan to the Company. See "Use of Proceeds" and "Conflicts of Interest and Related Party Transactions -- Capstone Investments, Inc."

     The Company has also agreed to issue, to the Representative, Warrants to purchase shares of Common Stock equal to three percent of the Units sold in this Offering at an exercise price equal to the Price to Public.

  ADJUSTMENTS

     The Exercise Price of the Warrants will be appropriately adjusted if the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock; (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, (iv) issues by reclassification of its Common Stock any shares of its

Capital Stock, or (v) issues shares of Capital Stock at a price below the greater of (a) the Price to Public or (b) fair market value, provided that this clause (v) shall not apply to firm underwriting offerings.

     In case of certain consolidations or mergers of the Company, or the liquidation of the Company or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be deemed exercised for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto, less the Exercise Price.

  BOOK-ENTRY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company will act as securities depository for a portion of the Securities. One or more fully registered Common Stock certificates representing such Securities will be registered in the name of DTC or its nominee. Upon the detachment of the related Warrants, one or more Warrant Certificates will be issued in the name of DTC or its nominee.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organization ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Upon issuance of a Warrant Certificate in the name of DTC or its nominee, DTC will credit on its book-entry registration and transfer system the number of Warrants represented by such Warrant Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in such a Warrant Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of such Warrant ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Warrants. Transfers of ownership interests in the Warrants are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

     DTC has no knowledge of the actual Beneficial Owners of such Warrants; DTC's records reflect only the identity of the Direct Participants to whose accounts such Warrants are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of such Warrant Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the Warrants represented by such Warrant Certificate for all purposes.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable but the Company takes no responsibility for the accuracy of such information. In addition, the Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

REPURCHASE OF SHARES AND RESTRICTION ON TRANSFER

     Two of the requirements for qualification for the tax benefits accorded by the REIT provisions of the Code are that for all taxable years of the REIT after the first taxable year for which its REIT election is made (1) during the last half of each such taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals (the "50%/5 stockholder test") and (2) there must be at least 100 stockholders on 335 days of each such taxable year of 12 months and during a proportionate part during any such shorter taxable year.

     In order that the Company may meet these requirements at all times, the Amended and Restated Articles of Incorporation prohibit any person from acquiring or holding, directly or indirectly, shares of Capital Stock in excess of 9.8% in value of the aggregate of the outstanding shares of Capital Stock or in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company. For this purpose, the term "ownership" is defined in accordance with the REIT provisions of the Code and the constructive ownership provisions of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

     For purposes of the 50%/5 stockholder test, the constructive ownership provisions applicable under Section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members and partners to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (i.e., "reattribution"). Thus, for purposes of determining whether a person holds shares of Capital Stock in violation of the ownership limitations set forth in the Amended and Restated Articles of Incorporation, many types of entities may own directly more than the 9.8% limit because such entities' shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of Capital Stock actually or beneficially owned, but also any shares of Capital Stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of Capital Stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in the Amended and Restated Articles of Incorporation. Ownership of shares of the Company's Capital Stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership.

     Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's Capital Stock if such ownership or acquisition (i) would cause more than 50% in value of the Company's outstanding stock to be owned, either directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in the Company's Capital Stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in the Company failing to qualify as a REIT.

     The Board of Directors may, subject to the receipt of certain representations and a ruling from the Service or an opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize the Company's status as a REIT. In addition, under the Amended and Restated Articles of Incorporation, certain parties will not be subject to the stock ownership limit in the event such parties (i) deliver to the Company either a ruling from the Service or an opinion from counsel satisfactory to the Company that such ownership will result in no individual (as defined in the Code) beneficially or constructively owning in excess of 9.8% of the outstanding common stock and (ii) represent to the Company that it does not and will not own more than a 9.8% interest in any tenant of the Company.

     If any stockholder purports to transfer Capital Stock to a person and either the transfer would result in the Company failing to qualify as a REIT or such transfer would cause the transferee to hold capital stock in excess of an applicable ownership restriction, the purported transfer shall be null and void, the intended transferee will acquire no rights or economic interest in the capital stock and the stockholder will be deemed to have transferred the capital stock to the Company in exchange for Excess Stock of the same class or classes as were purportedly transferred, which Excess Stock will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. In addition, if any person owns, either directly or constructively under the applicable attribution rules of the Code, shares of Capital Stock in excess of an applicable ownership restriction, such person will be deemed to have exchanged the shares of Capital Stock that cause the applicable ownership restriction to be exceeded for an equal number of shares of Excess Stock of the appropriate class, which will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for Excess Stock will not be entitled to vote the Excess Stock and will not be entitled to receive any dividends or distributions (any dividend or distribution paid on shares of capital stock prior to the discovery by the Company that such shares have been exchanged for Excess Shares shall be repaid to the Company upon demand, and any dividend or distribution declared but unpaid shall be rescinded). Such person shall have the right to designate a transferee of such Excess Stock so long as consideration received for designating such transferee does not exceed a price (the "Limitation Price") that is equal to the lesser of (i) in the case of a deemed exchange for Excess Stock resulting from a transfer, the price paid for such shares in the transfer or, in the case of a deemed exchange for Excess Stock resulting from some other event, the fair market value on the date of the deemed exchange, of the shares deemed exchanged, or (ii) the fair market value of the shares for which such Excess Stock will be deemed to be exchanged on the date of the designation of the transferee (or, in the case of a purchase by the Company, on the date the Company accepts the offer to sell). The shares of Excess Stock so transferred will automatically be deemed reexchanged for the appropriate shares of capital stock. In addition, the Company will have the right to purchase the Excess Stock for a period of 90 days at a price equal to the Limitation Price.

     If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decisions, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

     The Amended & Restated Articles of Incorporation further provide that if any transfer of shares of Capital Stock occurs which, if effective, would result in any person beneficially or constructively owning shares of Capital Stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of Capital Stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole shares) shall be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee shall not acquire any rights in such shares. Shares held by the Trustee shall be issued and outstanding shares of Capital Stock. The intended transferee shall not benefit economically from ownership of any shares held in the Trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to the intended transferee prior to the discovery by the Company that shares of Common Stock have been transferred to the Trustee shall be paid with respect to such shares to the Trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. The Board of Directors may, in their discretion, waive these requirements on owning shares in excess of the ownership limitations.

     Within 20 days of receiving notice from the Company that shares of Capital Stock have been transferred to the Trust, the Trustee shall sell the shares held in the Trust to a person, designated by the Trustee, whose

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

ownership of the shares will not violate the ownership limitations set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the intended transferee and to the Charitable Beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the market price (as defined in the Company's Amended and Restated Articles of Incorporation) of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the Charitable Beneficiary. In addition, shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold shares held in the Trust. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the intended transferee.

     All certificates representing shares of Capital Stock will bear a legend referring to the restrictions described above.

     Every owner of more than five percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.

     Subject to certain limitations, the Board of Directors may increase or decrease the ownership limitations. In addition, to the extent consistent with the REIT provisions of the Code, the Board of Directors may waive the ownership limitations for and at the request of certain purchasers in this Offering or subsequent purchasers.

     The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Capital Stock and Warrants to receive a premium for their shares or Warrants that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of Capital Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Amended and Restated Articles of Incorporation contain such a provision, which eliminates the liability of a director or officer to the Company or its stockholders for money damages to the fullest extent permitted by Maryland law.

     Additionally, the Company's Amended and Restated Articles of Incorporation provide for indemnification of its officers and directors to the fullest extent permitted by the Maryland General Corporation Law (the "Maryland GCL"). The Maryland GCL also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     Unless the corporation's charter provides otherwise, the Maryland GCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland GCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland GCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. A corporation may not indemnify a director unless the proposed indemnification has been authorized for a specific proceeding pursuant to a determination by the board of directors, special counsel (as may be appointed for such purpose) or the stockholders that indemnification is permissible because the director satisfied the requisite standard of conduct. Unless otherwise provided by a corporation's charter, bylaws or board resolution consistent with law, a corporation may not indemnify an officer or any other person unless the proposed indemnification has been authorized for a specific proceeding pursuant to a determination by the board of directors, special counsel (as may be appointed for such purpose) or the stockholders that indemnification is permissible because the officer or such other person satisfied the requisite standard of conduct. The Company expects to enter into indemnification agreements with its officers and directors which will provide for the indemnification of such officers and directors to the fullest extent permitted under Maryland law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CONTROL SHARE ACQUISITIONS

     The Maryland GCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition"have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock owned by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having owned stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

     A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares" (except those for which voting rights have previously been approved) for fair value determined, without regard to absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock, as determined for purposes of such appraisal rights, may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters rights do not apply in the context of "control share acquisitions."

     The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the articles of incorporation or bylaws of the corporation adopted prior to the acquisition of the shares. The Company has adopted a provision in its Bylaws that exempts the Company's shares of Capital Stock from application of the control share acquisition statute. No assurance can be given, however, that such Bylaw provision may not be removed at any time by amendment of the Bylaws.

BUSINESS ACQUISITIONS STATUTES

     Under the Maryland GCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporations shares or an affiliate of the corporation which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the Maryland GCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. No assurance can be given that such provision will not be amended or eliminated at any point in the future with respect to business combinations not involving a purchaser of Units.

TRANSFER AGENT AND REGISTRAR

     American Securities Transfer & Trust Incorporated will initially act as transfer agent and registrar with respect to the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL


     Upon the closing of the Offering, the Company will have outstanding 6,295,807 shares of Common Stock (assuming the over-allotment option is not exercised), 5,000,000 shares of Common Stock reserved for the Warrants (5,750,000 shares if the over-allotment option is exercised) and 150,000 shares of Common Stock (172,500 shares if the over-allotment option is exercised) reserved for the Representative's Warrants. The Units issued in this Offering will be freely tradable immediately after this Offering, and the Warrants and Common Stock issued in this Offering will be freely tradable six months after this Offering, in each case by persons other than "affiliates" of the Company without restriction under the Securities Act, subject to the limitations on ownership set forth in the charter. See "Description of Capital Stock." The Common Stock to be owned by the Founders and ContiFinancial Corporation (collectively, the "Restricted Stock"), will be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold except pursuant to registration under the Securities Act or pursuant to an exemption from registration, including exemptions contained in Rule 144. As described below under "Registration Rights," the Company has granted certain holders registration rights with respect to their Common Stock. See "-- Registration Rights."


     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of Restricted Stock from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquirer or subsequent holder thereof is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of one percent of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, public information requirements and notice requirements. After one year has elapsed since the date of acquisition of Restricted Stock from the Company or from any "affiliate" of the Company, and the acquirer or subsequent holder thereof is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitation, manner of sale, public information or notice requirements.

     Prior to the date of this Prospectus, there has been no public market for the Units. Trading of the Units on the American Stock Exchange is expected to commence effective upon the closing of this Offering. Sales of substantial amounts of Common Stock or Warrants (including shares issued upon the exercise of stock options), or the perception that such sales occur, could adversely affect prevailing market prices of the Units, the Common Stock and Warrants. See "Risk Factors -- Failure to Develop a Trading Market May Result in Depressed Common Stock Price."

     The Company has reserved for issuance an aggregate of 72,925 shares of Common Stock to be issued upon exercise of the stock options granted under the 1996 Stock Option Plan. All of such options have vested and are immediately exercisable. The Company has reserved for issuance an aggregate of 456,667 shares of Common Stock to be issued pursuant to the exercise of Stock Options to be granted under the 1998 Stock Option Plan. All stock options granted pursuant to the 1998 Stock Option Plan will be contingent, with vesting based upon the financial performance of the Company and such other criteria as the Compensation Committee determines to be appropriate. See "Management -- Executive Compensation -- 1998 Stock Option Plan."

     For a description of certain restrictions on transfers of Common Stock held by the Founders, see "Underwriting."

REGISTRATION RIGHTS

     Pursuant to a registration rights agreement, the Company has granted the Founders (except for ContiFinancial Corporation) certain additional registration rights. Under such agreement, the Founders may request, on any two occasions on or after one year after the closing of the Offering, that the Company file a

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

shelf registration on Form S-3 with respect to the number of registrable shares requested by the Founders, with the Company paying all registration expenses in connection with the first such shelf registration and the Founders paying all registration expenses for the second such shelf registration. In addition, in the event the Company proposes to register any of its Securities under the Securities Act, whether for its own account or otherwise, the Founders are entitled to notice of such registration and are entitled to include their registrable shares, subject to certain conditions and limitations.

     Pursuant to a registration rights agreement, the Company has granted ContiFinancial Corporation certain registration rights. Under such agreement, ContiFinancial Corporation may request, on any three occasions after the Offering that the Company register such shares as ContiFinancial Corporation may request, provided that such shares amount to at least five percent of the Company's Common Stock then outstanding and that such request comes at least one year after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering in which ContiFinancial Corporation shall have been entitled to join. In addition, in the event the Company proposes to register any of its Securities under the Securities Act, whether for its own account or otherwise, ContiFinancial Corporation shall be entitled to notice of such registration shall be entitled to include their registrable shares, subject to certain conditions and limitations.

                       FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING DISCUSSION SUMMARIZES THE MATERIAL FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PROSPECTIVE PURCHASER OF UNITS. THIS DISCUSSION IS BASED ON CURRENT LAW. THE FOLLOWING DISCUSSION IS NOT EXHAUSTIVE OF ALL POSSIBLE TAX CONSIDERATIONS. IT DOES NOT GIVE A DETAILED DISCUSSION OF ANY STATE, LOCAL OR FOREIGN TAX CONSIDERATIONS, NOR DOES IT DISCUSS ALL OF THE ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PROSPECTIVE INVESTOR IN LIGHT OF SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES OR TO CERTAIN TYPES OF INVESTORS (INCLUDING INSURANCE COMPANIES, CERTAIN TAX-EXEMPT ENTITIES, FINANCIAL INSTITUTIONS, BROKER/DEALERS, FOREIGN CORPORATIONS AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) SUBJECT TO SPECIAL TREATMENT UNDER FEDERAL INCOME TAX LAWS.

     EACH PROSPECTIVE PURCHASER OF UNITS IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF UNITS, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS OF SUCH PURCHASE, OWNERSHIP AND SALE AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to the Company as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of the Company. However, it is impractical to set forth in this Prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor's purchase of Units. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if certain detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including Mortgage Loans, and that otherwise would be taxed as corporations, with certain limited exceptions, are not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the "double taxation" (at the corporate level and then again at the stockholder level when the income is distributed) that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on Taxable Income that is not currently distributed to its stockholders. See "-- Taxation of the Company."

     The Company intends to elect to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1998.

OPINION OF COUNSEL

     Jeffers, Wilson, Shaff & Falk, LLP, counsel to the Company ("Counsel"), has advised the Company in connection with the Offering of Units and the Company's election to be taxed as a REIT. Based on existing law and certain factual representations made to Counsel by the Company and assuming that the Company operates in the manner described in this Prospectus, in the opinion of Counsel, commencing with the Company's taxable year ending December 31, 1998, RealTrust has been organized in conformity with the requirements for qualification as a REIT under the Code and the Company's proposed method of operation described in this Prospectus and as represented by the Company to Counsel will enable RealTrust to qualify as a REIT. The Company's organization and proposed method of operation described in this Prospectus is the same in all material respects as represented to Counsel. However, whether RealTrust will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by Counsel. Moreover, certain aspects of RealTrust's method of operations have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, Counsel is unable to opine whether RealTrust will in fact qualify as a REIT under the Code in all events. In the opinion of Counsel, the section of the Prospectus entitled "Federal Income Tax Considerations" identifies and fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Units and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Counsel's opinions are based on various assumptions and on the factual representations of RealTrust concerning its business and assets. Accordingly, no assurance can be given that the actual results of RealTrust's operation for any one taxable year will satisfy such requirements. See "-- Termination or Revocation of REIT Status."

     The opinions of Counsel are based upon existing law including the Internal Revenue Code of 1986, as amended, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which is subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect RealTrust or its stockholders.

     In the event that RealTrust does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent that RealTrust would, as a consequence, be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced. See "-- Termination or Revocation of REIT Status."

QUALIFICATION AS A REIT

     To qualify for tax treatment as a REIT under the Code, the Company must meet certain tests which are described immediately below.

  OWNERSHIP OF STOCK

     The Company's shares of stock must be transferable and, for all taxable years after the first taxable year for which a REIT election is made, must be held by a minimum of 100 persons for at least 335 days of a 12 month year (or a proportionate part of a short tax year), and at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the stock of the Company may be owned directly or indirectly by five or fewer individuals. In determining whether the Company's shares are held by five or fewer individuals, the attribution rules of Section 544 of the Code (as modified by the REIT provisions of the Code) apply. For a description of these attribution rules, see "Description of Capital Stock." Failure of the Company to comply with such test may be waived if the failure was unintentional and the Company otherwise complied with the requirements for monitoring stockholders. See "-- Recordkeeping Requirement." The Company's Amended and Restated Articles of Incorporation impose certain transfer restrictions to avoid more than 50% by value of any class of the Company's stock being held by five or fewer individuals (directly or constructively) at any time during the last half of any taxable year. Such transfer restrictions will not cause the stock not to be treated as "transferable" for purposes of qualification as a REIT. The Company intends to satisfy both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT. See "Description of Capital Stock." Even if the Company were to inadvertently violate one of the stock ownership tests, the Company would not lose its status as a REIT for tax purposes provided the Company exercised reasonable diligence in attempting to comply with these requirements. The Company uses the calendar year as its taxable year for income tax purposes.

  NATURE OF ASSETS

     On the last day of each calendar quarter at least 75% of the value of the Company's assets must consist of Qualified REIT Assets, government securities, cash and cash items (the "75% of assets test"). The Company expects that substantially all of its assets, other than the preferred stock of the Company's Taxable Subsidiary, will be "Qualified REIT Assets" or "Qualified Hedges." Qualified REIT Assets include interests in real property, interests in Mortgage Loans secured by real property and interests in REMICs. Qualified Hedges are discussed under "-- Sources of Income -- The 95% Test" below.

     On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer's equity and debt securities may not exceed five percent by value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities. See "Business -- Industry Developments." Pursuant to its compliance guidelines, the Company intends to monitor closely (on not less than a quarterly basis) the purchase and holding of the Company's assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter the Company intends to limit and diversify its ownership of securities of any Taxable Subsidiary of the Company, hedging contracts and other mortgage securities that do not constitute Qualified REIT Assets to less than 25%, in the aggregate, by value of its portfolio, to less than five percent by value as to any single issuer, including the stock of any Taxable Subsidiary of the Company, and to less than 10% of the voting stock of any single issuer (collectively the "25% of assets limits"). If such limits are ever exceeded, the Company intends to take appropriate remedial action to dispose of such excess assets within the 30 day period after the end of the calendar quarter, as permitted under the Code. In order to help maintain compliance with the requirement that it limit the value of the securities of any issuer to less than five percent of the value of the Company's assets, the Company expects to obtain an appraisal report from a qualified independent business appraiser, to ensure that the value of the assets contributed to the Taxable Subsidiary is less than five percent of the gross value of the Company's assets.

     When purchasing mortgage-related securities, the Company may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities (and the income therefrom) constitute Qualified REIT Assets (and income) for purposes of the 75% of assets test (and the source of income tests discussed below). If the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.

  SOURCES OF INCOME

     The Company must meet two separate income-based tests for each year in order to qualify as a REIT.

     1. The 75% Test. At least 75% of the Company's gross income (the "75% of income test") for the taxable year must be derived from the following sources among others: (i) interest (other than interest based in whole or in part on the income or profits of any person) on obligations secured by mortgages on real property or on interests in real property, (ii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's business ("dealer property"), (iii) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property ("foreclosure property"), (iv) income received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property) (for example, commitment fees), (v) rents from real property, and (vi) income attributable to stock or debt instruments acquired with the proceeds from the sale of stock or certain debt obligations ("new capital") of the Company received during the one-year period beginning on the day such proceeds were received ("qualified temporary investment income"). The investments that the Company intends to make (as described under "Business -- Mortgage Investment Portfolio") will give rise primarily to mortgage interest qualifying under the 75% of income test.

     2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of the Company's gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property (the "95% of income test"). Income attributable to assets other than Qualified REIT Assets, such as income from or gain on the disposition of Qualified Hedges, that the Company holds, dividends on non-REIT stock (including any dividends from the Taxable Subsidiary), interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not Qualified REIT Assets or Qualified Hedges will constitute qualified income for purposes of the 95% of income test only, and will not be qualified income for purposes of the 75% of income test. Income from mortgage servicing, loan guarantee fees (or other contracts under which the Company would earn fees for performing services) and hedging (other than from Qualified REIT Assets) will not qualify for either the 95% or 75% of income tests.

Income from Qualified Hedges (including gain on the sale of Qualified Hedges) qualifies for the 95% of income test. The Code defines a Qualified Hedge as a swap, cap or similar financial instrument entered into by a REIT to reduce interest rate risks with respect to debt that the REIT incurred to acquire or carry real estate assets, such as Mortgage Loans. The Company intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income test, the Company intends to limit substantially all of the assets that it acquires (other than the shares of the preferred stock of any Taxable Subsidiary and Qualified Hedges) to Qualified REIT Assets. The policy of the Company to maintain REIT status may limit the type of assets, including hedging contracts, that the Company otherwise might acquire.

     For purposes of determining whether the Company complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from "prohibited transactions." A "prohibited transaction" is one involving a sale of dealer property, other than foreclosure property. Net income from "prohibited transactions" is subject to a 100% tax. See "-- Taxation of the Company."

     The Company intends to maintain its REIT status by carefully monitoring its income, including income from hedging transactions, futures contracts and sales of Mortgage Assets to comply with the 75% of income test and the 95% of income test. See "-- Taxation of the Company" for a discussion of the potential tax cost of the Company's selling certain Mortgage Assets on a regular basis. In order to help insure its compliance with the REIT requirements of the Code, the Company has adopted guidelines the effect of which will be to limit the Company's ability to earn certain types of income, including income from hedging, other than hedging income from Qualified REIT Assets and from Qualified Hedges. See "Business -- Interest Rate Risk Management."

     If the Company fails to satisfy one or both of the 75% or 95% of income tests for any year, it may face either (a) assuming such failure was for reasonable cause and not willful neglect, and a schedule is submitted to the Service setting forth the nature and amount of each item of the Company's gross income qualifying under the 75% or 95% income tests, a 100% tax on the greater of the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses or (b) loss of REIT status. There can be no assurance that the Company will always be able to maintain compliance with the gross income tests for REIT qualification despite the Company's periodic monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.

  DISTRIBUTIONS

     The Company must distribute to its stockholders on a pro rata basis each year an amount equal to (i) 95% of its Taxable Income before deduction of dividends paid and excluding net capital gain, plus (ii) 95% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less (iii) any "excess noncash income' (the "95% distribution test"). See "Dividend Policy and Distributions." The Company intends to make distributions to its stockholders in amounts sufficient to meet this 95% distribution requirement. Such distributions must be made in the taxable year to which they relate, or during January of the subsequent taxable year when declared during the last quarter of such taxable year and payable to shareholders of record on a specified date during such quarter, or, if declared before the timely filing of the Company's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year. A nondeductible excise tax, equal to four percent of the excess of such required distributions over the amounts actually distributed will be imposed on the Company for each calendar year to the extent that the sum of the dividends paid during the year (or declared during the last quarter of the year and paid during January of the succeeding year) and any tax imposed on the REIT taxable income or capital gains of the Company is less than the sum of (i) 85% of the Company's "ordinary income," (ii) 95% of the Company's capital gain net income, and (iii) income not distributed in earlier years.

     If the Company fails to meet the 95% distribution test as a result of an adjustment to the Company's tax returns by the Service, the Company by following certain requirements set forth in the Code, may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. The Company would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file timely tax returns.

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. The Company will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. The Company intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis in each year. See "Dividend Policy and Distributions." If the Company recognizes net income at a time when its cash receipts from Mortgage Assets are subject to the claims of creditors, such as counterparties on reverse repurchase agreements, the Company may be compelled to borrow to distribute dividends and avoid the imposition of corporate level tax.

     In addition, the Company will also be subject to a tax of 100% of net income from any prohibited transaction and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. The Company may be subject to the alternative minimum tax on certain items of tax preference.

     If the Company acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, the Company may elect to treat such real property as "foreclosure property." Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. The Company will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired.

     The Company will finance Mortgage Loans and sell such Mortgage Loans through one or more Taxable Subsidiaries. However, if the Company itself were to sell such Mortgage Assets on a regular basis, there is a substantial risk that they would be deemed "dealer property" and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. The Taxable Subsidiary will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs, rather, it will be subject to tax on such income at regular corporate rates. See "Business -- Industry Developments" for a discussion of the possible effect of a recent proposal, if enacted, on such proposed activities of the Company.

     The Company will also be subject to the nondeductible four percent excise tax discussed above if it fails to make timely dividend distributions for each calendar year. See "-- Qualification as a REIT -- Distributions." The Company intends to declare its fourth regular annual dividend during the final quarter of the year and to make such dividend distribution no later than thirty-one (31) days after the end of the year in order to avoid imposition of the excise tax. Such a distribution would be taxed to the stockholders in the year that the distribution was declared, not in the year paid. Imposition of the excise tax on the Company would reduce the amount of cash available for distribution to the Company's stockholders.

TAXATION OF TAXABLE SUBSIDIARY

     The Company may cause the creation and sale of Mortgage Assets or conduct certain hedging activities through one or more Taxable Subsidiaries. The Company and one or more persons or entities will own all of the capital stock of such Taxable Subsidiary. In order to ensure that the Company will not violate the prohibition on ownership of more than 10% of the voting stock of a single issuer and the prohibition on investing more than five percent of the value of its assets in the stock or securities of a single issuer, the Company will own only shares of nonvoting preferred stock of the Taxable Subsidiary and will not own any of the Taxable Subsidiary's common stock. The Company will monitor the value of its investment in the Taxable Subsidiary on a quarterly basis to limit the risk of violating any of the tests that comprise the 25% of assets limits. In addition, the dividends that the Taxable Subsidiary pays to the Company will not qualify as income from Qualified REIT Assets for purposes of the 75% of income test, and in all events would have to be limited, along with the Company's other interest, dividends, gains on the sale of securities, hedging income, and other income not derived from Qualified REIT Assets to less than 25 percent of the Company's gross revenues in each year. Before the Company forms any such Taxable Subsidiary, the Company intends to obtain an opinion of counsel to the effect that the formation and contemplated operation of such a corporation will not cause the Company to fail the REIT asset and income tests. See "-- Qualification as a REIT -- Nature of Assets" and "-- Qualification as a REIT -- Sources of Income." The Taxable Subsidiary will not elect REIT status, will be subject to income taxation on its net earnings and will generally be able to distribute only its net after-tax earnings to its stockholders, including the Company, as dividend distributions. If the Taxable Subsidiary creates a taxable mortgage pool, such pool itself will constitute a separate taxable subsidiary of the Taxable Subsidiary. The Taxable Subsidiary would be unable to offset the income derived from such a taxable mortgage pool with losses derived from any other activities.


TERMINATION OR REVOCATION OF REIT STATUS

     The Company's election to be treated as a REIT will be terminated automatically (i) if the Company fails to meet the requirements described above or (ii) if the President's 1999 Budget Plan is adopted, as presently proposed. See "Risk Factors." In that event, the Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless all of the following relief provisions apply: (i) the Company did not willfully fail to file a timely return with respect to the termination taxable year, (ii) inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and
(iii) the Company establishes that failure to meet requirements was due to reasonable cause and not willful neglect. The Company may also voluntarily revoke its election, although it has no intention of doing so, in which event the Company will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders of the Company with respect to any year in which the Company fails to qualify as a REIT would not be deductible by the Company nor would they be required to be made. Failure to qualify as a REIT would result in the Company's reduction of amounts available for distribution to its stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, the Company later qualifies and elects to be taxed as a REIT again, the Company could face significant adverse tax consequences.

TAXATION OF THE COMPANY'S STOCKHOLDERS

  GENERAL

     For any taxable year in which the Company is treated as a REIT for federal income tax purposes, amounts distributed by the Company to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by the Company as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.

     Additionally, the Company may elect to retain and pay taxes on all or a portion of its net long-term capital gains for any taxable year, in which case, the stockholders would include in their income as long-term capital gains their proportionate share of such undistributed capital gains. The stockholders would be treated as having paid their proportionate share of any taxes paid by the Company on any undistributed capital gains, which proportionate amounts would be credited or refunded to the stockholders.

     Distributions of the Company will not be eligible for the dividends received deduction for corporations. Stockholders may not deduct any net operating losses or capital losses of the Company.

     Any loss on the sale or exchange of shares of the stock of the Company held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received, or undistributed capital gains treated as received, on the stock held by such stockholders.

     If the Company makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder's shares until the tax basis is zero. Such distributions in excess of the tax basis will be taxable as gain realized from the sale of the Company's shares.

     The Company (exclusive of its Taxable Subsidiary) does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a Tax-Exempt Entity, the excess inclusion income is fully taxable as UBTI. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a Taxable Subsidiary is not passed through to stockholders of the Company. Potential investors, and in particular Tax Exempt Entities, are urged to consult with their tax advisors concerning this issue.

     The Company intends to finance the acquisition of Mortgage Assets by entering into reverse repurchase agreements, which are essentially loans secured by the Company's Mortgage Assets. The Company expects to enter into master repurchase agreements with secured lenders known as "counterparties." Typically, such master repurchase agreements have cross-collateralization provisions that afford the counterparty the right to foreclose on the Mortgage Assets pledged as collateral. If the Service were to successfully take the position that the cross-collateralization provisions of the master repurchase agreements result in the Company having issued debt instruments (the reverse repurchase agreements) with differing maturity dates secured by a pool of Mortgage Loans, a portion of the Company's income could be characterized as "excess inclusion income." Counsel has advised the Company that it is more likely than not that the cross-collateralization provisions of the master repurchase agreements will not cause the Company to realize excess inclusion income. Nevertheless, in the absence of any definitive authority on this issue, Counsel cannot give complete assurance.

     The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid by the Company on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

  WARRANTS

     Upon the exercise of a Warrant, a holder will not recognize gain or loss and will have a tax basis in the Common Stock received equal to the tax basis in such holder's Warrant plus the exercise price thereof. The holding period for the Common Stock purchased pursuant to the exercise of a Warrant will begin on the day following the date of exercise and will not include the period that the holder held the Warrant.

     Upon a sale or other disposition of a Warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder's tax basis in the Warrant. Such a gain or loss will be long-term if the holding period is more than one year. In the event that a Warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the Warrant. Such loss will be long-term if the Warrant has been held for more than one year.

  ADJUSTMENTS TO EXERCISE PRICE OF THE WARRANTS

     Adjustments in the Exercise Price (or the failure to make such adjustments) pursuant to the anti-dilution provisions of the Warrants or otherwise may result in constructive distributions to the holder of Warrants that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a holder of Warrants could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

TAXATION OF TAX-EXEMPT ENTITIES

     In general, a Tax-Exempt Entity that is a stockholder of the Company is not subject to tax on distributions. The Service has ruled that amounts distributed by a REIT to an exempt employees' pension trust do not constitute UBTI and thus should be nontaxable to such a Tax-Exempt Entity. Based on that ruling, but subject to the discussion of excess inclusion income set forth under the heading "Taxation of the Company's Stockholders," Counsel is of the opinion that indebtedness incurred by the Company in connection with the acquisition of real estate assets such as Mortgage Loans will not cause dividends of the Company paid to a stockholder that is a Tax-Exempt Entity to be UBTI, provided that the Tax-Exempt Entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code. Under certain conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of the Company's stock, a portion of the dividends on such stock could be treated as UBTI.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20), respectively, income from an investment in the Company, including gain realized on the sale of such an investment, will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in the Company. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these "set aside" and reserve requirements.

FOREIGN INVESTORS

     The preceding discussion does not address the federal income tax consequences to foreign investors (non-resident aliens and foreign corporations as defined in the Code) of an investment in the Company. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of the Company's stock. Foreign investors in the Company should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of the Company's stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors unless reduced or eliminated by an income tax treaty between the United States and the foreign investor's country. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with the Company in order to claim such treatment.

RECORDKEEPING REQUIREMENT

     A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares (e.g., if the Company has over 200 but fewer than 2,000 stockholders of record, from persons holding one percent or more of the Company's outstanding shares of stock and if the Company has 200 or fewer stockholders of record, from persons holding 1/2% or more of the stock) regarding their ownership of shares. The Company must maintain, as part of the Company's records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth their actual stock ownership and other information. The Company intends to maintain the records and demand statements as required by these regulations.

BACKUP WITHHOLDING

     The Code imposes a modified form of "backup withholding" for payments of interest and dividends. This withholding applies only if a stockholder, among other things, (i) fails to furnish the Company with a properly certified taxpayer identification number, (ii) furnishes the Company with an incorrect taxpayer identification number, (iii) fails properly to report interest or dividends from any source, or (iv) under certain circumstances fails to provide the Company or the stockholder's securities broker with a certified statements, under penalty of perjury, that he or she is not subject to backup withholding.

     The backup withholding rate is 31% of "reportable payments," which include the Company's dividends. Stockholders should consult their tax advisors as to the procedure for insuring that Company distributions to them will not be subject to backup withholding.

     The Company will report to its stockholders and the Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

RECENT LEGISLATIVE PROPOSALS


     The President's 1999 Budget Plan, as presented to Congress on February 2, 1998, contains several provisions which affect REITs. One such provision, if enacted, could have a potential adverse effect on the way that the Company intends to operate its mortgage conduit operations. That provision would prohibit the ownership by a REIT of more than 10% the stock of another corporation, by vote or value. The rules currently in place for qualification as a REIT limit (i) a REIT to owning less than 10% of the outstanding voting securities of another corporation and (ii) the value of a REIT's ownership of the securities of any one issuer to less than five percent of the value of the REIT's assets. (See "Qualification as a REIT -- Nature of Assets" above). By limiting a REIT's ownership of the securities of another corporation to 10% of the value of the issuing corporation, the proposal, if enacted, could cause the Company to have to divest itself of most of the preferred stock of the Taxable Subsidiary that the Company currently owns. In such an event the Company would not receive the dividends that the Company expects to earn from the Taxable Subsidiary, which could have a material adverse effect on the Company's net profits after such divestiture. If that proposal is enacted in substantially the form proposed, the Company would originate and acquire only those Mortgage Loans that it intends to retain for investment. See "Business -- Industry Developments" for a more detailed discussion of the budget proposal.


STATE AND LOCAL TAXES

     State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, prospective stockholders should consult their tax advisers concerning the state and local tax consequences of an investment in the Company's stock.

ERISA CONSIDERATIONS

     In considering an investment in the Common Stock of the Company, a fiduciary of a profit-sharing, pension stock bonus plan, or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to prohibited transaction provisions of the Code or the fiduciary responsibility provisions of ERISA (an "ERISA Plan") should consider (a) whether the ownership of Common Stock is in accordance with the documents and instruments governing such ERISA Plan, (b) whether the ownership of Common Stock is consistent with the fiduciary's responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA, (c) ERISA's prohibitions in improper delegation of control over, or responsibility for, "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary, and (d) the need to value the assets of the ERISA Plan annually.

     In regard to the "plan assets" issue noted in clause (c) above, Counsel is of the opinion that, effective as of the date of the closing of this Offering and the listing of the shares of Common Stock on the American Stock Exchange, and based on certain representations of the Company, the Common Stock should qualify as a "publicly-offered security," and, therefore, the acquisition of such Common Stock by ERISA Plans should not cause the Company's assets to be treated as assets of such investing ERISA Plans for purposes of the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Code. Fiduciaries of ERISA Plans and IRA's should consult with and rely upon their own advisors in evaluating the consequences under the fiduciary provisions of ERISA and the Code of an investment in Common Stock in light of their own circumstances.

                                  UNDERWRITING

     Under the terms of and subject to the conditions contained in the underwriting agreement (the "Underwriting Agreement") between the Company and the Underwriters named below (the "Underwriters"), for whom Stifel, Nicolaus & Company, Incorporated is acting as representative (the "Representative"), the Underwriters have severally agreed to purchase from the Company and the Company has agreed to sell to the Underwriters severally the respective number of Units set forth opposite its name below:


                                                              NUMBER OF UNITS
                                                                   TO BE
                        UNDERWRITER                              PURCHASED
                        -----------                           ---------------
Stifel, Nicolaus & Company, Incorporated....................

          Total.............................................     5,000,000
                                                                 =========


     In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Units being sold pursuant to the Underwriting Agreement (other than those covered by the over-allotment option described below). In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has been advised by the Representative that the Underwriters propose to offer the Units in part to the public at the Price to Public set forth on the cover page of this Prospectus, and in part to certain securities dealers (who may include Underwriters) at such price less a concession not in
excess of $     per Unit, and that the Underwriters and such dealers may reallow
to certain dealers, a discount not in excess of $     per Unit. After
commencement of the public offering, the Price to Public, concessions to selected dealers and the discount to other dealers may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase, at the Price to Public less the underwriting discount set forth on the cover page of this Prospectus, up to 750,000 additional Units. The Underwriters may exercise such option only to cover over-allotments, if any, made in connection with the Offering of the Units offered hereby. To the extent the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such option Units as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company and certain of its affiliates have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Federal securities laws, or to contribute to payments which the Underwriters may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company, the Founders and ContiFinancial Corporation have agreed with the Underwriters that, for a period of one year following the closing of the Offering, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares without the prior written consent of the Representatives. See "Shares Eligible For Future Sale."

     The Company has agreed to grant to the Representative warrants to purchase 150,000 (172,500 if the over-allotment option is exercised) shares of Common Stock at an exercise price equal to the Price to Public of the Units (the "Representative's Warrants"). The Representative's Warrants are exercisable for a period of three years beginning six months after the initial closing of the Offering. The Representative's Warrants and, if exercised, the underlying securities, may not be sold, transferred, assigned, pledged or hypothecated for a period of one year following the effective date of the Offering except to any officer or partner of a Representative or by operation of law. The Representative's Warrants contain anti-dilution provisions providing for appropriate adjustment upon the occurrence of certain events. See "Description of Capital Stock."



     The Representative has informed the Company that it does not expect the Underwriters to confirm sales of Units offered by this Prospectus to any accounts over which they exercise discretionary authority.



     The Company intends to apply for listing of the Units, the Warrants and the Common Stock on the American Stock Exchange. See "Prospectus Summary -- The Offering."


     Prior to the closing of the Offering, there has been no public market for the Units. Accordingly, the Price to Public for the Units has been determined by negotiations between the Company and the Representative. Among the factors which were considered in determining the Price to Public were the Company's future prospects, the experience of its management, the economic condition of the financial services industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

     The Price to Public set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Units. Such price is subject to change as a result of market conditions and other factors and no assurance can be given that the Units can be resold at the Price to Public of the Units after the closing of this Offering.


     Until the distribution of the Units is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Units. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the prices of the Units. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such securities. If the Underwriters create a short position in the Units in connection with this Offering, i.e., if they sell a greater number of Units than is set forth in the cover page of this Prospectus, then the Lead Underwriters may reduce that short position by purchasing Units in the open market. The Representative may also elect to reduce any short position by exercising all or part of the over-allotment option described herein. The Representative may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases Units in the open market to reduce the Underwriters' short position or to stabilize the price of the Units, it may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those securities as part of the Offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. These transactions may be effected on the American Stock Exchange or otherwise. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Units. In addition, neither the Company nor any of the Underwriters makes any representation that the Representative will engage in such transactions, or that such transactions, once commenced, will not be discontinued without notice.


                                 LEGAL MATTERS

     The validity of the Securities offered hereby and certain tax matters will be passed on by Jeffers, Wilson, Shaff & Falk, LLP, Irvine, California. Christopher A. Wilson, Esq. and Michael E. Shaff, Esq., partners of Jeffers, Wilson, Shaff & Falk, LLP, have been granted options to purchase 2,700 and 1,080 shares of Common

Stock, respectively. Certain legal matters will be passed upon for the Underwriters by O'Melveny & Myers LLP, San Francisco, California.

                                    EXPERTS

     The balance sheet of RealTrust Asset Corporation as of April 1, 1998 and financial statements of CMG Funding Corp. (formerly Continental Mortgage Group, L.C.) as of December 31, 1997 and 1996, and for the year ended December 31, 1997 and the period from February 7, 1996 (date of inception) to December 31, 1996, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Units offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission in Washington, D.C. and may be obtained at rates prescribed by the Commission upon request to the Commission and inspected, without charge, at the offices of the Commission. Prior to the Offering, the Company has not been required to file reports under the Exchange Act. However, following the closing of this Offering, the Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy, information statements and other information regarding registrants that file electronically with the Commission. The Web site is located at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respect by such reference.

                                    GLOSSARY

     As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

     "Affiliated Person" means of any entity: (i) any person directly or indirectly owning, controlling, or holding with the power to vote, five percent or more of the outstanding securities of such entity; (ii) any person five percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such entity; (iii) any person directly or indirectly controlling, controlled by, or under common control with, such entity; or (iv) any officer, director or employee of such entity or any person set forth in (i), (ii) or (iii) above. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of any entity shall be presumed to control such entity. Any person who does not so own more than twenty-five percent (25%) of the voting securities of any entity shall be presumed not to control such entity. A natural person shall be presumed not to be a controlled entity.

     "Agency" means FNMA, FHLMC or GNMA.

     "Agency Certificates" means pass-through certificates guaranteed by FNMA, FHLMC or GNMA.

     "ARM" means a Mortgage Loan (including any Mortgage Loan underlying a Mortgage Security) that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

     "Beneficial Owner" means any actual purchaser of a Warrant.

     "CAG" means Capital Allocation Guidelines.

     "Capital Stock" means the shares of capital stock issuable by the Company under its Amended and Restated Articles of Incorporation, and includes Common Stock and preferred stock.

     "Capstone" means Capstone Investments, Inc., a Nevada corporation.

     "Charitable Beneficiary" means one or more charitable beneficiaries for the exclusive benefit of which Capital Stock is transferred, where absent such transfer the intended transferee of such Capital Stock would beneficially or constructively own more than a 9.8% interest in any tenant of the Company.

     "CMO" or "Collateralized Mortgage Obligations" means adjustable or short-term fixed-rate debt obligations (bonds) that are collateralized by Mortgage Loans and issued by private institutions or issued or guaranteed by GNMA, FNMA or FHLMC.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitments" means commitments issued by the Company which will obligate the Company to purchase Mortgage Assets from the holders of the commitment for a specified period of time, in a specified aggregate principal amount and at a specified price.

     "Common Stock" means one share of the Company common stock, par value
$.001.

     "Company" means RealTrust Asset Corporation, a Maryland corporation, and includes any subsidiaries thereof when the context otherwise requires.

     "ContiFinancial Corporation" means ContiFinancial Corporation and each of its affiliates, including ContiMortgage Corporation, ContiTrade Services L.L.C., and ContiFinancial Services Corporation.

     "Direct Participant" means Participants which are securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     "DRP" means a Dividend Reinvestment Plan the Company intends to adopt following this Offering.

     "DTC" means the Depository Trust Company.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Plan" or "Plan" means a pension, profit-sharing, retirement or other employee benefit plan which is subject to ERISA.

     "excess inclusion income" means income recognized by the holder of a REMIC residual (or a residual from a taxable mortgage pool) which exceeds 120% of the long-term applicable federal interest rate.

     "Excess Shares" means the number of shares of Capital Stock of the Company held by any person or group of persons in excess of 9.8% of the outstanding shares.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exercise Price" means the price equal to the Price to Public.

     "Expiration Date" means the date and time after which the Warrants are no longer exercisable or 5:00 p.m. Eastern Time on the third anniversary of the date the Warrants first become exercisable.

     "FHA" means the United States Federal Housing Administration.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "First Lien Mortgage Loans" means Mortgage Loans secured by first mortgages or deeds of trust.

     "FNMA" means the Federal National Mortgage Association.

     "Formation Transaction" means the transactions and actions to be taken by the Company prior to this Offering.

     "Founders" means the stockholders of the Taxable Subsidiary prior to this Offering, excluding ContiFinancial Corporation. The Founders are John D. Fry, Terry L. Mott, William J. Reed, Shauna L. Reimann, Patrick W. Craghan, David and Sara Ferradino, Kent G. Bills and Brenda Colson.

     "GAAP" means generally accepted accounting principles.

     "GNMA" means the Government National Mortgage Association.

     "HUD" means the Department of Housing and Urban Development.

     "Independent Directors" means a director of the Company who is not an officer or employee of the Company or any affiliate or subsidiary of the Company.

     "Indirect Participants" means Participants which are securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.

     "Investment Company Act" means the Investment Company Act of 1940, as amended.

     "IOs" means interest only Mortgage Securities.

     "IRAs" means Individual Retirement Accounts.

     "ISOs" means qualified incentive stock options granted under the Stock Option Plan which meet the requirements of Section 422 of the Code.

     "Keogh Plans" means H.R. 10 Plans.

     "LIBOR" means London Inter-Bank Offered Rate.

     "Limitation Price" means the price for which any holder of Excess Stock may designate a transferee of such Excess Stock, which price is equal to the lesser of (i) in the case of a deemed exchange for Excess Stock resulting from a transfer, the price paid for such shares in the transfer or, in the case of a deemed exchange for Excess Stock resulting from some other event, the fair market value on the date of the deemed exchange, of the shares deemed exchanged, or (ii) the fair market value of the shares for which such Excess Stock will be deemed to be exchanged on the date of the designation of the transferee (or, in the case of a purchase by the Company, on the date the Company accepts the offer to sell).

     "LTV" means loan-to-value ratio which is the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

     "Maryland GCL" means the Maryland General Corporation Law as in effect on the date hereof, or as subsequently amended and revised.

     "Mortgage Assets" means (i) Mortgage Loans and (ii) Mortgage Securities.

     "Mortgage Loans" means mortgage loans which are secured by mortgages or deeds of trust on single-family (one to four unit) residences, and includes Subprime Mortgage Loans and Prime Mortgage Loans.

     "Mortgage Securities" means CMOs and securities (or interests therein) which are Qualified REIT Assets evidencing undivided ownership interests in a pool of Mortgage Loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying Mortgage Loans in accordance with the holders' respective, undivided interests in the pool.

     "Ownership Limit" means 9.8% of the outstanding shares of each class of stock, as may be increased or reduced by the Board of Directors of the Company.

     "Participants" means participants in the DTC.

     "POs" means principal only Mortgage Securities.

     "Post-closing Transactions" means the transaction and actions to be taken by the Company subsequent to this Offering.

     "Prime Mortgage Loans" means Mortgage Loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single-family (one to four units) residences.


     "Purchase Agreement" means the Mortgage Loan Purchase Agreement between the Company and the Taxable Subsidiary.


     "Qualified Hedge" means a hedging contract that has each of the following attributes: (a) a financial instrument; (b) entered into by the Company to hedge any variable rate indebtedness of the Company incurred or to be incurred to acquire or carry real estate assets; (c) the Company will not treat as a Qualified Hedge any hedging instrument acquired to hedge an asset of the Company; and (d) the Company will only treat as a Qualified Hedge a hedging instrument acquired to hedge a variable rate indebtedness secured by a variable rate asset that itself is subject to periodic or lifetime interest rate caps, or a variable rate indebtedness that is subject to a different interest rate index from that of the Company's asset securing such variable rate indebtedness.

     "Qualified REIT Assets" means pass-through certificates, Mortgage Loans, Agency Certificates and other assets of the type described in Code Section 856(c)(5)(B).

     "Qualified REIT Subsidiary" means a corporation whose stock is entirely owned by the REIT. The income and assets of a Qualified REIT Subsidiary are treated as those of the Company for tax purposes.

     "Qualifying Interests" means "mortgages and other liens on and interests in real estate," as defined in Section 3(c)(5)(C) under the Investment Company Act.

     "RealTrust" means RealTrust Asset Corporation, a newly formed Maryland corporation.

     "REIT" means Real Estate Investment Trust as defined under Section 856 of the Code.

     "REMIC" means Real Estate Mortgage Investment Conduit as defined under
Section 860D of the Code.

     "Representative" means Stifel, Nicolaus & Company, Incorporated.

     "Representative's Warrants" means the Warrants to purchase 150,000 shares of Common Stock (172,500 shares if the over-allotment option is exercised) granted to the Representative.

     "Reverse Repurchase Agreement" means a borrowing device evidenced by an agreement to sell securities or other assets to a third-party and a simultaneous agreement to repurchase them at a specified future date and price, the price difference constituting the interest on the borrowing.

     "Second Lien Mortgage Loans" means Mortgage Loans secured by second mortgages or deeds of trust.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Strategic Alliance" means the certain strategic alliance between the Company and ContiFinancial Corporation.

     "Subordinated Mortgage Securities" means a class of Mortgage Securities that is subordinated to one or more of classes of Mortgage Securities, all of which classes share the same collateral.

     "Subprime Mortgage Loans" means Mortgage Loans that do not conform to one or more underwriting criteria of FHLMC and FNMA (other than the mortgage loan limits) for participation in one or more of such agencies' mortgage loan programs, and may also exceed the maximum loan limits

     "Tax-Exempt Entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh Plans, bank commingled trust funds for such plans, IRAs and other similar entities intended to be exempt from Federal income taxation.

     "Taxable Income" means for any year the taxable income of the Company for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in Section 857 of the Code.

     "Taxable Subsidiary" means CMG Funding Corp., a Delaware corporation.

     "UBTI" means "unrelated trade or business income" as defined in Section 512 of the Code.

     "Unit" means one share of Common Stock and one Warrant.

     "Warrant" means a warrant to purchase one share of Common Stock at the Price to Public, and included in the Unit.

     "Warrant Agent" means the warrant agent named in the Warrant Agreement, which initially shall be the American Securities Transfer & Trust Incorporated.

     "Warrant Agreement" means the warrant agreement pursuant to which the Warrants will be issued.

     "Warrant Share" means a Warrant to purchase one share of Common Stock.

                   TABLE OF CONTENTS TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
REALTRUST ASSET CORPORATION
Independent Auditors' Report................................   F-2
  Balance Sheet as of April 1, 1998.........................   F-3
  Note to Balance Sheet.....................................   F-4
CMG FUNDING CORP.
Independent Auditors' Report................................   F-5
Financial Statements as of December 31, 1997 and 1996 and
  for the year ended December 31, 1997 and the period from
  February 7, 1996 (date of inception) to December 31, 1996:
  Balance Sheets............................................   F-6
  Statements of Operations..................................   F-7
  Statements of Stockholders' Equity........................   F-8
  Statements of Cash Flows..................................   F-9
  Notes to Financial Statements.............................  F-10
Unaudited Financial Statements as of March 31, 1998 and for
  the three months ended March 31, 1998 and 1997:
  Balance Sheet (unaudited).................................  F-20
  Statements of Operations (unaudited)......................  F-21
  Statements of Cash Flow (unaudited).......................  F-22
  Note to Financial Statements..............................  F-23

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
RealTrust Asset Corporation

     We have audited the accompanying balance sheet of RealTrust Asset Corporation as of April 1, 1998 (date of inception). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of RealTrust Asset Corporation as of April 1, 1998, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP
Salt Lake City, Utah
May 4, 1998

                          REALTRUST ASSET CORPORATION

                                 BALANCE SHEET

                                 APRIL 1, 1998

                                     ASSETS

Cash........................................................    $1,000
                                                                ======

                         STOCKHOLDERS' EQUITY
Class A Convertible Preferred Stock, par value $.001;
  1,263,472 shares authorized;
  no shares issued and outstanding..........................    $   --
Class B Redeemable Preferred Stock, par value $.001; 410,581 shares authorized;
  no shares issued and outstanding..........................        --
Common Stock, par value $.001; 2,810,455 shares authorized;
  66 shares issued and outstanding..........................        --
Additional paid-in capital..................................     1,000
                                                                ------
                                                                $1,000
                                                                ======

                 See accompanying note to balance sheet at F-4.

                          REALTRUST ASSET CORPORATION

                             NOTE TO BALANCE SHEET

                                 APRIL 1, 1998

BUSINESS DESCRIPTION

     RealTrust Asset Corporation (the "Company") was incorporated in the state of Maryland on April 1, 1998. The Company's business activities will consist of
(i) investing in Mortgage Loans acquired from CMG Funding Corp. and independent mortgage brokers and banks; (ii) investing in Mortgage Securities, and (iii) owning preferred stock investment in CMG Funding Corp., which it will account for on the equity basis of accounting. The Company will operate in a manner that permits it to elect, and intends to elect, REIT status for Federal income tax purposes. The Company intends to distribute at least 95% or more of its taxable income to its holders of Common Stock on a quarterly basis each year so as to comply with the REIT provisions of the Internal Revenue Code.

     In connection with its formation, the Company has filed a registration statement for the sale of 5,000,000 units. Each unit consists of one share of Common Stock, par value $.001 per share, and one Common Stock Purchase Warrant. There has been no public market for the Units and the Company has not yet commenced operations. Upon the closing of the Offering of the Units, the Company will use substantially all of the net proceeds of the Offering to provide funding for investing in Mortgage Loans and Mortgage Securities.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CMG Funding Corp.:

     We have audited the accompanying balance sheets of CMG Funding Corp. (formerly Continental Mortgage Group, L.C.) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997 and the period from February 7, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CMG Funding Corp. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from February 7, 1996 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP
Salt Lake City, Utah
March 10, 1998

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $   708,962        272,308
Mortgage loans held for sale................................   54,451,067     24,147,713
Receivables.................................................    1,379,878        120,731
Furniture, fixtures, and equipment, net.....................    1,325,969        500,570
Other real estate owned.....................................           --        147,740
Deposits....................................................       86,549         56,762
Restricted cash.............................................       56,478         90,009
Organization costs, net of accumulated amortization of
  $6,824 at December 31, 1997 and $2,573 at December 31,
  1996......................................................       38,669         16,105
Prepaid expense.............................................      500,174          6,114
Other assets................................................      319,557             --
                                                              -----------    -----------
                                                              $58,867,303     25,358,052
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $   377,110        207,442
Accrued interest and other liabilities......................      796,376        536,026
Warehouse and revolving working capital lines of credit.....   55,603,021     23,996,471
Notes payable...............................................      188,690        250,000
Obligations under capital leases............................      366,687        233,982
Dividends payable...........................................       73,188             --
                                                              -----------    -----------
          Total liabilities.................................   57,405,072     25,223,921
Stockholders' equity:
  Class A convertible preferred stock, $.001 par value.
     1,268,950 shares authorized, 1,263,472 issued, and
     outstanding............................................        1,263             --
  Common stock, $.001 par value. 2,609,407 shares
     authorized, 1,546,983 issued, and outstanding..........        1,547             --
Additional paid-in capital..................................    2,953,493             --
  Members' capital..........................................           --      1,439,997
  Accumulated deficit.......................................   (1,494,072)    (1,305,866)
                                                              -----------    -----------
          Total stockholders' equity........................    1,462,231        134,131
                                                              -----------    -----------
                                                              $58,867,303     25,358,052
                                                              ===========    ===========

                See accompanying notes to financial statements.

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                            STATEMENTS OF OPERATIONS
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

                                                                 1997           1996
                                                              -----------    -----------
Revenues:
  Interest..................................................  $ 3,756,870        621,601
  Gain-on-sale of mortgage loans, net.......................    5,967,647        446,771
  Mortgage servicing fees...................................       38,826             --
  Other.....................................................      269,248         92,063
                                                              -----------    -----------
                                                               10,032,591      1,160,435
                                                              -----------    -----------
Expenses:
  Salaries and employee benefits............................    4,474,357        390,018
  General operating.........................................    4,313,236      1,285,156
  Interest..................................................    2,965,685        731,519
  Other.....................................................       53,624         59,608
                                                              -----------    -----------
                                                               11,806,902      2,466,301
                                                              -----------    -----------
          Net loss..........................................  $(1,774,311)    (1,305,866)
                                                              ===========    ===========

                See accompanying notes to financial statements.

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

                                CLASS A
                              CONVERTIBLE             ADDITIONAL                                  TOTAL
                               PREFERRED    COMMON     PAID-IN      MEMBERS'    ACCUMULATED   STOCKHOLDERS'
                                 STOCK       STOCK     CAPITAL      CAPITAL       DEFICIT        EQUITY
                              -----------   -------   ----------   ----------   -----------   -------------
Balances at February 7, 1996
  (date of inception).......    $   --          --            --           --            --             --
Members' capital
  contribution..............        --          --            --    1,562,664            --      1,562,664
Members' withdrawals........        --          --            --     (122,667)           --       (122,667)
Net loss....................        --          --            --           --    (1,305,866)    (1,305,866)
                                ------       -----    ----------   ----------   -----------    -----------
Balances at December
  31,1996...................        --          --            --    1,439,997    (1,305,866)       134,131
Transfer of Continental
  Mortgage Group L.C.
  accumulated deficit at
  March 7, 1997 (see note
  1)........................        --          --    (1,833,694)          --     1,833,694             --
Conversions of members'
  capital to Class A
  convertible preferred
  stock (600,774 shares) and
  common stock (1,000,100
  shares)...................       601       1,000     1,438,396   (1,439,997)           --             --
Issuance of Class A
  convertible preferred
  stock (252,117 shares)....       252          --       499,748           --            --        500,000
Conversion of subordinated
  debt to common stock
  (546,883 shares)..........        --         547       849,453           --            --        850,000
Conversion of $2,000,000
  revolving working capital
  line of credit to Class A
  convertible preferred
  stock (410,581 shares)....       410          --     1,999,590           --            --      2,000,000
Cumulative dividend -- Class
  A convertible preferred
  stock.....................        --          --            --           --      (247,589)      (247,589)
Net loss....................        --          --            --           --    (1,774,311)    (1,774,311)
                                ------       -----    ----------   ----------   -----------    -----------
Balances at December 31,
  1997......................    $1,263       1,547     2,953,493           --    (1,494,072)     1,462,231
                                ======       =====    ==========   ==========   ===========    ===========

                See accompanying notes to financial statements.

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                            STATEMENTS OF CASH FLOWS
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996


                                                                  1997            1996
                                                              -------------   -------------
Cash flows from operating activities:
  Net loss..................................................  $  (1,774,311)  $  (1,305,866)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................        248,395          54,283
    Proceeds from mortgage loans held for sale..............    462,824,615     148,300,974
    Increase in mortgage loans held for sale................   (487,160,322)   (172,174,656)
    Gain on sales of mortgage loans, net....................     (5,967,647)       (446,771)
    Write-down of other real estate owned...................             --          25,000
    Gain on sale of other real estate owned.................         (8,874)             --
    Changes in operating assets and liabilities:
       Increase in receivables..............................     (1,259,147)       (120,731)
       Increase in deposits.................................        (29,787)        (56,762)
       Decrease (increase) in restricted cash...............         33,531         (90,009)
       Increase in organization costs.......................        (42,310)        (18,678)
       Increase in prepaid expense..........................       (494,060)         (6,114)
       Increase in other assets.............................       (319,557)             --
       Increase in accounts payable.........................        169,668         207,442
       Increase in accrued interest and other liabilities...        260,350         536,026
                                                              -------------   -------------
         Net cash used in operating activities..............    (33,519,456)    (25,095,862)
                                                              -------------   -------------
Cash flows from investing activities:
  Purchase of furniture, fixtures, and equipment............       (784,762)       (256,858)
  Proceeds from sale of land held for investment............             --         177,734
  Proceeds from sale of other real estate owned.............        156,614              --
                                                              -------------   -------------
         Net cash used in investing activities..............       (628,148)        (79,124)
                                                              -------------   -------------
Cash flows from financing activities:
  Proceeds from warehouse and revolving working capital
    lines of credit, net....................................     33,606,550      23,996,471
  Proceeds from notes payable...............................        200,000         250,000
  Payments on notes payable.................................       (261,310)        (65,000)
  Payments on obligations under capital leases..............       (136,581)        (48,726)
  Proceeds from subordinated debt...........................        850,000              --
  Proceeds from issuance of preferred stock.................        500,000              --
  Members' capital contributions, net of withdrawals........             --       1,314,549
  Dividends paid............................................       (174,401)             --
                                                              -------------   -------------
         Net cash provided by financing activities..........     34,584,258      25,447,294
                                                              -------------   -------------
Net increase in cash and cash equivalents...................        436,654         272,308
Cash and cash equivalents at the beginning of period........        272,308              --
                                                              -------------   -------------
Cash and cash equivalents at end of period..................  $     708,962   $     272,308
                                                              =============   =============
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Interest paid...............................................  $   2,599,437         599,020
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES
Transfer from mortgage loans held for sale to other real
  estate owned..............................................  $          --         172,740
Land contributed by member, net of note payable in amount of
  $65,000...................................................             --         112,734
Office machinery and equipment contributed by member........             --          12,714
Capital lease obligations incurred for furniture, fixture,
  and equipment.............................................        269,286         282,708
Conversion of members capital to preferred, common stock,
  and additional paid-in capital............................      1,439,997              --
Conversion of subordinated debt to common stock and
  additional paid-in capital................................        850,000              --
Conversion of revolving working capital line of credit to
  Class A convertible preferred stock and additional paid-in
  capital...................................................      2,000,000              --
Dividends payable on cumulative Class A convertible
  preferred stock...........................................         73,188              --


                See accompanying notes to financial statements.

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                         NOTES TO FINANCIAL STATEMENTS
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

(1) DESCRIPTION OF BUSINESS

     CMG Funding Corp. (the Company) was incorporated on December 12, 1996, under the laws of the State of Delaware and began operations on March 7, 1997. Prior to this, the Company was organized on February 7, 1996, in the State of Utah as a limited liability company and operated as Continental Mortgage Group. The Company is engaged in mortgage banking activities located throughout the United States.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Financial Statement Presentation

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

  (b) Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates their value.

     The Company has cash in a financial institution which is insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per institution. As of December 31, 1997, the Company had amounts on deposit with the financial institution in excess of FDIC limits. The Company limits its risk by placing its cash in a high quality financial institution.

     At December 31, 1997 and 1996, restricted cash includes $56,478 and $90,009, respectively, representing cash restricted for the purpose of warehouse loan fundings.

  (c) Mortgage Loans Held for Sale

     Mortgage loans held for sale are valued at the lower of cost or estimated market value as determined by outstanding commitments from investors or current investor yield requirements calculated on a loan-by-loan basis. Mortgage loans held for sale include loan premiums of $1,322,339 and $242,553 at December 31, 1997 and 1996, respectively.

     The Company has limited its exposure to credit losses on its mortgage loans held for sale by performing an in-depth due diligence on every loan originated and purchased. The due diligence encompasses the borrowers credit, the enforceability of the documents, and the value of the mortgage property. The Company has not experienced any credit losses to date.

  (d) Loan Origination Fees and Related Costs

     Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Company's historical prepayment experience. The net deferred loan fee or cost is used in calculating the Company's gain or loss when the related loans are sold to investors.

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

  (e) Furniture, Fixtures, and Equipment

     Furniture, fixtures, and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the related assets. Useful lives range from five to seven years, with the exception of leasehold improvements which are amortized over the lease term or estimated useful life, whichever is less. Software is amortized over a three-year life.

     Furniture and equipment under capital lease is stated at the present value of minimum lease payments at the inception of the lease. Depreciation under capital leases is computed using the straight-line method over the estimated useful life of the underlying asset.

  (f) Organization Costs

     Organization costs associated with the organization of the Company are amortized on a straight-line basis over five years.

  (g) Gain/Loss on Sale of Mortgage Loans

     When loans are sold, a gain or loss is recognized to the extent that the sales proceeds exceed or are less than the net book value of the loans. Net deferred loan fees or costs are included in calculating gains and losses from sales on loans.

  (h) Mortgage Servicing Fees

     Mortgage servicing fees represent the fees earned for servicing mortgage loans under servicing agreements with the Federal National Mortgage Association
(FNMA). The fees are based on a fixed amount per loan and are recorded as income when received.

  (i) Income Taxes

     Prior to March 7, 1997, the Company was a limited liability company (LLC) under the provisions of the Internal Revenue Code. As a result, the Company paid no federal or state income taxes, and the elements of income or loss were includable in the individual members' income tax returns.

     Upon the merger of CMG Funding Corp. into Continental Mortgage Group LLC, with CMG Funding, a "C" Corporation, the survivor, the Company became subject to income taxes which are recognized using the asset and liability method. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and deferred tax liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

  (j) Recent Accounting Pronouncements

     On March 7, 1997, the Company adopted Statement of Financial Accounting Standards (Statement) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period, the fair value of all stock-based awards on the date of the grant. Alternatively, Statement No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

earnings (loss) and pro forma earnings (loss) per share disclosure for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in Statement No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of Statement No. 123.

     Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by Statement No. 127, is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for secured borrowings and collateral, repurchase agreements, dollar rolls, securities lending, and similar transactions, which transfers will be effective for transactions occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral.

  (k) Financial Statement Presentation

     The Company prepares its financial statements using an unclassified balance sheet presentation as is customary in the mortgage banking industry. A classified balance sheet presentation would have aggregated current assets, current liabilities, and net working capital (deficit) as follows as of December 31:

                                                                1997           1996
                                                             -----------    ----------
Current assets.............................................  $57,040,081    24,636,875
Current liabilities........................................   55,227,715    24,901,914
                                                             -----------    ----------
Net working capital (deficit)..............................  $ 1,812,366      (265,039)
                                                             ===========    ==========

  (l) Reclassification

     Certain balances in 1996 have been reclassified to conform to the 1997 presentation

(3) RECEIVABLES

     Receivables as of December 31, 1997 and 1996, consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
Mortgage payments...........................................  $  831,547        40,721
Accrued interest............................................     463,720        71,616
Investor bonus..............................................      79,134            --
Other receivables...........................................       5,477         8,394
                                                              ----------    ----------
                                                              $1,379,878       120,731
                                                              ==========    ==========

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

(4) FURNITURE, FIXTURES, AND EQUIPMENT

     Furniture, fixtures, and equipment at December 31, 1997 and 1996, consist of the following:

                                                    USEFUL LIVES       1997         1996
                                                    ------------    -----------    -------
Furniture and fixtures............................    7 years       $   323,105    146,836
Office machinery and equipment....................  5 - 7 years         438,544    112,989
Computers.........................................    5 years           514,957    186,591
Software..........................................    3 years           265,912     92,396
Leasehold improvements............................  2 - 5 years          63,809     13,468
                                                                    -----------    -------
                                                                      1,606,327    552,280
Less accumulated depreciation and amortization....                      280,358     51,710
                                                                    -----------    -------
                                                                    $ 1,325,969    500,570
                                                                    ===========    =======

(5) WAREHOUSE AND REVOLVING WORKING CAPITAL LINES OF CREDIT

     The Company had the following lines of credit for the periods ending December 31, 1997 and 1996:

                                                                  1997          1996
                                                               -----------   ----------
2,000,000 revolving working capital line of credit with a
  finance company, maturing in January of 1999, with
  interest on outstanding balance accruing at LIBOR plus
  4.5% to 8.5%, secured by general assets (note 15).........   $ 1,785,225      200,000
7,000,000 warehousing line of credit with a finance company, maturing in June of 1997, with interest on outstanding
  balance accruing at the bank's prime rate plus 0.25%,
  payable monthly, secured by loans and servicing rights in
  loans warehoused..........................................            --    6,888,713
12,000,000 warehousing line of credit with a financial
  institution, matures in July of 1997, with interest
  accruing on outstanding balance ranging from LIBOR plus
  2.15% to 2.75%, payable monthly, secured by loans
  warehoused and associated servicing rights................            --   10,248,546
4,000,000 warehousing line of credit with a financial
  institution, maturing in April of 1997, with interest on
  outstanding balance accruing at the bank's prime rate plus
  0.50%, payable monthly, secured by loans warehoused and
  associated servicing rights...............................            --    2,590,759
50,000,000 warehousing line of credit with a finance
  company, maturing in January of 1999, with interest on
  outstanding balance accruing at LIBOR plus 2.25%, payable
  monthly, secured by loans warehoused and associated
  servicing rights (note 15)................................    31,692,828    4,068,453
10,000,000 warehousing line of credit with a financial
  institution, maturing in May of 1998, with interest
  accruing on outstanding balance ranging from LIBOR plus 2%
  to 3%, payable monthly, secured by loans warehoused and
  associated servicing rights...............................        57,362           --
100,000,000 reverse repurchase agreement with a finance
  company, maturing in October of 1998, with interest on
  outstanding balance ranging from LIBOR plus 1.10% to
  3.25%.....................................................    22,067,606           --
                                                               -----------   ----------
          Total warehouse and revolving working capital
            lines of credit.................................   $55,603,021   23,996,471
                                                               ===========   ==========

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

     The average interest rates pertaining to outstanding short-term borrowings at December 31, 1997 and 1996, was 7.91 percent and 8.38 percent, respectively.

     Effective November 24, 1997, the $2 million revolving line of credit was renewed and amended to provide $4 million of revolving credit, maturing August 1, 1998. In connection therewith the Company issued a common stock warrant to the finance company (note 15). The terms of the warrant provided that it could only be exercised if the Company did not repay in full, the outstanding balance on the line of credit. If exercised, the warrant entitled the finance company to purchase for one dollar a number of shares equivalent to a maximum of 13 percent of the Company's equity on a fully-diluted basis.

     Effective December 31, 1997, the finance company converted $2 million of the $4 million revolving line of credit for 410,581 shares of Class A convertible preferred stock. Further, the revolving line of credit was renewed and amended to provide a $2 million revolving credit, maturing January 1, 1999.

     In connection with the above noted conversion, the Company granted to the finance company two warrants to purchase shares of common stock. The first warrant allows the finance company to purchase, for a nominal amount, up to five percent of the Company's outstanding common shares (on a fully-diluted basis) if all principal and interest due under the revolving line of credit is not repaid on or prior to January 1, 1999. This warrant, if it becomes exercisable, will remain exercisable for a period of ten years. The second warrant entitles the finance company to purchase, for a nominal amount, one percent of the Company's outstanding stock (on a fully-diluted basis) for each calendar quarter during 1998 in which, the Company fails to attain at least 90 percent of a pretax income target described in the agreement. Entitlements under this warrant may be exercised prior to the earlier of repayment or January 1, 1999.

     Additionally, the warrant issued to the finance company in November 1997 was canceled upon the granting of the two warrants described above.

     The Company's warehousing and revolving working capital line of credit agreements referred to above contain both financial and nonfinancial covenants. As of December 31, 1997, the Company, with the exception of the $10 million warehouse line of credit, was in compliance with all covenants under the credit agreements.

(6)  NOTES PAYABLE

     Notes payable consisted of the following at December 31:

                                                                1997       1996
                                                              --------   --------
Note payable to a related party, unsecured, with interest on outstanding balance accruing at 12.0%, paid quarterly,
  principal due on December 31, 2000........................  $150,000         --
Note payable to a financial institution, maturing March
  2000, with interest on outstanding balance accruing at
  11.5%, payable monthly, secured by furniture and
  equipment.................................................    38,690         --
Note payable to a financial institution, at a fixed rate of
  10.25%, due February 1997.................................        --    250,000
                                                              --------   --------
                                                              $188,690    250,000
                                                              ========   ========

(7)  SUBORDINATED DEBT

     On December 17, 1996, the Company entered into a subordinated debt agreement with a finance company that permitted the Company to borrow $850,000 at 15 percent interest if certain origination volumes

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

were met as described in the agreement; otherwise, the interest rate was 18 percent. The subordinated debt was originally convertible into 429,293 shares of convertible preferred stock, at the option of the finance company, for a conversion price of $1.98 per share.

     Effective, November 24, 1997, the Company and the finance company modified the agreement providing for a conversion privilege to common stock. In accordance with such modifications, the finance company exercised its conversion privilege by converting the subordinated debt into 546,883 shares of common stock.

(8)  CAPITAL STOCK

     The Company's convertible preferred stock entitles the stockholder to receive a dividend at the annual rate of 18 percent of the original issue price, of $1.98 per share. The dividends are cumulative and are payable quarterly, in arrears on the last day of each quarter end. The dividends accrue whether or not the Company has earnings, funds are legally available for payment, and dividends are declared. In addition, each share is convertible to common stock at any time subsequent to issuance, at the option of the stockholder, as determined by dividing the original issue price by the conversion price defined in the Certification of Incorporation of the Company.

     During December 1996, the Company adopted a stock option plan (the Plan), which provides for grants of incentive and nonqualified stock options. Under this Plan, the Company has granted nonqualified stock options to officers, directors, and other key individuals providing significant services to the Company. The number of shares, terms, and exercise periods are determined by the Board of Directors on an option-by-option basis. All options granted have a ten-year exercise period and vest over a three-year period. An aggregate of 226,905 shares have been authorized for issuance under this plan. None of the options outstanding as of December 31, 1997 are exercisable.

     A summary of the activity for the year ended December 31, 1997 under this Plan follows:

                                                                        WEIGHTED-AVERAGE
                                                              SHARES     EXERCISE PRICE
                                                              ------    ----------------
Outstanding at beginning of period..........................      --         $  --
Granted.....................................................  97,000          3.96
                                                              ------         -----
Outstanding at end of period................................  97,000         $3.96
                                                              ======         =====
Weighted-average:
  Fair value of options granted during the period...........  $ 0.68
  Remaining contractual life................................    8.96years

     The Company accounts for the Plan according to APB 25, under which compensation cost will be recognized over the expected life of the options for the difference between the exercise price and the related fair value. Inasmuch as the Company's Board of Directors and management believes, the exercise price to reflect the fair value of the options at date of grant, no compensation cost was recorded for the year ended December 31, 1997. Had compensation cost for the Plan been determined consistent with Statement No. 123, the Company's December 31, 1997 net loss would have been increased as follows:

Net loss:
  As reported...............................................  $1,774,311
  Pro forma.................................................   1,786,661

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

     The effect that calculating compensation cost for stock-based compensation under Statement No. 123 has on the pro forma net loss as presented above may not be representative of the effects on reported net earnings or losses for future years.

     The fair value of each option grant is estimated on the date of grant using an option pricing model with the following weighted-average assumptions: risk free interest rate of six percent; expected dividend yields of zero percent; and expected lives of three years.

     Subsequent to December 31, 1997, the Company canceled 27,500 options to employees and a director to acquire shares of common stock at an exercise price of $3.96.

(9) LOAN SERVICING

     For the year ended December 31, 1997, the Company was servicing approximately eight loans, owned by investors, aggregating $993,384. In connection with its loan administration activities, the Company makes certain payments of property taxes, insurance premiums, and guaranteed payments in advance of collecting them from specific mortgagors.

(10) EMPLOYEE BENEFIT PLANS

     The Company has a qualified 401(k) retirement plan for all employees who have completed three months of service and have attained the age of 21. Participants are able to contribute, on a pre-tax basis, up to 15 percent of their earnings to the plan. Employer matching contributions are discretionary, to be set prior to the end of the plan year, computed quarterly, and allocated based on the ratio of the participants' compensation to total participants' compensation.

(11) INCOME TAXES

     As discussed in note 2, the Company became subject to income taxes following the merger on March 7, 1997. There is no income tax subsequent to that date due to operating losses. The difference between the expected tax benefit and the actual benefit is primarily attributable to the effect of net operating losses being offset by the Company's valuation allowance.

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997, are presented below:

Deferred tax asset:
  Net operating loss carryforwards..........................  $472,150
  Mark to market adjustment.................................     8,750
  Other.....................................................     4,000
                                                              --------
          Total gross deferred tax assets...................   484,900
Deferred tax liabilities -- furniture, fixtures, and
  equipment due to differences in depreciation..............    40,000
                                                              --------
Net deferred tax asset before valuation allowance...........   444,900
Less valuation allowance....................................   444,900
                                                              --------
          Net deferred tax asset............................  $     --
                                                              ========

     Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets will be allocated as an income tax benefit to be reported in the statements of operations. At December 31, 1997, the

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

Company had tax net operating losses approximately of $1,269,000, which can be carried forward to reduce federal income taxes.

(12) LEASES

     The Company is obligated under operating leases for furniture, equipment, and office space. In addition, the Company leases certain office equipment under agreements that are recorded as capital leases. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and minimum capital lease payments as of December 31, 1997, are as follows:

                                                              CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                              --------    ----------
Period ending December 31:
  1998......................................................  $216,835    $  763,387
  1999......................................................   160,310       705,032
  2000......................................................    48,544       627,884
  2001......................................................     5,701       595,820
  2002......................................................     2,315       155,272
                                                              --------    ----------
          Total minimum lease payments......................   433,705    $2,847,395
                                                                          ==========
Less amount representing interest...........................    67,018
                                                              --------
          Present value of net minimum lease payments.......  $366,687
                                                              ========

     Furniture and equipment held under capital leases and the related accumulated amortization at December 31, 1997, is as follows:

Furniture and fixtures......................................  $111,114
Office machinery and equipment..............................   363,416
Computers...................................................    68,093
                                                              --------
                                                               542,623
Less accumulated amortization...............................   109,586
                                                              --------
                                                              $433,037
                                                              ========

     Rental expense under operating leases was $648,314 and $277,377 for the year ending December 31, 1997 and the period from February 7, 1996 (date of inception) to December 31, 1996, respectively.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made using amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of the different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

     The estimated fair values of the Company's financial instruments are as follows:

                                                     DECEMBER 31, 1997          DECEMBER 31, 1996
                                                  ------------------------   -----------------------
                                                   CARRYING     ESTIMATED     CARRYING    ESTIMATED
                                                    AMOUNT      FAIR VALUE     AMOUNT     FAIR VALUE
                                                  -----------   ----------   ----------   ----------
Financial assets:
  Cash and cash equivalents.....................  $   708,962      708,962      272,308     272,308
  Mortgage loans held for sale..................   54,451,067   56,127,600   24,147,713   24,402,600
  Receivables...................................    1,379,878    1,379,878      120,731     120,731
  Deposits......................................       86,549       86,549       56,762      56,762
  Restricted cash...............................       56,478       56,478       90,009      90,009

Financial liabilities:
  Accounts payable..............................  $   377,110      377,110      207,442     207,442
  Accrued interest and other liabilities........      796,376      796,376      536,026     536,026
  Warehouse and revolving working capital lines
     of credit..................................   55,603,021   55,603,021   23,996,471   23,996,471
  Notes payable.................................      188,690      188,690      250,000     250,000

     The carrying amounts reported in the balance sheets for cash and cash equivalents, receivables, deposits, restricted cash, accounts payable, accrued interest, and other liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of mortgage loans held for sale is estimated based on quoted marked prices from dealers and brokers for similar types of mortgage loans. The warehouse and revolving working capital lines of credit are variable-rate debt which reprice with the change in market rates, as such, their carrying amounts are deemed to approximate fair value.

(14) COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company.

(15) CONCENTRATIONS OF CREDIT RISK

     A significant portion of loans originated and purchased, and held for sale are single family residence mortgage loans.

     For the year ended December 31, 1997, mortgage loans purchased and originated by the Company were geographically concentrated in Utah, Florida, Georgia, and California. The Company has no other significant concentration of credit risk. The Company manages its credit risk through diversification of markets in which the Company originates and purchases mortgage loans.

                               CMG FUNDING CORP.
                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
         YEAR ENDED DECEMBER 31, 1997 AND PERIOD FROM FEBRUARY 7, 1996
                    (DATE OF INCEPTION) TO DECEMBER 31, 1996

(16) RELATED PARTY

     One of the Company's holders of 662,698 shares Class A convertible preferred stock and 546,883 shares common stock is a finance company from which the Company has borrowings as follows as of December 31, 1997 and 1996, respectively (notes 5 and 7):

                                                1997           1996
                                             -----------    ----------
Warehouse line of credit...................  $31,692,828    $4,068,453
                                             ===========    ==========
Revolving working capital line of credit...  $ 1,785,225    $  200,000
                                             ===========    ==========

     The Company is obligated to offer to sell to the finance company 75 percent of the principal balance of all subprime mortgage loan monthly production by the Company for 1997 and 1996, 50 percent in 1998, and 25 percent thereafter until 2000. For the periods ended December 31, 1997 and 1996, the Company sold, under this agreement, loan production in the amounts of $98,042,000 and $16,140,000, respectively.

                               CMG FUNDING CORP.


                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)



                                 BALANCE SHEET



                                                              MARCH 31, 1998
                                                              --------------
                           ASSETS
Cash and cash equivalents...................................   $   968,954
Mortgage loans held for sale................................    53,306,731
Receivables.................................................     1,599,465
Furniture, fixtures, and equipment, net.....................     1,308,996
Deposits....................................................        92,466
Restricted Cash.............................................        49,573
Organization costs, net of accumulated amortization of
  $9,099 March 31, 1998 and $6,824 at December 31, 1997.....        36,394
Prepaid expense.............................................       543,064
Other assets................................................       513,804
                                                               -----------
     Total assets...........................................   $58,419,447
                                                               ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities

Accounts payable............................................   $   274,909
Accrued interest and other liabilities......................       746,872
Warehouse and revolving working capital lines of credit.....    54,715,517
Notes payable...............................................       534,866
Obligations under capital leases............................       339,701
Dividends payable...........................................       185,763
                                                               -----------
     Total liabilities......................................    56,797,628

Stockholders' Equity

Class A Convertible Preferred Stock, $.001 par value,
  1,268,950 shares authorized; 1,263,472 issued and
  outstanding...............................................         1,263
Common Stock, $.001 par value, 2,609,407 shares authorized;
  1,546,983 issued and outstanding..........................         1,547
Additional paid-in capital..................................     2,953,493
Accumulated deficit.........................................    (1,334,484)
                                                               -----------
     Total stockholders' equity.............................     1,621,819
                                                               -----------
     Total liabilities and stockholders' equity.............   $58,419,447
                                                               ===========



See accompanying note to financial statements

                               CMG FUNDING CORP.


                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)



                            STATEMENTS OF OPERATIONS



                                                                FOR THE THREE MONTHS
                                                                  ENDED MARCH 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Revenues:
  Interest..................................................  $1,723,714    $  218,321
  Gain-on-sale of mortgage loans, net.......................   1,971,551       644,701
  Mortgage servicing fees...................................       1,886        37,028
  Other.....................................................     269,296            68
                                                              ----------    ----------
                                                               3,966,447       900,118
Expenses:
  Salaries and employee benefits............................   1,436,698       596,768
  General operating.........................................   1,096,294       606,731
  Interest..................................................   1,133,174       400,558
  Other.....................................................       7,658        15,184
                                                              ----------    ----------
                                                               3,673,824     1,619,241
                                                              ----------    ----------
Net income (loss) before income taxes.......................     292,623      (719,123)
                                                              ----------    ----------
  Income taxes..............................................      20,460            --
                                                              ----------    ----------
Net income (loss)...........................................  $  272,163    $ (719,123)
                                                              ==========    ==========



See accompanying note to financial statements

                               CMG FUNDING CORP.


                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)



                            STATEMENTS OF CASH FLOWS



                                                                 FOR THE THREE MONTHS
                                                                   ENDED MARCH 31,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net income (loss).........................................  $   272,163    $  (719,123)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................       56,563         20,834
     Net increase in mortgage loans held for sale...........    3,115,887      8,287,856
     Gain on sales of mortgage loans held for sale, net.....   (1,971,551)      (644,701)
     Changes in operating assets and liabilities:
       Increase in receivables..............................     (219,587)      (197,017)
       Increase in deposits.................................       (5,917)         6,000
       Decrease (increase) in restricted cash...............        6,905         56,607
       Increase in organization costs.......................           --        (23,447)
       Increase in prepaid expense..........................      (42,890)         1,807
       Increase in other assets.............................     (194,247)            --
       Increase (decrease) in accounts payable..............      (49,504)        39,370
       Increase (decrease) in accrued interest and other
        liabilities.........................................     (102,201)      (205,286)
                                                              -----------    -----------
          Net cash provided by operating activities.........      865,621      6,622,900
                                                              -----------    -----------
Cash flows from investing activities:
  Purchase of furniture, fixtures, and equipment............      (37,315)      (101,180)
                                                              -----------    -----------
          Net cash used in investing activities.............      (37,315)      (101,180)
                                                              -----------    -----------
Cash flows from financing activities:
  Proceeds from warehouse and revolving working capital
     lines of credit, net...................................     (887,504)    (7,233,720)
  Proceeds from issuance of notes payable...................      350,000
  Payments on notes payable.................................       (3,824)      (250,000)
  Payments on obligations under capital leases..............      (26,986)       (42,383)
  Proceeds from subordinated debt...........................           --        850,000
  Proceeds from issuance of preferred stock.................           --        500,000
                                                              -----------    -----------
          Net cash used in financing activities.............     (568,314)    (6,176,103)
                                                              -----------    -----------
Net increase in cash and cash equivalents...................      259,992        345,617
Cash and cash equivalents at the beginning of the period....      708,962        272,308
                                                              -----------    -----------
Cash and cash equivalents at end of the period..............  $   968,954    $   617,925
                                                              ===========    ===========
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES
Capital lease obligations incurred for furniture, fixture,
  and equipment.............................................  $        --    $   118,013
Conversion of members capital to preferred, common stock,
  and additional paid-in capital............................           --      1,438,396
Transfer of Continental Mortgage Group L.C. accumulated
  deficit to additional paid-in capital.....................           --      1,833,694



See accompanying note to financial statements

                               CMG FUNDING CORP.


                   (FORMERLY CONTINENTAL MORTGAGE GROUP L.C.)



                          NOTE TO FINANCIAL STATEMENTS



BASIS OF PRESENTATION



     The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.



     Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

======================================================
  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAIN IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................    19
The Company...........................    40
Use of Proceeds.......................    40
Dividend Policy and Distributions.....    41
Dividend Reinvestment Plan............    42
Dilution..............................    43
Capitalization........................    44
Selected Financial Data of RealTrust
  Asset Corporation and CMG Funding
  Corp. ..............................    47
Management's Discussion and Analysis
  of Financial Condition and Results
  of
  Operations..........................    48
Business..............................    53
Management............................    84
Structure and Formation
  Transactions........................    94
Conflicts of Interest and Related
  Party Transactions..................    96
Principal Stockholders................    99
Description of Capital Stock..........   100
Shares Eligible for Future Sale.......   109
Federal Income Tax Considerations.....   111
Underwriting..........................   120
Legal Matters.........................   121
Experts...............................   122
Additional Information................   122
Glossary..............................   123
Table of Contents to Financial
  Statements..........................   F-1
--------------------------------------------
  UNTIL           , 1998, ALL DEALERS
EFFECTING TRANSACTIONS IN THE UNITS, WHETHER
OR NOT PARTICIPATING IN THIS DISTRIBUTION,
MAY BE REQUIRED TO DELIVER A PROSPECTUS.
THIS DELIVERY REQUIREMENT IS IN ADDITION TO
THE OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.
============================================


======================================================

                                 realtrust logo

                                5,000,000 UNITS

                                REALTRUST ASSET
                                  CORPORATION

                                 CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                                 AND ONE STOCK
                                PURCHASE WARRANT
                            ------------------------

                                   PROSPECTUS
                                  MAY   , 1998
                            ------------------------

                           STIFEL, NICOLAUS & COMPANY

                                  INCORPORATED


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     Not applicable.

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the American Stock Exchange ("AMEX") filing fee.


                                                                 AMOUNT
                                                                  TO BE
                                                                  PAID
                                                                 ------
SEC Registration Fee........................................  $   55,094.71
AMEX filing fee.............................................  $   55,000.00
NASD filing fee.............................................  $    8,000.00
Printing and engraving expenses.............................  $  150,000.00
Legal fees and expenses.....................................  $  300,000.00
Accounting fees and expenses................................  $  300,000.00
Blue Sky fees and expenses..................................  $   50,000.00
Transfer agent and custodian fee............................  $    5,000.00
Miscellaneous...............................................  $  176,902.29
                                                              -------------
          Total.............................................  $1,100,000.00
                                                              =============


---------------
* To be filed by amendment

     All amounts estimated except for Securities and Exchange Commission registration fee.

ITEM 32. SALES TO SPECIAL PARTIES.

     See Item 33 for description of securities of the Company issued to affiliates of the Company for cash and other consideration.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

  Issuance to CMG Funding Shareholders

     On April 15, 1998, the shareholders of the Taxable Subsidiary contributed certain shares of the Taxable Subsidiary capital stock to RealTrust in exchange for the issuance of identical classes and number of RealTrust shares. This issuance was contemplated as part of the Formation Transaction, and is described in the Prospectus. Set forth below are the names of each stockholder of the Taxable Subsidiary receiving shares and the number of shares (after giving effect to the stock split anticipated to occur immediately prior to the closing).

                                                                                           NO. OF
               RECIPIENT                             RELATIONSHIP TO COMPANY               SHARES
               ---------                             -----------------------               -------
John D. Fry.............................  Chairman, Chief Executive Officer & President    392,798
Terry L. Mott...........................  Executive Vice President & Director              122,406
Patrick Croghan.........................  Vice President                                    95,409
Shauna Reimann..........................  Vice President                                    95,409
William Reed............................  Vice President                                    63,606
David and Sara Ferradino................  None -- accredited investor                       56,641
Brenda Colson...........................  Employee                                          19,060
Kent Bills..............................  Secretary                                         19,060
ContiFinancial Corporation..............  None -- accredited investor                      683,535
                                                                                           410,581*

* Shares of the Company's Class B Preferred Stock, which are expected to be redeemed after the closing of this Offering.

     All of such shares were issued pursuant to exemptions from registration provided by Section 4(2) and Rule 506 of Regulation D. The sale was made to nine persons, most of whom are accredited investors either as a result of their financial status and degree of sophistication or as a result of their position as an officer or director of the Registrant. The consideration paid in all cases was the capital stock of the Taxable Subsidiary.

Issuance to Capstone Investments, Inc.

     On March 18, 1998, RealTrust issued to Capstone Investments, Inc., a corporation controlled by stockholders David and Sara Ferradino, a Convertible Secured Promissory Note in the principal amount of $850,000 and warrants to purchase 50,000 shares of Registrant's Common Stock at an exercise price equal to the Price to Public in this offering. The Note is convertible into Units to be issued in this offering at a conversion price equal to the Price to Public. The consideration paid was $850,000 of cash, without any discount or commissions. The issuance was exempt from registration pursuant to the exemptions provided by Section 4(2) and Rule 505 of Regulation D. The Registrant believes that the one investor is accredited under Rule 501.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Maryland GCL provides that a Maryland corporation may indemnify any person who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or employee benefit plan ("director"), that is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was won by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall be adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in a manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. The director must be indemnified for expenses, however, if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which a corporation may advance expenses to, or obtain insurance or similar coverage for directors.

     The Company's Amended and Restated Articles of Incorporation provide for indemnification of the officers and directors of the Company and eliminate the liability of a director or officer to the Company or its stockholders for money damages to the fullest extent permitted by Maryland law.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements

     (b) Exhibits


EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
*** 1.1    Underwriting Agreement with Stifel, Nicolaus & Company,
           Incorporated.
*** 3.1    Amended and Restated Articles of Incorporation.
  * 3.2    Bylaws.
  * 4.1    Specimen Stock Certificate for Common Stock of RealTrust
           Asset Corporation.
  * 4.2    Warrant Agreement.
  * 4.3    1996 Stock Option Plan of CMG Funding Corp.
*** 4.4    Form of 1996 Stock Option Agreement.
  * 4.5    1998 Stock Option Plan of RealTrust Asset Corporation.
*** 4.6    Form of 1998 Stock Option Agreement.
*** 4.7    Form of Registration Rights Agreement.
  * 4.8    Warrant Agreement No. 2 with ContiFinancial Corporation.
  * 4.9    Warrant Agreement No. 3 with ContiFinancial Corporation.
  * 4.10   Warrant Agreement with Capstone Investments, Inc.
  * 4.11   Convertible Secured Note in favor of Capstone Investments,
           Inc.
  * 4.12   Contribution Agreement with stockholders of CMG Funding
           Corp. and RealTrust Asset Corporation.
  * 4.13   Bonus Incentive Plan of RealTrust Asset Corporation.
  * 5.1    Opinion of Jeffers, Wilson, Shaff & Falk, LLP regarding
           legality of Securities.
 ** 8.1    Opinion of Jeffers, Wilson, Shaff & Falk, LLP regarding
           certain tax matters.
  *10.1    Employment Agreement with John D. Fry.
  *10.2    Employment Agreement with Terry L. Mott.
 **10.3    Employment Agreement with John P. McMurray.
  *10.4    Employment Agreement with Steven K. Passey.
  *10.5    Investment Banking Service Agreement with ContiFinancial
           Corporation, as amended.
 **10.6    Loan Servicing Agreement with Advanta Mortgage Corp USA for
           CMG Funding Corp., as amended.

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
 **10.7    Loan Servicing Agreement with Nomura Asset Capital
           Corporation for CMG Funding Corp.
  *10.8    Purchase and Sale Agreement between ContiTrade Services LLC and CMG Funding Corp., as amended.
 **10.9    Master Repurchase Agreement Governing Purchase and Sales of
           Mortgage Loans with Nomura Asset Capital Corporation.
  *10.10   Standby and Working Capital Agreement between ContiTrade
           Services LLC and CMG Funding Corp., as amended.
  *10.11   Conversion Letter No. 1 from ContiFinancial Corporation.
  *10.12   Conversion Letter No. 2 from ContiFinancial Corporation.
  *10.13   Registration Rights Agreement with ContiFinancial
           Corporation.
 **10.14   Mortgage Loan Purchase Agreement between RealTrust Asset
           Corporation and CMG Funding Corp.
  *21.1    List of subsidiaries.
  *23.1    Consent of Counsel (included in Exhibit (5.1).
 **23.2    Consents of independent auditors.
  *23.3    Consents of Independent Directors.
   24.1    Power of Attorney (included in signature page).
  *27.1    Financial Data Schedule.


---------------
  * Previously Filed.

 ** Filed herewith.

*** To be filed by amendment.

ITEM 37. UNDERTAKINGS

     A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date to the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 28th day of May, 1998.


                                          REALTRUST ASSET CORPORATION

                                          By:        /s/ JOHN D. FRY
                                            ------------------------------------
                                            John D. Fry
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Fry and Terry L. Mott, and each of them, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, as well as any registration statement (or amendment thereto) relating to one or more of the offerings covered hereby filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same and all exhibits to them and other documents to be filed in connection with them, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as Directors and Officers of RealTrust Asset Corporation on the date indicated.


                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                   /s/ JOHN D. FRY                         Chairman, Chief Executive      May 28, 1998
-----------------------------------------------------        Officer and President
                     John D. Fry

                /s/ STEVEN K. PASSEY                        Chief Financial Officer       May 28, 1998
-----------------------------------------------------            and Treasurer
                  Steven K. Passey                      (principal accounting officer)

                  /s/ TERRY L. MOTT                                Director               May 28, 1998
-----------------------------------------------------
                    Terry L. Mott

                 /s/ CARTER E. JONES                               Director               May 28, 1998
-----------------------------------------------------
                   Carter E. Jones

                                 EXHIBIT INDEX


                                                                          SEQUENTIALLY
 EXHIBIT                                                                    NUMBERED
 NUMBER                             DESCRIPTION                               PAGE
 -------                            -----------                           ------------
 *** 1.1    Underwriting Agreement with Stifel, Nicolaus & Company,
            Incorporated.
 *** 3.1    Amended and Restated Articles of Incorporation.
   * 3.2    Bylaws.
   * 4.1    Specimen Stock Certificate for Common Stock of RealTrust
            Asset Corporation.
   * 4.2    Warrant Agreement.
   * 4.3    1996 Stock Option Plan of CMG Funding Corp.
 *** 4.4    Form of 1996 Stock Option Agreement.
   * 4.5    1998 Stock Option Plan of RealTrust Asset Corporation.
 *** 4.6    Form of 1998 Stock Option Agreement.
 *** 4.7    Form of Registration Rights Agreement.
   * 4.8    Warrant Agreement No. 2 with ContiFinancial Corporation.
   * 4.9    Warrant Agreement No. 3 with ContiFinancial Corporation.
   * 4.10   Warrant Agreement with Capstone Investments, Inc.
   * 4.11   Convertible Secured Note in favor of Capstone Investments,
            Inc.
   * 4.12   Contribution Agreement with stockholders of CMG Funding
            Corp. and RealTrust Asset Corporation.
   * 4.13   Bonus Incentive Plan of RealTrust Asset Corporation.
   * 5.1    Opinion of Jeffers, Wilson, Shaff & Falk, LLP regarding
            legality of Securities.
  ** 8.1    Opinion of Jeffers, Wilson, Shaff & Falk, LLP regarding
            certain tax matters.
   *10.1    Employment Agreement with John D. Fry.
   *10.2    Employment Agreement with Terry L. Mott.
  **10.3    Employment Agreement with John P. McMurray.
   *10.4    Employment Agreement with Steven K. Passey.
   *10.5    Investment Banking Service Agreement with ContiFinancial
            Corporation, as amended.
  **10.6    Loan Servicing Agreement with Advanta Mortgage Corp USA for
            CMG Funding Corp., as amended.
  **10.7    Loan Servicing Agreement with Nomura Asset Capital
            Corporation for CMG Funding Corp.
   *10.8    Purchase and Sale Agreement between ContiTrade Services LLC and CMG Funding Corp., as amended.
  **10.9    Master Repurchase Agreement Governing Purchase and Sales of
            Mortgage Loans with Nomura Asset Capital Corporation.
   *10.10   Standby and Working Capital Agreement between ContiTrade
            Services LLC and CMG Funding Corp., as amended.
   *10.11   Conversion Letter No. 1 from ContiFinancial Corporation.
   *10.12   Conversion Letter No. 2 from ContiFinancial Corporation.
   *10.13   Registration Rights Agreement with ContiFinancial
            Corporation.
  **10.14   Mortgage Loan Purchase Agreement between RealTrust Asset
            Corporation and CMG Funding Corp.
   *21.1    List of subsidiaries.

                                                                          SEQUENTIALLY
 EXHIBIT                                                                    NUMBERED
 NUMBER                             DESCRIPTION                               PAGE
 -------                            -----------                           ------------
   *23.1    Consent of Counsel (included in Exhibit (5.1).
  **23.2    Consents of independent auditors.
   *23.3    Consents of Independent Directors.
    24.1    Power of Attorney (included in signature page).
   *27.1    Financial Data Schedule.


---------------

  * Previously Filed.



 ** Filed herewith.



*** To be filed by amendment.